PROSPECTUS
APRIL 3, 1997

                                4,875,000 SHARES

[LOGO]                   BELLWETHER EXPLORATION COMPANY

                                  COMMON STOCK

     Of the 4,875,000 Shares of Common Stock offered hereby (the "Common Stock Offering"), 4,400,000 Shares are being sold by Bellwether Exploration Company ("Bellwether" or the "Company") and 475,000 Shares are being sold by Selling Stockholders. The Company will not receive any part of the proceeds of the sale of Shares by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "BELW." On April 3, 1997, the closing price of the Common Stock was $8 3/4 per share.

     The Common Stock Offering is being conducted concurrently with an offering (the "Notes Offering") of 10 7/8% Senior Subordinated Notes due 2007 (the "Notes") of the Company. The proceeds of the Common Stock Offering and the Notes Offering, together with bank indebtedness, will be used to finance the Pending Acquisition described herein and to refinance existing indebtedness. The Common Stock Offering and the Notes Offering (collectively, the "Offerings") are each conditioned on the consummation of the other and on the consummation of the Pending Acquisition.

     SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                  PRICE TO     UNDERWRITING    PROCEEDS      PROCEEDS TO
                    THE        DISCOUNTS AND    TO THE       THE SELLING
                   PUBLIC      COMMISSIONS(1)  COMPANY(2)    STOCKHOLDERS
-------------------------------------------------------------------------------
Per Share.....     $8.25           $0.50         $7.75          $7.75
Total(3)......  $40,218,750    $2,437,500      $34,100,000   $3,681,250
-------------------------------------------------------------------------------
(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $175,000.

(3) THE SELLING STOCKHOLDERS AND THE COMPANY HAVE GRANTED THE UNDERWRITERS OPTIONS, EXERCISABLE WITHIN 30 DAYS HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 719,264 AND 11,986 ADDITIONAL SHARES, RESPECTIVELY, AT THE PRICE TO THE PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTIONS IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO THE COMPANY AND PROCEEDS TO THE SELLING STOCKHOLDERS WILL BE $46,251,562, $2,803,125, $34,192,891 AND $9,255,546,
    RESPECTIVELY. SEE "UNDERWRITING."

     The Shares of Common Stock are offered by the several Underwriters when, as and if issued to and accepted by them, subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of Share certificates will be made in New York, New York on or about April 9, 1997.

DONALDSON, LUFKIN & JENRETTE
 SECURITIES CORPORATION
                            J.P. MORGAN & CO.
                                            PRINCIPAL FINANCIAL SECURITIES, INC.

                              [INSIDE COVER PAGE]

                                      MAP

     CERTAIN PERSONS PARTICIPATING IN THE COMMON STOCK OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE COMMON STOCK OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THE COMMON STOCK OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE HEREIN. REFERENCES TO "BELLWETHER" OR THE "COMPANY" HEREIN INCLUDE BELLWETHER EXPLORATION COMPANY
AND ITS PREDECESSORS AND SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES. BELLWETHER'S FISCAL YEAR ENDS ON JUNE 30. PRO FORMA INFORMATION REGARDING BELLWETHER GIVES EFFECT TO THE PENDING ACQUISITION, THE OFFERINGS AND THE OTHER TRANSACTIONS DESCRIBED UNDER "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA" (COLLECTIVELY, THE "TRANSACTIONS") AS IF THEY OCCURRED ON THE DATES INDICATED. THE ESTIMATES AS OF JUNE 30, 1996 OF THE COMPANY'S NET PROVED RESERVES ARE BASED ON THE REPORT OF WILLIAMSON PETROLEUM CONSULTANTS INC. ("WILLIAMSON"), AND THE ESTIMATES OF NET PROVED RESERVES OF THE ACQUIRED PROPERTIES (AS HEREINAFTER DEFINED) ARE DERIVED FROM A RESERVE REPORT PREPARED BY THE COMPANY AND AUDITED BY RYDER SCOTT COMPANY PETROLEUM ENGINEERS ("RYDER SCOTT"). UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS IN THE COMMON STOCK OFFERING WILL NOT BE EXERCISED. CERTAIN TERMS RELATING TO THE OIL AND GAS INDUSTRY ARE DEFINED IN "GLOSSARY."

                                  THE COMPANY

     Bellwether is an independent energy company primarily engaged in the acquisition, exploitation, development and exploration of oil and gas properties. The Company has grown and diversified its reserve base through the acquisition of oil and gas properties and the subsequent development of these properties. Bellwether's estimated net proved reserves have increased at a compounded annual growth rate of 65.9%, from 1.6 MMBOE as of June 30, 1993 to
7.3 MMBOE as of June 30, 1996. During this period, average net daily production increased at a compounded annual growth rate of 73.6%, from 618.0 BOE/d in fiscal 1993 to 3,235.0 BOE/d in fiscal 1996, and EBITDA increased at a compounded annual growth rate of 89.0%, from $1.6 million in fiscal 1993 to $10.8 million in fiscal 1996. The Company's net cash flows from operations have increased at a compounded annual growth rate of 67.4%, from $1.6 million in fiscal 1993 to $7.5 million in fiscal 1996. The Company believes its primary strengths are a demonstrated ability to identify and acquire properties which have significant potential for further exploitation, development and exploration, an inventory of development and exploration projects, expertise in the use of advanced technologies such as 3-D seismic and horizontal drilling and a conservative capital structure supportive of continued investment in its core properties as well as additional acquisitions.

     The Company has recently agreed to acquire (the "Pending Acquisition") the oil and gas properties (the "Acquired Properties") and associated working capital owned by partnerships and other entities (the "Sellers") managed or sponsored by Torch Energy Advisors Incorporated ("Torch"). Bellwether believes that the Pending Acquisition provides the opportunity to significantly increase reserves and cash flow at an attractive price while providing opportunities for future reserve growth through exploitation and exploration activities. On a pro forma basis, Bellwether's estimated net proved reserves as of June 30, 1996 were
46.6 MMBOE (86% developed and 62% natural gas) with a PV-10 Value (pre-tax) of $260.1 million. Pro forma average daily net production was 22.7 MBOE/d for fiscal 1996 and pro forma EBITDA for fiscal 1996 was $75.0 million, excluding non-recurring gas contract settlements payable to the Company aggregating $18.9 million. Following the Pending Acquisition, the Company's properties will be concentrated in Texas, Louisiana, Alabama, California and the Gulf of Mexico.

                               BUSINESS STRATEGY

     Bellwether's strategy is to maximize long-term shareholder value through aggressive growth in reserves and cash flow using advanced technologies, implementation of a low cost structure and maintenance of a capital structure supportive of growth. Bellwether expects the additional cash flows from the

Acquired Properties will finance a significant portion of its growth strategy. Key elements of this strategy are:

  OPPORTUNISTIC ACQUISITIONS

     Bellwether seeks to acquire properties that have produced significant quantities of oil and gas and have upside potential which can be exploited using 3-D seismic, computer aided exploration ("CAEX"), horizontal drilling, workovers and other enhanced recovery techniques. Such acquisitions have included the Fausse Pointe field in south Louisiana, the Cove field offshore Texas and the Fort Trinidad field in east Texas.

  EXPLOITATION AND DEVELOPMENT OF PROPERTIES

     The Company actively pursues the exploitation of its properties through recompletions, waterfloods and development wells, including horizontal drilling. Examples of recent exploitation successes include a five well workover program and two development wells in the Cove field, which increased Bellwether's average net production in this field from 1.0 MMcf/d in January 1996 to 11.1 MMcf/d in February 1997. In addition, the Company recently drilled a successful horizontal development well into the Buda formation in the Fort Trinidad field which tested in January 1997 at 420 Bbls/d of oil. Bellwether also initiated a waterflood project in the Fort Trinidad field during fiscal 1996. Future planned exploitation projects include in excess of 20 horizontal drilling locations in the Buda and Glen Rose B formations in the Fort Trinidad field and up to three horizontal drilling locations to exploit the Company's exploratory success in the Giddings field in the Austin Chalk formation. In addition, because the Sellers were formed to distribute net cash flows rather than reinvest in the exploitation of the Acquired Properties, the Company believes that such properties will provide significant exploitation and development opportunities. The Company's exploitation budget for fiscal 1997 is $8.6 million, of which approximately $4.8 million had been spent as of December 31, 1996. During fiscal 1997, the capital expenditures on the Acquired Properties are estimated to be $23.2 million of which $5.7 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploitation projects totaling $25.2 million (including amounts to be spent on the Acquired Properties).

  EXPLORATION ACTIVITIES

     The Company's exploration activities focus on projects with potential for substantial reserve increases. In January 1997, the Company completed a successful exploration well in the Austin Chalk formation in the Giddings field in central Texas. Exploration projects in the remainder of fiscal 1997 and in fiscal 1998 include multiple wells in the Fausse Pointe field and an exploration well west of the Cove field, both of which are operated by the Company. In addition, the Company also expects the Acquired Properties to present exploration opportunities. For example, in the Ship Shoal complex in the Gulf of Mexico, the Sellers declined to acquire available 3-D seismic surveys and to participate in six offshore exploration or exploitation wells in 1996, all of which were successful. The Company plans to acquire this and other 3-D seismic surveys of the Acquired Properties and to participate in future wells based on its interpretation of the data. During fiscal 1997, the Company has budgeted $4.8 million for exploration, of which $2.1 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploration projects totaling $17.6 million (including amounts to be spent on the Acquired Properties).

  ADVANCED TECHNOLOGY

     The Company seeks to improve the efficiency and reduce the risks associated with its exploration and exploitation activities using advanced technologies. These advanced technologies include 3-D seismic, CAEX techniques and horizontal drilling. The Company acquired a 3-D survey on the Cove field, conducted a 3-D survey on the Fausse Pointe field and plans to acquire three 3-D surveys on certain of the Acquired Properties. The Company believes its existing properties and the Acquired Properties will benefit from the application of advanced technologies.

  TORCH RELATIONSHIP

     The Company operates under an Administrative Services Agreement with Torch. Torch has a staff of 39 geologists, geophysicists, reservoir engineers and landmen and 59 financial personnel and professionals. The Company believes that its relationship with Torch provides it with access to acquisition opportunities and financial and technical expertise that are generally only available to significantly larger companies. In addition, the fees payable to Torch reduce significantly on a BOE basis as the Company's asset base and production grow.

  LOW COST STRUCTURE

     The Company's cost structure will benefit from the Pending Acquisition and the Company believes that its larger asset and production base will allow it to maintain a low cost structure prospectively. Because general and administrative costs are spread over higher production, pro forma general and administrative costs per BOE in fiscal 1996 and the six months ended December 31, 1996 were $1.00 and $0.99, respectively, compared with $2.55 and $2.37, respectively, on a historical basis.

                              PENDING ACQUISITION

     In March 1997, the Company agreed to purchase the Acquired Properties and an estimated $18.0 million of working capital for $188.3 million, plus a contingent payment of up to $9.0 million, the actual amount of which will be based on 1997 gas prices (the "Contingent Payment"). The effective date of the Pending Acquisition is July 1, 1996 and the estimated net adjusted purchase price assuming an April 9, 1997 closing date is $141.8 million plus the Contingent Payment. As of June 30, 1996, estimated net proved reserves attributable to the Acquired Properties were 39.2 MMBOE (89% developed and 59% gas) with a PV-10 Value (pre-tax) of $212.0 million.

     The Company will finance the cash portion of the Pending Acquisition and related fees, estimated to aggregate $173.2 million, including repayment of an estimated $12.0 million of existing indebtedness with the proceeds of the Offerings (estimated to be $136.3 million) and $36.9 million of borrowings under its new credit facility ("New Credit Facility"). Torch and a subsidiary of Torchmark Corporation ("Torchmark"), the parent corporation of a Selling Stockholder, have interests in the Acquired Properties and will receive an estimated $18.0 million and $12.7 million, respectively, of the purchase price paid for the Acquired Properties. Torch and Torchmark will also receive fees payable in cash and Common Stock in connection with the Pending Acquisition aggregating an estimated $3.3 million. See "Risk Factors -- Conflicts of Interest" and "Transactions with Related Persons." The Pending Acquisition will close simultaneously with the Offerings, except that Bellwether has agreed to acquire the interest of one investor which owns less than $2.2 million of properties on April 15, 1997. See "Business and Properties -- Structure of the Pending Acquisition."

     The Company has identified for divestiture non-core properties representing approximately 10% of the estimated net proved reserves attributable to the Acquired Properties as of June 30, 1996. These properties are primarily small working interests in geographically diverse locations, with generally low production rates and cash flows, and limited potential for development. The Company expects to sell these properties during fiscal 1997 and fiscal 1998. The net proceeds from these divestitures, which will be used to repay indebtedness, are currently estimated to be $15 million, but will depend on prevailing market conditions at the time of sale.

     The Company's address is 1331 Lamar, Suite 1455, Houston, TX 77010, and its phone number is (713) 650-1025.

                           THE COMMON STOCK OFFERING

Shares of Common Stock offered by the
  Company............................  4,400,000 shares
Shares of Common Stock offered by the
  Selling Stockholders...............  475,000 shares
Shares of Common Stock outstanding
  after the Offerings(a)(b):.........  13,707,979 shares
Notes Offering.......................  Concurrently with the Common Stock
                                       Offering, the Company is offering
                                       $100,000,000 aggregate principal amount
                                       of Notes to the public. The closings of
                                       the Common Stock Offering and the Notes
                                       Offering are contingent upon each other
                                       and upon the consummation of the Pending
                                       Acquisition. See "Notes Offering."
Use of Proceeds......................  The Company will use the proceeds of the
                                       Common Stock Offering and the Notes
                                       Offering, together with bank borrowings
                                       under the New Credit Facility
                                       (collectively, the "Financing"), to
                                       finance the cash portion of the Pending
                                       Acquisition, to repay bank borrowings
                                       under the Company's existing credit
                                       facility and to pay transaction costs.
                                       See "Use of Proceeds."
Nasdaq National Market symbol........  "BELW"
-----------------------------
(a) Excludes 1,115,325 shares of Common Stock issuable upon exercise of incentive stock options currently outstanding, 187,500 shares of Common Stock issuable upon exercise of a warrant held by a subsidiary of Torchmark, and 60,000 shares of Common Stock issuable upon exercise of warrants held by Howard, Weil, Labouisse, Friedrichs Incorporated and Principal Financial Securities, Inc.

(b) Includes 150,000 shares of Common Stock to be issued to Torch for advisory services rendered in connection with the Pending Acquisition. Excludes 100,000 shares of Common Stock issuable upon the exercise of warrants to be issued to Torch for advisory services.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain matters that should be considered in evaluating an investment in the Common Stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
     The following tables set forth summary historical financial data of the Company for the three fiscal years ended June 30, 1996, and the six months ended December 31, 1995 and 1996, as well as summary unaudited pro forma financial data of the Company for the fiscal year ended June 30, 1996 and the six months ended December 31, 1996. Pro forma statement of operations data give effect to the Transactions as if they occurred on June 30, 1995 and pro forma balance sheet data give effect to the Transactions as if they occurred on December 31, 1996. The unaudited financial information as of December 31, 1996, and for the six months ended December 31, 1995 and 1996 has been prepared by the Company in accordance with generally accepted accounting principles and reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement, in all material respects, of the results for the interim periods presented. Certain financial statement items in the interim 1995 period have been reclassified to conform to the interim 1996 presentation. The unaudited pro forma financial data are not necessarily indicative of the financial results that would have occurred had the Transactions been effective on and as of the dates indicated and should not be viewed as indicative of operations in future periods. These data should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of
Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                                                               SIX MONTHS ENDED
                                                   YEARS ENDED JUNE 30,                          DECEMBER 31,
                                       ---------------------------------------------   --------------------------------
                                         1994        1995             1996                   1995         1996
                                                               ---------------------               --------------------
                                                                ACTUAL     PRO FORMA               ACTUAL     PRO FORMA

                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gas revenues.....................  $   2,620   $  4,864    $  9,856    $ 63,765    $   4,186   $ 6,759     $34,418
    Oil revenues.....................      1,086      3,643       5,810      48,111        2,956     3,087      24,619
    Gas plant and gas gathering
      revenues(a)....................      6,930     10,705       8,719       8,802        4,923     3,879       3,881
    Interest income and other........         63         97         116      20,291(b)        57        53         393(b)
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Total revenues.....................     10,699     19,309      24,501     140,969       12,122    13,778      63,311
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Expenses:
    Operating expenses...............      5,307      8,934      10,502      38,644        5,453     4,888      19,394
    General and administrative
      expenses.......................      1,234      2,739       3,013       8,328        1,559     1,452       3,430
    Depreciation, depletion and
      amortization...................      2,489      5,269       8,148      42,969        3,866     4,167      18,299
    Interest expense.................        721      1,245       1,657      14,535          956       520       7,493
    Other expense....................     --          --            153         153          155     --          --
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Total expenses.....................      9,751     18,187      23,473     104,629       11,989    11,027      48,616
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Income before income taxes and
    minority interest in gas plant
    ventures.........................        948      1,122       1,028      36,340          133     2,751      14,695
  Net income.........................  $     814   $    941    $    982    $ 23,228    $       1   $ 1,733     $ 9,258
                                       =========   ========    ========    =========   =========   =======    =========
Net income per share(c)..............  $    0.27   $   0.12    $   0.11    $   1.71    $    0.00   $  0.19     $  0.68
                                       =========   ========    ========    =========   =========   =======    =========
Weighted average common and common
  equivalent shares outstanding(c)...      3,006      7,713       9,052      13,602        9,045     9,118      13,668
                                       =========   ========    ========    =========   =========   =======    =========
OTHER FINANCIAL DATA:
  Capital expenditures...............  $  22,034   $ 41,901    $  6,999       --       $   1,174   $ 7,475       --
  EBITDA(d)..........................  $   4,158   $  7,636    $ 10,833    $ 74,977(e) $   4,955   $ 7,438     $40,611(e)
  EBITDA/interest expense............       5.77       6.13        6.54        5.16         5.18     14.30        5.42
  Net cash flows provided by
    operating activities.............  $   3,122   $  5,283    $  7,485       --       $   3,496   $ 7,105       --
  Net cash flows (used in) provided
    by investing activities..........  $  (9,423)  $(27,289)   $  3,542       --       $  (1,174)  $(5,810)      --
  Net cash flows provided by (used
    in) by financing activities......  $   7,334   $ 21,642    $(11,332)      --       $  (1,000)  $(1,628)      --
  Ratio of earnings to fixed
    charges(f).......................       2.31       1.90        1.62        3.50         1.14      6.29        2.96

                                           DECEMBER 31, 1996
                                       -------------------------
                                        ACTUAL         PRO FORMA
BALANCE SHEET DATA:
    Working capital..................  $   4,357       $ 22,394
    Total assets.....................     68,982        239,987
    Long term debt, net of current
     maturities......................     11,000        135,892
    Stockholders' equity.............     48,751         84,438
-----------------------------
(a) In March 1996 Bellwether assumed a contract to purchase gas at $4.50 per MMBtu (the "Contract Assumption"), for which Bellwether received $9.9 million. As a result of this transaction, Bellwether ceased to recognize gas gathering revenues and expenses. Historical gas gathering revenues were $2.4 million, $5.0 million and $3.4 million, respectively, for the years ended June 30, 1994, 1995 and 1996, and $2.5 million for the six months ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Six Months Ended December 31, 1995 Compared With December 31, 1996 -- Revenues."

(b) Includes $18.9 million and $(124,000), respectively, of revenues and expenses attributable to non-recurring gas contract settlements for the year ended June 30, 1996 and the six months ended
    December 31, 1996.

(c) Restated to reflect a 1-for-8 reverse stock split consummated in fiscal
    1994.

(d) EBITDA is defined as income before income taxes, interest, depreciation, depletion and amortization. Management of the Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(e) Pro forma EBITDA for the year ended June 30, 1996 and for the six months ended December 31, 1996 exclude $18.9 million and $(124,000), respectively, of revenues and expenses attributable to non-recurring gas contract settlements.

(f) For purposes of computing the ratio of earnings to fixed charges, "Earnings" are consolidated earnings (loss) from continuing operations before tax, exclusive of the period's undistributed equity earnings of affiliated companies, plus fixed charges. "Fixed charges" are comprised of interest on indebtedness, amortization of debt issuance costs and that portion of capital lease expense which is deemed to be representative of an interest factor.

                             SUMMARY OPERATING DATA

                                                 YEARS ENDED JUNE 30,                SIX MONTHS ENDED DECEMBER 31,
                                       -----------------------------------------   ----------------------------------
                                         1994       1995             1996            1995                1996
                                                              ------------------                 --------------------
                                                                          PRO                                  PRO
                                                              ACTUAL    FORMA(a)                 ACTUAL      FORMA(b)
PRODUCTION DATA:
  Oil (MBbls)........................         71        216      334      3,124          184        143        1,302
  Gas (MMcf).........................      1,206      2,932    5,099     31,080        2,428      2,814       12,962
  Oil equivalent (MBOE)..............        272        705    1,184      8,304          589        612        3,462
AVERAGE SALES PRICE(c):
  Oil (per Bbl)......................  $   15.27  $   16.89   $17.81     $15.40    $   16.04     $21.59       $18.91
  Gas (per Mcf)(d)...................       2.17       1.66     2.02       2.05         1.72       2.40         2.66
COSTS PER BOE:
  Production costs, including ad
    valorem and severance taxes......  $    4.75  $    4.05   $ 4.49     $ 4.03    $    4.16     $ 5.00       $ 5.07
  Depreciation, depletion and
    amortization.....................       5.71       5.52     5.86       4.90         5.39       6.09         5.00
  General and administrative.........       4.54       3.89     2.55       1.00         2.65       2.37         0.99
GAS PLANT DATA:
  Net gas processed (MMcf)...........     10,746      8,780    7,548      7,548        3,679      3,172        3,172
  Net NGL sales (MBbls)..............        375        382      321        321          158        173          173
  Average sales price per Bbl........  $   10.50  $   12.18   $13.02     $13.02    $   11.72     $18.10       $18.10

-----------------------------
(a) Gives effect to the Transactions as if they had occurred on June 30, 1995.

(b) Gives effect to the Transactions as if they had occurred on June 30, 1996.

(c) Average sales price does not include the effect of hedge transactions.

(d) Average sales price for natural gas includes revenues received from the sale of natural gas liquids removed from the Company's gas production.

     The following table sets forth historical reserve information derived from reserve reports prepared by the Company's independent reserve engineers and pro forma reserve information derived from such reserve reports together with a reserve report regarding the Acquired Properties prepared by the Company and audited by Ryder Scott.

                              SUMMARY RESERVE DATA

                                                      AS OF JUNE 30,
                                       ---------------------------------------------
                                         1994       1995              1996
                                                             -----------------------
                                                                              PRO
                                                              ACTUAL        FORMA(a)
ESTIMATED NET PROVED RESERVES:
  Oil (MBbls)........................        393      2,597      1,808        17,858
  Gas (MMcf).........................     10,671     30,159     33,196       172,253
  Oil equivalent (MBOE)..............      2,172      7,623      7,341        46,567
  PV-10 Value (pre-tax) ($000).......     12,044     37,291     48,140       260,132
  Standardized measure of discounted
    future net cash flows (after-tax)
    ($000)...........................     12,044     37,291     45,176       223,262

-----------------------------
(a) Gives effect to the Transactions as if they had occurred on June 30, 1995.

                                  RISK FACTORS

     THIS PROSPECTUS INCLUDES "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING
OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES
ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 ("EXCHANGE
ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, STATEMENTS UNDER "PROSPECTUS
SUMMARY," "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS AND PROPERTIES" REGARDING THE COMPANY'S FINANCIAL POSITION, ESTIMATED QUANTITIES AND NET PRESENT VALUES OF RESERVES, BUSINESS STRATEGY, PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND COVENANT COMPLIANCE, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UPON WHICH SUCH FORWARD-LOOKING STATEMENTS ARE BASED ARE REASONABLE, IT CAN GIVE NO ASSURANCES THAT SUCH ASSUMPTIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED BELOW AND ELSEWHERE IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED BY THE CAUTIONARY STATEMENTS. PROSPECTIVE PURCHASERS OF SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS THAT AFFECT THE COMPANY.

VOLATILITY OF OIL AND GAS PRICES AND MARKETS

     The Company's financial condition, operating results, future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, its borrowing capacity, its ability to obtain additional capital, and its revenues, profitability and cash flows.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties in connection with acquisitions and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and exploitation, development and exploration projects.

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines or trucking and terminal facilities. Wells may temporarily be shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

ABILITY TO REPLACE RESERVES

     The Company's future performance depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. The proved reserves of Bellwether will generally decline as reserves are depleted. The Company therefore must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. Because the Company's reserves on a pro forma basis are characterized by relatively rapid decline rates, without successful exploration, development or acquisition activities, the Company's revenues will decline rapidly. No assurances can be given that the Company will be able to find and develop or acquire additional reserves at an acceptable cost.

ACQUISITION RISKS

     The Company's rapid growth in recent years has been attributable in significant part to acquisitions of oil and gas properties. The Company expects to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms management considers favorable to the Company. There can be no assurance that suitable acquisition candidates will be identified in the future, or that the Company will be able to finance such acquisitions on favorable terms. In addition, the Company competes against other companies for acquisitions, and there can be no assurances that the Company will be successful in the acquisition of any material property interests. Further, there can be no assurances that any future acquisitions made by the Company will be integrated successfully into the Company's operations or will achieve desired profitability objectives.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration and exploitation potential, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. In connection with such an assessment, the Company performs a review of the properties that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit the Company to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. In addition, sellers of properties may be unwilling or financially unable to indemnify the Company for known liabilities at the time of an acquisition.

     Additionally, significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than existing properties. While the Company's pro forma operations will be focused in Texas, Louisiana, Alabama, California and the Gulf of Mexico, there is no assurance that the Company will not pursue acquisitions or properties located in other geographic areas.

     In connection with the Pending Acquisition, Bellwether will assume or otherwise become liable for all obligations with respect to operations of the Acquired Properties, including environmental and operational liabilities, unknown liabilities, and liabilities arising prior to the closing date.

DRILLING RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain and cost overruns are common. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition and production of oil and gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations, proceeds from bank borrowings and sales of its Common Stock. The Company believes that it will have sufficient cash flows provided by operating activities, the proceeds of the Offerings and borrowings under the New Credit Facility to fund such planned capital expenditures. If revenues or the Company's borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity."

SIGNIFICANT LEVERAGE AND DEBT SERVICE

     Following the Pending Acquisition and the Offerings, the Company will be highly leveraged with pro forma outstanding indebtedness of $136.9 million. On a pro forma basis, as of December 31, 1996, the Company's ratio of total debt to total capitalization would have been 61.7% compared with 18.4% on a historical basis. The Company intends to sell properties, for estimated proceeds of $15 million, to reduce such indebtedness. The Company has not identified a purchaser for these properties and no assurance can be given of the ability of the Company to sell such properties, the price that will be received or as to whether the sales price of such assets will exceed the book value of such assets.

     The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See " -- Volatility of Oil and Gas Prices and Markets," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity."

ADMINISTRATIVE SERVICES AGREEMENT; RELIANCE ON TORCH

     The Company currently has eight employees. The Company is party to an Administrative Services Agreement with Torch, pursuant to which Torch performs certain administrative and technical functions for the Company, including financial, accounting, legal, geological, engineering and technical support. The Company believes that its relationship with Torch provides the Company with access to professional, technical and administrative personnel not otherwise available to a company of its size. Bellwether believes that if the Administrative Services Agreement were terminated Bellwether could, over time, hire experienced personnel and acquire the accounting and reporting systems and other assets necessary to replace Torch. However, the unanticipated termination of the Administrative Services Agreement could have a material adverse effect upon the Company. The Administrative Services Agreement may be terminated by Bellwether upon one year's prior notice and may not be terminated by Torch prior to December 31, 1999. See "Transactions with Related Persons -- Relationship with Torch and Affiliates."

CONFLICTS OF INTEREST

     Torch and Bellwether have a common director and certain common officers. Certain members of the Boards of Directors and management of Torch and Bellwether were therefore subject to conflicts of interest in connection with negotiating or approving the terms of the Pending Acquisition and the fees to be received by Torch in connection with the Pending Acquisition. In addition, under the Administrative Services Agreement, Bellwether relies on Torch to perform title, environmental, operational and other due diligence reviews of acquisition prospects, and Bellwether does not have personnel to independently perform all of these functions in connection with the acquisition of the Acquired Properties. Bellwether therefore relied on Torch to perform certain of these functions in connection with the Pending Acquisition.

     Torch owns interests in each of the Sellers, and will receive an estimated $18.0 million of the purchase price paid in connection with the Pending Acquisition. Torch will also receive 150,000 shares of Common Stock and warrants to purchase an aggregate of 100,000 shares of Common Stock at 120% of the price to the public in the Common Stock Offering at any time for five years following the closing of the Pending Acquisition as fees for advisory services in connection with the Pending Acquisition.

     Torchmark, which prior to the Offerings beneficially owned interests in certain of the Sellers, will receive an estimated $12.7 million of the purchase price paid in connection with the Pending Acquisition. In connection with the Pending Acquisition, Torchmark, Torch and all investors in the Sellers will settle certain disagreements relating to fees and other amounts paid by the Sellers to Torch for oil and gas marketing and sales of non-strategic properties. Pursuant to an existing agreement with Torch, Torchmark will make a cash payment of $9.7 million on behalf of Torch to such investors in order to settle such disagreements. Torchmark, Torch, such investors and their agents and affiliates will release each other from any liability arising out of, or related to, among other things, such matters. In connection with such settlement, Bellwether will pay Torchmark $1.5 million and (as successor to the Sellers as a result of the Pending Acquisition) also will be released by the investors from all such liabilities. See "Transactions with Related Persons -- Pending Acquisition."

     Bellwether formed a special committee of its Board of Directors (the "Special Committee") composed of directors who are not employees of the Company and who are not affiliated with Torch to consider and approve the terms of the acquisition of the Acquired Properties and the fees paid to Torch. The Special Committee retained legal counsel to advise it in connection with its duties, and retained Ryder Scott to audit the reserve estimates prepared by Torch on behalf of the Company in connection with the determination of the purchase price for the Acquired Properties. In addition, the Special Committee retained Principal Financial Securities, Inc. ("Principal") to advise it in connection with the terms of the acquisition of the Acquired Properties. Principal is also an underwriter in the Common Stock Offering. Principal issued its opinion that the Pending Acquisition is fair to the Company from a financial point of view and the Special Committee approved the terms of the purchase of the Acquired Properties and fees payable to Torch prior to the execution of the definitive agreement for the Pending Acquisition. No assurances can be made, however, that the terms of the purchase of the Acquired Properties or the fees paid to Torch are as favorable to the Company as the terms that would have been negotiated in a transaction between persons who were not affiliates.

     Torch also renders administrative services to Nuevo Energy Company, a publicly traded independent oil and gas company ("Nuevo"), and may manage or render management or administrative services for other energy companies in the future. These services may include the review and recommendation of potential acquisitions. It is possible that conflicts may occur between Nuevo and Bellwether in connection with possible acquisitions or otherwise in connection with the services rendered by Torch. Although the Administrative Services Agreement provides for procedures to reconcile conflicts of interest between Nuevo and the Company, no assurances can be made that such procedures will fully protect the Company from losses which may occur if a conflict between the Company and Nuevo arises. In addition, Nuevo and the Company have two common directors. See "Transactions with Related Persons -- Relationship with Torch and Affiliates."

ESTIMATES OF OIL AND GAS RESERVES

     This Prospectus contains estimates of oil and gas reserves owned by the Company on June 30, 1994, 1995 and 1996, and the future net cash flows attributable to those reserves, prepared by independent petroleum engineers. In addition, the Prospectus contains estimates of oil and gas reserves attributable to the Acquired Properties, and the future net cash flows attributable to those reserves, prepared by the Company and audited by Ryder Scott. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows attributable to such reserves, including factors beyond the control of the Company and the reserve engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions based upon production history, development and exploitation activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and estimates set forth herein. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data. In calculating reserves on a MBOE basis, gas was converted to oil equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by the Company on the sale of its oil and gas production.

     The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to estimated proved reserves set forth in this Prospectus were prepared or audited by the reserve engineers in accordance with the rules of the Securities and Exchange Commission (the "SEC"), and are not intended to represent the fair market value of such reserves.

HEDGING OF PRODUCTION

     Part of the Company's business strategy is to reduce its exposure to the volatility of oil and gas prices by hedging a portion of its production. In a typical hedge transaction, the Company will have the right to receive from the counterparty to the hedge, the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the Company is required to pay the counterparty this difference multiplied by the quantity hedged. In such case, the Company is required to pay the difference regardless of whether the Company has sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require the Company to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging will also prevent the Company from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

OPERATING HAZARDS, OFFSHORE OPERATIONS AND UNINSURED RISKS

     Bellwether's operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and environmental risks. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, a portion of the Company's operations are offshore and therefore are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

     The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. The Company could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains insurance coverage for its operations, including limited coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, the Company does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, the Company may be subject to liability or may lose substantial portions of its properties in the event of certain environmental damages.

ENVIRONMENTAL AND OTHER REGULATION

     The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company. See "Business and Properties -- Competition, Markets and Regulation."

COMPETITION

     The Company operates in the highly competitive areas of oil and gas exploration, development and production. The Company's competitors include major integrated oil and gas companies and substantial independent energy companies, many of which possess greater financial and other resources than the Company. See "Business and Properties -- Competition, Markets and Regulation."

MANDATORY OFFER TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL

     The Indenture governing the Notes provides that upon the occurrence of a Change of Control the Company is required to offer to repurchase any or all of the outstanding Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. Generally, a "Change of Control" includes (i) the acquisition (including any acquisition by merger or consolidation) by any person or group of more than 50% of the voting stock of the Company, (ii) the sale or transfer of substantially all of the assets of the Company, (iii) certain replacements of a majority of the Board of Directors of the Company over a two-year period or (iv) the liquidation or dissolution of the Company. Should a Change of Control occur, there is no assurance that the Company will have available funds sufficient to pay for the Notes tendered for repurchase. In the event an offer to repurchase is required to be made and the Company does not have available funds sufficient to pay for Notes tendered for repurchase, an event of default would occur under the Indenture.

                                 NOTES OFFERING

     Concurrently with the Common Stock Offering, the Company is offering $100 million aggregate principal amount of its 10 7/8% Senior Subordinated Notes due 2007. The Common Stock Offering and the Notes Offering are contingent upon each other and upon the closing of the Pending Acquisition. See "Description of Indebtedness."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is traded on the Nasdaq National Market under the symbol "BELW." The following table sets forth the high and low sales prices, as reported by the Nasdaq National Market for the periods indicated. The last reported sale price for the Common Stock on April 3, 1997 on the Nasdaq National Market was $8 3/4 per share. As of June 30, 1996, there were approximately 1,148 record holders of the Common Stock.

                                          PRICE RANGE OF
                                           COMMON STOCK
                                       --------------------
YEAR ENDED JUNE 30, 1995:                HIGH        LOW
1st Quarter 1994.....................  $   6 1/2  $   5 1/8
2nd Quarter 1994.....................  $       6  $   4 5/8
3rd Quarter 1995.....................  $   6 1/4  $   4 5/8
4th Quarter 1995.....................  $   6 3/4  $   5 1/2

YEAR ENDED JUNE 30, 1996:
1st Quarter 1995.....................  $   6 1/4  $       5
2nd Quarter 1995.....................  $   6 1/8  $  4 1/16
3rd Quarter 1996.....................  $       7  $       5
4th Quarter 1996.....................  $       8  $   5 1/2

YEAR ENDED JUNE 30, 1997:
1st Quarter 1996.....................  $   6 7/8  $   4 3/8
2nd Quarter 1996.....................  $       9  $   6 1/4
3rd Quarter 1997.....................  $  11 1/2  $   7 7/8
4th Quarter through April 3, 1997....  $  10 1/8  $   8 1/2

     The Company has not paid cash dividends on its Common Stock. The Company presently intends to retain its funds for operations and expansion of its business. The declaration and payment by the Company of any dividends on its Common Stock in the future and the amount thereof will depend upon the Company's operating results, financial condition, cash requirements, future prospects and other factors deemed relevant by the Company's Board of Directors. The Company's New Credit Facility and the Notes limit dividends which may be paid on the Company's capital stock. See "Description of Indebtedness."

                                USE OF PROCEEDS

     The proceeds to the Company from the Offerings are estimated to be approximately $136.3 million. The Company intends to use such proceeds, together with borrowings under its New Credit Facility, to fund the Pending Acquisition and related fees, estimated to be $173.2 million, including repayment of outstanding indebtedness under its existing credit facility, estimated to be $12.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity." The closing of the Offerings are conditioned upon the simultaneous closing of the Pending Acquisition.

     As of December 31, 1996, $11.0 million was outstanding under the Company's existing credit facility. The existing credit facility matures in October 2000. Borrowings under the existing credit facility bear interest, at the election of the Company, at floating rates based upon the bank's prime rate, the London Interbank Offered Rate ("LIBOR") or the federal funds rate. The interest rate on outstanding borrowings at December 31, 1996 was 6.4%.

     Following the Offerings and the repayment of amounts outstanding under the existing credit facility, the Company is expected to have approximately $53.1 million of available borrowing capacity under the New Credit Facility. See "Description of Indebtedness" for a discussion of the terms of the New Credit Facility.

     The following table sets forth the sources and uses of the estimated net proceeds of the Offerings and borrowings under the Company's New Credit
Facility:

Sources (in thousands):
     Common Stock Offering...........  $   36,300
     Notes Offering..................     100,000
     New Credit Facility.............      36,893
                                       ----------
          Total......................  $  173,193
                                       ==========
Uses (in thousands):
     Pending Acquisition.............  $  141,768
     Repay existing credit
      facility.......................      12,000
     Contingent Payment(a)...........       9,011
     Payments to Torchmark...........       1,500
     Fees and expenses(b)............       8,914
                                       ----------
          Total......................  $  173,193
                                       ==========
------------------------------
(a) Represents the maximum amount of the Contingent Payment which will be deposited in escrow at closing. The actual amount of the Contingent Payment will be determined 30 days following the closing based on actual and future gas prices in 1997. If the amount of the Contingent Payment is less than $9 million, the difference will be returned to the Company and used to reduce borrowings under the New Credit Facility.

(b) Includes underwriting expenses associated with the Offerings.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1996, the historical cash position and capitalization of the Company and such cash position and capitalization giving pro forma effect to the Transactions. See "Use of Proceeds." This table should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the Notes thereto.

                                              DECEMBER 31, 1996
                                           ------------------------
                                           HISTORICAL     PRO FORMA
                                            (IN THOUSANDS, EXCEPT
                                                 SHARE DATA)
Cash and cash equivalents...............    $     450     $     530
                                           ==========     =========
Current maturities of long-term debt....    $  --         $  --
                                           ==========     =========
Long-term debt (excluding current
  maturities)
     10 7/8% Senior Subordinated
      Notes.............................    $  --         $ 100,000
     Existing credit facility...........       11,000        --
     New Credit Facility................       --            35,893
Stockholders' equity:
     Preferred Stock, $0.01 par value,
      1,000,000 shares authorized,
       none issued or outstanding.......       --            --
     Common Stock, $0.01 par value,
      15,000,000 shares authorized,
       9,152,979 shares issued and
      outstanding, 13,702,979 shares
       pro forma(a)(b)..................           92           137
Capital in excess of par value..........       42,059        77,701
Retained earnings.......................        6,600         6,600
                                           ----------     ---------
Total stockholders' equity..............       48,751        84,438
                                           ----------     ---------
Total capitalization....................    $  59,751     $ 220,331
                                           ==========     =========
------------------------------
(a) Excludes 1,115,325 shares of Common Stock issuable upon exercise of incentive stock options currently outstanding, 187,500 shares of Common Stock issuable upon exercise of warrants held by a subsidiary of Torchmark (the "Torchmark Warrants"), and 60,000 shares of Common Stock issuable upon exercise of warrants held by Howard, Weil, Labouisse, Friedrichs Incorporated and Principal. In connection with the Common Stock Offering, Bellwether and Torchmark have agreed that Torchmark will use 62,500 shares issuable upon exercise of the Torchmark Warrants to pay a portion of the exercise price of the warrants, such stock to be valued at the price to the public in the Common Stock Offering. Accordingly, the maximum number of shares of Common Stock issuable in connection with the Torchmark Warrants is 125,000. The Selling Stockholders have granted the Underwriters an option to purchase 719,264 shares of Common Stock solely to cover over-allotments, if any, including shares issuable upon exercise of the Torchmark Warrants.

(b) Includes 150,000 shares of Common Stock to be issued to Torch for advisory services rendered in connection with the Pending Acquisition. Excludes 100,000 shares of Common Stock issuable upon exercise of warrants to be issued to Torch for such advisory services.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma condensed consolidated balance sheet as of December 31, 1996 gives effect to the Transactions as if they occurred on December 31, 1996. The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 1996 and the six months ended December 31, 1996 give effect to the Transactions as if they had occurred at the beginning of the periods presented.

     The following unaudited pro forma financial data have been included as required by the rules of the SEC and are provided for comparative purposes only. The unaudited pro forma financial data presented are based upon the historical consolidated financial statements of Bellwether and the historical statement of assets (other than productive oil and gas assets) and liabilities and the related statements of revenues and direct operating expenses of the Acquired Properties and should be read in conjunction with such financial statements and the related notes thereto which are included elsewhere herein.

     The pro forma financial data are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements, and the actual recording of the transactions could differ. The unaudited pro forma financial data are not necessarily indicative of the financial results that would have occurred had the Transactions been effective on and as of the dates indicated and should not be viewed as indicative of operations in future periods.

                         BELLWETHER EXPLORATION COMPANY
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET -- UNAUDITED

                                                         AS OF DECEMBER 31, 1996
                                       ------------------------------------------------------------
                                                      ADJUSTMENTS
                                                        FOR THE        ADJUSTMENTS      PRO FORMA
                                                        PENDING          FOR THE         FOR THE
                                       HISTORICAL     ACQUISITION       FINANCING      TRANSACTIONS
                                                              (IN THOUSANDS)
               ASSETS
Current Assets:
     Cash and cash equivalents.......   $      450     $ (153,577)(a)   $ 153,657(b)     $    530
     Accounts and other
       receivables...................        7,599         27,382(a)       --              34,981
     Other...........................          586        --               --                 586
                                       -----------    -----------      -----------     ------------
          Total current assets.......        8,635       (126,195)        153,657          36,097
                                       -----------    -----------      -----------     ------------
Oil and gas properties (full cost
  method)............................       83,473        129,372(a)       --             212,845
Gas plant facilities.................       12,843        --               --              12,843
                                       -----------    -----------      -----------     ------------
                                            96,316        129,372          --             225,688
Accumulated depreciation, depletion
  and amortization...................      (36,561)       --               --             (36,561)
                                       -----------    -----------      -----------     ------------
                                            59,755        129,372          --             189,127
Other................................          592          9,011(a)        5,160(b)       14,763
                                       -----------    -----------      -----------     ------------
          Total assets...............   $   68,982     $   12,188       $ 158,817        $239,987
                                       ===========    ===========      ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable and accrued
       liabilities...................   $    4,278     $    9,425(a)    $  --            $ 13,703
     Current maturities of long term
       debt..........................      --             --               --              --
                                       -----------    -----------      -----------     ------------
          Total current
             liabilities.............        4,278          9,425          --              13,703
                                       -----------    -----------      -----------     ------------
Other liabilities....................        1,148        --               --               1,148
Existing credit facility.............       11,000        --              (11,000)(b)      --
New credit facility..................      --             --               35,893(b)       35,893
Senior Subordinated Notes............      --             --              100,000(b)      100,000
Deferred income taxes................        3,805          1,000(a)       --               4,805
Stockholders' Equity.................       48,751          1,763(a)       33,924(b)       84,438
                                       -----------    -----------      -----------     ------------
          Total liabilities and
             Stockholders' equity....   $   68,982     $   12,188       $ 158,817        $239,987
                                       ===========    ===========      ===========     ============

 See accompanying notes to unaudited pro forma condensed financial statements.

                         BELLWETHER EXPLORATION COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- UNAUDITED

                                                  FOR THE FISCAL YEAR ENDED JUNE 30, 1996
                                        ------------------------------------------------------------
                                                       ADJUSTMENTS
                                                         FOR THE       ADJUSTMENTS       PRO FORMA
                                                         PENDING         FOR THE          FOR THE
                                        HISTORICAL     ACQUISITION      FINANCING       TRANSACTIONS
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Oil and gas revenues............    $  15,666      $  96,210(c)    $  --             $111,876
     Gas plant and gas gathering
       revenues......................        8,719             83(c)       --                8,802
     Interest and other income.......          116         20,175(c)       --               20,291
                                        ----------     -----------     -----------      ------------
          Total revenues.............       24,501        116,468          --              140,969
                                        ----------     -----------     -----------      ------------
Costs and Expenses:
     Production expenses.............        5,317         28,142(c)       --               33,459
     Gas plant and gas gathering
       expenses......................        5,185         --              --                5,185
     Depreciation, depletion and
       amortization..................        8,148         34,821(e)       --               42,969
     General and administrative
       expenses......................        3,013          5,315(d)       --                8,328
     Interest expense................        1,657         --              12,878(h)        14,535
     Other expenses..................          153         --              --                  153
                                        ----------     -----------     -----------      ------------
          Total costs and expenses...       23,473         68,278          12,878          104,629
                                        ----------     -----------     -----------      ------------
Income before income taxes...........        1,028         48,190         (12,878)          36,340
Provision for income taxes...........           46         17,831(f)       (4,765)(i)       13,112
                                        ----------     -----------     -----------      ------------
                                         $     982      $  30,359       $  (8,113)        $ 23,228
                                        ==========     ===========     ===========      ============
Net income per share.................    $    0.11                                        $   1.71
                                        ==========                                      ============
Weighted average common and common
  equivalent shares outstanding......        9,052            150(g)        4,400(j)        13,602
                                        ==========     ===========     ===========      ============

 See accompanying notes to unaudited pro forma condensed financial statements.

                         BELLWETHER EXPLORATION COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- UNAUDITED

                                                FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                        ----------------------------------------------------------
                                                      ADJUSTMENTS
                                                        FOR THE       ADJUSTMENTS      PRO FORMA
                                                        PENDING         FOR THE         FOR THE
                                        HISTORICAL    ACQUISITION      FINANCING      TRANSACTIONS
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Oil and gas revenues............    $   9,846      $49,191(k)      $--             $ 59,037
     Gas plant revenues..............        3,879            2(k)       --                3,881
     Interest and other income.......           53          340(k)       --                  393
                                        ----------    -----------     -----------     ------------
          Total revenues.............       13,778       49,533          --               63,311
                                        ----------    -----------     -----------     ------------
Costs and Expenses:
     Production expenses.............        3,061       14,506(k)       --               17,567
     Gas plant expenses..............        1,827       --              --                1,827
     Depreciation, depletion and
       amortization..................        4,167       14,132(l)       --               18,299
     General and administrative
       expenses......................        1,452        1,978(d)       --                3,430
     Interest expense................          520       --               6,973(h)         7,493
                                        ----------    -----------     -----------     ------------
          Total costs and expenses...       11,027       30,616           6,973           48,616
                                        ----------    -----------     -----------     ------------
Income before income taxes...........        2,751       18,917          (6,973)          14,695
Provision for income taxes...........        1,018        6,999(f)       (2,580)(i)        5,437
                                        ----------    -----------     -----------     ------------
                                         $   1,733      $11,918         $(4,393)        $  9,258
                                        ==========    ===========     ===========     ============
Net income per share.................    $    0.19                                      $   0.68
                                        ==========                                    ============
Weighted average common and common
  equivalent shares outstanding......        9,118          150(g)        4,400(j)        13,668
                                        ==========    ===========     ===========     ============

 See accompanying notes to unaudited pro forma condensed financial statements.

                         BELLWETHER EXPLORATION COMPANY
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the purchase of the Acquired Properties and working capital pursuant to the transaction. The allocation of the pro forma purchase price under the purchase method of accounting is presented in the tables below.

      The pro forma purchase price entries are as follows:

Purchase price.......................  $  188,348
Estimated purchase price adjustments,
  including distributions of cash
  flows from the Acquired Properties
  from the effective date to the
  assumed closing date of April 9,
  1997...............................     (46,580)
                                       ----------
                                          141,768
Estimated acquisition fees:
     Common stock issued to Torch
       (150,000 shares @ $9.75)......       1,463
     Warrants issued to Torch
       (100,000 shares exercisable
       within five years @ $9.90)....         300
     Payment to Torchmark............       1,500
                                       ----------
                                            3,263

Escrow of funds reserved for pricing
  adjustments........................       9,011

Legal and other acquisition costs....       1,377
                                       ----------
Total purchase price.................  $  155,419
                                       ==========
Purchase allocation:
     Acquisition costs allocated to
       oil and gas properties........  $  129,372
     Working capital.................      18,036
     Escrow account..................       9,011
     Deferred income taxes...........      (1,000)
                                       ----------
     Total purchase allocation.......  $  155,419
                                       ==========

(b) To record the effect of the financing transactions required to purchase the Acquired Properties.

Senior credit facility...............  $   35,893
Senior subordinated notes............     100,000
Common stock.........................          44
Additional paid in capital...........      33,880
Deferred financing costs.............      (5,160)
Existing credit facilities...........     (11,000)
                                       ----------
Cash received from the financing
  transactions.......................  $  153,657
                                       ==========

(c) To reflect the historical consolidated operations of the Acquired Properties for the fiscal year ended June 30, 1996. Certain additions and deductions to revenues and expenses have been made to convert such operations from a calendar year to the fiscal year ended June 30, 1996. See "Statements of Assets Acquired (Other than Productive Oil and Gas Properties) and Liabilities" and related "Statements of Revenues and Direct Operating Expenses" included elsewhere in this Prospectus.

(d) To adjust general and administrative expenses including management fees to give effect to the increase in the Torch fee pursuant to the Administrative Services Agreement due to the acquisition of the Acquired Properties. Annual general and administrative, production overhead and direct general and administrative expenses will increase $750,000 and $375,000 for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively. Annual management fees will increase $4.6 million and $1.6 million for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively, pursuant to the Administrative Services Agreement.

      General and administrative services are provided to Bellwether by Torch for an annual fee based on (i) 1/12 of 2% per month of total assets excluding cash, and (ii) 2.0% of operating cash flows (net

                         BELLWETHER EXPLORATION COMPANY
         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     income plus depletion, depreciation and amortization and deferred income taxes). Additionally, 20% of operator's overhead on wells operated by Torch are credited to management fees.

(e) To adjust depreciation, depletion and amortization to give effect to the acquisition of the Acquired Properties under the full cost method of accounting to the amount which would have been recorded had the acquisition of the Acquired Properties occurred at July 1, 1995. The pro forma adjustment assumes a depreciation, depletion and amortization rate per BOE of $4.90 for the year ended June 30, 1996 based upon depletable costs of $268.8 million, including $51.9 million of future development costs and plugging and abandonment costs, and proved reserves of 54.9 MMBOE at June 30, 1995.

(f) To adjust federal and state income taxes for the acquisition of the Acquired Properties at Bellwether's effective rate of 37%.

(g) To increase the weighted average common shares outstanding for 150,000 shares of Common Stock to be issued to Torch for the acquisition of the Acquired Properties.

(h) To adjust interest expense to give effect to the portion of the Acquired Properties financed under the New Credit Facility and through issuance of the Notes.

      The pro forma interest expense related to the New Credit Facility was $3.3 million for the year ended June 30, 1996, including the amortization of $1.0 million of deferred and other financing costs. The pro forma interest expense related to the New Credit Facility was $1.9 million for the six months ended December 31, 1996, including the amortization of $727,000 of deferred and other financing costs. The New Credit Facility has an annual interest rate of London Interbank Offered Rate ("LIBOR") plus 1.00%.

      The pro forma interest related to the Notes was $11.2 million for the year ended June 30, 1996, at an interest rate of 10 7/8% and including the amortization of $325,000 of deferred financing costs. The pro forma interest expense related to the Notes was $5.6 million for the six months ended December 31, 1996, at an interest rate of 10 7/8% and including amortization of $163,000 of deferred financing costs. The Notes mature in 2007. No principal payments are required prior to 2007.

(i) To reflect the decrease in income taxes resulting from additional interest incurred as a result of the Offerings.

(j) To increase the weighted average common shares outstanding for issuance of 4,400,000 shares of Common Stock in the Common Stock Offering.

(k) To reflect the historical consolidated operations of the Acquired Properties for the six months ended December 31, 1996. See "Statement of Assets Acquired (Other than Productive Oil and Gas Properties) and Liabilities" and the related "Statements of Revenues and Direct Operating Expenses" included elsewhere in this Prospectus.

(l) To adjust depreciation, depletion and amortization to give effect to the acquisition of the Acquired Properties under the full cost method of accounting to the amount which would have been recorded had the acquisition of the Acquired Properties occurred at July 1, 1996. The pro forma adjustment assumes a depreciation, depletion and amortization rate per BOE of $5.00 for the six months ended December 31, 1996 based upon depletable costs of $232.9 million, including $48.3 million of future development costs and plugging and abandonment costs, and proved reserves of 46.6 MMBOE at June 30, 1996.

                         BELLWETHER EXPLORATION COMPANY
         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURE

     The following tables set forth certain unaudited pro forma information concerning Bellwether's proved oil and gas reserves at June 30, 1996, giving effect to the acquisition of the Acquired Properties as if they had occurred on June 30, 1995. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as being exact. The proved oil and gas reserve information is as of June 30, 1996 and reflects prices and costs in effect as of such date.

RESERVES:

                                               OIL AND CONDENSATE (MBBLS)                 NATURAL GAS (MMCF)               MBOE
                                          ------------------------------------   ------------------------------------   ----------
                                                        ACQUIRED                               ACQUIRED
                                          BELLWETHER   PROPERTIES    PRO FORMA   BELLWETHER   PROPERTIES    PRO FORMA   BELLWETHER
Balance, July 1, 1995...................     2,597        18,840       21,437      30,159       165,038      195,197       7,624
Extensions and discoveries..............        89                         89       7,128                      7,128       1,277
Purchase of minerals in-place...........         4                          4         176                        176          33
Revision of previous estimates..........      (534)                      (534)      2,855                      2,855         (58)
Production(a)...........................      (334)       (2,790)      (3,124)     (5,099)      (25,981)     (31,080)     (1,184)
Sales of minerals in-place..............       (14)                       (14)     (2,023)                    (2,023)       (351)
                                          ----------   -----------   ---------   ----------   -----------   ---------   ----------
Balance, June 30, 1996..................     1,808        16,050       17,858      33,196       139,057      172,253       7,341
                                          ==========   ===========   =========   ==========   ===========   =========   ==========
Proved developed reserves...............     1,494        13,536       15,030      22,698       128,242      150,940       5,277
                                          ==========   ===========   =========   ==========   ===========   =========   ==========

                                                   MBOE
                                          -----------------------
                                           ACQUIRED
                                          PROPERTIES    PRO FORMA
Balance, July 1, 1995...................     46,346       53,970
Extensions and discoveries..............     --            1,277
Purchase of minerals in-place...........     --               33
Revision of previous estimates..........     --              (58)
Production(a)...........................     (7,120)      (8,304)
Sales of minerals in-place..............     --             (351)
                                          -----------   ---------
Balance, June 30, 1996..................     39,226       46,567
                                          ===========   =========
Proved developed reserves...............     34,910       40,187
                                          ===========   =========
-----------------------------
(a) Excludes 253 MBbls of natural gas liquids which were produced in fiscal
    1996.

STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL & GAS RESERVES:

                                                             ACQUIRED
                                           BELLWETHER       PROPERTIES       PRO FORMA
                                                         (IN THOUSANDS)
Future cash inflows.....................    $113,554        $  562,930       $676,484
Future production costs.................     (33,131)         (210,084)      (243,215)
Future development costs................      (8,961)          (42,921)       (51,882)
                                           ----------       ----------       --------
Future net inflows before income
  taxes.................................      71,462           309,925        381,387
Income taxes............................     (11,095)          (49,570)       (60,665)
                                           ----------       ----------       --------
Future net cash flows...................      60,367           260,355        320,722
10% discount factor.....................     (15,191)          (82,269)       (97,460)
                                           ----------       ----------       --------
Standardized measure of discounted
  future net cash flows.................    $ 45,176        $  178,086       $223,262
                                           ==========       ==========       ========

                         BELLWETHER EXPLORATION COMPANY
         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

CHANGES TO STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED
OIL AND GAS RESERVES:

                                                        ACQUIRED
                                        BELLWETHER     PROPERTIES     PRO FORMA
                                                     (IN THOUSANDS)
Standardized measure, June 30,
  1995...............................    $   37,291     $  207,418     $244,709
     Sales, net of production
       costs.........................       (10,349)       (68,068)     (78,417)
     Purchases of reserves in
       place.........................           246        --               246
     Net changes in prices and
       production costs..............        11,458        --            11,458
     Net changes in income taxes.....        (2,958)       --            (2,958)
     Extensions, discoveries and
       improved recovery, net of
       future production and
       development costs.............         7,709        --             7,709
     Changes in estimated future
       development costs.............           497        --               497
     Development costs incurred
       during the period.............           883        --               883
     Revisions of quantity
       estimates.....................          (438)       --              (438)
     Accretion of discount...........         3,729         20,742       24,471
     Sales of reserves in place......        (1,614)       --            (1,614)
     Changes in production rates and
       other.........................        (1,278)        17,994       16,716
                                        -----------    -----------    ----------
Standardized measure, June 30,
  1996...............................    $   45,176     $  178,086     $223,262
                                        ===========    ===========    ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data with respect to the Company for the periods and as of the dates indicated. The consolidated financial data and notes thereto for the two years ended June 30, 1993 were derived from the historical consolidated financial statements and notes thereto of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants and such information for the three years ended June 30, 1996 were derived from such statements and notes thereto which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial data for the six months ended December 31, 1995 and 1996 have been derived from unaudited condensed consolidated financial statements, which management believes includes all adjustments necessary to make a fair presentation of the results for such unaudited interim periods. The Consolidated Financial Statements of the Company and notes thereto for June 30, 1994, 1995 and 1996, and the six months ended December 31, 1995 and 1996 are included elsewhere in this Prospectus.

                                                                                                SIX MONTHS ENDED
                                                       YEARS ENDED JUNE 30,                       DECEMBER 31,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1995       1996
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
    Gas revenues.....................  $   1,528  $   1,807  $   2,620  $   4,864  $   9,856  $   4,186  $   6,759
    Oil revenues.....................      1,246      1,708      1,086      3,643      5,810      2,956      3,087
    Gas plant and gas gathering
      revenues(a)....................         51         23      6,930     10,705      8,719      4,923      3,879
    Interest income and other........         82        116         63         97        116         57         53
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total revenues..............      2,907      3,654     10,699     19,309     24,501     12,122     13,778
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
    Production expenses..............        904      1,273      1,294      2,856      5,317      2,447      3,061
    Gas plant and gas gathering
      expenses(a)....................     --         --          4,013      6,078      5,185      3,006      1,827
    General and administrative
      expenses.......................        676        787      1,234      2,739      3,013      1,559      1,452
    Depreciation, depletion and
      amortization...................      1,113      1,455      2,489      5,269      8,148      3,866      4,167
    Interest expense.................         21         77        721      1,245      1,657        956        520
    Other expenses...................     --         --         --         --            153        155     --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total cost and expenses.....      2,714      3,592      9,751     18,187     23,473     11,989     11,027
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  minority interest..................        193         62        948      1,122      1,028        133      2,751
Provision for income taxes...........         65         21     --              9         46        132      1,018
Minority interest in gas plant
ventures.............................     --         --            134        172     --         --         --
Extraordinary income(b)..............         65     --         --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $     193  $      41  $     814  $     941  $     982  $       1  $   1,733
                                       =========  =========  =========  =========  =========  =========  =========
Net income per share(c)..............  $    0.08  $    0.02  $    0.27  $    0.12  $    0.11  $    0.00  $    0.19
                                       =========  =========  =========  =========  =========  =========  =========
Weighted average common and common
  equivalent shares outstanding(c)...      2,289      2,289      3,006      7,713      9,052      9,045      9,118
                                       =========  =========  =========  =========  =========  =========  =========

                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                SIX MONTHS ENDED
                                                       YEARS ENDED JUNE 30,                       DECEMBER 31,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1995       1996
                                                              (IN THOUSANDS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
    Capital expenditures.............  $   4,315  $   2,289  $  22,034  $  41,901  $   6,999  $   1,174  $   7,475
    EBITDA(d)........................  $   1,327  $   1,594  $   4,158  $   7,636  $  10,833  $   4,955  $   7,438
    EBITDA/Interest expense..........      63.19      20.70       5.77       6.13       6.54       5.18      14.30
    Net cash flows provided by
      operating activities...........  $   2,401  $   1,555  $   3,122  $   5,283  $   7,485  $   3,496  $   7,105
    Net cash flows (used in) provided
      by investing activities........  $  (1,204) $  (1,390) $  (9,423) $ (27,289) $   3,542  $  (1,174) $  (5,810)
    Net cash flows provided by (used
      in) financing activities.......  $   1,000  $  (2,146) $   7,334  $  21,642  $ (11,332) $  (1,000) $  (1,628)
    Ratio of earnings to fixed
      charges(e).....................      10.19       1.81       2.31       1.90       1.62       1.14       6.29
BALANCE SHEET DATA (END OF PERIOD):
    Working capital..................  $     406  $     414  $    (249) $  (1,246) $   5,168             $   4,357
    Total assets.....................     14,140     12,480     35,870     74,650     67,225                68,982
    Total debt (net of current
      maturities)....................      1,000      1,000     12,796     18,525     13,048                11,000
    Stockholders' equity.............     10,729     10,770     18,372     45,447     46,597                48,751

-----------------------------
(a) In March 1996 Bellwether assumed a contract to purchase gas at $4.50 per MMBtu, for which Bellwether received $9.9 million. As a result of this transaction, Bellwether ceased to recognize gas gathering revenues and expenses. Historical gas gathering revenues were $2.4 million, $5.0 million and $3.4 million, respectively, for the years ended June 30, 1994, 1995 and 1996, and $2.5 million for the six months ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Six Months Ended December 31, 1995 Compared With December 31, 1996 -- Revenues."

(b) Extraordinary income in 1992 represents reductions of income taxes resulting from utilization of loss carryforwards.

(c) Restated to reflect a 1-for-8 reverse stock split consummated in fiscal
    1994.

(d) EBITDA is defined as income before income taxes, interest, depreciation, depletion and amortization. Management of the Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(e) For purposes of computing the ratio of earnings to fixed charges, "Earnings" are consolidated earnings (loss) from continuing operations before tax, exclusive of the period's undistributed equity earnings of affiliated companies, plus fixed charges. "Fixed charges" are comprised of interest on indebtedness, amortization of debt issuance costs and that portion of capital lease expense which is deemed to be representative of an interest factor.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Bellwether is an independent energy company primarily engaged in the acquisition, exploitation, development and exploration of oil and gas properties. The Company has grown and diversified its operations through the acquisition of oil and gas properties and the subsequent development of these properties. The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation activities. Fluctuations in oil and gas prices have also significantly affected the Company's results.

     The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized in a "full cost pool" as incurred. Oil and gas properties in the pool, plus estimated future expenditures to develop proved reserves and future abandonment, site reclamation and dismantlement costs, are depleted and charged to operations using the unit of production method based on the ratio of current production to total proved recoverable oil and gas reserves. To the extent that such capitalized costs (net of depreciation, depletion and amortization) exceed the discounted future net revenues on an after-tax basis of estimated proved oil and gas reserves, such excess costs are charged to operations. Once incurred, the writedown of oil and gas properties is not reversible at a later date even if oil and gas prices increase. Sharp declines in oil and gas prices may cause companies who report on the full cost method, such as Bellwether, to write down their oil and gas properties, thereby decreasing earnings during such period.

     The Company periodically uses derivative financial instruments to manage oil and gas price risk. Settlements of gains and losses on price swap contracts are generally based upon the difference between the contract price and the average closing NYMEX or other floating index price and are reported as a component of oil and gas revenue. Gains or losses attributable to the termination of swap contracts are deferred and recognized in revenue when the hedged oil and gas is sold. The Company has hedged 300 Bbls of oil per day at a NYMEX price of $22.17 per Bbl for the calendar months of April through October 1997. For March 1997, the Company has hedged 6 million MMBtu of gas per day at $2.94 per MMBtu and for April through October 1997 has hedged 6 million MMBtu of gas per day at $2.21 per MMBtu, based upon the Houston Ship Channel Index.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1996

     The following table sets forth certain operating information of the Company for the periods presented:

                                           SIX MONTHS ENDED DECEMBER 31,
                                       -------------------------------------
                                                                 INCREASE/
                                         1995       1996        (DECREASE)
PRODUCTION DATA:
     Oil (MBbls).....................        184        143        (22.3)%
     Gas (MMcf)......................      2,428      2,814         15.9%
AVERAGE SALES PRICE:
     Oil (per Bbl)...................  $   16.04  $   21.59(a)      34.6%
     Gas (per Mcf)(b)................       1.72       2.40         39.5%
Average unit production cost per
  BOE(c).............................       4.16       5.00         20.2%
Average unit depreciation, depletion
  and amortization rate per BOE......       5.39       6.09         13.0%
------------
(a) Average sales price does not include the effects of hedge transactions.

(b) Average sales price for natural gas includes revenues received from the sale of natural gas liquids removed from the Company's gas production.

(c) Includes ad valorem and severance taxes.

     REVENUES. Oil and gas revenues for the six months ended December 31, 1996 were $9.8 million or 38.0% higher than oil and gas revenues of $7.1 million for the same period in 1995. The increase in oil and gas revenues was attributable primarily to additional production from natural gas well workovers in the Company's Cove field and increases in oil and gas prices. The effect of hedge transactions was immaterial.

     Gas plant and gas gathering revenues in the six months ended December 31, 1996 were $3.9 million compared with $4.9 million in the same period of 1995. This decrease is primarily a result of decreased gas gathering revenues of $2.5 million. In March 1996, Bellwether assumed a contract to purchase gas at $4.50 per MMBtu (the "Contract Assumption"), for which Bellwether received $9.9 million. As a result of this transaction, Bellwether ceased to recognize gas gathering revenues and expenses. In addition, Bellwether wrote off the remaining book value of the gas gathering system and has recorded a liability to cover the estimated future losses under the contract, which are charged to the liability as incurred. See Note 5 of the Notes to the Condensed Consolidated Financial Statements. Gas plant revenues in the six months ended December 31, 1996 increased by $1.5 million compared to the same period in 1995 due to increased prices and sales volumes.

     EXPENSES. Lease operating expenses for the six months ended December 31, 1996 totaled $3.1 million or 29.2% in excess of the $2.4 million for the six months ended December 31, 1995. Lease operating expenses per BOE were 20.2% higher in the six months ended December 31, 1996 when compared to the same period in 1995, due primarily to higher severance taxes from increases in oil and gas prices of 34.6% and 39.5%, respectively.

     Gas plant and gas gathering expenses were $1.8 million in the six months ended December 31, 1996 compared with $3.0 million for the prior period, reflecting the reduction in gas gathering activity relating to the Contract Assumption somewhat offset by higher payments from gas plant operations to producers under the Company's percent of proceeds contracts. The higher payments to producers resulted primarily from higher liquids prices received by the Company.

     Depreciation, depletion and amortization of $4.2 million for the six months ended December 31, 1996 reflects a 7.7% increase from $3.9 million in the same period in 1995, primarily because of an increase in oil and gas production and an increase in the depreciation, depletion and amortization rate per BOE, both of which were caused by increases in reserves due to the mergers, new drilling and workovers.

     General and administrative expenses were $1.5 million in the six months ended December 31, 1996 compared with $1.6 million in the 1995 period.

     Interest expense decreased to $520,000 for the six months ended December 31, 1996 from $956,000 in the same period of 1995. The Company used the proceeds from the Contract Assumption (described below) to reduce its outstanding indebtedness by $9.5 million.

     INCOME TAXES. Provision for federal and state income taxes for the six months ended December 31, 1996 is 37% of income.

     NET INCOME. Net income for the six months ended December 31, 1996 was approximately $1.7 million as compared to net income of $1,000 in the same period of 1995.

 COMPARISONS OF FISCAL YEARS ENDED JUNE 30, 1994, 1995 AND 1996

     The following table sets forth certain oil and gas production information of the Company for the periods presented:

                                            YEARS ENDED JUNE 30,
                                       -------------------------------
                                         1994       1995       1996
PRODUCTION DATA:
     Oil (MBbls).....................         71        216        334
     Gas (MMcf)......................      1,206      2,932      5,099
AVERAGE SALES PRICE:
     Oil (per Bbl)...................  $   15.27  $   16.89  $   17.81(a)
     Gas (per Mcf)(b)................       2.17       1.66       2.02(a)
Average unit production cost per
  BOE(c).............................       4.75       4.05       4.49
Average unit depreciation, depletion
  and amortization rate per BOE......       5.71       5.52       5.86
-----------------------------
(a) Average sales price does not include the effects of hedge transactions.

(b) Average sales price for natural gas includes revenues received from the sale of natural gas liquids removed from the Company's gas production.

(c) Includes ad valorem and severance taxes.

     REVENUES. Oil and gas revenues for fiscal 1996 were $15.7 million, or 84.7% higher than fiscal 1995 oil and gas revenues of $8.5 million. In 1995, oil and gas revenues were 129.7% higher than the fiscal 1994 oil and gas revenues of $3.7 million. The Company's acquisition of properties in two transactions are responsible for the increased revenues during fiscal 1995 and 1996. During the three year period, the volatility of oil and gas prices directly impacted revenues. Most significantly, average natural gas sales prices increased in fiscal 1996 to $2.02 per Mcf from $1.66 per Mcf in fiscal 1995. During fiscal 1996, the Company utilized various hedging transactions to manage a portion of the risks associated with oil and gas price volatility. As a result of these hedges, oil and gas revenues were $560,000 lower than what they otherwise would have been in fiscal 1996.

     Gas plant and gas gathering revenues were $8.7 million in fiscal 1996 compared to $10.7 million in fiscal 1995. Gas gathering revenues decreased to $3.4 million in fiscal 1996 from $5.0 million in fiscal 1995 due to the Contract Assumption in March 1996. Gas plant revenues were $5.3 million in fiscal 1996, or 7.0% lower than fiscal 1995 revenues of $5.7 million due primarily to decreased throughput, partially offset by a 6.9% increase in natural gas liquids prices. Fiscal 1995 gas plant revenues of $5.7 million were 26.7% higher than the $4.5 million in fiscal 1994. Such increase was due to the purchase of interests in the gas plant in July and December 1993 and a 16.0% increase in prices.

     EXPENSES. Production expenses for fiscal 1996 totaled $5.3 million, compared with $2.9 million in fiscal 1995 and $1.3 million in fiscal 1994. The 82.8% increase in fiscal 1996 over fiscal 1995 and the 123.1% increase between fiscal 1995 and 1994 were attributable primarily to acquisitions of producing properties.

     Gas plant and gas gathering expenses were $5.2 million in fiscal 1996 compared to $6.1 million in fiscal 1995. Gas gathering expenses decreased to $2.4 million in fiscal 1996 from $3.1 million in fiscal 1995 due to the Contract Assumption in March 1996. Gas plant expenses were $2.8 million or 6.7% lower in fiscal 1996 than in fiscal 1995 as a result of decreased throughput, offset partially by higher prices. In fiscal 1995, expenses were 24.6% higher than fiscal 1994 due to a full year of operations being reflected in fiscal 1995.

     Depreciation, depletion and amortization of $8.1 million reflects an increase of 52.8% for fiscal 1996 over $5.3 million in fiscal 1995. Such increase reflects a full year of production volumes from acquisitions and a 6.2% increase in the depreciation, depletion and amortization rate per net equivalent barrel due to additional costs associated with dry holes drilled in Fausse Pointe and Cove fields. In fiscal 1995, depreciation, depletion and amortization was 111.7% higher than the fiscal 1994 amount. This reflects additional production volumes from acquisitions and a full year of depreciation included for the Gas Plant and gas gathering facilities.

     General and administrative expenses totaled $3.0 million, $2.7 million and $1.2 million for the fiscal years ended June 30, 1996, 1995 and 1994, respectively. The fee under the Administrative Service Agreement with Torch accounted for $337,000 and $578,000 of the increase in general and administrative expenses in fiscal 1996 and fiscal 1995, respectively, and is due to the significant growth of assets and cash flows experienced by the Company. Additionally, acquisitions added to increases in salaries and other administrative overhead in fiscal 1995 compared with fiscal 1994.

     Interest expense increased to $1.6 million in fiscal 1996 from $1.2 million in fiscal 1995 and $721,000 in fiscal 1994. Such increase is due to the increase in bank debt which financed a portion of the acquisitions of properties. Interest rates were 7.3%, 7.9% and 6.2% at June 30, 1996, 1995 and 1994, respectively.

     The Company recorded a provision for income taxes of $46,000 in fiscal 1996. Actual payments of $126,000 in fiscal 1996 and $9,000 in fiscal 1995 relate to alternative minimum tax and state taxes. Prior to the merger with Hampton Resources Corporation ("Hampton") in 1995, the Company's net operating loss was sufficient to eliminate any deferred tax liability. Upon merging with Hampton, the Company was required to record a deferred tax liability of $2.4 million.

     NET INCOME. Net income of $982,000 was generated in fiscal 1996, as compared to $941,000 and $814,000 in fiscal 1995 and fiscal 1994, respectively.

CAPITAL RESOURCES AND LIQUIDITY

     The Company's principal sources of capital for the last three years have been borrowings under credit facilities with banks, cash flows from operations and public and private sales of equity securities. Borrowings from banks were $8.5 million, $25.9 million and $0.0 during the years ended June 30, 1994, 1995 and 1996 and cash flow from operations was $3.1 million, $5.3 million and $7.5 million during each of such periods. Increases in cash flows from operations are primarily attributable to the acquisitions made since 1993. The Company also issued 3.4 million shares of stock in a public offering in 1994 for total net proceeds of $17.2 million and issued an aggregate of 3.3 million shares of common stock in private transactions since July 1, 1993 in exchange for assets. In addition, during March 1996, the Company agreed to assume the purchase obligation under a gas purchase contract in the West Monroe field in Louisiana in exchange for a cash payment of $9.9 million. Under the terms of the contract, Bellwether and other producers were entitled to sell a specified quantity of gas for $4.50 per MMBtu. Bellwether supplied a substantial portion of the gas subject to purchase under the contract. Proceeds from the gas contract assumption were used to repay indebtedness.

     The Company's primary uses of capital have been to fund acquisitions and to fund its exploration and development operations. Since 1993, the Company has made two significant acquisitions: (i) the purchase of Odyssey Partners, Ltd. ("Odyssey") in 1994 for $5.6 million and 917,000 shares of Common Stock and
(ii) the purchase of Hampton in 1995 for $21.1 million and 1.0 million shares of Common Stock. The Company's expenditures for exploration and development were $1.0 million, $3.4 million and $6.9 million in 1994, 1995 and 1996, respectively.

     The Company's capital budget for the third and fourth quarters of fiscal 1997 is $8.1 million for its existing properties and $17.5 million for the Acquired Properties. The Company has identified $42.8 million of projects for all of such properties for fiscal 1998.

     Concurrently with the completion of the Offerings, the Company will enter into the $90 million New Credit Facility and will use borrowings under the New Credit Facility, together with the net proceeds from the Offerings, to repay in full outstanding indebtedness under the existing bank indebtedness. Outstanding indebtedness under the New Credit Facility upon consummation of the Transactions is anticipated to be $36.9 million.

     The Company believes that the net proceeds of the Offerings, together with borrowings under the New Credit Facility and internally generated cash flows, will be sufficient to fund the Transactions and the Company's capital budget through fiscal 1998.

 GAS BALANCING POSITIONS

     It is customary in the industry for various working interest partners to sell more or less than their entitled share of natural gas. The settlement or disposition of gas balancing positions as of June 30, 1996 is not anticipated to adversely impact the financial condition of the Company.

 FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 121

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS 121 establishes guidance for determining and measuring asset impairment and the required timing of asset impairment evaluations. The Company adopted SFAS 121 on July 1, 1996, and it did not have a material effect on the financial condition and results of operations of the Company based upon current economic conditions.

 FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123

     In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" which is effective for the Company beginning July 1, 1996. SFAS No. 123 permits, but does not require, a fair-value-based method of accounting for employee stock option plans which results in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue to use the current intrinsic-value-based method of accounting for such plans where no compensation expense is recognized. However, as required by SFAS 123, the Company will provide pro forma disclosure of net income and earnings per share in the notes to the consolidated financial statements as if the fair-value-based method of accounting had been applied.

 INFLATION

     Inflation has not had a material impact on the Company and is not expected to have a material effect on the Company in the future.

                            BUSINESS AND PROPERTIES

GENERAL

     Bellwether is an independent energy company primarily engaged in the acquisition, exploitation, development and exploration of oil and gas properties. The Company has grown and diversified its reserve base through the acquisition of oil and gas properties and the subsequent development of these properties. Bellwether's estimated net proved reserves have increased at a compounded annual growth rate of 65.9% from 1.6 MMBOE as of June 30, 1993 to 7.3 MMBOE as of June 30, 1996. During this period, average net daily production increased at a compounded annual growth rate of 63.1% from 745.0 BOE/d in fiscal 1993 to 3,235.0 BOE/d in fiscal 1996, and EBITDA increased at a compounded annual growth rate of 89.0% from $1.6 million in fiscal 1993 to $10.8 million in fiscal 1996. The Company's net cash flows from operations have increased at a compounded annual growth rate of 67.4%, from $1.6 million in fiscal 1993 to $7.5 million in fiscal 1996. The Company believes its primary strengths are a demonstrated ability to identify and acquire properties which have significant potential for further exploitation, development and exploration, an inventory of development and exploration projects, expertise in the use of advanced technologies such as 3-D seismic and horizontal drilling and a conservative capital structure supportive of continued investment in its core properties as well as additional acquisitions.

     The Company has recently agreed to acquire the oil and gas properties and associated working capital owned by partnerships and other entities managed or sponsored by Torch. Bellwether believes that the Pending Acquisition provides the opportunity to significantly increase reserves and cash flow at an attractive price while providing opportunities for future reserve growth through exploitation and exploration activities. On a pro forma basis, Bellwether's estimated net proved reserves as of June 30, 1996 were 46.6 MMBOE (86% developed and 62% natural gas), with a PV-10 Value (pre-tax) of $260.1 million. Pro forma average daily net production was 22.7 MBOE/d for fiscal 1996 and pro forma EBITDA for fiscal 1996 was $75.0 million, excluding non-recurring gas contract settlements payable to the Company aggregating $18.9 million. Following the Pending Acquisition, the Company's properties will be concentrated in Texas, Louisiana, Alabama, California and the Gulf of Mexico.

     In fiscal 1994, the Company reincorporated from Colorado to Delaware. The Company's address is 1331 Lamar, Suite 1455, Houston, Texas 77010, and its phone number is (713) 650-1025.

BUSINESS STRATEGY

     Bellwether's strategy is to maximize long-term shareholder value through aggressive growth in reserves and cash flow, using advanced technologies, implementation of a low cost structure and maintenance of a capital structure supportive of growth. Bellwether expects the additional cash flows from the Acquired Properties will finance a significant portion of its growth strategy. Key elements of this strategy are:

 OPPORTUNISTIC ACQUISITIONS

     Bellwether seeks to acquire properties that have produced significant quantities of oil and gas and have upside potential which can be exploited using 3-D seismic, CAEX, horizontal drilling, workovers and other enhanced recovery techniques. Such acquisitions have included the Fausse Pointe field in south Louisiana, the Cove field offshore Texas and the Fort Trinidad field in east Texas.

 EXPLOITATION AND DEVELOPMENT OF PROPERTIES

     The Company actively pursues the exploitation of its properties through recompletions, waterfloods and development wells, including horizontal drilling. Examples of recent exploitation successes include a five well workover program and two development wells in the Cove field, which increased Bellwether's average net production in this field from 1.0 MMcf/d in January 1996 to 11.1 MMcf/d in February 1997. In addition, the Company recently drilled a successful horizontal development well into the Buda formation in the Fort Trinidad field which tested in January 1997 at 420 Bbls/d of oil. Bellwether also initiated a waterflood project in the Fort Trinidad field during fiscal 1996. Future planned exploitation projects include in excess of 20 horizontal drilling locations in the Buda and Glen Rose B formations in the Fort Trinidad field and up to three horizontal drilling locations to exploit the Company's exploratory success in the Giddings field in the Austin Chalk formation. In addition, because the Sellers were formed to distribute net cash flows rather than reinvest in the exploitation of the Acquired Properties, the Company believes that such properties will provide significant exploitation and development opportunities. The Company's exploitation budget for fiscal 1997 is $8.6 million, of which approximately $4.8 million had been spent as of December 31, 1996. During fiscal 1997, the capital expenditures on the Acquired Properties are estimated to be $23.2 million of which $5.7 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploitation projects totaling $25.2 million (including amounts to be spent on the Acquired Properties).

 EXPLORATION ACTIVITIES

     The Company's exploration activities focus on projects with potential for substantial reserve increases. In January 1997, the Company completed a successful exploration well in the Austin Chalk formation in the Giddings field in central Texas. Exploration projects in the remainder of fiscal 1997 and in fiscal 1998 include multiple wells in the Fausse Pointe field and an exploration well west of the Cove field, both of which are operated by the Company. In addition, the Company also expects the Acquired Properties to present exploration opportunities. For example, in the Ship Shoal complex in the Gulf of Mexico, the Sellers declined to acquire available 3-D seismic surveys and to participate in six offshore exploration or exploitation wells in 1996, all of which were successful. The Company plans to acquire this and other 3-D seismic surveys of the Acquired Properties and to participate in future wells based on its interpretation of the data. During fiscal 1997, the Company has budgeted $4.8 million for exploration, of which $2.1 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploration projects totaling $17.6 million (including amounts to be spent on the Acquired Properties).

 ADVANCED TECHNOLOGY

     The Company seeks to improve the efficiency and reduce the risks associated with its exploration and exploitation activities using advanced technologies. These advanced technologies include 3-D seismic, CAEX techniques and horizontal drilling. The Company acquired a 3-D survey on the Cove field, conducted a 3-D survey on the Fausse Pointe field and plans to acquire three 3-D surveys on certain of the Acquired Properties. The Company believes its existing properties and the Acquired Properties will benefit from the application of advanced technologies.

 TORCH RELATIONSHIP

     The Company operates under an Administrative Services Agreement with Torch. Torch has a staff of 39 geologists, geophysicists, reserve engineers and landmen and 59 financial personnel and professionals. The Company believes that its relationship with Torch provides it with access to acquisition opportunities and financial and technical expertise that are generally only available to significantly larger companies. In addition, the fees payable to Torch reduce significantly on a BOE basis as the Company's asset base and production grow.

 LOW COST STRUCTURE

     The Company's cost structure will benefit from the Pending Acquisition and the Company believes that its larger asset and production base will allow it to maintain a low cost structure prospectively. Because general and administrative costs are spread over higher production, pro forma general and administrative costs per BOE in fiscal 1996 and the six months ended December 31, 1996 were $1.00 and $0.99, respectively, compared with $2.55 and $2.37, respectively, on a historical basis.

PENDING ACQUISITION

     In March 1997, the Company agreed to purchase the Acquired Properties and an estimated $18.0 million of working capital for $188.3 million, plus the Contingent Payment. The effective date of the Pending Acquisition is July 1, 1996 and the estimated net adjusted purchase price assuming an April 9, 1997 closing date is $141.8 million plus the Contingent Payment. As of June 30, 1996, estimated net proved reserves attributable to the Acquired Properties were 39.2 MMBOE (89% developed and 59% gas) with a PV-10 Value (pre-tax) of $212.0 million.

     The Company will finance the cash portion of the Pending Acquisition and related fees, estimated to aggregate $173.2 million, including the repayment of an estimated $12.0 million of existing indebtedness, with the proceeds of the Offerings (estimated to be $136.3 million) and $36.9 million of borrowings under its New Credit Facility. Torch and a subsidiary of Torchmark, the parent corporation of a Selling Stockholder, have interests in the Acquired Properties and will receive an estimated $18.0 million and $12.7 million, respectively, of the purchase price paid for the Acquired Properties. Torch and Torchmark will also receive fees payable in cash and Common Stock in connection with the Pending Acquisition aggregating an estimated $3.3 million. See "Risk
Factors -- Conflicts of Interest" and "Transactions with Related Persons." In addition, certain of the Sellers own properties the production from which qualifies for tax credits under Section 29 of the Internal Revenue Code of 1986. Torch will pay such Sellers $250,000 and will enter into agreements with Bellwether which will transfer the Section 29 tax credits to Torch.

     The Company has identified for divestiture non-core properties representing approximately 10% of the estimated net proved reserves attributable to the Acquired Properties as of June 30, 1996. These properties are primarily small working interests in geographically diverse locations, with generally low production rates and cash flows, and limited potential for development. The Company expects to sell these properties during fiscal 1997 and fiscal 1998. The net proceeds from these divestitures, which will be used to repay indebtedness, is currently estimated to be $15 million, but will depend on prevailing market conditions at the time of sale.

     Because Torch has an equity interest in the Sellers and Torch will receive fees and other consideration in connection with the Pending Acquisition, Bellwether's Board of Directors formed the Special Committee composed of four directors not affiliated with Torch or the Sellers to review and approve the terms of the purchase of the Acquired Properties. Bellwether retained Principal to render its opinion to the Special Committee and the Board of Directors that the Pending Acquisition was fair to Bellwether from a financial point of view. The Special Committee also retained legal counsel to represent it, and retained Ryder Scott to audit the report of estimated reserves attributable to the Acquired Properties prepared by Torch and upon which Bellwether based its offer for the Acquired Properties. On March 19, 1996, Principal gave its opinion to the Special Committee that the Pending Acquisition was fair to Bellwether from a financial point of view, and on that date the Special Committee approved the Pending Acquisition and all fees and other consideration to be paid to Torch in connection therewith.

 THE CONTINGENT PAYMENT

     In addition to the cash portion of the purchase price, Bellwether has agreed to pay the Sellers the Contingent Payment up to a maximum of $9.0 million, based on the prices of gas in 1997. The Contingent Payment will equal the average monthly NYMEX price for gas during 1997 minus $2.10 per MMBtu, multiplied by 13.6 million (representing 75% of the Company's estimated 1997 gas production from the Acquired Properties). For months prior to the closing date, the actual NYMEX prices will be used, and for months after closing, the NYMEX futures price will be used.

STRUCTURE OF THE PENDING ACQUISITION

     The interests of the Sellers in the Acquired Properties were structured differently to satisfy the investment goals of the investors. Certain Sellers are limited partnerships which own either working interests or net profits interests that burden working interests. Several investors made loans secured by mortgages of working interests or net profits interests owned by the Sellers. In addition, certain Sellers directly acquired net profits interests burdening working interests. In general, a subsidiary of Torch owns the working interests burdened by net profits interests owned by the Sellers.

     The acquisition of the Acquired Properties is structured as a merger of certain of the Sellers which are limited partnerships into a subsidiary of Bellwether and the acquisition of general and limited partnership interests in other partnerships. Each Seller (other than such partnerships) which owns net profits interests will convey such net profits interests to Bellwether's subsidiary, and the stock of each subsidiary of Torch which owns working interests burdened by the net profits interests will be sold by Torch to Bellwether. Bellwether will merge the subsidiary into Bellwether simultaneously with the closing of the Offerings and the Pending Acquisition so that a substantial portion of the Acquired Properties will be held directly by Bellwether. One of the Sellers has notified Bellwether that, because of public notice requirements applicable to such Seller, it is unable to execute the Acquisition Agreement before April 15, 1997. Bellwether will not acquire the interest of such Seller in the Acquired Properties, or the related interests in such properties owned by Torch and its affiliates at the closing. Bellwether has agreed to acquire the interests of such Seller and the related interests of Torch and its affiliates on April 15, 1997, if such Seller executes the Acquisition Agreement on or before such date. No assurances can be made that such Seller will execute the Acquisition Agreement. The net purchase price of the properties owned by such Seller and the related interests of Torch and its affiliates is less than $2.2 million, and the failure to acquire such interests is not expected to have a material effect on Bellwether.

     In the purchase agreement covering the Pending Acquisition, the Sellers will make a special warranty of their title to the properties, and customary warranties as to power and authority to effect the transactions. Neither the Sellers nor Torch will make any representation or warranty with respect to environmental or operational matters with respect to the properties. Bellwether will assume all such liabilities, including those which are unknown or contingent, and including those which arise prior to the closing of the Pending Acquisitions. See "Risk Factors -- Acquisition Risks."

ACQUISITION HISTORY

     Bellwether has increased its reserves, production and cash flows through a series of acquisitions since July 1, 1993. In July 1993, the Company acquired through a joint venture, for $8.5 million, an interest in the Snyder Gas Plant and the Diamond M-Sharon Ridge Gas Plant (collectively, the "Gas Plant"), the operations of which were subsequently consolidated.

     In December 1993, the Company acquired by merger Associated Gas Resources, Inc. ("AGRI"), a corporation owned by an institutional investor and managed by Torch for a total cost of $7.0 million principally consisting of Common Stock. AGRI's assets included additional interests in the Gas Plant and a 300 mile gas gathering system in Union Parish, Louisiana ("Monroe Gathering System"), that serves the Monroe Gas field.

     In August 1994, the Company acquired Odyssey for $9.6 million consisting of cash and Common Stock. Included among the assets of Odyssey was the Fausse Pointe field in south Louisiana. The Company has conducted a 54 square mile 3-D seismic survey and is conducting exploitation and development activities in the Fausse Pointe field. See "Principal Properties."

     In February 1995, the Company completed the acquisition of Hampton for $25.9 million consisting of cash and Common Stock. Included among the assets of Hampton were the Cove field and the Fort Trinidad field.

     In February 1997, the Company acquired a 25% interest in the Mud Lake field from Nuevo for a net purchase price of $2.0 million in cash. The Company plans to commence a 45 square mile 3-D seismic survey in the Mud Lake field in March 1997.

PRINCIPAL PROPERTIES

     The following table sets forth certain information, as of June 30, 1996, which relates to the oil and gas properties owned by Bellwether and to the Acquired Properties:

                                                     ESTIMATED                                                  PV-10
                                                     NET PROVED                                                 VALUE
                                                      RESERVES                   1996 NET PRODUCTION          (PRE TAX)
                                           ------------------------------   ------------------------------   -----------
                                             OIL        GAS                   OIL        GAS                     (IN
                                           (MBBLS)    (MMCF)      MBOE      (MBBLS)    (MMCF)      MBOE      THOUSANDS)
CURRENTLY OWNED PROPERTIES:
     Cove field, TX.....................         7      10,401      1,741        2        1,002        169    $  12,876
     Fort Trinidad field, TX............       454       3,007        955       24          152         49        5,684
     Fausse Pointe field, LA............       127       3,736        750     --         --         --            4,068
     Other..............................     1,220      16,052      3,895      308        3,945        966       25,512
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
          Total currently owned.........     1,808      33,196      7,341      334        5,099      1,184    $  48,140
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
ACQUIRED PROPERTIES:
     Waddell Ranch complex, TX..........     4,086       6,004      5,086      245          849        386    $  23,338
     Blue Creek field, AL...............     --          8,938      1,490     --          1,075        179       12,946
     High Island A-334 field,
       Gulf of Mexico...................       290       7,521      1,544       80        3,330        635       11,634
     Ship Shoal complex, Gulf of
       Mexico...........................     1,042       4,617      1,811      175          527        263       11,095
     Pt. Pedernales field, CA...........     4,846       3,236      5,385      802       --            802        9,453
     West Chalkley field, LA............        31       5,232        903       10          753        135        7,758
     Other..............................     5,755     103,509     23,007    1,478       19,477      4,725      135,768
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
          Total Acquired Properties..       16,050     139,057     39,226    2,790       26,011      7,125    $ 211,992
                                           =======   =========  =========   =======   =========  =========   ===========
               Total pro forma..........    17,858     172,253     46,567    3,124       31,110      8,309    $ 260,132
                                           =======   =========  =========   =======   =========  =========   ===========

     The following is a description of the principal properties currently owned by Bellwether and the Acquired Properties:

  CURRENTLY OWNED PROPERTIES

     COVE FIELD. The Cove field is located in state waters nine miles offshore Texas. Bellwether operates the field and controls 2,880 acres with a 90.0% working (73.0% net revenue) interest in 5 wells (4.5 net) and a 42.1% working (34.2% net revenue) interest in a sixth well (0.4 net). The Company acquired the field in February 1995 and subsequently gained access to a 25 square mile 3-D seismic survey covering the field. Bellwether's exploitation activities have included a five well workover program and two development wells. These activities increased net production from 1.0 MMcf/d in January 1996 to 11.1 MMcf/d in February 1997. The Company has budgeted $3.3 million for development of the Cove field in fiscal 1997 and has identified projects totaling $3.8 million for 1998.

     The Company expects to drill an exploration well in July 1997 on acreage which it owns to the west of the currently producing wells. The targets include gas production from formations at approximately 14,000 feet and 15,000 feet.

     FORT TRINIDAD FIELD. The Fort Trinidad field is located in east Texas. Bellwether owns a 47.9% working (41.0% net revenue) interest in the Dexter Unit waterflood and a 38.7% working (32.3% net revenue) interest in the Upper Glen Rose Unit. The waterflood was initiated in December 1995 in the Dexter reservoir which had cumulative production of 6.4 MMBbls. In December 1996, net production from 13 wells (5.5 net) averaged 125 BOE/d. The operator of both units is Parten Operating Company.

     The Company is currently evaluating horizontal drilling development opportunities for the Buda, Georgetown, Edwards and Glen Rose reservoirs on 19,000 acres that are held by production. Additionally,

Bellwether has entered into a joint venture with Moran Resources Company to develop 2,700 acres with the drilling of three horizontal wells in the Buda reservoir. The first well was completed in January 1997 and is currently being tested at 420 Bbls/d. Bellwether owns a 30.0% working (22.5% net revenue) interest in the drilling program. The Company has budgeted $1.5 million in development capital for the Fort Trinidad field in fiscal 1997 and has identified projects totaling $5.6 million in fiscal 1998.

     FAUSSE POINTE FIELD. The Fausse Pointe field is located in south Louisiana. Since its discovery in the mid 1930's, over 50 MMBbls of oil and 200 Bcf of gas have been produced from 19 producing formations ranging in depth from 1,000 feet to 14,000 feet. Bellwether acquired its undeveloped interest in the field in fiscal 1995 and operates the seismic and drilling program in the field with a 19.5% working (14.2% net revenue) interest in the 8,250-acre State Lease No. 293 and a 26.0% working interest (19.9% net revenue interest) in 5,198 acres of private leases and lease options. In 1995, the Company initiated and completed a 54 square mile 3-D seismic survey. In 1996, Bellwether drilled a south flank exploration well which was plugged due to mechanical difficulties and drilled an unsuccessful east flank exploration well and south flank development well which was spudded in December 1996. Bellwether expects to drill a third south flank well in April 1997. The Company has budgeted $4.4 million for additional development and exploration of the field in fiscal 1997 and has identified projects totaling $2.5 million for fiscal 1998. Additional drilling prospects on the north and south flanks are also being evaluated.

  ACQUIRED PROPERTIES

     WADDELL RANCH COMPLEX. The Waddell Ranch complex, comprising fields located in west Texas, was discovered in the 1930s. The Acquired Properties include fee interests, net profits interests and working interests that approximate a composite 10.2% working (10.0% net revenue) interest in 76,921 gross (7,876 net) acres and 1,350 gross (138 net) wells. Production is from a number of formations from depths between 2,000 and 6,000 feet, including the upper Permian Grayburg (3,200 feet), San Andres (3,400 feet) and lower Clearfork Tubb (4,200 feet) formations. Over 400 MMBbls of oil and 1,000 Bcf of gas have been produced from over 3,000 wells since the initial discovery. Peak production rates occurred in the early 1960's but the field has experienced a resurgence of activity in the 1990's with renewed drilling, waterflood expansion and completion of a 79 square mile 3-D seismic survey. The resulting net production has increased from 1.4 MBOE/d in 1990 to 1.7 MBOE/d in December 1996. The Waddell Ranch complex is operated by Burlington Resources Oil & Gas Company, with Coastal Management Corporation acting as contract operator. The Company's estimated capital expenditures for identified exploitation and exploration projects in this complex for fiscal 1997 is $2.9 million, with identified projects totaling $2.4 million for fiscal 1998.

     BLUE CREEK FIELD. The Blue Creek field is located in the Black Warrior Basin in Alabama. The Acquired Properties include a weighted average 15.2% royalty interest in 9,918 acres with 168 wells. The field was developed from 1988 through 1991 and produces coalbed methane gas from Pennsylvanian coal seams at depths of 700 feet to 2,500 feet. Average coal seam thickness is between 10 feet and 35 feet. Average net production during December 1996 was 4.5 MMcf/d. The field is operated by River Gas Corporation.

     HIGH ISLAND BLOCK A-334 FIELD. The High Island Block A-334 field is located in federal waters 110 miles southeast of Galveston, Texas in 230 feet of water. The Acquired Properties include an average 25.0% working (20.8% net revenue) interest in 10,000 gross (2,500 net) acres with 16 gross (4.0 net) wells. This field is operated by Union Oil Company of California ("Unocal"). Production is from two gas reservoirs and one oil reservoir at depths ranging from 3,500 feet to 6,000 feet. Average net production during December 1996 was 1,194 BOE/d. A 3-D seismic survey has been conducted on a portion of this acreage, and the Company plans to review the survey as part of its due diligence investigation of the Pending Acquisition.

     SHIP SHOAL COMPLEX. The Ship Shoal properties are located in federal waters 120 miles southwest of New Orleans in 125 feet of water. The complex comprises working interests in eight blocks which include the Ship Shoal Block 208, Block 230 and Block 239 fields. The Acquired Properties consist of working interests in the three fields ranging from 9.7% to 29.3% with a 1/6 royalty burden. The 31 wells (5.8 net) in the complex are operated by Kerr-McGee Corporation. Production is from a variety of formations ranging from 2,000 feet to 12,000 feet. The fields have produced over 128 MMBbls of oil and 649 Bcf of gas since their discovery in 1963. Average net production during December 1996 was 1.4 MBOE/d. Since 1990, Kerr-McGee has been actively redeveloping the field and has drilled 11 successful wells including four exploratory wells. A 3-D seismic survey has been conducted on this acreage, and the Company plans to purchase the survey as part of its due diligence investigation of the Pending Acquisition. The Company's estimated capital expenditures for identified exploitation and exploration projects in this complex for fiscal 1997 is $4.6 million, with identified projects totaling $6.9 million for fiscal 1998.

     POINT PEDERNALES FIELD. The Acquired Properties include a 19.7% working (16.4% net revenue) interest in 9,500 gross (1,871 net) acres in federal waters offshore California. The field is located approximately 4.5 miles offshore in 242 feet of water. Production is from the Monterey Shale formation at depths of between 3,800 feet and 5,300 feet. Average net production from 14 gross (2.8 net) wells during December 1996 was 1.5 MBOE/d. The Point Pedernales field is operated by Nuevo, which owns the other 80.3% working interest. Torch acts as contract operator of this field for Nuevo. This property was purchased from Unocal and six other major oil companies in 1993 and has seen significant activity with production optimization, de-bottlenecking of facilities and the drilling of three new wells. The Company has identified capital expenditures of $3.9 million for two additional wells and a gas processing plant for this field in fiscal 1997. Pursuant to the 1993 purchase agreement, Bellwether's maximum realized oil price is capped at $9.00/Bbl for the projected life of this field.

     WEST CHALKLEY FIELD. The West Chalkley field is located in south Louisiana. The Acquired Properties include a 2.3% working (1.9% net revenue) interest in 5 gross (0.1 net) wells producing from the Miogyp "B" reservoir at an average depth of 14,400 feet and operated by Exxon Company USA. A sixth well (0.1 net) is completed in the lower Miogyp at 15,400 feet and operated by Torch. The Sellers own a 9.3% working (7.1% net revenue) interest in the Torch-operated well. Average net production for the field during December 1996 was 0.3 MBOE/d. Future plans include the recompletion of the Torch-operated well to the main field pay interval.

RESERVES

     The following table sets forth certain information regarding the estimated net proved oil and gas reserves of the Company, the estimated net proved reserves attributable to the Acquired Properties and the pro forma estimated net proved reserves of the Company as of June 30, 1996:

                                                       ACQUIRED      COMPANY
                                           COMPANY    PROPERTIES    PRO FORMA
Proved developed:
     Oil (MBbls)........................     1,494        13,536       15,030
     Gas (MMcf).........................    22,698       128,242      150,940
     MBOE...............................     5,277        34,910       40,187
Proved undeveloped:
     Oil (MBbls)........................       314         2,514        2,828
     Gas (MMcf).........................    10,498        10,815       21,313
     MBOE...............................     2,064         4,316        6,380
Total Proved:
     Oil (MBbls)........................     1,808        16,050       17,858
     Gas (MMcf).........................    33,196       139,057      172,253
     MBOE...............................     7,341        39,226       46,567
PV-10 Value (pre-tax) ($000)............   $48,140     $ 211,992    $ 260,132

     The Company's historical proved reserves were estimated by Williamson, independent petroleum reserve engineers, whose report is attached as Exhibit A, and the proved reserves attributable to the Acquired Properties were estimated by the Company and audited by Ryder Scott, whose report is attached hereto as Exhibit B. Ryder Scott reviewed properties representing 84% of the PV-10 Value (pre-tax) of the Acquired Properties.

     All of the Company's oil and gas reserves are located onshore in the United States or in state or federal waters.

     In general, estimates of economically recoverable oil and natural gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, assumptions concerning future oil and natural gas prices and future operating costs and the assumed effects of regulation by governmental agencies, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. Estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The Company's actual production, revenues, severance and excise taxes and development and operating expenditures with respect to its reserves will vary from such estimates, and such variances could be material. See "Risk
Factors -- Estimates of Oil and Gas Reserves."

     Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

     In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. See "Risk Factors -- Volatility of Oil and Gas Prices and Markets."

ACREAGE

     The following table sets forth the acres of developed and undeveloped oil and gas properties in which the Company held an interest as of June 30, 1996. Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

                                            GROSS       NET
Developed Acreage.......................   481,446     110,513
Undeveloped Acreage.....................    63,549      56,713
                                           -------   ---------
     Total..............................   544,995     167,226
                                           =======   =========

PRODUCTIVE WELLS

     The following table sets forth Bellwether's gross and net interests in productive oil and gas wells as of June 30, 1996. Productive wells are producing wells and wells capable of production.

                                           GROSS      NET
Oil Wells...............................    359        60.82
Gas Wells...............................    483        72.98
                                           -----   ---------
     Total..............................    842       133.80
                                           =====   =========

DRILLING ACTIVITY

     The following table sets forth the results of drilling activity by the Company for the last three fiscal years.

                                            EXPLORATORY WELLS
                         -------------------------------------------------------
                                   GROSS                         NET
                         --------------------------   --------------------------
                                       DRY                          DRY
                         PRODUCTIVE   HOLES   TOTAL   PRODUCTIVE   HOLES   TOTAL
1994..................         1        1        2       0.10      0.20    0.30
1995..................         3        4        7       0.27      0.65    0.92
1996..................         2        3        5       0.34      0.39    0.73

                                            DEVELOPMENT WELLS
                         -------------------------------------------------------
                                   GROSS                         NET
                         --------------------------   --------------------------
                                       DRY                          DRY
                         PRODUCTIVE   HOLES   TOTAL   PRODUCTIVE   HOLES   TOTAL
1994..................         1        2        3       0.08      0.27    0.35
1995..................         1        2        3       0.30      0.18    0.48
1996..................        17        1       18       0.93      0.04    0.97

     During the three years ended June 30, 1996, the Company's principal drilling activities occurred in the continental United States and offshore in Texas state waters. The Company had three gross (0.66 net) wells drilling at June 30, 1996.

GAS PLANT

     The Company acquired interests in the Snyder Gas Plant and the Diamond M-Sharon Ridge Gas Plant in 1993. These plants are located in the Horseshoe Atoll reef area in the Permian Basin of West Texas. The Diamond M-Sharon Ridge Plant was subsequently dismantled and gas previously processed at the plant is currently processed at the Snyder Gas Plant. The Gas Plant is a cryogenic gas plant with 60.0 MMcf/d capacity and a carbon dioxide removal facility. The Company owns a 11.9% interest in the Gas Plant and a 35.8% interest in gas processed under contracts with the Diamond M-Sharon Ridge Gas Plant, which results in an approximate 15% interest in all gas processed by the Gas Plant. The Company also owns an interest in the 650 mile gathering system connected to the Gas Plant. The Gas Plant is operated by a subsidiary of Torch.

     The Gas Plant operated at 34% of capacity in fiscal 1996. The operator of the Sacroc Unit, which currently supplies over 70% of the plant's inlet volume, has identified several areas within the Unit that have not been effectively flooded and is evaluating a large capital project to initiate carbon dioxide flooding in these areas. Two other operators in the area have disclosed plans to commence two additional carbon dioxide flood development programs. No assurance can be made, however, that any additional deposits of gas will be dedicated to the Gas Plant.

     The Gas Plant generally processes gas under percent of proceeds contracts, in which the plant is entitled to a percent of the liquids extracted from the processed gas stream. In these cases the Gas Plant typically retains 60.0% to 66.7% of the extracted liquids. In some cases, the Gas Plant processes gas for a fixed fee per Mcf. In these instances the Gas Plant does not retain any of the extracted liquids.

TITLE TO PROPERTIES

     Bellwether believes that the title to its oil and gas properties is good and defensible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions which, in the opinion of the Company, are not so material as to detract substantially from the use or value of such properties. The Company's properties are typically subject, in one degree or another, to one or more of the following: royalties and other burdens and obligations, express or implied, under oil and gas leases; overriding royalties and other burdens created by the Company or its predecessors in title; a variety of contractual obligations (including, in some cases, development obligations) arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles; back-ins and reversionary interests arising under purchase agreements and leasehold assignments; liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing obligations to unpaid suppliers and contractors and contractual liens under operating agreements; pooling, unitization and communitization agreements, declarations and orders; and easements, restrictions, rights-of-way and other matters that commonly affect oil and gas producing property. To the extent that such burdens and obligations affect the Company's rights to production revenues, they have been taken into account in calculating the Company's net revenue interests and in estimating the size and value of the Company's reserves. Bellwether believes that the burdens and obligations affecting the Company's properties are conventional in the industry for properties of the kind owned by the Company.

OTHER PROPERTIES

     The Company's headquarters are located in Houston, Texas, in approximately 1,200 square feet of leased space.

EMPLOYEES

     The Company had eight employees on January 1, 1997.

LITIGATION

     The Company is a defendant in various legal proceedings and claims which arise in the ordinary course of Bellwether's business. Bellwether does not believe the ultimate resolution of such actions will have a material effect on the Company's financial position or results of operations.

COMPETITION, MARKETS AND REGULATION

  COMPETITION

     The oil and gas industry is highly competitive in all of its phases. Bellwether encounters competition from other oil and gas companies in all areas of the Company's operations, including the acquisition of reserves and producing properties and the marketing of oil and gas. Many of these companies possess greater financial and other resources than the Company. Competition for producing properties is affected by the amount of funds available to the Company, information about a producing property available to the Company and any standards established by the Company for the minimum projected return on investment. Because gathering systems and related facilities are the only practical method for the intermediate transportation of gas, competition for gas delivery is presented by other pipelines and gas gathering systems. Competition may also be presented by alternate fuel sources.

  MARKETS

     Bellwether's ability to market oil and gas from the Company's wells depends upon numerous factors beyond the Company's control, including the extent of domestic production and imports of oil and gas, the proximity of the gas production to gas pipelines, the availability of capacity in such pipelines, the demand for oil and gas by utilities and other end users, the availability of alternate fuel sources, the effects of inclement weather, state and federal regulation of oil and gas production and federal regulation of gas sold or transported in interstate commerce. No assurances can be given that Bellwether will be able to market all of the oil or gas produced by the Company or that favorable prices can be obtained for the oil and gas Bellwether produces.

     In view of the many uncertainties affecting the supply of and demand for oil, gas and refined petroleum products, the Company is unable to predict future oil and gas prices and demand or the overall effect such prices and demand will have on the Company. The marketing of oil and gas by Bellwether can be affected by a number of factors which are beyond the Company's control, the exact effects of which cannot be accurately predicted. See "Risk Factors -- Volatility of Oil and Gas Prices and Markets."

     During fiscal 1996, no single customer accounted for more than 10% of the Company's revenues. Bellwether does not believe that the loss of any of the Company's oil purchasers would have a material adverse effect on the Company's operations. Additionally, since substantially all of the Company's gas sales are on the spot market, the loss of one or more gas purchasers should not materially and adversely affect the Company's financial condition.

FEDERAL REGULATION

  SALES OF GAS

     Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated prices for all "first sales" of gas. Thus, all sales of gas by the Company may be made at market prices, subject to applicable contract provisions.

  TRANSPORTATION OF GAS

     The rates, terms and conditions applicable to the interstate transportation of natural gas by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act ("NGA"), as well as under section 311 of the Natural Gas Policy Act ("NGPA"). Since 1985, the FERC has implemented regulations intended to make gas transportation more accessible to gas buyers and sellers on an open-access, nondiscriminatory basis.

     Most recently, in Order No. 636, ET SEQ., the FERC promulgated an extensive set of new regulations requiring all interstate pipelines to "restructure" their services. The most significant provisions of Order No. 636 (i) require that interstate pipelines provide firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service, and convert each pipeline's bundled firm city-gate sales service into unbundled firm transportation service; (ii) issue blanket certificates to pipelines to provide unbundled sales service; (iii) require that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all gas supplies, whether purchased from the pipeline or elsewhere; (iv) require that pipelines provide a new, non-discriminatory "no-notice" transportation service; (v) establish two new, generic programs for the reallocation of firm pipeline capacity; (vi) require that all pipelines offer access to their storage facilities on a firm and interruptible, open access, contract basis; (vii) provide pregranted abandonment of unbundled sales and interruptible and short-term firm transportation service and conditional pregranted abandonment of long-term transportation service; (viii) modify transportation rate design by requiring all fixed costs related to transportation to be recovered through the reservation charge under the straight fixed variable ("SFV") method. The order also recognized that the elimination of city-gate sales service and the implementation of unbundled transportation service would result in considerable costs being incurred by the pipelines. Therefore, Order No. 636 provided mechanisms for the recovery by pipelines from present, former and future customers of certain types of "transition" costs likely to occur due to these new regulations.

     In subsequent orders, the FERC substantially upheld the requirements imposed by Order No. 636. Pursuant to Order No. 636, pipelines and their customers engaged in extensive negotiations in order to develop and implement new service relationships under Order No. 636. Tariffs instituting these new restructured services were placed into effect on all pipelines on or before November 1, 1993. The final form of the FERC's open-access rules, the tariff and related provisions by which Order No. 636 ET SEQ. have been implemented by the interstate pipelines and the flow-through of transition costs are subject to final administrative and judicial action. In this regard, numerous parties filed for judicial review of Order No. 636, ET SEQ., and the United States Court of Appeals for the District of Columbia Circuit recently issued its decision largely upholding the basic elements of the order. Further review of and revisions to the FERC's orders is still possible, and related appeals remain pending. The Company cannot predict the final outcome of the FERC's open-access series of orders, but the outcome of these proceedings and future action by the FERC respecting open access transportation could have an effect on the Company's operations and the costs of transporting and selling natural gas.

     The FERC is currently considering several other rules intended to streamline its regulation of the industry and promote competition. One deals with pipeline rates. For decades, the principal methodology used to set interstate pipeline rates has been based on the actual cost to provide that service. In recent years regulators have concluded that sufficient competition may exist in certain markets to allow a relaxation of this historic approach. In January 1996, the FERC issued a statement of policy and request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology and set forth the criteria that the FERC will use to evaluate proposals to charge market-based rates for the transportation of natural gas. The FERC also requested comments on whether it should allow gas pipelines the flexibility to negotiate the terms and conditions of transportation service with prospective shippers. In another rulemaking, the FERC is considering how to alter its regulations to promote the fair and effective release and recontracting of pipeline capacity from one shipper to another, and whether and to what extent such transactions should be regulated where the market is demonstrably competitive. In this regard, an experimental pilot program implementing certain new procedures will be implemented in the 1996-97 winter heating season. Lastly, the FERC has issued a policy statement on how interstate pipelines can recover in rates the costs of new facilities. While the policy may affect the Company and other producer-shippers only indirectly, the policy should enhance competition in new markets and encourage the construction of gas supply laterals. As to all of these matters, the Company cannot predict what further action the FERC will take; however, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers, gatherers and marketers with which it competes.

 SALES AND TRANSPORTATION OF OIL

     Sales of oil and condensate can be made by the Company at market prices not subject at this time to price controls. The price that the Company receives from the sale of these products will be affected by the cost of transporting the products to market. As required by the Energy Policy Act of 1992, the FERC revised its regulations governing the transportation rates that may be charged by oil pipelines. The new rules, which were effective January 1, 1995, provide a simplified, generally applicable method of regulating such rates by use of an index for setting rate ceilings. In certain circumstances, the new rules permit oil pipelines to establish rates using traditional cost of service and other methods of ratemaking. The FERC's orders were recently affirmed on appeal. The effect that these new rules may have on moving the Company's products to market cannot yet be determined. In addition, at the same time as it issued the new rules, the FERC also issued notices of inquiry regarding market-based pricing for oil pipeline rates and the information required to be filed for ratemaking and reporting purposes. It is not possible to predict what rules, if any, the FERC will ultimately adopt as a result of these inquiry proceedings whether the pipelines used by the Company will apply for market based or other rates or the effect that any rules that are adopted or authorizations sought might have on the cost of moving the Company's products to market.

 LEGISLATIVE PROPOSALS

     In the past, Congress has been very active in the area of gas regulation. There are legislative proposals pending in the state legislatures of various states, which, if enacted, could significantly affect the petroleum industry. At the present time it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on the Company's operations.

 FEDERAL, STATE OR INDIAN LEASES

     In the event the Company conducts operations on federal, state or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management ("BLM") or Minerals Management Service or other appropriate federal or state agencies.

     The Mineral Leasing Act of 1920 (the "Mineral Act") prohibits direct or indirect ownership of any interest in federal onshore oil and gas leases by a foreign citizen of a country that denies "similar or like privileges" to citizens of the United States. Such restrictions on citizens of a "non-reciprocal" country include ownership or holding or controlling stock in a corporation that holds a federal onshore oil and gas lease. If this restriction is violated, the corporation's lease can be canceled in a proceeding instituted by the United States Attorney General. Although the regulations of the BLM (which administers the Mineral Act) provide for agency designations of nonreciprocal countries, there are presently no such designations in effect. The Company owns interests in numerous federal onshore oil and gas leases. It is possible that the Common Stock will be acquired by citizens of foreign countries, which at some time in the future might be determined to be non-reciprocal under the Mineral Act.

 STATE REGULATION

     Most states regulate the production and sale of oil and gas, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. The rate of production may be regulated and the maximum daily production allowable from both oil and gas wells may be established on a market demand or conservation basis or both.

     The Company may enter into agreements relating to the construction or operation of a pipeline system for the transportation of gas. To the extent that such gas is produced, transported and consumed wholly within one state, such operations may, in certain instances, be subject to the jurisdiction of such state's administrative authority charged with the responsibility of regulating intrastate pipelines. In such event, the rates which the Company could charge for gas, the transportation of gas, and the construction and operation of such pipeline would be subject to the rules and regulations governing such matters, if any, of such administrative authority. In addition, the administrative authority in certain states have regulatory authority over the gathering of natural gas, either as public utilities, common carriers and/or common purchasers of production. As a result of FERC Order No. 636, federal agency oversight of gathering performed by interstate pipelines has diminished in favor of increased state oversight of such facilities. Given these recent events, it is possible that state regulation over the Company's gathering activities, and respecting gatherers which provide services to the Company, may increase.

ENVIRONMENTAL REGULATION

 GENERAL

     The Company's activities are subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. Although no assurances can be made, the Company anticipates that, absent the occurrence of an extraordinary event such as those noted under "Risk Factors," compliance with existing federal, state and local laws, rules and regulations regulating the release of materials into the environment or otherwise relating to the protection of the environment will not have a material effect upon the capital expenditures, earnings or the competitive position of Bellwether with respect to the Company's operations. The Company cannot predict what effect additional regulation or legislation, enforcement policies issued thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations could have on its activities.

     Activities of the Company with respect to gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing gas and other products, are subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of planning, designing, installing and operating such facilities. In most instances, the regulatory requirements impose water and air pollution control measures. Although Bellwether believes that compliance with environmental regulations will not have a material adverse effect on the Company, risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas production operations, and no assurance can be given that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, would result in substantial costs and liabilities to the Company.

 SOLID AND HAZARDOUS WASTE

     The Company currently owns or leases, and has in the past owned or leased, numerous properties that have been used for production of oil and gas for many years. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the properties owned or leased by the Company. In addition, many of these properties have been operated by third parties. The Company had no control over such parties' treatment of hydrocarbons or other solid wastes and the manner in which such substances may have been disposed or released. State and federal laws applicable to oil and gas wastes and properties have gradually become stricter over time. Under these new laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed or released by prior owners or operators) or property contamination (including groundwater contamination by prior owners or operators) or to perform remedial plugging operations to prevent future contamination.

     The Company generates wastes, including hazardous wastes, that are subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has limited the disposal options for certain hazardous wastes and is considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, it is possible that certain wastes currently exempt from treatment as "hazardous wastes" generated by the Company's oil and gas operations may in the future be designated as "hazardous wastes" under RCRA or other applicable statutes, and therefore be subject to more rigorous and costly disposal requirements.

  SUPERFUND

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and any party that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of such action. In the course of the Company's operations, Bellwether has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." The Company may also be an owner of sites on which "hazardous substances" have been released. The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. At this time, neither the Company nor its predecessors has been designated as a potentially responsible party under CERCLA with respect to any such site.

  OIL POLLUTION ACT

     The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in "waters of the United States." The term "waters of the United States" has been broadly defined to include inland waterbodies, including wetlands, playa lakes and intermittent streams. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits also do not apply. Few defenses exist to the liability imposed by the OPA.

     The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. OPA originally required owners and operators of offshore oil and gas facilities to establish $150.0 million in financial responsibility. Congress passed legislation in September 1996 that was subsequently signed by the President and that would make two significant changes to the original OPA. First, the amount of financial responsibility that must be demonstrated for an offshore facility was reduced to $35.0 million if the facility is located seaward of the seaward boundary of a state, or $10.0 million if the facility is located landward of such boundary. A higher amount, up to a maximum of $150.0 million, may still be required if justified by the risks of a particular facility. Second, certain offshore facilities with a worst-case oil spill risk of 1,000 barrels or less are exempted altogether from the financial responsibility requirement, unless the President demonstrates a need for it with respect to a particular facilty. The requirements under OPA may have the potential to result in the imposition of substantial additional annual costs on the Company or otherwise materially adversely affect the Company. However, the impact of the statute is not expected to be any more burdensome to the Company than it will be to other similarly or less capitalized owners or operators in the Gulf of Mexico.

  AIR EMISSIONS

     The operations of the Company are subject to local, state and federal laws and regulations for the control of emissions from sources of air pollution. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require the Company to cease construction or operation of certain air emission sources, although the Company believes that in the such case it would have enough permitted or permittable capacity to continue its operations without a material adverse effect on any particular producing field.

  OSHA

     The Company is subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA Community Right-to-Know regulations under Title III of CERCLA and similar state statutes require Bellwether to organize and/or disclose information about hazardous materials used or produced in the Company's operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table provides information with respect to the directors and executive officers of the Company.

  NAME                      AGE         POSITION
J.P. Bryan................   57    Chairman of the Board
J. Darby Sere.............   49    Director, President and Chief Executive
                                     Officer
Charles C. Green III......   50    Director, Executive Vice President and Chief
                                     Financial Officer
Roland E. Sledge..........   51    Vice President and Secretary
Michael B. Smith..........   34    Vice President and Treasurer
C. Barton Groves..........   59    Director of the Company; President of Odyssey
Kenneth W. Welch..........   39    Vice President -- Land of Odyssey
Dr. Jack Birks............   77    Director
Vincent H. Buckley........   74    Director
Habib Kairouz.............   30    Director
A.K. McLanahan............   70    Director
Michael D. Watford........   43    Director

     Mr. Bryan has been Chairman of the Board of the Company since August 31, 1987, and was Chief Executive Officer of the Company from June 30, 1994 to January 25, 1995 and from August 1987 to March 6, 1988. Since January 25, 1995, Mr. Bryan has been Chief Executive Officer of Gulf Canada Resources Limited. He has been Chairman of the Board of Nuevo since March 1990 and was Chief Executive Officer of Nuevo from March 1990 to January 1995. Mr. Bryan has also been Chairman of the Board and Chief Executive Officer of Torch and its predecessor since January 1, 1985. Mr. Bryan is a member of the Board of Directors of Gulf Canada Resources Limited, Nuevo and Republic Waste Industries.

     Mr. Sere has been Chief Executive Officer of the Company since January 25, 1995, President since March 7, 1988, and a director since March 25, 1988. Mr. Sere was Chief Executive Officer of the Company from March 7, 1988 to June 29, 1994. He was a consultant with Patrick Petroleum Company, an independent oil and gas company, from September 1987 to February 1988 and was a co-founder, President, Chief Executive Officer and a director of Bayou Resources, Inc., an independent oil and gas exploration and development company, from January 1982 until its acquisition by Patrick Petroleum Company in August 1987. Mr. Sere served in various positions with Howell Corporation and Howell Petroleum Corporation, an independent oil and gas company, from 1977 to 1981, the last of which was Executive Vice President.

     Mr. Green has been Executive Vice President and Chief Financial Officer of the Company since January 1, 1997, a director since February 24, 1997 and an officer of the Company since December 31, 1992. He was an officer of Torch from December 1992 through December 1996, serving as Vice Chairman and Chief Investment Officer of Torch from May 1995 to December 1996, and as President and Chief Operating Officer for 18 months prior thereto. For over ten years prior to joining Torch, Mr. Green was President and Chief Operating Officer of Treptow Development Company, a real estate development company. Previously, at J. P. Morgan Investment Management, he was Vice President and Senior Portfolio Manager and Head of International Fixed Income in London (1974-1982) and, in New York, was Assistant Vice President in the Investment Department (1973-1974) and Investment Research Officer and Energy Analyst (1969-1973). He has been a director of Teletouch Communications, Inc. since May 1995. Mr. Green is a Chartered Financial Analyst.

     Mr. Sledge, Vice President and Secretary of the Company since September 1, 1987, is Managing Director, Secretary and General Counsel of Torch and has been an officer with Torch and its predecessor since July 1983. He was an attorney with the law firm of Watt, White & Craig, Houston, Texas from 1980 to 1983.

     Mr. Smith has been Vice President and Treasurer of the Company since January 1, 1997 and was Vice President and Chief Financial Officer of the Company from September 1995 through December 1996. Mr. Smith joined Torch in April 1995 as Vice President of Acquisitions and Financial Analysis and in September 1995 became Torch's Chief Financial Officer. Prior to joining Torch, Mr. Smith held various positions in finance with ARCO beginning August 1989, the last of which was Financial Advisor in the Corporate Treasury department.

     Mr. Groves has been President of Odyssey and a director of the Company since August 26, 1994. He was President of the managing general partner of Odyssey Partners, the predecessor in interest of Odyssey, from 1986 to August 1994. Between 1973 and 1986, Mr. Groves held various positions with Diamond Shamrock Corporation, including President of its Diamond Shamrock Exploration Company subsidiary.

     Mr. Welch has been Vice President -- Land of Odyssey since August 26, 1994. From 1987 to August 1994, Mr. Welch was Land Manager of the Odyssey Partnership. Between 1979 and 1987, Mr. Welch held Area Landman and Senior Landman positions with Enserch Exploration, Inc., Penn Resources, Inc., and Moore McCormack Energy, Inc.

     Dr. Birks has been a Director of the Company since 1988. He is Chairman of the Board of Midland & Scottish Resources Plc. He is life president of British Maritime Technology Limited. Dr. Birks served as Chairman of the Board of North American Gas Investment Trust Plc. from 1989 until his retirement in 1995; as Chairman of the Board of British Maritime Technology Limited from 1985 to 1995; as Chairman of the Board of Charterhouse Petroleum Plc from 1982 to 1986; as Chairman of the Board of London American Energy Inc. from 1982 to 1988; as Vice Chairman of the Board of Petrofina (UK) Limited from 1986 to 1989; and as a director of George Wimpey Plc, a construction company, from 1982 to May 1990.

     Mr. Buckley has been a Director of the Company since 1987. He has been Of Counsel to the law firm of Liddell, Sapp, Zivley, Hill & LaBoon since January 1989. He serves as a Director of Enron Cactus III Corporation, Houston, Texas, an oil and gas company, and as a Director on the Houston Medical Area Advisory Board of Texas Commerce Bank National Association. Mr. Buckley was President and Chief Executive Officer of Cockburn Oil Corporation from August 1984 until September 1, 1988, and was Vice President of Apache Corporation, an oil and gas company, Denver, Colorado, from October 1982 to August 1984.

     Mr. Kairouz has been a director of the Company since August 26, 1994. Since December 1993 he has been employed by Rho Management Company, Inc., an investment advisory firm which serves as advisor to the principal investor of Alpine Investment Partners. Prior to that, Mr. Kairouz was employed for five years in investment banking at the firms of Jesup & Lamont Securities, Inc. and more recently, Reich & Co., Inc. Under the agreement pursuant to which the Company acquired Odyssey, certain former owners ("Owners") of the Odyssey Partnership acquired the right to designate one representative to the Company's board of directors. Pursuant to such agreement, until the earlier to occur of the five-year anniversary of the closing of such acquisition or the date such Owners no longer own at least 5% of the outstanding Common Stock, the Company is obligated to nominate and recommend to the Company's Stockholders one representative of the Owners. Mr. Kairouz is the person so designated by the Owners.

     Mr. McLanahan has been a director of the Company since November 6, 1987. He has been a First Vice President of PaineWebber Incorporated since January, 1995. He was a Vice President of Kidder Peabody & Co., Inc., an investment banking firm from April 1985 until its sale to PaineWebber Incorporated in 1995. From April 1982 to April 1985 he served as a Senior Vice President and Branch Office Manager of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm.

     Mr. Watford has been a Director of the Company since March 1994. He has been Chief Executive Officer of Nuevo since January 1995 and President, Chief Operating Officer, and a member of the Board of Directors of Nuevo since February 1994. He was President of Torch Energy Marketing, Inc., a subsidiary of Torch, from 1990 until April 1995 and was Director of Natural Gas Marketing for Meridian Oil, Inc. from 1985 until 1990. Mr. Watford was employed by Superior Oil Company from 1981 until 1985 and Shell Oil Company from 1975 until 1981.

COMPENSATION OF DIRECTORS

     Directors of the Company who are neither officers nor employees of the Company or Torch received $2,000 for the first quarter meeting of the Board of Directors and $3,000 per meeting thereafter during the fiscal year ended June 30, 1996, and were reimbursed for reasonable expenses incurred in attending such meetings. Directors who are officers or employees of the Company or Torch did not receive any additional compensation for services as members of the Board of Directors. The Company paid a total of $39,000 in director fees for the fiscal year ended June 30, 1996. Each non-employee board member also received an annual grant of 2,000 options under the 1994 Stock Incentive Plan and receives an annual grant of 4,000 options under the 1996 Stock Incentive Plan ("1996
Plan") following each annual meeting commencing in 1997.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the past three years cash compensation and certain other components of the compensation of J. Darby Sere, the Company's President and Chief Executive Officer, C. Barton Groves, President of Odyssey and Kenneth W. Welch, Vice President -- Land of Odyssey, who were the only officers of the Company in fiscal 1996 whose total salary and bonus exceeded $100,000. All other executive officers of the Company were also officers or employees of Torch during fiscal 1996 and provided services to the Company (including holding executive officer positions with Company) pursuant to the Administrative Services Agreement between the Company and Torch. Executive officers who perform services for the Company under the Administrative Services Agreement received no compensation from the Company other than the grant of stock options under the 1994 Stock Incentive Plan ("1994 Plan") and were all compensated primarily by Torch.

                                                                                                 LONG TERM COMPENSATION
                                                     ANNUAL COMPENSATION            ------------------------------------------------
                                              ---------------------------------             AWARDS
                                                                        OTHER       ----------------------     PAYOUTS        ALL
              NAME AND                                                 ANNUAL       RESTRICTED     NUMBER      -------       OTHER
              PRINCIPAL                                               COMPENSA-       STOCK          OF         LTIP       COMPENSA-
              POSITION                 YEAR    SALARY      BONUS       TION(1)       AWARD(S)      OPTIONS     PAYOUTS      TION(2)
J. Darby Sere .......................  1996   $ 171,000  $  50,000(3)   $  --           --              --(4)   $  --       $ 8,752
  President and Chief                  1995     158,000         --         --           --          25,000         --         8,450
  Executive Officer                    1994     147,000     16,500         --           --         234,450         --         7,561
C. Barton Groves ....................  1996     154,000     30,000(3)      --           --              --(4)      --        30,500
  President of Odyssey                 1995     125,000         --         --           --         165,000         --        21,013
                                       1994          --         --         --           --              --         --            --
Kenneth W. Welch ....................  1996      98,000     15,000(3)      --           --              --(4)      --        10,750
  Vice President -- Land               1995      80,486         --         --           --          82,500         --         7,899
  of Odyssey                           1994          --         --         --           --              --         --            --

-----------------------------
(1) These amounts do not include the value of the benefit to Mr. Sere of the use of a Company-owned automobile used primarily for commuting to the Company; the expense of a $7,110 per month disability insurance policy under which Mr. Sere is the insured, the premiums of which are paid by the Company; and the expenses of Mr. Sere's membership in certain professional and athletic clubs. While some personal benefit may be derived from the foregoing, the expenses are considered by the Company to be ordinary, necessary and reasonable to its business and such expenses did not exceed 10% of Mr. Sere's salary in fiscal 1996.

(2) Represents premiums paid on a $500,000 term life insurance policy for Mr. Sere and an annual payment pursuant to a Simplified Employee Pension Plan for Mr. Sere, Mr. Groves and Mr. Welch. Also includes $17,000 per year for personal benefit plans paid to Mr. Groves in lieu of certain Company benefits and amounts paid for a car allowance for Mr. Groves and Mr. Welch.

(3) Represents the bonuses paid during fiscal 1996 based upon performance in fiscal 1995. On October 1, 1996, Messrs. Sere, Groves and Welch were granted bonuses of $70,000, $32,500 and $17,500, respectively, in recognition of their performance during fiscal 1996.

(4) Represents the number of options granted during fiscal 1996 based upon performance in fiscal 1995. On September 16, 1996, Messrs. Sere, Groves and Welch were granted, subject to stockholder approval of

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
    the 1996 Plan, options to purchase 55,000, 15,000 and 7,500 shares of Common Stock, respectively, in recognition of their performance during fiscal 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No option or stock appreciation rights grants were made in fiscal year
1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information concerning the exercise in fiscal 1996 of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at June 30, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the June 30, 1996 price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised, "in-the-money" stock options reflected in this table will be realized.

                                                                                                          VALUE OF UNEXERCISED
                                          NUMBER OF                      NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                            SHARES                      OPTIONS AT JUNE 30, 1996            JUNE 30, 1996(1)
                                           ACQUIRED        VALUE      ----------------------------    ----------------------------
                NAME                     ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
J. Darby Sere........................         --             --          236,560         22,890        $ 154,255        $25,751
C. Barton Groves.....................         --             --          165,000         --            $  60,000         --
Kenneth W. Welch.....................         --             --           82,500         --            $  30,000         --

-----------------------------
(1) Based upon $6.00, the closing price of Common Stock on June 30, 1996.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

     At this time, the Company does not have a long-term incentive plan for its employees, other than the 1988 Non-Qualified Stock Option Plan, the 1994 Stock Incentive Plan and the 1996 Stock Incentive Plan.

1988 PLAN

     In 1988, the Board of Directors adopted and the stockholders approved the 1988 Non-Qualified Stock Option Plan ("1988 Plan"). The Company has reserved 131,325 shares of common stock under the 1988 Plan and no further options will be granted under the plan. Options under the 1988 Plan may be granted by the Compensation Committee to any director, executive officer or key employee of the Company. The exercise price of an option is 100% of the fair market value on the date of the grant. Options granted under the 1988 Plan may be exercised at any time for up to 10 years from the date of grant but prior to termination of the 1988 Plan on March 25, 1998, or such shorter time as the Compensation Committee determines.

1994 PLAN

     In 1994, the Board of Directors adopted and the stockholders approved the 1994 Plan. The Company has reserved 825,000 shares of Common Stock under the 1994 Plan. The Company has issued options to purchase an aggregate of 825,000 shares under the 1994 Plan.

     The 1994 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards are granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan. The option price per share of Common Stock deliverable upon the exercise of a Stock Option shall be 100% of the fair market value of a share of Common Stock on the date the Stock Option is granted.

     Directors, officers and key employees of the Company and officers and key employees of Torch who render services for the Company under the Administrative Services Agreement are eligible to receive stock options or performance shares under the 1994 Plan.

1996 PLAN

     In 1996, the Board of Directors adopted and the stockholders approved the 1996 Plan. Individual awards under the 1996 Plan may take the form of one or more of (i) incentive stock options; (ii) non-qualified stock options; or (iii) performance shares.

     The 1996 Plan is administered by a plan administrator which may be any of
(i) the Board of Directors of the Company; (ii) any duly constituted committee of the Board of Directors consisting of at least two non-employee directors; or
(iii) any other duly constituted committee of the Board of Directors. The plan administrator will select the officers, key employees and consultants who will receive awards and the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards may not exceed 500,000 shares of Common Stock tendered as payment for shares issued upon exercise of an option or which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The option price of any incentive stock option shall be 100% of the fair market value of a share of Common Stock on the date the incentive option is granted. Any incentive option must be exercised within ten years of the date of grant. Unless otherwise determined by the plan administrator, the option price of any non-qualified stock option shall be 100% of the fair market value of a share of Common Stock on the date the option is granted. Vesting of stock options and performance shares, and the term of any non-qualified stock option or performance share award is determined by the plan administrator.

     The 1996 Plan provides that each director that is not an employee of the Company shall, on the date on which he or she is initially elected or appointed a director of the Company, be granted a stock option to purchase 4,000 shares of Common Stock for the fair market price on the date of grant and for a term of ten years. After each subsequent annual meeting of stockholders at which such person continues to serve as a director, he or she will automatically be granted a stock option to purchase 4,000 additional shares of Common Stock for the fair market price on the date of such grant and for a term of ten years.

     In the event of a termination of employment, outstanding options and performance shares may be subject to forfeiture and/or time limitations. Stock options and performance shares are evidenced by written agreements, the terms and provisions of which may differ. No stock option is transferable other than by will or by the laws of descent or distribution.

     The 1996 Plan may be amended by the Board of Directors without the consent of the stockholders except that any amendment, though effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. In addition, no amendment can impair the rights of a holder of an outstanding award under the Plan without such holder's consent.

                       TRANSACTIONS WITH RELATED PERSONS
RELATIONSHIP WITH TORCH AND AFFILIATES

  ADMINISTRATIVE SERVICES AGREEMENT

     The Company has been party to an Administrative Services Agreement with Torch since 1987. Torch, headquartered in Houston, Texas, is primarily engaged in the business of providing outsourcing services for clients in the energy industry with respect to the acquisition and divestiture, exploration, development, exploitation and operation of oil and gas properties, including management advisory services, legal, financial and accounting services, and the marketing of oil and gas. In addition, Torch provides energy industry investment management and advisory services for public companies and private investors. The Administrative Services Agreement is subject to termination by Bellwether upon one year's prior notice. The agreement has an initial term expiring on December 31, 1999 and may not be terminated by Torch prior to such date.

     The Administrative Services Agreement requires Torch to administer certain activities of the Company for a monthly fee. These administrative services include providing the Company with office space, equipment and supplies, accounting, legal, financial, geological, engineering, technical and insurance professionals retained by the Company, maintaining the books and records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and advice to the Company's business. The Company presently intends to continue to operate under the Administrative Services Agreement.

     The monthly fee payable to Torch is equal to (i) one-twelfth of 2% of the book value of the Company's assets, excluding cash and cash equivalents, plus
(ii) 2% of operating cash flows during such month less 20% of overhead on Torch operated properties. The fees paid for fiscal 1994, 1995 and 1996 were $600,000, $1.2 million and $1.5 million, respectively. On a pro forma basis, the amount payable under the Administrative Services Agreement for administrative services would have been $6.1 million and $2.4 million in fiscal 1996 and the six months ending December 31, 1996, respectively. The Company believes that the terms and fees under the Administrative Services Agreement are comparable with those that could be negotiated with a third party in an arm's length transaction and are fair to the Company.

     Under the Administrative Services Agreement, the monthly fee for administrative services does not apply to extraordinary investing and financing services that Torch may agree to provide to the Company upon the Company's request. For such investing and financing services the Company pays Torch a fee based on the Torch employees providing such services on an hourly basis, certain overhead expenses with respect to such employees and any related expenses. The Company has not paid any fees for these services in the last three fiscal years.

     The Company has agreed to indemnify Torch and its affiliates for liabilities incurred by Torch or its affiliates for actions taken under the Administrative Services Agreement, other than acts of fraud, willful misconduct or gross negligence of Torch or its affiliates or any of their employees.

     In the course of its business, Torch generates potential investments in oil and gas properties, processing plants, gathering systems and pipelines, and other oil and gas assets (collectively "Investments"). Torch also provides services to Nuevo. Under the Administrative Services Agreement and the agreement with Nuevo, Torch is required to offer to the Company and Nuevo all Investments that are within the scope of the Company's or Nuevo's business.

     The business and acquisition strategy of the Company and Nuevo may overlap regarding certain Investments. The Company, Nuevo and Torch have adopted a policy regarding the rights as between Nuevo and the Company to Investments generated by Torch that Torch is required to offer to the Company and Nuevo. If an Investment is located in the Company's Area of Exclusive Interest (as hereinafter defined), the Investment will be offered first to the Company. If an Investment is located in Nuevo's Area of Exclusive Interest, the Investment will be offered first to Nuevo. Investments located outside of or in both the Areas of Exclusive Interest will be offered by Torch to both the Company and Nuevo. Unless the Company and Nuevo agree otherwise, the Company will be entitled to acquire a 20% interest in the assets representing the Investment, and Nuevo will be entitled to acquire the remaining 80%. With respect to assets that form part of an Investment which is not capable of division, Torch will allocate such assets between Nuevo and the Company in a manner deemed fair and reasonable by Torch, whose decision shall be final and binding.

     The Company's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which the Company owns proved reserves with a discounted present value of future net cash flows of $500,000 or more, and (ii) for Investments that are not an oil and gas property, any area in which the Company owns a non-oil and gas property investment with a book value of over $100,000. Nuevo's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which Nuevo owns proved reserves with a discounted present value of future net cash flows of $5 million or more, and (ii) for Investments that are not an oil and gas property, any area in which Nuevo owns a non-oil and gas property investment with a book value of over $1 million.

     The Company will continue to generate its own Investments in the future, and neither Torch nor Nuevo will have any right to participate in such Investments. Decisions to accept an Investment generated by Torch are made by the Company's management and Board of Directors, some of whom are members of Torch's executive management. The Compensation Committee of the Board of Directors, which is composed of persons who are not employees of Torch or the Company, meets quarterly to review Torch's performance under the Administrative Services Agreement.

     Torch also invests in oil and gas assets for its own account and may do so in the future. In accordance with the Administrative Services Agreement, Torch may not acquire an Investment within the scope of the Company's business and acquisition strategy without first offering such Investment to the Company pursuant to the criteria set forth above.

     The organizational agreements of the Sellers also contained provisions which required Torch to offer to the Sellers Investments meeting the criteria set forth in such agreements. Although these requirements will terminate as a result of the Pending Acquisitions, it is possible that Torch will form similar investment vehicles in the future. In such event, all Investments meeting the criteria of such investment vehicles would be offered first to any such Sellers formed in the future. Bellwether has reviewed the investment criteria for the Sellers and does not believe that such criteria would be competitive with the Company's business and acquisition strategy in the future. No assurances can be made, however, that the investment criteria of future investment vehicles formed by Torch will not compete with the Company's acquisition strategy or that such investment vehicles will not acquire Investments that the Company would otherwise propose to acquire.

 OTHER RELATIONSHIPS WITH TORCH

     Torch markets a portion of the oil and natural gas production for certain properties in which the Company owns an interest. For fiscal 1994, 1995, and 1996, marketing fees paid by the Company to Torch amounted to $3,000, $12,000, and $114,000, respectively.

     Torch began operating the Gas Plant in December 1993 pursuant to an operating agreement with the Company and other interest owners in the Gas Plant. The amount paid to Torch in connection with such operations during the seven months ended June 30, 1994 and fiscal 1995 and 1996, were $38,000, $71,000 and $83,000, respectively.

     Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's overhead charged for these activities for the years ended June 30, 1994, 1995 and 1996 was $45,000, $164,000 and $367,000, respectively.

     Costs of the evaluation of potential property acquisitions and due diligence conducted in conjunction with acquisitions are incurred by Torch at the Company's request. The Company was charged $193,000 and $74,000 for such costs in 1995 and 1996, respectively.

     Certain officers and directors of the Company are also officers or employees of Torch. On September 30, 1996, Torch Acquisition Company ("TAC"), a company formed by executive management of Torch, acquired all of the outstanding shares of capital stock of Torch from United Investors Management Company ("United"), a subsidiary of Torchmark Corporation. J.P. Bryan, Chairman of the Board of the

Company, is also Chairman of the Board of TAC and owns options to purchase approximately 24% of the outstanding shares of common stock of TAC on a fully diluted basis for a nominal price. Roland E. Sledge and Michael B. Smith, who are officers of Torch and the Company, own 5.5% and 4.5% of the common stock of Torch on a fully diluted basis, and Charles C. Green III, Executive Vice President and Chief Financial Officer, holds options to purchase 2.1% of the common stock of Torch on a fully diluted basis.

 CERTAIN ACQUISITIONS

     A joint venture 90% owned by the Company (the "Company Venture") acquired 7.6% and 23.3% interests in the Snyder Plant and the Diamond M-Sharon Ridge Gas Plant, respectively, in July 1993. The interests were acquired for $8.5 million. In a simultaneous transaction, a joint venture 90% owned by Torch (the "Torch Venture") acquired 4.1% and 12.5% interests in the Snyder Plant and Diamond M-Sharon Ridge Gas Plant, respectively, for $4.6 million. The other partner in the Company Venture is not affiliated with the Company or Torch.

     In December 1993, Torch sold its interests in the Torch Venture to AGRI for a promissory note in the amount of $4.6 million, which bore interest at 7.0% per annum. In December 1993, the Company acquired AGRI by merger. In March 1994, the Company repaid the $4.6 million note to Torch with borrowings under an existing credit facility.

     Under the terms of the Administrative Services Agreement in effect at that time, Torch became entitled to consideration equal to 2.5% of the consideration paid by the Company to the shareholders of AGRI in such acquisition. In lieu of this fee, the Company issued Torch a warrant to purchase 187,500 shares of Common Stock for $6.40 per share. The warrant is exercisable at any time prior to December 31, 1998. In connection with the sale of the capital stock of Torch to TAC, Torch transferred the warrant to United. See "Principal and Selling Stockholders."

     Prior to its acquisition by the Company, AGRI was managed by Torch. During the fiscal 1994, AGRI paid Torch management fees of $300,000.

     In connection with the merger of AGRI into the Company, AGRI issued 650,000, 150,000, 150,000 and 50,000 shares of its common stock to Torch, J. P. Bryan, Michael D. Watford and an employee of Torch, respectively. In connection with the Company's acquisition of AGRI, the shares owned by Torch, Mr. Bryan, Mr. Watford and the employee were converted into 54,151, 12,497 and 12,497 shares of Common Stock, and $25,000, respectively.

 PURCHASES FROM NUEVO

     During the year ended June 30, 1994, the Company acquired interests in certain exploratory prospects from Nuevo for an aggregate cost of $143,000. In February 1997, the Company acquired a 25.0% working interest in the Mud Lake field from Nuevo for a net purchase price of $2.0 million.

 MINING VENTURES

     During fiscal year 1992, the Company acquired an average 24.4% interest in three mining ventures (the "Mining Ventures") from an unaffiliated person for $128,500. At the time of such acquisition, Mr. Bryan, his brother and Robert L. Gerry, a director and executive officer of Nuevo (the "Affiliated Group"), owned an average 21.5% interest in the Mining Ventures. The Company's interest in the Mining Ventures increased as it paid costs of the venture. As of June 30, 1996, the Company had invested $324,000 in the Mining Ventures.

 3DX

     3DX Technologies, Inc. ("3DX") is a participant in the 3-D seismic projects in the Fausse Pointe and Cove fields. Nuevo owns a 27% interest in a partnership that owns a 4.9% interest in 3DX.

 HAMPTON ACQUISITION

     In connection with the purchase of 7,500 shares of Hampton Preferred Stock from R. Chaney & Partners - 1993, L.P. (the "Chaney Partnership"), the Company agreed to indemnify and hold harmless the Chaney Partnership and its affiliates from any expenses to which they may become subject, to the extent arising out of the Company's purchase of such shares of Hampton Preferred Stock. One of the limited partners in the Chaney Partnership is Nuevo. In addition, the Company agreed to reimburse the Chaney Partnership for legal fees (not to exceed $2,000) incurred by it in connection with the sale of such shares of Hampton Preferred Stock.

  ODYSSEY MERGER

     In connection with the acquisition of Odyssey, the former owners of Odyssey assigned approximately 5.0% of the consideration to the then current management of Odyssey, all of whom became employees of the Company following the acquisition. Pursuant to this agreement, a corporation owned by C. Barton Groves received 20,625 shares of Common Stock and $123,750 and Kenneth W. Welch received 10,312 shares of Common Stock and $61,875. The former owners of Odyssey also formed a new partnership ("New Odyssey") and transferred to it interests in certain prospects formerly owned by Odyssey. Messrs. Groves and Welch received a 2.2% and 1.1% interest, respectively, in New Odyssey. Certain subsidiaries of Torchmark which own Common Stock have agreed with Odyssey's former owners that if the Torchmark subsidiaries sell Common Stock in certain transactions, such subsidiaries will arrange for the sale of the Common Stock held by the former owners of Odyssey on the same basis as the Torchmark subsidiaries' shares are sold. Additionally, former owners of Odyssey have been granted registration rights with respect to such shares.

PENDING ACQUISITION

     The Sellers were formed by Torch between 1987 and 1994. The investors in the Sellers are insurance companies, pension plans, charitable foundations and other institutional investors. Although the Sellers were structured differently to satisfy the regulatory constraints and investment objectives of each investor, such programs generally provided that Torch would invest 1% of all capital and would receive 2% of revenues until "payout" (generally defined as the return of the investors' capital contributions). After payout, Torch would receive a larger interest, generally approximately 11%. In addition, Torch's interest in the distributions made by the Sellers would increase if the investors received a return of their capital plus a specified rate of return. Some of the agreements forming the Sellers also required Torch to invest 10% of the amount invested by the investors. As a result of the Pending Acquisition, substantially all of the Sellers will achieve payout. In exchange for its interests in the Sellers, Torch will receive an estimated $18.0 million in connection with the Pending Acquisition.

     Prior to September 30, 1996, Torch was an indirect wholly owned subsidiary of Torchmark. Torchmark continues to own a $25.5 million subordinated note issued by Torch and warrants to purchase approximately 10% of the common stock of Torch on a fully diluted basis. Torchmark also has a representative on Torch's board of directors and certain other ongoing relationships with Torch. Wholly owned subsidiaries of Torchmark invested on the same basis as other investors in certain of the Sellers. In exchange for their interests in these Sellers, these wholly owned subsidiaries of Torchmark will receive approximately $12.7 million in connection with the Pending Acquisitions.

     Torch will receive 150,000 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock at a per share exercise price of 120% above the price to the public in the Common Stock Offering as a fee for advising Bellwether in connection with the Pending Acquisition. The warrants expire five years following the closing of the Offerings.

     Torchmark owns the working interests in certain of the Acquired Properties which are net profits interests. Production from these properties is eligible for tax credits under Section 29 of the Internal Revenue Code. Following the Pending Acquisition, Torchmark will be obligated to pay to Bellwether $0.50 per each $1.00 of tax credits received by Torchmark with respect to these properties. During fiscal 1995 and 1996, total payments by Torchmark with respect to these properties were $439,000 and $1.1 million, respectively.

     In 1994, pursuant to the organizational agreements of the Sellers, certain investors in the Sellers instituted an audit relating principally to fees and other amounts previously paid to Torch for oil and gas marketing activities and sales of non-strategic properties. Based on its own internal audit, Torch determined that it had not fully complied with certain provisions of the organizational agreements relating to oil and gas marketing activities. In July 1996, Torch and Torchmark offered to settle the matters addressed in the audits, including the marketing issues, but final settlement was deferred until the proposed sale of the Sellers' properties could be pursued further. In connection with the acquisition of Torch by certain of its executive officers in September 1996, Torchmark agreed to pay all amounts incurred in settlement of the audit issues. In connection with the Pending Acquisition, Torchmark and Torch will settle all such matters with the investors in the Sellers on the terms proposed in July 1996. Pursuant to its agreement with Torch, Torchmark will make a cash payment of $9.7 million on behalf of Torch to such investors in order to settle such matters. Torchmark, Torch, such investors and their agents and affiliates will release each other from any liability arising out of or related to, among other things, such matters. In connection with such settlement, Bellwether will pay Torchmark $1.5 million and (as successor to the Sellers as a result of the Pending Acquisition) also will be released by the investors in the Sellers from any liabilities relating to such matters. Torch has advised Bellwether that an investor in one of the Sellers advised Torch that the SEC's staff requested information (including the audit) regarding the investor's investments with Torch, and that the investor supplied such information. Torch has further advised Bellwether that the SEC's staff has not contacted Torch regarding such matters.

  NEGOTIATION OF THE PENDING ACQUISITION; CONFLICTS OF INTEREST

     Bellwether is entering into the Pending Acquisition because it believes that the Pending Acquisition provides the opportunity to significantly increase reserves and cash flow at an attractive price while providing opportunities for future reserve growth through exploitation and exploration activities. Torch and Bellwether have a common director and certain common officers. Certain members of the Board of Directors and management of Bellwether were therefore subject to conflicts of interest in connection with negotiating and approving the terms of the Pending Acquisition and the fees to be received by Torch in connection with the Pending Acquisition. In addition, under the Administrative Services Agreement, Bellwether relies on Torch to perform title, operational and other due diligence reviews of acquisition prospects, and Bellwether does not have personnel to independently perform all of these functions in connection with the acquisition of the Acquired Properties. Bellwether therefore relied on Torch to perform certain of these functions in connection with the Pending Acquisition.

     In order to resolve the conflicts of interest, Bellwether formed the Special Committee of its Board of Directors, which is composed of directors who are not affiliated with Torch, to consider and approve the terms of the Pending Acquisition and the fees paid to Torch. The Special Committee retained legal counsel to advise it in connection with its duties, and retained Ryder Scott to audit the reserve estimates prepared by Torch on behalf of the Company in connection with the determination of the purchase price for the Acquired Companies. In addition, the Special Committee retained Principal to advise it in connection with the terms of the acquisition of the Acquired Properties. Principal is also an underwriter in the Common Stock Offering. Principal issued its opinion to the Special Committee as to the fairness of the Pending Acquisition from a financial point of view. The Special Committee approved the terms of the agreement for the Pending Acquisition and the terms and amount of all consideration paid to Torch in connection with the Pending Acquisition. See "Risk Factors -- Conflicts of Interest."

     In addition, the Sellers retained independent legal counsel and an independent investment advisor to review the terms of the Pending Acquisition. The Sellers also formed a committee ("Steering Committee") composed of employees of five of the institutional investors in the Sellers to coordinate the negotiation and execution of the agreements for the Pending Acquisition.

     The terms of the Pending Acquisition were negotiated among Bellwether (including the Special Committee of its Board of Directors), the Sellers (primarily through the Steering Committee), and Torch. Although Bellwether believes that the terms of the Pending Acquisition represent the results of arm's length bargaining, no assurances can be given that the terms of the Pending Acquisition are the same as those that would have been negotiated among unrelated parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 28, 1997, the name, address, and number of shares of Common Stock owned beneficially by (i) all persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group. The information set forth in the following table is based on public filings made with the SEC as of January 31, 1997 and certain information supplied to the Company by the persons listed below. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

                                            SHARES OWNED                                      SHARES OWNED
              NAME AND                    BEFORE OFFERINGS                                  AFTER OFFERINGS
             ADDRESS OF                ----------------------   SHARES SOLD IN COMMON    ----------------------
          BENEFICIAL OWNER               NUMBER         %           STOCK OFFERING         NUMBER         %
Allstate Insurance Company...........    1,340,584       14.6         --                   1,340,584        9.8
  3075 Sanders Road, Suite G5B
  Northbrook, Illinois 60062
Torchmark Corporation................      750,196(a)       8.2         285,000(b)           402,696        2.9
United Investors Management Company
  2001 Third Avenue South
  Birmingham, Alabama 35233
Rho Management Partners L. P. c/o Rho
  Management Company, Inc............      729,832(c)       8.0       --                     729,832        5.3
  767 Fifth Avenue
  New York, New York 10153
Weiss, Peck & Greer..................      515,200        5.6         --                     515,200        3.8
  1 New York Plaza
  New York, New York 10004
PPM America Inc......................      506,568        5.5           190,000(b)           316,568        2.3
  No. 1 Waterhouse Square
  Holborn Bars
  London EC1N2ST U.K.
J.P. Bryan...........................      147,372(d)       1.6       --                     147,372        1.1
J. Darby Sere........................      317,950(e)       3.4       --                     317,950        2.3
Charles C. Green III.................      150,000(f)       1.6       --                     150,000     1.1
A.K. McLanahan.......................       17,750      *             --                      17,750      *
Vincent H. Buckley...................       13,000(g)     *           --                      13,000      *
Dr. Jack Birks.......................       13,000(g)     *           --                      13,000      *
Michael D. Watford...................       66,497(h)     *           --                      66,497      *
C. Barton Groves.....................      191,625(i)       2.1       --                     191,625        1.4
Kenneth W. Welch.....................      100,312(j)       1.1       --                     100,312      *
Habib Kairouz........................       10,000(k)     *           --                      10,000      *
All officers and directors
  as a group (12 persons)............    1,047,506(l)      10.4       --                   1,047,506        7.1

-----------------------------
  *  Under 1%

(a) All of the 750,196 shares indicated as beneficially owned by Torchmark are owned by United, a wholly owned subsidiary of Torchmark. Of those shares, 187,500 shares are issuable pursuant to a warrant owned by United. In connection with the Common Stock Offering, Bellwether and Torchmark have agreed that Torchmark will use 62,500 shares issuable upon exercise of the warrant to pay a portion of the exercise price of the warrant, such shares to be valued at the price to the public in the Common Stock Offering. Accordingly, the maximum number of shares issuable pursuant to the warrant in connection with the Common Stock Offering is 125,000.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(b) Assumes the Underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, Torchmark and PPM America Inc. will sell an additional 402,696 and 316,568, respectively, reducing their ownership to zero.

(c) Rho Management Partners L. P. ("Rho") as beneficial owner of shares registered in the name of Alpine Investment Partners, pursuant to an investment advisory agreement between Rho and such entity, which agreement confers sole voting and investment control over such shares in Rho. Joshua Ruch, chief executive officer and controlling stockholder of the general partner of Rho, shares voting and investment control with Rho over such shares, and may therefore be considered a beneficial owner of such shares. Amount shown includes 1,242 shares beneficially owned by Mr. Ruch held in the name of XBF Inc.

(d) Includes 134,875 shares which Mr. Bryan has the right to acquire, within 60 days, pursuant to options. Excludes 6,250 shares owned by Mr. Bryan's wife as to which he has no voting or dispositive power.

(e) Includes 291,560 shares that Mr. Sere has the right to acquire within 60 days pursuant to vested stock options. Does not include 6,000 shares owned by Mr. Sere's wife as to which he has no voting or dispositive power.

(f) Includes 150,000 shares that Mr. Green has the right to acquire within 60 days pursuant to options.

(g) Includes 13,000 shares which the director has the right to acquire within 60 days pursuant to options.

(h) Includes 54,000 shares that Mr. Watford has the right to acquire within 60 days pursuant to options.

(i) Includes 180,000 shares that Mr. Groves has the right to acquire within 60 days pursuant to options.

(j) Includes 90,000 shares that Mr. Welch has the right to acquire within 60 days pursuant to options.

(k) Includes 10,000 shares which Mr. Kairouz has the right to acquire within 60 days pursuant to options. Mr. Kairouz is a Managing Director of Rho Management Company, Inc., an affiliate of Rho. Mr. Kairouz does not have voting or investment control over shares of the Company beneficially owned by Rho.

(l) Includes the following: the shares beneficially owned by Messrs. Bryan as described in note (d); shares which officers and directors of the Company have the right to acquire pursuant to options, as described in note (e)
      (f), (g), (h), (i), (j) and (k) and 10,000 shares and 5,000 shares that Michael B. Smith and Roland E. Sledge, respectively, have the right to acquire within 60 days pursuant to options.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Company is authorized by its Certificate of Incorporation to issue up to 15,000,000 shares of Common Stock, $0.01 par value. As of February 28, 1997, 9,157,979 shares of Common Stock were issued and outstanding, 131,325, 825,000 and 500,000 shares of Common Stock were reserved for issuance under the 1988 Plan, the 1994 Plan and the 1996 Plan, pursuant to which options for the purchase of 131,325, 707,500 and 276,500 shares of Common Stock were outstanding, respectively. Also reserved for issuance were 187,500 shares of Common Stock issuable upon exercise of a warrant held by United, a subsidiary of Torchmark Corporation, and 60,000 shares of Common Stock issuable upon exercise of warrants issued to Howard, Weil, Labouisse, Friedrichs Incorporated and Principal Financial Securities, Inc.

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and of the preferential rights of any series of preferred stock then outstanding. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. American Stock Transfer & Trust Company is transfer agent and registrar for the Common Stock.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of preferred stock, $0.01 par value per share. The Board of directors has the authority to divide the preferred stock into one or more series and to fix and determine the relative rights and preferences of the shares of each such series, including dividend rates, terms of redemption, sinking funds, the amount payable in the event of voluntary liquidation, dissolution or winding up of the affairs of the Company, conversions rights and voting powers. As of March 31, 1997 no shares of preferred stock were outstanding.

                          DESCRIPTION OF INDEBTEDNESS

NEW CREDIT FACILITY

     The Company has received a commitment from a bank group led by Morgan Guaranty Trust Company of New York to extend to the Company a New Credit Facility which matures on March 31, 2002 in order to fund part of the purchase price of the Acquired Properties, to repay the existing indebtedness and for general corporate purposes. The New Credit Facility will have a combined total commitment of $90.0 million following the Offerings until June 30, 1997, when the total commitment will be automatically reduced to the Borrowing Base (as hereinafter defined) as then in effect (the "Reference Borrowing Base"), and will thereafter be automatically reduced quarterly by an amount equal to 1/12th of the Reference Borrowing Base, commencing March 31, 1999. Amounts outstanding under the New Credit Facility will bear interest at a rate equal to LIBOR or a base rate plus a number of basis points which increases as the total outstanding senior indebtedness of the Company as a percent of the Borrowing Base increases.

     The maximum borrowings that may be outstanding under the New Credit Facility may not exceed a borrowing base ("Borrowing Base") which will be equal to the present value of the Company's U.S. oil and gas reserves based on assumptions regarding prices, production and costs approved by the bank group. Sales of Borrowing Base assets in excess of $5.0 million will trigger a requirement to re-calculate the Borrowing Base.

     Borrowings under the New Credit Facility will be unsecured and will be guaranteed by certain of the Company's subsidiaries. The New Credit Facility will have customary covenants including, but not limited to, covenants with respect to the following matters: (i) information, (ii) maintenance of property and insurance, (iii) conduct of business and maintenance of existence, (iv) compliance with laws, (v) limitation on liens, (vi) limitation on consolidations, mergers and sales of assets, (vii) limitation on debt (including subsidiary debt), (viii) use of proceeds, (ix) restrictions on investments, (x) limitation on restricted payments and (xi) limitation on transactions with affiliates. The Company will also be required to maintain certain financial ratios, including, without limitation, a minimum ratio of EBITDA to the sum of cash interest plus deferred dividends and a minimum tangible net worth.

NOTES

     The Company is concurrently offering $100 million in aggregate principal amount of the Notes by means of a separate prospectus. The sale of the Common Stock pursuant to the Common Stock Offering is subject to, among other things, the sale of the Notes. After giving effect to the consummation of the Transactions, the Company will have total outstanding indebtedness of approximately $135.9 million as of December 31, 1996. See "Use of Proceeds."

     The following is a summary of the terms of the Notes, which were issued pursuant to an Indenture (the "Indenture"), the form of which is filed as an exhibit to the registration statement of which this Prospectus is a part. The Notes will be general unsecured senior subordinated obligations of the Company and will be guaranteed on a unsecured senior subordinated basis by Odyssey Petroleum Company, a wholly owned subsidiary of the Company. The $100 million aggregate principal amount of Notes will bear interest from the date of issuance at the rate of 10 7/8% per annum, payable semi-annually in arrears. The Notes will mature on April 1, 2007. The Notes will not require any mandatory redemption or sinking fund payment prior to maturity.

     The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after, 2002 at redemption prices specified in the Indenture, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of certain events constituting a "Change of Control" (as defined in the Indenture), holders of the Notes will have the right to require the Company to purchase each such holder's Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. Furthermore, under certain circumstances, the Company may become obligated to offer to purchase all or a portion of the Notes at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase with the net proceeds of certain Asset Sales (as defined).

     The Indenture will contain certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on guarantees of indebtedness by subsidiaries; (vi) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (vii) limitation on issuances and sales of restricted subsidiary stock; (viii) limitation on the disposition of proceeds of asset sales; and (ix) restrictions on mergers, consolidations or sales of assets.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), a syndicate of underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Principal Financial Securities, Inc., are acting as representatives (the "Representatives"), have severally agreed to purchase 4,400,000 shares of Common Stock from the Company and 475,000 shares of Common Stock from a Selling Stockholder. The number of shares of Common Stock that each Underwriter has severally agreed to purchase is set forth opposite its name below:

                                            NUMBER
              UNDERWRITERS                 OF SHARES
----------------------------------------   ---------
Donaldson, Lufkin & Jenrette Securities
  Corporation...........................   1,586,000
J.P. Morgan Securities Inc..............   1,387,750
Principal Financial Securities, Inc.....     991,250
Bear Stearns & Co. Inc..................      70,000
A.G. Edwards & Sons, Inc................      70,000
Goldman, Sachs & Co.....................      70,000
Howard, Weil, Labouisse, Friedrichs
  Incorporated..........................      70,000
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated..........................      70,000
Oppenheimer & Co., Inc..................      70,000
Salomon Brothers Inc....................      70,000
Arneson, Kercheville & Associates,
  Inc...................................      35,000
EVEREN Securities, Inc..................      35,000
Gaines, Berland Inc.....................      35,000
Hoak Breedlove Wesneski & Co............      35,000
Jefferies & Company, Inc................      35,000
Kenny Securities Corp...................      35,000
Morgan Keegan & Company, Inc............      35,000
Nesbitt Burns Securities, Inc...........      35,000
San Jacinto Securities..................      35,000
Sanders Morris Mundy Inc................      35,000
Southcoast Capital Corporation..........      35,000
Stephens Inc............................      35,000
                                           ---------
     Total..............................   4,875,000
                                           =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $0.27 per share. The Underwriters may allow, and such dealers may re-allow, a discount not to exceed $0.10 per share to any other Underwriter and certain other dealers.

     The Company and the Selling Stockholders have granted to the Underwriters options to purchase up to 11,986 and 719,264 additional shares of Common Stock, respectively, at the public offering price set forth on the cover page hereof less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such options, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Company, each of its directors and executive officers and the Selling Stockholders, subject to certain exceptions, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock, or any shares exercisable for or convertible into shares of Common Stock, prior to the expiration of 90 days from the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, acting on behalf of the Underwriters.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.

     J.P. Morgan Securities Inc. ("JPMSI") and certain of its affiliates have provided and may in the future provide investment banking and commercial banking services to the Company. Morgan Guaranty Trust Company of New York ("Morgan"), an affiliate of JPMSI, is the agent bank and lender under the New Credit Facililty. Morgan, together with another banking firm, has committed to provide the Company with financing in the event the Offerings are not completed to fund the Pending Acquisition and will receive customary fees in connection with such commitment.

     See "Description of Indebtedness -- New Credit Facility." Principal Financial Securities, Inc. acted as a financial advisor to the Special Committee in connection with the Pending Acquisition and will receive customary fees in connection therewith. See "Risk Factors -- Conflicts of Interest."

     In connection with the Common Stock Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Common Stock Offering, creating a syndicate short position. Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the SEC. In general, a passive market maker may not bid for or purchase the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock and the Notes will be passed upon by Butler & Binion, L.L.P., Houston, Texas. Certain legal matters with respect to such securities will be passed upon for the Underwriters by Baker & Botts, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The statements of assets acquired (other than oil and gas properties) and liabilities as of December 31, 1995 and 1996 and the related statements of revenues and direct operating expenses of the Acquired Properties for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The information appearing in this Prospectus regarding historical quantities of reserves of oil and gas and the future net cash flows and the present values thereof of the Company as of June 30, 1996 is based on estimates of such reserves and present values prepared by Williamson Petroleum Consultants Inc., independent petroleum engineers, and are included herein in reliance upon the authority of said firm as experts in estimating such reserves and cash flows. The report of Williamson is included herein as Exhibit A. The information appearing in this Prospectus regarding quantities of reserves of oil and gas and the future net cash flows and present value thereof attributable to the Acquired Properties as of June 30, 1996 were prepared by Bellwether and audited by Ryder Scott. The audit reports of Ryder Scott is attached as Exhibit B to this Prospectus and is included herein in reliance upon the authority of such firm as experts in estimating reserves and cash flows.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. Reports, proxy and information statements and other information filed by the Company with the SEC pursuant to the informational requirements of the Exchange Act may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the SEC: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Registration Statement was filed with the SEC electronically. The SEC maintains a site on the World Wide Web that contains documents filed with the SEC electronically. The address of such site is http://www.sec.gov, and the Registration Statement may be inspected at such site. The Common Stock is traded on the Nasdaq National Market. The Company's registration statements, reports, proxy and information statements, and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the SEC under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                                    GLOSSARY

     The following definitions shall apply to the technical terms used in this Prospectus.

     "Bbls" means barrels of oil or other liquids, approximately 42 U.S.
gallons.

     "Bbls/d" means barrels per day.

     "Bcf" means billion cubic feet.

     "BOE" means barrel of oil equivalent, comparing an Mcf of gas to a Bbl of oil at a rate of 6 to 1.

     "BOE/d" means barrel of oil equivalent per day.

     "Btu" means British thermal unit. A Btu is the heat required to raise the temperature of a one-pound mass of water from 59.5 to 60.5 degrees Fahrenheit under specified conditions.

     "Gross" means the number of wells or acres in which the Company has an interest.

     "MBbls" means thousands of barrels.

     "Mcf" means thousands of cubic feet. Gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit.

     "Mcf/d" means thousand cubic feet per day.

     "MBOE/d" means thousand Bbls of oil equivalent per day.

     "MBOE" means thousand barrels of oil equivalent, determined using the ratio of six Mcf of gas to one barrel of oil, condensate or natural gas liquids.

     "MMBbls" means millions of barrels.

     "MMBtu" means million British thermal units.

     "MMcf" means millions of cubic feet.

     "MMcf/d" means million cubic feet of gas per day.

     "MMBOE" means millions of barrels of oil equivalent, determined using the ratio of six Mcf of gas to one barrel of oil, condensate or natural gas liquids.

     "Net" is determined by multiplying gross wells or acres by the Company's working interest in such wells or acres.

     "PV-10 Value" means the pre-tax, present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                           -----
Bellwether Exploration Company
  Historical Consolidated Financial Statements:
     Independent Auditors' Report ......................................    F-2
     Consolidated Balance Sheets as of June 30, 1995 and 1996 ..........    F-3
     Consolidated Statements of Operations for the Years Ended
       June 30, 1994, 1995 and 1996 ....................................    F-5
     Consolidated Statements of Changes in Stockholders' Equity
      for the Years Ended June 30, 1994, 1995, and 1996 ................    F-6
     Consolidated Statements of Cash Flows for the Years Ended
       June 30, 1994, 1995 and 1996 ....................................    F-7
     Notes to Consolidated Financial Statements ........................    F-8
     Condensed Consolidated Balance Sheets as of June 30, 1996 and
       December 31, 1996 (unaudited) ...................................    F-23
     Condensed Consolidated Statements of Operations for
      the Six Months Ended December 31, 1995 (unaudited)
      and December 31, 1996 (unaudited) ................................    F-24
     Condensed Consolidated Statements of Changes in Stockholders'
      Equity for the Six Months Ended December 31, 1996 (unaudited) ....    F-25
     Condensed Consolidated Statements of Cash Flows for
      the Six Months Ended December 31, 1995 (unaudited)
      and December 31, 1996 (unaudited) ................................    F-26
     Notes to Condensed Consolidated Financial Statements ..............    F-27
Acquired Properties -- Statements of Assets Acquired (Other than
  Productive Oil and Gas Properties) and Liabilities and related
  Statements of Revenues and Direct Operating Expenses:
     Independent Auditors' Report ......................................    F-30
     Statements of Assets Acquired (Other than Productive Oil and
      Gas Properties) and Liabilities as of December 31, 1994, 1995
      and 1996 .........................................................    F-31
     Statements of Revenues and Direct Operating Expenses for
      the Years Ended December 31, 1994, 1995 and 1996 .................    F-32
     Notes to Statements of Assets Acquired (Other than Productive
      Oil and Gas Properties) and Liabilities and related
      Statements of Revenues and Direct Operating Expenses .............    F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Bellwether Exploration Company and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Bellwether Exploration Company and subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bellwether Exploration Company and subsidiaries as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
March 11, 1997

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                        JUNE 30,       JUNE 30,
                                          1995           1996
                                        ---------      ---------
                                             (IN THOUSANDS)
               ASSETS
Current Assets:
Cash and cash equivalents............   $   1,088      $     783
Accounts receivable and accrued
revenues.............................       5,322          5,990
Accounts receivable -- related
parties..............................      --              1,417
Prepaid expenses.....................         217            314
                                        ---------      ---------
     Total current assets............       6,627          8,504
                                        ---------      ---------
Property, Plant and Equipment, at
cost:
Oil and gas properties (full cost
  method) including $13,453 and
  $15,125 of unproved properties
  which are excluded from
  amortization in 1996 and 1995,
  respectively.......................      71,426         76,043
Gas gathering system and gas plant
facilities...........................      19,060         12,840
                                        ---------      ---------
                                           90,486         88,883
Less accumulated depreciation,
depletion and amortization...........     (23,291)       (30,748)
                                        ---------      ---------
                                           67,195         58,135
                                        ---------      ---------
Other Assets.........................         828            586
                                        ---------      ---------
                                        $  74,650      $  67,225
                                        =========      =========

                See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                        JUNE 30,         JUNE 30,
                                          1995             1996
                                        ---------        ---------
                                          (IN THOUSANDS, EXCEPT
                                                 SHARES)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued
  liabilities........................    $ 1,774          $ 2,634
Accounts payable -- related
  parties............................         76              702
Current maturities of long-term
  debt...............................      6,023            --
                                        ---------        ---------
     Total current liabilities.......      7,873            3,336
                                        ---------        ---------
Long-term debt, excluding current
  maturities.........................     18,525           13,048
Deferred income taxes................      2,400            2,861
Other liabilities....................        151            1,383
Minority interest in gas plant
  ventures...........................        254            --
Contingencies........................      --               --
Stockholders' Equity:
Preferred stock, $0.01 par value,
  1,000,000 shares authorized, none
  issued
  or outstanding.....................      --               --
Common stock, $0.01 par value,
  15,000,000 shares authorized,
  9,045,479 and 9,075,479 shares
  issued and outstanding at June 30,
  1995 and 1996, respectively........         90               91
Additional paid-in capital...........     41,472           41,639
Retained earnings....................      3,885            4,867
                                        ---------        ---------
     Total stockholders' equity......     45,447           46,597
                                        ---------        ---------
                                         $74,650          $67,225
                                        =========        =========

                See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1994       1995       1996
                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                       DATA)
Revenues:
     Gas revenues.......................  $   2,620  $   4,864  $   9,856
     Oil revenues.......................      1,086      3,643      5,810
     Gas plant and gas gathering
       revenues.........................      6,930     10,705      8,719
     Interest and other income..........         63         97        116
                                          ---------  ---------  ---------
                                             10,699     19,309     24,501
                                          ---------  ---------  ---------
Costs And Expenses:
     Production expenses................      1,294      2,856      5,317
     Gas plant and gas gathering
       expenses.........................      4,013      6,078      5,185
     General and administrative
       expenses.........................      1,234      2,739      3,013
     Depreciation, depletion and
       amortization.....................      2,489      5,269      8,148
     Interest expense...................        721      1,245      1,657
     Other expenses.....................     --         --            153
                                          ---------  ---------  ---------
                                              9,751     18,187     23,473
                                          ---------  ---------  ---------
Income before income taxes and minority
  interest..............................        948      1,122      1,028
Provision for income taxes..............     --              9         46
Minority interest in gas plant
  ventures..............................        134        172     --
     Net income.........................  $     814  $     941  $     982
                                          =========  =========  =========
Net income per share....................  $    0.27  $    0.12  $    0.11
                                          =========  =========  =========
Weighted average common and common
  equivalent shares
  outstanding...........................      3,006      7,713      9,052
                                          =========  =========  =========

                See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                             COMMON STOCK        PREFERRED STOCK     ADDITIONAL                 TREASURY STOCK
                                           -----------------    -----------------     PAID-IN      RETAINED    ----------------
                                           SHARES    AMOUNT     SHARES    AMOUNT      CAPITAL      EARNINGS    SHARES    AMOUNT
                                                                              (IN THOUSANDS)
Balance, June 30, 1993..................    2,318    $ 1,156      --        --        $  7,598      $2,130        29     $(115)
Shares issued in merger with Associated
  Gas Resources,
  Inc...................................    1,419        708      --        --           6,066       --         --        --
To change par value per share...........     --       (1,827)     --        --           1,827       --         --        --
Other...................................     --        --         --        --              (1)      --          (14)       16
Net earnings............................     --        --         --        --          --             814      --        --
                                           ------    -------    ------    -------    ----------    --------    ------    ------
Balance, June 30, 1994..................    3,737         37      --        --          15,490       2,944        15       (99)
Shares issued in public stock
  offering..............................    3,400         34      --        --          17,204       --         --        --
Cancellation of treasury stock..........      (15)     --         --        --          --           --          (15)       99
Shares issued in merger with Odyssey
  Partners, Ltd.........................      917          9      --        --           3,944       --         --        --
Shares issued in merger with Hampton
  Resources
  Corporation...........................    1,006         10      --        --           4,834       --         --        --
Net earnings............................     --        --         --        --          --             941      --        --
                                           ------    -------    ------    -------    ----------    --------    ------    ------
Balance, June 30, 1995..................    9,045         90      --        --          41,472       3,885      --        --
Stock options exercised.................       30          1      --        --             167       --         --        --
Net earnings............................     --        --         --        --          --             982      --        --
                                           ------    -------    ------    -------    ----------    --------    ------    ------
Balance, June 30, 1996..................    9,075    $    91      --        --        $ 41,639      $4,867      --       $--
                                           ======    =======    ======    =======    ==========    ========    ======    ======

                                           TOTAL

Balance, June 30, 1993..................  $10,769
Shares issued in merger with Associated
  Gas Resources,
  Inc...................................    6,774
To change par value per share...........    --
Other...................................       15
Net earnings............................      814
                                          -------
Balance, June 30, 1994..................   18,372
Shares issued in public stock
  offering..............................   17,238
Cancellation of treasury stock..........       99
Shares issued in merger with Odyssey
  Partners, Ltd.........................    3,953
Shares issued in merger with Hampton
  Resources
  Corporation...........................    4,844
Net earnings............................      941
                                          -------
Balance, June 30, 1995..................   45,447
Stock options exercised.................      168
Net earnings............................      982
                                          -------
Balance, June 30, 1996..................  $46,597
                                          =======

                See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEARS ENDED JUNE 30,
                                          ---------------------------------
                                            1994        1995        1996
                                                   (IN THOUSANDS)
Cash Flows From Operating Activities:
Net Income..............................  $     814  $      941  $      982
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
     Depreciation, depletion and
       amortization.....................      2,530       5,382       8,273
     Minority interest in gas plant
       ventures.........................        120         120      --
     Deferred taxes.....................     --          --             183
Change in assets and liabilities, net of
  acquisition effects:
     Accounts receivable and accrued
       revenues.........................        (73)      1,548        (668)
     Prepaid expenses...................     --             117          25
     Accounts payable and accrued
       expenses.........................       (464)     (2,047)         84
     Due (to) from affiliates...........        750        (633)       (791)
     Other..............................       (555)       (145)       (603)
                                          ---------  ----------  ----------
Net Cash Flows Provided by Operating
  Activities............................      3,122       5,283       7,485
                                          ---------  ----------  ----------
Cash Flows From Investing Activities:
Additions to oil and gas properties.....       (782)    (27,039)     (6,934)
Proceeds from sales of properties.......         36         265         644
Additions to gas plant facilities and
  gas gathering system..................     (8,649)       (225)        (65)
Proceeds from gas contract assignment...     --          --           9,875
Other...................................        (28)       (290)         22
                                          ---------  ----------  ----------
Net Cash Flows (Used In) Provided by
  Investing Activities..................     (9,423)    (27,289)      3,542
                                          ---------  ----------  ----------
Cash Flows From Financing Activities:
Proceeds from borrowings................      8,471      25,860      --
Net proceeds from issuance of common
  stock.................................     --          17,238         168
Payments of long-term debt..............     (1,151)    (21,456)    (11,500)
Other...................................         14      --          --
                                          ---------  ----------  ----------
Net Cash Flows Provided By (Used In)
  Financing Activities..................      7,334      21,642     (11,332)
                                          ---------  ----------  ----------
Net increase (decrease) in cash and cash
  equivalents...........................      1,033        (364)       (305)
Cash and cash equivalents at beginning
  of year...............................        419       1,452       1,088
                                          ---------  ----------  ----------
Cash and cash equivalents at end of
  year..................................  $   1,452  $    1,088  $      783
                                          =========  ==========  ==========

                See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Bellwether Exploration Company ("the Company") was formed as a Delaware corporation in 1994 to succeed to the business and properties of its predecessor company pursuant to a merger, the primary purpose of which was to change the predecessor company's state of incorporation from Colorado to Delaware. The predecessor company was formed in 1980 from the consolidation of the business and properties of related oil and gas limited partnerships. References to Bellwether or the Company include the predecessor company, unless the context requires otherwise.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Bellwether Exploration Company and its wholly-owned subsidiaries. Snyder Gas Plant Venture and NGL/Torch Gas Plant Venture and their 11.98% and 35.78% investments in the Snyder and Diamond M-Sharon Ridge Gas Plants have been pro rata consolidated. Minority interests have been deducted from results of operations and stockholders' equity in the appropriate period. All significant intercompany accounts and transactions have been eliminated in consolidation.

 OIL AND GAS PROPERTIES

     The Company utilizes the full cost method to account for its investment in oil and gas properties. Under this method, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs and tangible and intangible development costs) are capitalized as incurred. Oil and gas properties, the estimated future expenditures to develop proved reserves, and estimated future abandonment, site remediation and dismantlement costs are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by independent engineering consultants. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties or whether impairment has occurred. Depletion expense per equivalent barrel of production was approximately $5.86 in 1996, $5.52 in 1995 and $5.71 in 1994. Dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization, exceed the discounted future net revenues of proved oil and gas reserves net of deferred taxes, such excess capitalized costs would be charged to operations. No such write-down in book value was required in 1996, 1995 and 1994.

     Any reference to oil and gas reserve information in the Notes to Consolidated Financial Statements is unaudited.

 GAS PLANTS AND GAS GATHERING SYSTEM

     Gas plant facilities include the costs to acquire certain gas plants and to secure rights-of-way. Capitalized costs associated with gas plants facilities are amortized primarily over the estimated useful lives of the various components of the facilities utilizing the straight-line method. The estimated useful lives of such assets range from four to fifteen years.

     The Company's gas gathering subsidiary and certain third parties were the beneficiaries of an agreement whereby another party had an obligation to purchase, until May 31, 1999, the gas produced by the Company and such third parties from the West Monroe field in Union Parish, Louisiana at a price of $4.50 per MMBTU. Bellwether owned a large majority of the gas produced and sold pursuant to the

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Purchase Agreement. In March 1996, in exchange for Bellwether's agreement to assume the purchase obligations under the gas purchase contract, Bellwether was paid $9.9 million. As a result of this transaction, the Company has written off the remaining book value of the gas gathering system and has recorded a liability to cover the estimated future losses under the contract. Gas gathering operations of the subsidiary and payments to third parties are charged to the liability as incurred. From the proceeds, $9.5 million was paid on the Company's credit facility.

 GAS IMBALANCES

     The Company uses the sales method of accounting for gas imbalances. Under this method, gas sales are recorded when revenue checks are received or are receivable on the accrual basis. The Company's imbalance was immaterial at June 30, 1996 and 1995.

 FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 121

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS 121 is effective beginning July 1, 1996 and establishes guidelines for determining and measuring asset impairment and the required timing of asset impairment evaluations. Management has addressed the requirements of this statement and believes that it will not have a significant effect on the financial condition and results of operations of the Company based upon current economic conditions.

 FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123

     In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for the Company beginning July 1, 1996. SFAS 123 permits, but does not require, a fair-value-based method of accounting for employee stock option plans which results in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue to use the current intrinsic-value-based method of accounting for such plans where no compensation expense is recognized. However, as required by SFAS 123, the Company will provide pro forma disclosure of net income and earnings per share in the notes to the consolidated financial statements as if the fair-value-based method of accounting had been applied.

 NATURAL GAS AND CRUDE OIL HEDGING

     The Company participated in certain crude oil and natural gas price swaps to reduce its exposure to price fluctuations on sales during fiscal 1996. Settlement of gains and losses on price swap contracts are realized monthly, generally based upon the difference between the contract price and the average closing New York Mercantile Exchange ("NYMEX") price and are reported as a component of oil and gas revenues.

 EARNINGS PER SHARE

     Earnings per share calculations are based on the weighted average number of common shares and common share equivalents and earnings attributable to common stockholders. Common share equivalents include dilutive common stock options. Such options do not have a material effect in the calculations of earnings per share.

 INCOME TAXES

     Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

 STATEMENTS OF CASH FLOWS

     For cash flow presentation purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Interest paid in cash for 1996, 1995 and 1994 was $1.6 million, $1.2 million and $0.7 million, respectively. Income taxes paid in cash for 1996 and 1995 were $162,000 and $9,000, respectively. During 1995 and 1994, a portion of the mergers with Associated Gas Resources Inc. ("AGRI"), Odyssey Partners, Ltd. ("Odyssey") and Hampton Resources Corporation ("Hampton"), collectively the ("Mergers") was financed by assumption of debt of $6.1 million for AGRI, $1.4 million for Odyssey and $4.1 million for Hampton. Common stock with a value of $4.0 million and $4.8 million was issued as part of the costs of the Odyssey and Hampton mergers in 1995, respectively. In 1994, common stock with a value of $6.8 million was issued in the AGRI merger.

 USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as well as reserve information which affects the depletion calculation and the computation of the full cost ceiling limitation to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

 RECLASSIFICATIONS

     Certain reclassifications of prior period statements have been made to conform with current reporting practices.

3.  AGING OF UNEVALUATED PROPERTIES

     Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, production responses to secondary recovery activities and available funds for exploration and development. The following table summarizes the cost of properties not subject to amortization for the year the cost was incurred (000s):

                                             JUNE 30,
                                       --------------------
                                         1995       1996
Year cost incurred:
     Remainder
          1994.......................  $     360  $     360
          1995.......................     14,765     12,139
          1996.......................     --            954
                                       ---------  ---------
                                       $  15,125  $  13,453
                                       =========  =========

     The principal acquisitions of undeveloped acreage were received in the Odyssey acquisition of the Fausse Pointe field and the Hampton acquisition which included the Cove field and the Ft. Trinidad waterflood project. In 1996, $2.5 million was included in oil and gas properties subject to amortization from drilling in the Cove and Fausse Pointe fields.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACQUISITIONS AND MERGERS

     During the last three years, the Company has completed the following mergers and acquisitions:

     On February 28, 1995, the Company acquired Hampton in exchange for $17.0 million in cash and 1,006,458 shares of the Company's common stock. The Company had paid previous to the merger $2.7 million to acquire common and preferred stock of Hampton and incurred $1.4 million in expenses in arranging the merger. The total cost of the Hampton acquisition was $25.9 million, consisting of $21.1 million in cash and $4.8 million in common stock. Hampton was an energy company engaged in the exploration, acquisition and production of oil and natural gas, primarily in the onshore Gulf Coast region and offshore in Texas state waters.

     On August 26, 1994, the Company acquired Odyssey in exchange for $5.6 million in cash (funded from a common stock offering which closed on the same date) and 916,665 shares of the Company's common stock, for a total cost of $9.6 million. Odyssey is an exploration company which assembles, exploits and operates oil and gas properties using state-of-the-art 3-D seismic and computer-aided exploration technology. Odyssey's primary areas of operation have been the onshore Gulf Coast region and the Permian Basin area of West Texas and Southeast New Mexico.

     On December 31, 1993, AGRI merged into the Company in consideration of the issuance of 1,419,726 shares of the Company's common stock and cash payments of $232,000, for a total cost of $7.0 million. AGRI's principal assets are a gas gathering system located in Union Parish, Louisiana (the "Gathering System");
a 4.12% interest in the Snyder Gas Plant; a 12.52% interest in the Diamond M-Sharon Ridge Gas Plant (the "Gas Plants"); working interests in approximately 828 wells in Union, Morehouse and Ouachita Parishes, Louisiana; and small non-operated working interests in approximately 137 gas wells in Oklahoma.

     On July 30, 1993 the Company acquired certain interests in the Gas Plants, both in Scurry County, Texas, for a purchase price of $8.5 million.

5.  RELATED PARTY TRANSACTIONS

     The Company is a party to a management agreement with Torch Energy Advisors Incorporated ("Torch") which was renewed for one year on September 1, 1993 and amended effective January 1, 1994. Torch is currently an affiliate of Torchmark Corporation ("Torchmark"), an insurance and diversified financial services holding company and the parent corporation of Torch. The management agreement requires Torch to administer the business activities of the Company for a monthly fee equal to the sum of one-twelfth of 2% of the average of the book value of the Company's total assets, excluding cash, plus reimbursement of certain costs incurred on behalf of the Company for the management of its oil and gas properties, plus 2% of annual operating cash flows (as defined) during the period in which the services are rendered. The initial term of this agreement (as amended) is six years. Thereafter, the agreement renews automatically for successive one-year periods until terminated by either party in accordance with the applicable provisions of the agreement. For the years ended June 30, 1996, 1995 and 1994, management fees paid to Torch amounted to $1.5 million, $1.2 million and $0.6 million, respectively. Additionally, in the ordinary course of business, the Company incurs intercompany balances resulting from the payment of costs and expenses by affiliated entities on behalf of the Company. Torch may charge interest on any unpaid balances not paid within 30 days, however, no such interest has been charged by Torch since the inception of the agreement. In December 1993, Torch was issued a warrant to purchase 187,500 shares of the Company's common stock at a price of $6.40 per share for its services in identifying and negotiating the AGRI merger.

     A subsidiary of Torch markets oil and natural gas production from certain oil and gas properties in which the Company owns an interest. The Company pays fees of 2% of revenues for such marketing services. Such charges were $114,000, $12,000 and $3,000 in 1996, 1995 and 1994, respectively.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Costs of the evaluation of potential property acquisitions and due diligence conducted in conjunction with acquisitions closed are incurred by Torch at the Company's request. The Company was charged $74,000 and $193,000 for these costs in 1996 and 1995, respectively.

     Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's overhead charged for these activities for the years ended June 30, 1996, 1995 and 1994 was $367,000, $164,000 and $45,000, respectively.

     Torch became the operator of the Gas Plants on December 1, 1993. In fiscal 1996, 1995 and 1994, the fees paid by the Company to Torch were $83,000, $71,000 and $38,000, respectively.

6.  STOCKHOLDERS' EQUITY

 COMMON AND PREFERRED STOCK

     The Certificate of Incorporation of the Company authorizes the issuance of up to 15,000,000 shares of common stock and 1,000,000 shares of preferred stock, the terms, preferences, rights and restrictions of which are established by the Board of Directors of the Company. Certain restrictions contained in the Company's loan agreements limit the amount of dividends which may be declared. There is no present plan to pay dividends on common stock as the Company intends to reinvest its cash flows for continued growth of the Company.

     On April 4, 1994, shareholders approved the merger of Bellwether Exploration Company, a Delaware corporation, into the Company. The common stock of the Company was converted into one-eighth share of the newly formed Company's common stock.

     During the first quarter of fiscal 1995, the Company consummated the sale of 3,650,000 shares of common stock. The net proceeds to the Company were $17.3 million which were used for the Odyssey and Hampton mergers and general corporate purposes. Of the shares sold, 3,400,000 were newly-issued by the Company and 250,000 were sold by certain stockholders.

 STOCK INCENTIVE PLANS

     The Company has stock option plans that provide for granting of options for the purchase of common stock to directors, officers and key employees of the Company and Torch. These stock options may be granted subject to terms ranging from 6 to 10 years at a price equal to the fair market value of the stock at the date of grant. At June 30, 1996, options under the plans available for future grants were 18,000.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of activity in the stock option plans is set forth below:

                                         NUMBER             OPTION
                                        OF SHARES         PRICE RANGE
Balance at June 30, 1993.............     151,715       $3.00  - $5.25
     Granted.........................     456,950       $4.88  - $7.00
     Surrendered.....................    (114,450)      $4.50
     Exercised.......................     (22,890)      $3.25
                                        ---------      -----------------
Balance at June 30, 1994.............     471,325       $3.00  - $7.00
     Granted.........................     450,000       $5.56  - $5.94
                                        ---------      -----------------
Balance at June 30, 1995.............     921,325       $3.00  - $7.00
     Granted.........................      27,000       $4.375 - $6.375
     Surrendered.....................     (10,000)      $5.75
     Exercised.......................     (30,000)      $5.625
                                        ---------      -----------------
Balance at June 30, 1996.............     908,325       $3.00  - $7.00
                                        =========      =================
Exercisable at June 30, 1996.........     830,917       $3.00  - $7.00
                                        =========      =================

7.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company periodically uses derivative financial instruments to manage oil and gas price risk. As of June 30, 1996, the Company was a party to an oil swap price agreement for the month of July for 9,300 barrels of crude oil with a price of $18.25 per barrel. This contract is accounted for as a hedge for financial reporting purposes and, accordingly, is deferred until the related sales are made.

8.  LONG-TERM DEBT

     Long-term debt is comprised of the following at June 30, 1996 and 1995 (in thousands):

                                         1995       1996
Bank credit facility.................  $  24,548  $  13,048
Less current maturities..............     (6,023)    --
                                       ---------  ---------
Long-term debt.......................  $  18,525  $  13,048
                                       =========  =========

     On February 28, 1995, the Company entered into a credit facility ("Credit Facility") with a commercial bank providing for an initial borrowing base of $29.8 million. The borrowing base is reviewed semiannually. Borrowings under the Credit Facility are secured by the Company's interests in oil and gas properties and in the Gathering System and the Gas Plant. The maturity date for the credit facility as modified in the second quarter, fiscal 1996 is March 31, 2001. A principal payment of $9.5 million made in the third quarter, fiscal 1996 extinguished all current maturities. The interest rate is either the agent bank's prime rate or the adjusted Eurodollar Rate plus 1 1/4% at the Company's option. A commitment fee of three-eighths of one percent (0.375%) per annum is charged on the unused portion of the Credit Facility. The interest rate on the Company's borrowings at June 30, 1996 was approximately 7.275%.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Debt maturities by fiscal year are as follows (in thousands):

Year ending June 30, 1997...............  $  --
Year ending June 30, 1998...............      1,929
Year ending June 30, 1999...............      4,766
Year ending June 30, 2000...............      4,170
Year ending June 30, 2001...............      2,183
                                          ---------
                                          $  13,048
                                          =========

     The Credit Facility has various covenants including certain required financial measurements for a current ratio, consolidated tangible net worth and a ratio of consolidated liabilities to consolidated tangible net worth. In addition, the Company may not pay dividends of greater than 20% of its consolidated after-tax net income in any fiscal year or make any other payment on account of its capital stock or redeem or repurchase any of its capital stock.

     Currently, the Company is negotiating a syndicated credit facility in an amount up to $50 million, with the original borrowing base of $27 million, to be redetermined semi-annually. The interest rate, at the Company's option will vary, based upon borrowing base usage, from LIBOR plus 7/8% to LIBOR plus
1 1/4%, or the greater of the prime rate or Fed Funds plus 1/2%. The debt facility will have a termination date four years from closing.

9.  GUARANTOR FINANCIAL STATEMENTS

     The guarantor consolidating financial statements for the years ended June 30, 1995 and 1996 are as follows:

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                              AS OF JUNE 30, 1995
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     ELIMINATIONS    CONSOLIDATED
Total current assets.................    $  6,001      $   626       $ --            $  6,627
Net property, plant and equipment....      56,273       10,922         --              67,195
Total other assets...................      10,518           47         (9,737)            828
                                        ----------     -------     ------------    ------------
     Total assets....................    $ 72,792      $11,595       $ (9,737)       $ 74,650
                                        ==========     =======     ============    ============
Total current liabilities............    $  6,393      $ 1,480       $ --            $  7,873
Long-term debt.......................      18,525        --            --              18,525
Deferred taxes.......................       2,260          140         --               2,400
Other long-term liabilities..........         405        --            --                 405
Total stockholders' equity...........      45,209        9,975         (9,737)         45,447
                                        ----------     -------     ------------    ------------
     Total liabilities and
       stockholders' equity..........    $ 72,792      $11,595       $ (9,737)       $ 74,650
                                        ==========     =======     ============    ============

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                   CONDENSED CONSOLIDATING INCOME STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1995
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
Revenues.............................    $ 16,582      $ 2,727       $ 19,309
Expenses.............................      16,010        2,349         18,359
                                        ----------     -------     ------------
Net earnings before income taxes.....         572          378            950
                                        ----------     -------     ------------
Income taxes.........................        (131)         140              9
                                        ----------     -------     ------------
Net earnings.........................    $    703      $   238       $    941
                                        ==========     =======     ============

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1995
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................    $     703     $   238       $    941
     Non-cash adjustments............        4,393       1,109          5,502
     Change in assets and
       liabilities...................       (3,725)      2,565         (1,160)
                                        ----------     -------     ------------
     Net cash provided by operating
       activities....................        1,371       3,912          5,283
                                        ----------     -------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to oil & gas
       properties....................      (24,786)     (2,478)       (27,264)
     Proceeds from sale of
       properties....................          265       --               265
     Additions to other properties
       and other.....................         (292)          2           (290)
                                        ----------     -------     ------------
     Net cash used in investing
       activities....................      (24,813)     (2,476)       (27,289)
                                        ----------     -------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from borrowings........       25,860       --            25,860
     Payments of long-term debt......      (20,031)     (1,425)       (21,456)
     Net proceeds from issuance of
       common stock..................       17,238       --            17,238
                                        ----------     -------     ------------
     Net cash provided by (used in)
       financing activities..........       23,067      (1,425)        21,642
                                        ----------     -------     ------------
     Net increase (decrease) in cash
       and cash equivalents..........         (375)         11           (364)
     Cash and cash equivalents at
       beginning of period...........        1,452       --             1,452
                                        ----------     -------     ------------
     Cash and cash equivalents at end
       of period.....................    $   1,077     $    11       $  1,088
                                        ==========     =======     ============

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     ELIMINATIONS    CONSOLIDATED
Total current assets.................    $  7,617      $   887       $ --            $  8,504
Net property, plant and equipment....      47,130       11,005         --              58,135
Total other assets...................      10,298           25         (9,737)            586
                                        ----------     -------     ------------    ------------
     Total assets....................    $ 65,045      $11,917       $ (9,737)       $ 67,225
                                        ==========     =======     ============    ============
Total current liabilities............    $  2,291      $ 1,045       $ --            $  3,336
Long-term debt.......................      13,048        --            --              13,048
Deferred taxes.......................       2,449          412         --               2,861
Other long-term liabilities..........       1,383        --            --               1,383
Total stockholders' equity...........      45,874       10,460         (9,737)         46,597
                                        ----------     -------     ------------    ------------
     Total liabilities and
       stockholders' equity..........    $ 65,045      $11,917       $ (9,737)       $ 67,225
                                        ==========     =======     ============    ============

                   CONDENSED CONSOLIDATING INCOME STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
Revenues.............................    $ 20,902      $ 3,599       $ 24,501
Expenses.............................      20,644        2,829         23,473
                                        ----------     -------     ------------
Net earnings before income taxes.....         258          770          1,028
                                        ----------     -------     ------------
Income taxes.........................        (239)         285             46
                                        ----------     -------     ------------
Net earnings.........................    $    497      $   485       $    982
                                        ==========     =======     ============

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................    $     497     $   485       $    982
     Non-cash adjustments............        6,950       1,506          8,456
     Change in assets and
       liabilities...................       (1,709)       (244)        (1,953)
                                        ----------     -------     ------------
     Net cash provided by operating
       activities....................        5,738       1,747          7,485
                                        ----------     -------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to oil & gas
       properties....................       (5,432)     (1,567)        (6,999)
     Proceeds from sale of
       properties....................          644       --               644
     Proceeds from gas contract
       assumption....................        9,875       --             9,875
     Additions to other properties
       and other.....................           22       --                22
                                        ----------     -------     ------------
     Net cash provided by (used in)
       investing activities..........        5,109      (1,567)         3,542
                                        ----------     -------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of long-term debt......      (11,500)      --           (11,500)
     Net proceeds from issuance of
       common stock..................          168       --               168
                                        ----------     -------     ------------
     Net cash used in financing
       activities....................      (11,332)      --           (11,332)
                                        ----------     -------     ------------
     Net increase (decrease) in cash
       and cash equivalents..........         (485)        180           (305)
     Cash and cash equivalents at
       beginning of period...........        1,077          11          1,088
                                        ----------     -------     ------------
     Cash and cash equivalents at end
       of period.....................    $     592     $   191       $    783
                                        ==========     =======     ============

10.  INCOME TAXES

     Income tax expense is summarized as follows (in thousands):

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1994       1995       1996
Current
     Federal............................  $      --  $       9  $     126
     State..............................         --         --        103
Deferred -- Federal and State...........         --         --       (183)
                                          ---------  ---------  ---------
Total income tax expense................  $      --  $       9  $      46
                                          =========  =========  =========

     The balances for deferred tax assets and liabilities were modified as of the effective date of the Hampton merger based on the allocation of the purchase price.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1996 and 1995 are as follows:

                                               AT JUNE 30,
                                          ---------------------
                                             1995       1996
Net operating loss carryforwards........  $    8,858  $   8,922
Percentage depletion carryforwards......         271        271
Alternative minimum tax credit
  carryforwards.........................      --            126
                                          ----------  ---------
Total deferred income tax assets........       9,129      9,319
                                          ----------  ---------
Plant, property and equipment...........     (11,529)    (8,841)
State income taxes......................      --           (446)
                                          ----------  ---------
Total deferred income tax liabilities...     (11,529)    (9,287)
Valuation allowances....................      --         (2,893)
                                          ----------  ---------
Net deferred income tax liability.......  $   (2,400) $  (2,861)
                                          ==========  =========

     The Company files a consolidated federal income tax return. Deferred income taxes are provided for transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction for tax purposes of certain oil and gas development costs which are capitalized for financial statement purposes. In the years ended June 30, 1995 and 1994, the Company did not provide a provision for deferred income taxes due to the availability of sufficient net operating losses
("NOLs") to offset net income.

     Total income tax differs from the amount computed by applying the Federal income tax rate to income before income taxes and minority interest. The reasons for the differences are as follows:

                                              AT JUNE 30,
                                          --------------------
                                            1995       1996
Statutory Federal income tax rate.......       34.0%      34.0%
Increase (Decrease) in tax rate
  resulting from:
     State income taxes, net of federal
      benefit...........................        0.0        7.0
Nondeductable travel and
  entertainment.........................        1.2         .3
Reduction of valuation allowance due to
  utilization
  of net operating loss carryforwards...      (34.2)     (36.5)
                                          ---------  ---------
                                                1.0%       4.8%
                                          =========  =========

     The Company issued 3,400,000 shares of its common stock on July 20, 1994. As a result of the common stock issuance, the Company has undergone an ownership change. Therefore, the Company's ability to use its NOL for federal income tax purposes is subject to significant restrictions.

     Section 382 of the Internal Revenue Code significantly limits the amount of NOL and investment tax credit carryforwards that are available to offset future taxable income and related tax liability when a change in ownership occurs after December 31, 1986.

     At June 30, 1996, the Company had NOLs of approximately $26.2 million which will expire in future years beginning in 1997. Due to provisions of Section 382, the Company is limited to approximately $4.6 million utilization of NOL per year.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  SEGMENT INFORMATION

     The Company's operations are concentrated in two segments. The results of operations of these business segments are as follows (in thousands):

                                            YEARS ENDED JUNE 30,
                                       -------------------------------
                                         1994       1995       1996
Revenues:
     Oil.............................  $   2,620  $   4,864  $   5,810
     Gas.............................      1,086      3,643      9,856
     Gas plants and gas gathering....      6,930     10,705      8,719
     Other revenues..................         63         97        116
                                       ---------  ---------  ---------
          Total revenues.............  $  10,699  $  19,309  $  24,501
                                       =========  =========  =========
Operating profit before income tax:
     Oil and gas.....................  $     859  $   1,758  $   3,416
     Gas plants and gas gathering....      1,847      3,251      2,319
                                       ---------  ---------  ---------
                                           2,706      5,009      5,735
Unallocated corporate expenses.......      1,172      2,823      2,943
Other expenses.......................     --         --            153
Interest expense.....................        721      1,245      1,657
                                       ---------  ---------  ---------
Income before taxes..................  $     813  $     941  $     982
                                       =========  =========  =========
Identifiable assets:
     Oil and gas.....................  $  13,763  $  53,218  $  47,727
     Gas plants and gas gathering....     19,285     18,289     10,408
                                       ---------  ---------  ---------
                                          33,048     71,507     58,135
Corporate assets.....................      2,822      3,143      9,090
                                       ---------  ---------  ---------
          Total assets...............  $  35,870  $  74,650  $  67,225
                                       =========  =========  =========
Capital expenditures:
     Oil and gas.....................  $   3,199  $  41,676  $   6,934
     Gas plants and gas gathering....     18,835        225         65
                                       ---------  ---------  ---------
                                       $  22,034  $  41,901  $   6,999
                                       =========  =========  =========
Depreciation, depletion and
amortization:
     Oil and gas.....................  $   1,553  $   3,893  $   6,933
Gas plants and gas gathering.........        936      1,376      1,215
                                       ---------  ---------  ---------
                                       $   2,489  $   5,269  $   8,148
                                       =========  =========  =========

     In 1996, 1995 and 1994, the Company had 3 customers which accounted for 33% of its revenues, two customers which accounted for 42% of its revenues and three customers which accounted for 58% of its revenues, respectively.

12.  CONTINGENCIES

     The Company has been named as a defendant in certain lawsuits incidental to its business. Management does not believe that the outcome of such litigation will have a material adverse impact on the Company.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  SELECTED QUARTERLY FINANCIAL DATA (AMOUNTS IN THOUSANDS,
     EXCEPT PER SHARE DATA) (UNAUDITED):

                                                            QUARTER ENDED
                                        ------------------------------------------------------
                                        SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                           1994(1)           1994         1995(2)       1995
Revenues.............................      $ 3,997          $4,186        $ 4,783      $6,343
Operating Income.....................      $   424          $  272        $   238      $  188
Net income...........................      $   378          $  224        $   199      $  140
Earnings per common equivalent
  share..............................      $  0.07          $ 0.03        $  0.02      $ 0.02

                                                            QUARTER ENDED
                                        ------------------------------------------------------
                                        SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                            1995             1995          1996         1996
Revenues.............................      $ 5,678          $6,444        $ 6,338      $6,041
Operating Income.....................      $    38          $   95        $   542      $  353
Net income (loss)....................      $    13          $  (12)       $   557      $  424
Earnings per common equivalent
  share..............................      $  0.00          $ 0.00        $  0.06      $ 0.05

------------
(1) Includes the acquisition of Odyssey on August 26, 1994.

(2) Includes the acquisition of Hampton on February 28, 1995.

14.  SUPPLEMENTAL INFORMATION -- (UNAUDITED)

 OIL AND GAS PRODUCING ACTIVITIES

     Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production are based primarily upon reserve reports prepared by the Company's independent petroleum engineering firms. These estimates are inherently imprecise and subject to substantial revision.

     Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids were made in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." The estimates are based on prices at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

 COSTS INCURRED

     The following table sets forth the costs incurred in property acquisition and development activities (in thousands):

                                            YEARS ENDED JUNE 30,
                                       -------------------------------
                                         1994       1995       1996
Property acquisition:
     Proved properties...............  $   1,896  $  25,072  $     128
     Unproved properties.............        295     13,233        424
Exploration..........................        364        530        824
Development..........................        644      2,841      5,558
                                       ---------  ---------  ---------
                                       $   3,199  $  41,676  $   6,934
                                       =========  =========  =========

 CAPITALIZED COSTS

     The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization (in thousands):

                                                 YEARS ENDED JUNE 30,
                                          ----------------------------------
                                             1994        1995        1996
Proved properties.......................  $   28,917  $   56,300  $   62,590
Unproved properties.....................         832      15,125      13,453
                                          ----------  ----------  ----------
Total capitalized costs.................      29,749      71,425      76,043
Accumulated depreciation, depletion and
  amortization..........................     (17,043)    (20,983)    (28,316)
                                          ----------  ----------  ----------
Net capitalized costs...................  $   12,706  $   50,442  $   47,727
                                          ==========  ==========  ==========

RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES (IN THOUSANDS):

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1994       1995       1996
Revenues from oil and gas producing
  activities............................  $   3,706  $   8,507  $  15,666
Production costs........................      1,294      2,856      5,317
Depreciation, depletion and
  amortization..........................      1,553      3,893      6,933
                                          ---------  ---------  ---------
Results of operations from producing
  activities (excluding corporate
  overhead and interest costs)..........  $     859  $   1,758  $   3,416
                                          =========  =========  =========

PER UNIT SALES PRICES AND COSTS:

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1994       1995       1996
Average sales price:(1)
     Oil (per barrel)...................  $   15.27  $   16.89  $   17.81
     Gas (per MCF)......................       2.17       1.66       2.02
Average production cost per equivalent
  barrel................................       4.75       4.05       4.49
Average unit depletion rate per
  equivalent barrel.....................       5.71       5.52       5.86
------------
(1) Average sales price is exclusive of the effect of natural gas and crude oil price swaps.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RESERVES:

     The Company's estimated total proved and proved developed reserves of oil and gas are as follows:

                                                             YEARS ENDED JUNE 30,
                                           --------------------------------------------------------
                                                 1994                1995                1996
                                           ----------------    ----------------    ----------------
                                            OIL       GAS       OIL       GAS       OIL       GAS
              DESCRIPTION                  (MBBL)    (MMCF)    (MBBL)    (MMCF)    (MBBL)    (MMCF)
Proved reserves at beginning of year....     438     7,202       393     10,671    2,597     30,159
Revisions of previous estimates.........     (44)       58       (61)      (988)    (534)     2,855
Extensions and discoveries..............    --        --         724      1,179       89      7,128
Production..............................     (71)    (1,206)    (216)    (2,932)    (334)    (5,099)
Sales of reserves in-place..............    --        --          (1)        (3)     (14)    (2,023)
Purchases of reserves in-place..........      67       287      --          163        4        176
Reserves added in Mergers...............       3     4,330     1,758     22,069     --         --
                                           ------    ------    -----     ------    -----     ------
Proved reserves at end of year..........     393     10,671    2,597     30,159    1,808     33,196
                                           ======    ======    =====     ======    =====     ======
Proved developed reserves --
     Beginning of year..................     410     7,151       361      9,154    1,891     23,795
                                           ======    ======    =====     ======    =====     ======
     End of year........................     361     9,154     1,891     23,795    1,494     22,698
                                           ======    ======    =====     ======    =====     ======

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below:

                                              YEARS ENDED JUNE 30,
                                       ----------------------------------
                                          1994        1995        1996
                                                 (IN THOUSANDS)
Future cash inflows..................  $   31,180  $   96,738  $  113,554
Future production costs..............     (11,462)    (34,093)    (33,131)
Future income taxes..................      --          --         (11,095)
Future development costs.............        (402)     (7,738)     (8,961)
                                       ----------  ----------  ----------
Future net cash flows................      19,316      54,907      60,367
10% discount factor..................      (7,272)    (17,616)    (15,191)
                                       ----------  ----------  ----------
Standardized measure of discounted
  future net cash
  flows..............................  $   12,044  $   37,291  $   45,176
                                       ==========  ==========  ==========

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                              YEARS ENDED JUNE 30,
                                       ----------------------------------
                                          1994        1995        1996
                                                 (IN THOUSANDS)
Standardized measure -- beginning of
year.................................  $   10,519  $   12,044  $   37,291
Sales, net of production costs.......      (2,412)     (5,651)    (10,349)
Purchases of reserves in-place.......         566         162         246
Reserves received in Mergers.........       3,598      34,039      --
Net change in prices and production
  costs..............................      (1,500)     (8,326)     11,458
Net change in income taxes...........      --          --          (2,958)
Extensions, discoveries and improved
  recovery, net of future production
  and development costs..............      --           5,085       7,709
Changes in estimated future
  development costs..................        (163)     (3,148)        497
Development costs incurred during the
  period.............................         644         629         883
Revisions of quantity estimates......        (194)         (4)       (438)
Accretion of discount................       1,052       1,204       3,729
Sales of reserves in-place...........      --              (5)     (1,614)
Changes in production rates and
  other..............................         (66)      1,262      (1,278)
                                       ----------  ----------  ----------
Standardized measure -- end of
  year...............................  $   12,044  $   37,291  $   45,176
                                       ==========  ==========  ==========

                         BELLWETHER EXPLORATION COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                           JUNE 30,    DECEMBER 31,
                                             1996          1996
                                           --------    ------------
                                                       (UNAUDITED)

                                                (IN THOUSANDS)
                 ASSETS
Current Assets:
Cash and cash equivalents...............   $    783      $    450
Accounts receivable and accrued
  revenues..............................      5,990         7,296
Accounts receivable -- related
  parties...............................      1,417           303
Prepaid expenses and other..............        314           586
                                           --------    ------------
     Total current assets...............      8,504         8,635
                                           --------    ------------
Property, Plant and Equipment, at cost:
Oil and gas properties (full cost
  method)...............................     76,043        83,473
Gas plant facilities and gas gathering
  system................................     12,840        12,843
                                           --------    ------------
                                             88,883        96,316
Accumulated depreciation, depletion and
  amortization..........................    (30,748)      (36,561)
                                           --------    ------------
                                             58,135        59,755
                                           --------    ------------
Other Assets............................        586           592
                                           --------    ------------
                                           $ 67,225      $ 68,982
                                           ========    ============
Current Liabilities:
Accounts payable and accrued
  liabilities...........................   $  2,634      $  3,867
Due to affiliates.......................        702           411
Current maturities of long-term debt....      --           --
                                           --------    ------------
     Total current liabilities..........      3,336         4,278
                                           --------    ------------
Long-term debt, excluding current
  maturities............................     13,048        11,000
Deferred income taxes...................      2,861         3,805
Other liabilities.......................      1,383         1,148
Stockholders' Equity:
Preferred stock, $0.01 par value,
  1,000,000 shares authorized, none
  issued or outstanding at June 30, 1996
  and December 31, 1996.................      --           --
Common stock, $0.01 par value,
  15,000,000 shares authorized,
  9,075,479
  and 9,152,979 shares issued and
  outstanding at June 30, 1996 and
  December 31, 1996, respectively.......         91            92
Additional paid-in capital..............     41,639        42,059
Retained earnings.......................      4,867         6,600
                                           --------    ------------
     Total stockholders' equity.........     46,597        48,751
                                           --------    ------------
                                           $ 67,225      $ 68,982
                                           ========    ============

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED

                                           THREE MONTHS ENDED     SIX MONTHS ENDED
                                              DECEMBER 31,          DECEMBER 31,
                                          --------------------  --------------------
                                            1995       1996       1995       1996
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Oil and gas revenues...............  $   3,853  $   5,383  $   7,142  $   9,846
     Gas plant and gas gathering
       revenues.........................      2,555      2,158      4,923      3,879
     Interest and other income..........         36         26         57         53
                                          ---------  ---------  ---------  ---------
                                              6,444      7,567     12,122     13,778
                                          ---------  ---------  ---------  ---------
Costs and Expenses:
     Lease operating expenses...........      1,347      1,696      2,447      3,061
     Gas plant and gas gathering
       expenses.........................      1,549        934      3,006      1,827
     Depreciation, depletion and
       amortization.....................      1,979      2,173      3,866      4,167
     General and administrative
       expenses.........................        859        761      1,559      1,452
     Interest expense...................        472        232        956        520
     Other expense......................        143     --            155     --
                                          ---------  ---------  ---------  ---------
                                              6,349      5,796     11,989     11,027
                                          ---------  ---------  ---------  ---------
Income before income taxes..............         95      1,771        133      2,751
Provision for income taxes..............        107        655        132      1,018
                                          ---------  ---------  ---------  ---------
     Net income.........................  $     (12) $   1,116  $       1  $   1,733
                                          =========  =========  =========  =========
Net income per share....................  $  --      $    0.12  $    0.00  $    0.19
                                          =========  =========  =========  =========
Weighted average common and common
  equivalent shares outstanding.........      9,045      9,145      9,045      9,118
                                          =========  =========  =========  =========

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                             COMMON STOCK        PREFERRED STOCK     ADDITIONAL                 TREASURY STOCK
                                           -----------------    -----------------     PAID-IN      RETAINED    ----------------
                                           SHARES    AMOUNT     SHARES    AMOUNT      CAPITAL      EARNINGS    SHARES    AMOUNT
                                                                              (IN THOUSANDS)
Balance, June 30, 1993..................   2,318    $ 1,156     --         --        $  7,598      $2,130        29     $(115)
Shares issued in merger with Associated
  Gas Resources, Inc....................   1,419        708     --         --           6,066       --         --        --
To change par value per share...........    --       (1,827)    --         --           1,827       --         --        --
Other...................................    --        --        --         --              (1)      --          (14)       16
Net earnings............................    --        --        --         --          --             814      --        --
                                           -----    -------    ------    -------    ----------    --------    ------    ------
Balance, June 30, 1994..................   3,737         37     --         --          15,490       2,944        15       (99)
Shares issued in public stock
  offering..............................   3,400         34     --         --          17,204       --         --        --
Cancellation of treasury stock..........     (15)     --        --         --          --           --          (15)       99
Shares issued in merger with Odyssey
  Partners, Ltd.........................     917          9     --         --           3,944       --         --        --
Shares issued in merger with Hampton
  Resources Corporation.................   1,006         10     --         --           4,834       --         --        --
Net earnings............................    --        --        --         --          --             941      --        --
                                           -----    -------    ------    -------    ----------    --------    ------    ------
Balance, June 30, 1995..................   9,045         90     --         --          41,472       3,885      --        --
Stock options exercised.................      30          1     --         --             167       --         --        --
Net earnings............................    --        --        --         --          --             982      --        --
                                           -----    -------    ------    -------    ----------    --------    ------    ------
Balance, June 30, 1996..................   9,075         91     --         --          41,639       4,867      --        --
Stock options exercised.................      70          1                               420
Net earnings............................    --        --        --         --          --           1,733      --        --
                                           -----    -------    ------    -------    ----------    --------    ------    ------
Balance, December 31, 1996
  (unaudited)...........................   9,145    $    92     --         --        $ 42,059      $6,600      --       $--
                                           =====    =======    ======    =======    ==========    ========    ======    ======

                                           TOTAL

Balance, June 30, 1993..................  $10,769
Shares issued in merger with Associated
  Gas Resources, Inc....................    6,774
To change par value per share...........    --
Other...................................       15
Net earnings............................      814
                                          -------
Balance, June 30, 1994..................   18,372
Shares issued in public stock
  offering..............................   17,238
Cancellation of treasury stock..........       99
Shares issued in merger with Odyssey
  Partners, Ltd.........................    3,953
Shares issued in merger with Hampton
  Resources Corporation.................    4,844
Net earnings............................      941
                                          -------
Balance, June 30, 1995..................   45,447
Stock options exercised.................      168
Net earnings............................      982
                                          -------
Balance, June 30, 1996..................   46,597
Stock options exercised.................      421
Net earnings............................    1,733
                                          -------
Balance, December 31, 1996
  (unaudited)...........................  $48,751
                                          =======

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS -- UNAUDITED

                                            SIX MONTHS
                                               ENDED
                                           DECEMBER 31,
                                       ---------------------
                                         1995        1996
                                          (IN THOUSANDS)
Net Income...........................  $       1  $    1,733
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Depreciation, depletion and
      amortization...................      3,897       4,308
     Deferred taxes and other........     --             951
Change in assets and liabilities:
     Accounts receivable and accrued
     revenues........................       (439)     (1,306)
     Accounts payable and other
     liabilities.....................        405         999
     Due (to) from affiliates........       (158)        823
     Other...........................       (210)       (403)
                                       ---------  ----------
Net Cash Flows Provided by Operating
  Activities.........................      3,496       7,105
                                       ---------  ----------
Cash Flows From Investing Activities:
     Additions to oil and gas
     properties......................     (1,133)     (7,430)
     Proceeds from sales of
     properties......................     --           1,665
     Other...........................        (41)        (45)
                                       ---------  ----------
Net Cash Flows Used In Investing
  Activities.........................     (1,174)     (5,810)
                                       ---------  ----------
Cash Flows From Financing Activities:
     Proceeds from borrowings........     --          13,000
     Payments of long-term debt......     (1,000)    (15,048)
     Net proceeds from issuance of
     common stock....................     --             420
                                       ---------  ----------
Net Cash Flows (Used In) Provided by
  Financing Activities...............     (1,000)     (1,628)
                                       ---------  ----------
     Net increase (decrease) in cash
     and cash equivalents............      1,322        (333)
     Cash and cash equivalents at
      beginning of period............      1,088         783
                                       ---------  ----------
Cash And Cash Equivalents At End of
  Period.............................  $   2,410  $      450
                                       =========  ==========
Supplemental Disclosures Of Cash Flow
  Information:
  Cash paid during the period for:
     Interest........................  $     480  $      348
     Income taxes (net of refund)....        127          63

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all disclosures required by generally accepted accounting principles. However, in the opinion of management, these statements include all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position at December 31, 1996, and June 30, 1996, and the results of operations and changes in cash flows for the periods ended December 31, 1996, and 1995. These financial statements should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements in the 1996 Form 10-K of Bellwether Exploration Company ("the Company") that was filed with the Securities and Exchange Commission.

2.  INDUSTRY SEGMENT INFORMATION

     The Company's operations are concentrated primarily in two segments; the exploration and production of oil and natural gas and gas plants and gas gathering operations.

                                        FOR THE SIX MONTHS
                                              ENDED
                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                          (IN THOUSANDS)
Sales to unaffiliated customers:
     Oil and gas.....................  $   7,142  $   9,846
     Gas plants and gas gathering....      4,923      3,879
     Other revenues..................         57         53
                                       ---------  ---------
          Total revenues.............     12,122     13,778
                                       =========  =========
Operating profit before income tax:
     Oil and gas.....................      1,520      3,059
     Gas plants and gas gathering....      1,226      1,611
                                       ---------  ---------
                                           2,746      4,670
                                       ---------  ---------
Unallocated corporate expenses.......      1,657      1,399
Interest expense.....................        956        520
                                       ---------  ---------
          Income before taxes........        133      2,751
                                       =========  =========
Depreciation, depletion and
amortization:
     Oil and gas.....................      3,175      3,726
     Gas plants and gas gathering....        691        441
                                       ---------  ---------
                                       $   3,866  $   4,167
                                       =========  =========

3.  LONG TERM DEBT

     On February 28, 1995, the Company entered into a credit facility ("Credit Facility") with a commercial bank providing an initial borrowing base of $29.8 million. The borrowing base is reviewed semi-annually. The borrowings under the Credit Facility are secured by the Company's interest in oil and gas properties and in the Gathering System and the Gas Plant. The maturity date, as modified in the second quarter, fiscal 1996 is March 31, 2001, and the borrowing base is $20.1 million. The Credit Facility was retired in October 1996.

     In October 1996 the Company entered into a syndicated credit facility ("New Credit Facility") in an amount up to $50 million with an initial borrowing base of $27 million, to be determined semi-annually. The interest rate, at the Company's option, will vary, based upon borrowing base usage, from LIBOR plus

                         BELLWETHER EXPLORATION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED -- (CONTINUED)

7/8% to LIBOR plus 1 1/4%, or the greater of the prime rate or Fed Funds plus 1/2%. The New Credit Facility is unsecured with respect to oil and gas assets and has a termination date of October 15, 2000.

     The New Credit Facility contains various covenants including certain required financial measurements for a current ratio, consolidated tangible net worth, and interest coverage ratio. In addition, the New Credit Facility includes certain limitations on restricted payments and dividends, incurrence of additional funded indebtedness/guarantees and asset sales.

4.  GAS CONTRACT LIABILITY

     The Company and certain third parties were the beneficiaries of an agreement ("Purchase Agreement") whereby another party had an obligation to purchase, until May 1999, the gas produced by the Company and such third parties from the West Monroe field in Union Parish, Louisiana, at a price of $4.50 per MMBTU. Bellwether owned a large majority of the gas produced and sold pursuant to the Purchase Agreement. In March 1996, in exchange for Bellwether's agreement to assume this obligation to purchase gas under the Purchase Agreement, Bellwether was paid $9.9 million. As a result of this transaction, the Company has written off the book value of the gas gathering system and has recorded a liability of $2.0 million to cover estimated liabilities under the contract. Gas gathering operations of the subsidiary and payments to third parties are charged to the liability as incurred. From the proceeds, $9.5 million was paid on the Company's credit facility.

5.  GUARANTOR FINANCIAL STATEMENTS

              CONDENSED CONSOLIDATING BALANCE SHEETS -- UNAUDITED
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     ELIMINATIONS    CONSOLIDATED
Total current assets.................    $  7,595      $ 1,040       $ --            $  8,635
Net property, plant and equipment....      47,385       12,370         --              59,755
Total other assets...................      10,314           15         (9,737)            592
                                        ----------     -------     ------------    ------------
     Total assets....................    $ 65,294      $13,425       $ (9,737)       $ 68,982
                                        ==========     =======     ============    ============
Total current liabilities............    $  2,254      $ 2,024       $ --            $  4,278
Long-term debt.......................      11,000        --            --              11,000
Deferred taxes.......................       3,202          603         --               3,805
Other long-term liabilities..........       1,148        --            --               1,148
Total stockholders' equity...........      47,690       10,798         (9,737)         48,751
                                        ----------     -------     ------------    ------------
     Total liabilities and
       stockholders' equity..........    $ 65,294      $13,425       $ (9,737)       $ 68,982
                                        ==========     =======     ============    ============

             CONDENSED CONSOLIDATING INCOME STATEMENTS-- UNAUDITED
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
Revenues.............................    $ 11,970      $ 1,808       $ 13,778
Expenses.............................       9,736        1,291         11,027
                                        ----------     -------     ------------
Net earnings before income taxes.....       2,234          517          2,751
                                        ----------     -------     ------------
Income taxes.........................         839          179          1,018
                                        ----------     -------     ------------
Net earnings.........................    $  1,395      $   338       $  1,733
                                        ==========     =======     ============

                         BELLWETHER EXPLORATION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................    $   1,395     $   338       $  1,733
     Non-cash adjustments............        4,670         589          5,259
     Change in assets and
       liabilities...................         (804)        917            113
                                        ----------     -------     ------------
     Net cash provided by operating
       activities....................        5,261       1,844          7,105
                                        ----------     -------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to oil & gas
       properties....................       (5,487)     (1,943)        (7,430)
     Proceeds from sale of
       properties....................        1,665       --             1,665
     Additions to other properties
       and other.....................          (45)      --               (45)
                                        ----------     -------     ------------
     Net cash used in investing
       activities....................       (3,867)     (1,943)        (5,810)
                                        ----------     -------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from borrowings........       13,000       --            13,000
     Payments of long-term debt......      (15,048)      --           (15,048)
     Net proceeds from issuance of
       common stock..................          420       --               420
                                        ----------     -------     ------------
     Net cash provided by in
       financing activities..........       (1,628)      --            (1,628)
                                        ----------     -------     ------------
     Net increase (decrease) in cash
       and cash equivalents..........         (234)        (99)          (333)
     Cash and cash equivalents at
       beginning of period...........          592         191            783
                                        ----------     -------     ------------
     Cash and cash equivalents at end
       of period.....................    $     358     $    92       $    450
                                        ==========     =======     ============

6.  OTHER MATTERS -- (UNAUDITED)

     In February 1997, the Company filed a registration statement with the SEC with regard to an offering by the Company of 4,400,000 shares of common stock ("Common Stock Offering") and $100.0 million in Senior Subordinated Notes ("Notes Offering"), the proceeds of which are to be used to purchase oil and gas properties and an estimated $18.0 million of working capital for $188.3 million, plus a contingent payment of up to $9.0 million, the actual amount of which will be based on 1997 gas prices (the "Contingent Payment"). The effective date of the pending acquisition is July 1, 1996 and the estimated net adjusted purchase price assuming an April 9, 1997 closing date is $141.8 million plus the Contingent Payment. As of June 30, 1996, estimated net proved reserves attributable to the properties were 39.2 MMBOE (89% developed and 59% gas) with a PV-10 Value (pre-tax) of $212.0 million. The Company is also negotiating a new $90 million credit facility ("New Credit Facility") with a group of banks. The Company will finance the cash portion of the acquisition and related fees, estimated to aggregate $173.2 million, including repayment of an estimated $12.0 million of existing indebtedness with advances under the New Credit Facility and the proceeds of the Common Stock Offering and the Notes Offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Torch Energy Advisors Incorporated:

     We have audited the accompanying statements of assets (other than productive oil and gas properties) and liabilities as of December 31, 1995 and 1996 to be acquired by Bellwether Exploration Company (Acquired Properties) as described in Note 1 and the related statements of revenues and direct operating expenses for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of Torch Energy Advisors Incorporated's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements were prepared as described in Note 1 for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in certain SEC regulatory reports and filings and are not intended to be a complete financial presentation.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets (other than productive oil and gas properties) and liabilities of the Acquired Properties as of December 31, 1995 and 1996 and the related revenues and direct operating expenses for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
March 11, 1997

                            THE ACQUIRED PROPERTIES
            STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL
                  AND GAS PROPERTIES) AND LIABILITIES (NOTE 1)
                                 (IN THOUSANDS)

                                              DECEMBER 31,
                                          --------------------
                                            1995       1996
Assets acquired (other than productive
  oil and gas properties)
     Cash and cash equivalents..........  $     603  $      79
     Accounts receivable and other......     19,291     23,428
     Due from affiliates................      5,798      3,954
Liabilities
     Accounts payable and accrued
      liabilities.......................     (8,968)    (9,050)
     Due to affiliates..................        (30)      (375)
                                          ---------  ---------
     Excess of assets acquired (other
      than productive oil and gas
      properties) over liabilities
      assumed...........................  $  16,694  $  18,036
                                          =========  =========

                            See accompanying notes.

                            THE ACQUIRED PROPERTIES
              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                               YEARS ENDED DECEMBER 31,
                                          ----------------------------------
                                             1994        1995        1996
REVENUES:
     Oil revenues.......................  $   42,215  $   43,424  $   42,842
     Gas revenues.......................      60,129      49,354      58,132
     Natural gas processing income......         114         126          49
     Other oil and gas income...........         655      19,363       1,338
                                          ----------  ----------  ----------
                                             103,113     112,267     102,361
                                          ----------  ----------  ----------
DIRECT OPERATING EXPENSES:
     Lease operating expenses...........  $   26,890  $   28,894  $   24,733
     Production taxes...................       3,511       2,238       3,081
                                          ----------  ----------  ----------
     Direct operating expenses..........      30,401      31,132      27,814
                                          ----------  ----------  ----------
REVENUES IN EXCESS OF DIRECT OPERATING
  EXPENSES..............................  $   72,712  $   81,135  $   74,547
                                          ==========  ==========  ==========

                            See accompanying notes.

                            THE ACQUIRED PROPERTIES
   NOTES TO STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES) AND LIABILITIES AND STATEMENTS OF REVENUES AND DIRECT OPERATING
                                    EXPENSES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

     The accompanying statements present the assets (other than productive oil and gas properties) and liabilities to be acquired and the related revenues and direct operating expenses of oil and gas properties (the "Acquired
Properties") to be acquired by Bellwether Exploration Company from Torch Energy Advisors Incorporated ("Torch") and certain partnerships and other entities managed or sponsored by Torch (collectively, the "Partnerships"). The Acquired Properties are primarily located in Texas, Louisiana, California and the Gulf of Mexico.

     The accompanying financial statements were derived from the historical accounting records from the Partnerships. Direct operating expenses include payroll, lease and well repairs, maintenance and other direct operating expenses.

    OMITTED HISTORICAL FINANCIAL INFORMATION

     Full historical financial statements, including general and administrative expense, income tax expense and interest expense have not been presented historically because the above properties were not accounted for or operated as a separate division by the Partnerships. Historical depletion expense, including abandonment provision, also has not been included as the basis in the properties will be adjusted in the purchase price allocation when they are sold; therefore, historical depletion no longer will be relevant.

    ACCRUAL BASIS STATEMENTS

     Memorandum adjustments have been made to the financial information in order to present the accompanying financial statements in accordance with generally accepted accounting principles.

    CASH AND CASH EQUIVALENTS

     The Partnerships consider all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

    GAS BALANCING

     Certain Partnerships use the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Partnerships' net revenue interest in production. Deliveries of natural gas in excess of the Partnerships' revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. At December 31, 1995 and 1996 the Partnerships' aggregate net receivable was $781,705 and $1,174,950, respectively. Such amounts have been included in accounts receivable and accounts payable and accrued liabilities as it is expected that a substantial portion of the production imbalances will be settled with production in the upcoming year.

     Certain other Partnerships use the sales method for recording sales of natural gas. Under the sales method of accounting, revenue is recorded based on the Partnerships' sales of production. Substantially all such gas imbalances are anticipated to be settled with production in future periods. If such Partnerships had used the entitlement method of recording sales of natural gas, there would have been no significant impact on the financial statements.

  USE OF ESTIMATES

     A number of estimates and assumptions relating to the reporting of assets and liabilities and to the disclosure of contingent assets and liabilities have been made by Torch to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                            THE ACQUIRED PROPERTIES
   NOTES TO STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES) AND LIABILITIES AND STATEMENTS OF REVENUES AND DIRECT OPERATING
                            EXPENSES -- (CONTINUED)

  DETERMINATION OF FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value for cash, receivables, and payables approximates carrying value.

2.  OTHER OIL AND GAS REVENUES

     Included in revenues are $0.6 million, $18.2 million and $0.4 million during 1994, 1995 and 1996, respectively, which were received from various bankruptcy and contract pricing settlements. Also included in revenues are payments in lieu of tax credits of $66,000, $0.8 million and $1.0 million, during 1994, 1995 and 1996, respectively.

3.  RELATED PARTY TRANSACTIONS

     An affiliate of Torch operates certain oil and gas wells included in the Acquired Properties. Fees under joint operating agreements related to such wells in the amount of $1.8 million, $1.8 million and $1.7 million were incurred the years ended December 31, 1994, 1995 and 1996, and are included in direct operating expenses. In addition, an affiliate of Torch marketed a portion of the production of the Acquired Properites, for which service it charged the Partnerships marketing fees on the same basis as other third parties. The amount of such fees charged to the Partnerships during 1994, 1995 and 1996 was $1.4 million, $1.5 million and $1.6 million, respectively. Such amounts are included as a reduction to oil and gas revenues.

4.  CAPITAL EXPENDITURES

     Direct operating expenses do not include exploration and development expenditures related to the properties which totaled approximately $14.9 million, $14.0 million and $7.5 million in 1994, 1995 and 1996, respectively.

5.  COMMITMENTS AND CONTINGENCIES

     Management is unaware of any legal, environmental or other contingencies that would be materially important in relation to these financial statements.

6.  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     Total proved and proved developed oil and gas reserves of the Acquired Properties at December 31, 1996 have been estimated based on reserve estimates prepared by the Company and audited by Ryder Scott Company Petroleum Engineers as of June 30, 1996, adjusted for production from June 30, 1996 to December 31, 1996. No comparable estimates were available for subsequent or prior periods. Therefore, reserves for December 31, 1994, 1995 and 1996 have been calculated by adjusting the June 30, 1996 amounts for the respective period's activities and, consequently, no revisions of previous estimates have been reflected. All reserve estimates are based on economic and operating conditions existing at June 30, 1996. The future net cash flows from production of these proved reserve quantities were computed by applying current prices of oil and gas, averaging $16.17 per barrel of oil and $2.22 per thousand cubic foot of gas (with consideration of price changes only to the extent provided by contractual arrangements) as of June 30, 1996 to estimated future production of proved oil and gas reserves less the estimated future expenditures (based on current costs) as of June 30, 1996, to be incurred in developing and producing the

                            THE ACQUIRED PROPERTIES
   NOTES TO STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES) AND LIABILITIES AND STATEMENTS OF REVENUES AND DIRECT OPERATING
                            EXPENSES -- (CONTINUED)

proved reserves. The Acquired Properties are located primarily in Texas, Louisiana, Alabama, California and the Gulf of Mexico.

                                                           YEARS ENDED DECEMBER 31,
                                       ----------------------------------------------------------------
                                               1994                  1995                  1996
                                       --------------------  --------------------  --------------------
                                          OIL        GAS        OIL        GAS        OIL        GAS
                                        (MBBL)     (MMCF)     (MBBL)     (MMCF)     (MBBL)     (MMCF)
Proved reserves:
     Beginning of year...............     23,341    215,441     20,422    181,139     17,351    151,297
     Production......................     (2,919)   (34,302)    (3,071)   (29,842)    (2,460)   (22,387)
                                       ---------  ---------  ---------  ---------  ---------  ---------
     End of Year.....................     20,422    181,139     17,351    151,297     14,891    128,910
                                       =========  =========  =========  =========  =========  =========
Proved developed reserves:
     Beginning of year...............     20,827    204,626     17,908    170,324     14,837    140,482
                                       ---------  ---------  ---------  ---------  ---------  ---------
     End of year.....................     17,908    170,324     14,837    140,482     12,377    118,095
                                       =========  =========  =========  =========  =========  =========

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil & Gas Reserves (in thousands):

                                              AS OF
                                           DECEMBER 31,
                                               1996
                                           ------------
Future cash inflows.....................    $  513,741
Future production costs.................      (195,576)
Future development costs................       (40,450)
                                           ------------
Future net inflows before income
  taxes.................................       277,715
Income taxes............................       (54,913)
                                           ------------
Future net cash flows...................       222,802
10% discount factor.....................       (70,403)
                                           ------------
Standardized measure of discounted
  future net cash flows.................    $  152,399
                                           ============

     Changes to Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (in thousands):

Standardized measure, beginning of
  year..................................    $  182,057
     Sales, net of production costs.....       (73,160)
     Net change in income taxes.........        17,418
     Net change in future development
      costs.............................         4,336
     Accretion of discount..............        18,206
     Net change in timing and other.....         3,542
                                           ------------
Standardized measure, end of year.......    $  152,399
                                           ============

                                                                       EXHIBIT A

Williamson Petroleum Consultants, Inc.

March 12, 1997

Bellwether Exploration Company
1221 Lamar, Suite 1600
Houston, Texas 77010

Attention Mr. J. Darby Sere'

Gentlemen:

Subject: Revision to the Williamson Petroleum Consultants, Inc. Report Entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369"

At your request, Williamson Petroleum Consultants, Inc. (Williamson) has prepared a revision to the Williamson report entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369" dated August 20, 1996 (the August 20, 1996 report). Revisions were made for three properties in the South Bullocks Church field, Victoria County, Texas and four properties in the Fort Trinidad field, Houston and Madison Counties, Texas. These revisions were small increases in ownership interests which resulted in a minor increase in net reserves and associated future net revenues. All other data, definitions, and assumptions are as stated in the August 20, 1996 report. The following is a revised summary of the evaluation effective June 30, 1996:

                                             PROVED        PROVED
                                            DEVELOPED     DEVELOPED      PROVED     TOTAL
                                            PRODUCING    NONPRODUCING  UNDEVELOPED  PROVED
                                            ----------   ------------  ----------   ----------
Net Reserves to the
Evaluated Interests:

Oil/Condensate, BBL .....................    1,380,372      113,323       314,658    1,808,353
Gas, MCF ................................   17,436,973    5,260,717    10,497,974   33,195,664

Future Net Revenue, $:

Undiscounted ............................   43,372,307   10,276,435    17,813,708   71,462,450
Discounted Per Annum
at 10.00 Percent ........................   30,650,666    6,224,432    11,264,518   48,139,616

The total company, state, and field reserves category summaries and individual lease reserves and economics that were revised are attached.

If you have any questions, please call me at 713-750-7215.

Yours very truly,

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
    WILLIAMSON PETROLEUM CONSULTANTS, INC.

JDS/jek

Attachments

                                                                       EXHIBIT B

RYDER SCOTT COMPANY
PETROLEUM ENGINEERS                                          FAX (403) 262-2790

1610, 855-2ND STREET S.W.   CALGARY, ALBERTA T2P 2P2   TELEPHONE (403) 262-2799

                                February 7, 1997

Mr. Darby Sere
Bellwether Exploration Company
1221 Lamar, Suite 1600
Houston, TX 77010

Gentlemen:

At your request, we have reviewed the estimates of the remaining proved reserves and future net income attributable to certain properties being considered for purchase by Bellwether Exploration Company (Bellwether), as of July 1, 1996, as prepared by the engineering and geological consultants to Bellwether and based on Securities and Exchange Commission (SEC) guidelines for future cost and price parameters.

The properties that we reviewed represent 84 percent of the total proved discounted future net income based on constant pricing and costs as taken from reserve and income projections prepared by Bellwether as of July 1, 1996.

The estimated reserves presented in this report are related to hydrocarbon prices. June 1996 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines. However, actual future prices may vary significantly from those used. Therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The estimated net reserves and future net income attributable to the properties being considered for purchase are summarized as follows:

                                 SEC PARAMETERS
                Estimated Net Remaining Reserves and Income Data
         Attributable to Certain Properties Considered for Purchase by
                         BELLWETHER EXPLORATION COMPANY
                               As of July 1, 1996

                                                                                      Proved
                                                   ---------------------------------------------------------------------------------
                                                                     Developed
                                                   ---------------------------------------------        Proved              Total
                                                    Producing      Non-Producing     Undeveloped         Costs              Proved
                                                   -----------     -------------     -----------        -------         ------------
NET RESERVES OF PROPERTIES
REVIEWED BY RYDER SCOTT
Oil/Condensate - Barrels ..................         11,635,800         623,900         2,100,600               0          14,360,400
Gas - MMcf ................................            103,109          25,134            10,815               0             139,057
Plant Products - Bbls .....................          1,082,500         193,800           413,100               0           1,689,400
PV(10) Future Net Income ($M) .............        $   181,897        $ 26,171        $   19,609        ($15,686)        $   211,992

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The proved developed non-producing reserves attributable to the reviewed properties are comprised of shut-in and behind pipe reserves.

The proved reserves, which are attributable to the properties that we reviewed, conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10(a) as clarified by subsequent Commission Staff Accounting Bulletins. The proved reserves are defined as follows:

    PROVED RESERVES of crude oil, condensate, natural gas and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of liquids, for lease and plant fuel, and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, condensate, natural gas or natural gas liquids being held in underground storage. Depending on the status of development, these proved reserves are further subdivided into:

        1) "developed reserves" which are those proved reserves reasonably expected to be recovered through existing wells with existing equipment and operating methods, including (a) "developed producing reserves" which are those proved developed reserves reasonably expected to be produced from existing completion intervals now open for production in existing wells, and (b) "developed non-producing reserves" which are those proved developed reserves which exist behind the casing of existing wells which are reasonably expected to be produced through these wells in the predictable future where the cost of making such hydrocarbons available for production should be relatively small compared to the cost of a new well; and

        2) "undeveloped reserves" which are those proved reserves reasonably expected to be recovered from new wells on undrilled acreage, from existing wells where a relatively large expenditure is required and from acreage for which an application of fluid injection or other improved recovery technique is contemplated where the technique has been proved effective by actual tests in the area in the same reservoir or one with similar rock and fluid properties. Reserves from undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are included only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing formation.

REVIEWED PROCEDURE AND OPINION

In performing our review, we have relied upon data furnished by Bellwether with respect to property interests owned, production and well tests from examined wells, geological structural and isopach maps, well logs, core analyses, and pressure measurements. These data were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. Our review included such tests and procedures as we considered necessary under the circumstances to render the conclusions set forth herein.

In our opinion, estimates of future reserves for the reviewed properties were prepared in accordance with generally accepted procedures for the estimation of future reserves, and we found no bias in the utilization and analysis of data in estimates for these properties. In general, we were in reasonable agreement with Bellwether's estimates of remaining proved reserves for the properties which were reviewed; however, in certain cases there was more than an acceptable variance in Bellwether's estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to Bellwether when its reserve estimates were prepared. In these cases, Bellwether revised its estimates to conform to our estimates. As a consequence, it is our opinion that the data presented herein for the properties that we reviewed fairly reflect the estimated net reserves owned by Bellwether.

Certain technical consultants to Bellwether are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and work papers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our review.

RESERVES ESTIMATES

The reserves for the properties that we reviewed were estimated by performance methods or the volumetric method. The reserve estimates by performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical data to establish a definitive trend or where the use of production performance data as a basis for the reserves estimates was considered to be inappropriate and the volumetric data were adequate for a reasonable estimate.

The reserves presented herein, as estimated by Bellwether and reviewed by us, are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase or decrease as a result of future operations.

ECONOMIC EVALUATIONS

Bellwether provided the economic evaluations associated with their reserve estimates and projections. They also provided the operating and development costs used in these evaluations. We reviewed these costs for reasonableness, but did not compare them against actual detailed lease operating expense statements. We found these provided costs to be within acceptable ranges generally experienced in their respective areas.

Bellwether provided the initial hydrocarbon prices used in this evaluation. We have not compared the initial prices provided by Bellwether with actual prices being received at the effective date of their evaluation.

The cashflow evaluations provided by Belllwether were produced by economic software not internally authored by Ryder Scott Company. We therefore, cannot comment as to the accuracy of the internal calculations associated with this software. It is, however, a widely used and accepted commercial software package. These economic evaluations, as provided by Bellwether, have not been reviewed in detail by Ryder Scott.

GENERAL

In general, the reserve estimates for the properties that we reviewed are based on data generally available through June 1996. Gas imbalances, if any, were not taken into account in the gas reserves estimates reviewed.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

This report was prepared for the exclusive use of Bellwether. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                             Yours very truly,

                                             RYDER SCOTT COMPANY
                                             PETROLEUM ENGINEERS

                                         /s/ DOUGLAS G. MANNER
                                             Douglas G. Manner, P.E.
                                             Senior Vice President,
DGM/jkl
                                             [SEAL]

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
Prospectus Summary......................      3
Risk Factors............................     10
Notes Offering..........................     16
Price Range of Common Stock and
  Dividend Policy.......................     16
Use of Proceeds.........................     17
Capitalization..........................     18
Unaudited Pro Forma Condensed
  Consolidated Financial Data...........     19
Selected Consolidated Financial Data....     27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     29
Business and Properties.................     34
Management..............................     49
Transactions with Related Persons.......     54
Principal and Selling Stockholders......     59
Description of Capital Stock............     60
Description of Indebtedness.............     61
Underwriting............................     63
Legal Matters...........................     64
Experts.................................     64
Available Information...................     65
Glossary................................     66
Index to Financial Statements...........    F-1

Report of Williamson Petroleum
  Consultants Inc.......................   Exhibit A
Report of Ryder Scott Company
  Petroleum Engineers...................  Exhibit  B

                                4,875,000 SHARES
                                     [LOGO]

                                   BELLWETHER
                                  EXPLORATION
                                    COMPANY
                                  COMMON STOCK

                             _____________________
                                   PROSPECTUS
                             _____________________

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                               J.P. MORGAN & CO.
                      PRINCIPAL FINANCIAL SECURITIES, INC.
================================================================================
PROSPECTUS

                         BELLWETHER EXPLORATION COMPANY

$100,000,000
10 7/8% SENIOR SUBORDINATED NOTES DUE 2007
INTEREST PAYABLE APRIL 1 AND OCTOBER 1
ISSUE PRICE: 100%

The 10 7/8% Senior Subordinated Notes due 2007 (the "Notes") are being offered (the "Notes Offering") by Bellwether Exploration Company, a Delaware corporation (the "Company"). Concurrently with the Notes Offering, the Company and Selling Stockholders are offering an aggregate of 4,875,000 shares of the Company's Common Stock (the "Common Stock Offering," and together with the
Notes Offering, the "Offerings") pursuant to an underwritten public offering. The Notes Offering and the Common Stock Offering are each conditioned on the consummation of the other and the consummation of the Pending Acquisition (as defined herein). The Notes mature on April 1, 2007, unless previously redeemed. Interest on the Notes is payable semiannually on April 1 and October 1, commencing October 1, 1997. The Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

The Company expects to use the net proceeds of the Offerings, together with borrowings under the New Credit Facility (as defined herein), to fund the cash purchase price of the Pending Acquisition and to refinance existing indebtedness.

Upon a Change of Control (as defined herein), the Company will have the obligation to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, which will include borrowings under the New Credit Facility. The Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantee") by Odyssey Petroleum Company (the "Subsidiary Guarantor"). The Subsidiary Guarantee will be a general unsecured obligation of the Subsidiary Guarantor and will rank subordinate in right of payment to all existing and future Guarantor Senior Indebtedness (as defined herein). The Notes and the Subsidiary Guarantee will rank PARI PASSU in right of payment with any other senior subordinated indebtedness of the Company and the Subsidiary Guarantor, respectively. As of December 31, 1996, on a pro forma basis after giving effect to the Transactions (as defined herein), the Company had $35.9 million of outstanding Senior Indebtedness. No Indebtedness (as defined herein) of the Company is expressly subordinated to the Notes. There is currently no trading market for the Notes and the Company does not intend to list the Notes on any securities exchange.

SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------
                                             PRICE TO             UNDERWRITING            PROCEEDS TO
                                             PUBLIC(1)            DISCOUNTS(2)            COMPANY(3)
----------------------------------------------------------------------------------------------------------
Per Note                                       100%                    3%                     97%
----------------------------------------------------------------------------------------------------------
Total                                      $100,000,000            $3,000,000             $97,000,000
----------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $475,000.

The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book entry facilities of The Depository Trust Company, against payment therefor on or about April 9, 1997.

J.P. MORGAN & CO.                                          CHASE SECURITIES INC.

April 3, 1997

                                      [MAP]

CERTAIN PERSONS PARTICIPATING IN THE NOTES OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE NOTES OFFERING AND MAY BID FOR, AND PURCHASE, NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes offered hereby by anyone in any jurisdiction in which such offer is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                            PAGE
Available Information ....................................................    3
Prospectus Summary .......................................................    4
Risk Factors .............................................................   12
Common Stock Offering ....................................................   18
Use of Proceeds ..........................................................   18
Capitalization ...........................................................   19
Unaudited Pro Forma Condensed Consolidated Financial Data ................   20
Selected Consolidated Financial Data .....................................   28
Management's Discussion and Analysis of Financial
  Condition and Results of Operations ....................................   30
Business and Properties ..................................................   35
Management ...............................................................   49
Transactions with Related Persons ........................................   54
Principal and Selling Stockholders .......................................   59
Description of Capital Stock .............................................   60
Description of New Credit Facility .......................................   61
Description of Notes .....................................................   62
Underwriting .............................................................   90
Legal Matters ............................................................   91
Experts ..................................................................   91
Glossary .................................................................   92
Index to Financial Statements ............................................  F-1
Report of Williamson Petroleum Consultants, Inc.............Exhibit ......    A
Report of Ryder Scott Company Petroleum Engineers.......Exhibit ..........    B

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy and information statements and other information filed by the Company with the SEC pursuant to the informational requirements of the Exchange Act may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the SEC: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Registration Statement was filed with the SEC electronically. The SEC maintains a site on the World Wide Web that contains documents filed with the SEC electronically. The address of such site is http://www.sec.gov, and the Registration Statement may be inspected at such site. The Common Stock is traded on the Nasdaq National Market. The Company's registration statements, reports, proxy and information statements, and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the SEC under the Securities Act of 1933 ("Securities
Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE HEREIN. REFERENCES TO "BELLWETHER" OR THE "COMPANY" HEREIN INCLUDE BELLWETHER EXPLORATION COMPANY
AND ITS PREDECESSORS AND SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES. BELLWETHER'S FISCAL YEAR ENDS ON JUNE 30. PRO FORMA INFORMATION REGARDING BELLWETHER GIVES EFFECT TO THE PENDING ACQUISITION, THE OFFERINGS AND THE OTHER TRANSACTIONS DESCRIBED UNDER "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA" (COLLECTIVELY, THE "TRANSACTIONS") AS IF THEY OCCURRED ON THE DATES INDICATED. THE ESTIMATES AS OF JUNE 30, 1996 OF THE COMPANY'S NET PROVED RESERVES ARE BASED ON THE REPORT OF WILLIAMSON PETROLEUM CONSULTANTS INC. ("WILLIAMSON"), AND THE ESTIMATES OF NET PROVED RESERVES OF THE ACQUIRED PROPERTIES (AS HEREINAFTER DEFINED) ARE DERIVED FROM A RESERVE REPORT PREPARED BY THE COMPANY AND AUDITED BY RYDER SCOTT COMPANY PETROLEUM ENGINEERS ("RYDER SCOTT"). UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS IN THE COMMON STOCK OFFERING WILL NOT BE EXERCISED. CERTAIN TERMS RELATING TO THE OIL AND GAS INDUSTRY ARE DEFINED IN "GLOSSARY."

                                   THE COMPANY

Bellwether is an independent energy company primarily engaged in the acquisition, exploitation, development and exploration of oil and gas properties. The Company has grown and diversified its reserve base through the acquisition of oil and gas properties and the subsequent development of these properties. Bellwether's estimated net proved reserves have increased at a compounded annual growth rate of 65.9%, from 1.6 MMBOE as of June 30, 1993 to
7.3 MMBOE as of June 30, 1996. During this period, average net daily production increased at a compounded annual growth rate of 73.6%, from 618.0 BOE/d in fiscal 1993 to 3,235.0 BOE/d in fiscal 1996, and EBITDA increased at a compounded annual growth rate of 89.0%, from $1.6 million in fiscal 1993 to $10.8 million in fiscal 1996. The Company's net cash flows from operations have increased at a compounded annual growth rate of 67.4%, from $1.6 million in fiscal 1993 to $7.5 million in fiscal 1996. The Company believes its primary strengths are a demonstrated ability to identify and acquire properties which have significant potential for further exploitation, development and exploration, an inventory of development and exploration projects, expertise in the use of advanced technologies such as 3-D seismic and horizontal drilling and a conservative capital structure supportive of continued investment in its core properties as well as additional acquisitions.

The Company has recently agreed to acquire (the "Pending Acquisition") the oil and gas properties (the "Acquired Properties") and associated working capital owned by partnerships and other entities (the "Sellers") managed or sponsored by Torch Energy Advisors Incorporated ("Torch"). Bellwether believes that the Pending Acquisition provides the opportunity to significantly increase reserves and cash flow at an attractive price while providing opportunities for future reserve growth through exploitation and exploration activities. On a pro forma basis, Bellwether's estimated net proved reserves as of June 30, 1996 were 46.6 MMBOE (86% developed and 62% natural gas) with a PV-10 Value (pre-tax) of $260.1 million. Pro forma average daily net production was 22.7 MBOE/d for fiscal 1996 and pro forma EBITDA for fiscal 1996 was $75.0 million, excluding non-recurring gas contract settlements payable to the Company aggregating $18.9 million. Following the Pending Acquisition, the Company's properties will be concentrated in Texas, Louisiana, Alabama, California and the Gulf of Mexico.

                                BUSINESS STRATEGY

Bellwether's strategy is to maximize long-term shareholder value through aggressive growth in reserves and cash flow using advanced technologies, implementation of a low cost structure and maintenance of a capital structure supportive of growth. Bellwether expects the additional cash flows from the Acquired Properties will finance a significant portion of its growth strategy. Key elements of this strategy are:

OPPORTUNISTIC ACQUISITIONS. Bellwether seeks to acquire properties that have produced significant quantities of oil and gas and have upside potential which can be exploited using 3-D seismic, computer aided exploration ("CAEX"), horizontal drilling, workovers and other enhanced recovery techniques. Such acquisitions have included the Fausse Pointe field in south Louisiana, the Cove field offshore Texas and the Fort Trinidad field in east Texas.

EXPLOITATION AND DEVELOPMENT OF PROPERTIES. The Company actively pursues the exploitation of its properties through recompletions, waterfloods and development wells, including horizontal drilling. Examples of recent exploitation successes include a five well workover program and two development wells in the Cove field, which increased Bellwether's average net production in this field from 1.0 MMcf/d in January 1996 to 11.1 MMcf/d in February 1997. In addition, the Company recently drilled a successful horizontal development well into the Buda formation in the Fort Trinidad field which tested in January 1997 at 420 Bbls/d of oil. Bellwether also initiated a waterflood project in the Fort Trinidad field during fiscal 1996. Future planned exploitation projects include in excess of 20 horizontal drilling locations in the Buda and Glen Rose B formations in the Fort Trinidad field and up to three horizontal drilling locations to exploit the Company's exploratory success in the Giddings field in the Austin Chalk formation. In addition, because the Sellers were formed to distribute net cash flows rather than reinvest in the exploitation of the Acquired Properties, the Company believes that such properties will provide significant exploitation and development opportunities. The Company's exploitation budget for fiscal 1997 is $8.6 million, of which approximately $4.8 million had been spent as of December 31, 1996. During fiscal 1997, the capital expenditures on the Acquired Properties are estimated to be $23.2 million of which $5.7 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploitation projects totaling $25.2 million (including amounts to be spent on the Acquired Properties).

EXPLORATION ACTIVITIES. The Company's exploration activities focus on projects with potential for substantial reserve increases. In January 1997, the Company completed a successful exploration well in the Austin Chalk formation in the Giddings field in central Texas. Exploration projects in the remainder of fiscal 1997 and in fiscal 1998 include multiple wells in the Fausse Pointe field and an exploration well west of the Cove field, both of which are operated by the Company. In addition, the Company also expects the Acquired Properties to present exploration opportunities. For example, in the Ship Shoal complex in the Gulf of Mexico, the Sellers declined to acquire available 3-D seismic surveys and to participate in six offshore exploration or exploitation wells in 1996, all of which were successful. The Company plans to acquire this and other 3-D seismic surveys of the Acquired Properties and to participate in future wells based on its interpretation of the data. During fiscal 1997, the Company has budgeted $4.8 million for exploration, of which $2.1 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploration projects totaling $17.6 million (including amounts to be spent on the Acquired Properties).

ADVANCED TECHNOLOGY. The Company seeks to improve the efficiency and reduce the risks associated with its exploration and exploitation activities using advanced technologies. These advanced technologies include 3-D seismic, CAEX techniques and horizontal drilling. The Company acquired a 3-D survey on the Cove field, conducted a 3-D survey on the Fausse Pointe field and plans to acquire three 3-D surveys on certain of the Acquired Properties. The Company believes its existing properties and the Acquired Properties will benefit from the application of advanced technologies.

TORCH RELATIONSHIP. The Company operates under an Administrative Services Agreement with Torch. Torch has a staff of 39 geologists, geophysicists, reservoir engineers and landmen and 59 financial personnel and professionals. The Company believes that its relationship with Torch provides it with access to acquisition opportunities and financial and technical expertise that are generally only available to significantly larger companies. In addition, the fees payable to Torch reduce significantly on a BOE basis as the Company's asset base and production grow.

LOW COST STRUCTURE. The Company's cost structure will benefit from the Pending Acquisition and the Company believes that its larger asset and production base will allow it to maintain a low cost structure prospectively. Because general and administrative costs are spread over higher production, pro forma general and administrative costs per BOE in fiscal 1996 and the six months ended December 31, 1996 were $1.00 and $0.99, respectively, compared with $2.55 and $2.37, respectively, on a historical basis.

                               PENDING ACQUISITION

In March 1997, the Company agreed to purchase the Acquired Properties and an estimated $18.0 million of working capital for $188.3 million, plus a contingent payment of up to $9.0 million, the actual amount of which will be based on 1997 gas prices (the "Contingent Payment"). The effective date of the Pending Acquisition is July 1, 1996 and the estimated net adjusted purchase price assuming an April 9, 1997 closing date is $141.8 million plus the Contingent Payment. As of June 30, 1996, estimated net proved reserves attributable to the Acquired Properties were 39.2 MMBOE (89% developed and 59% gas) with a PV-10 Value (pre-tax) of $212.0 million.

The Company will finance the cash portion of the Pending Acquisition and related fees, estimated to aggregate $173.2 million, including repayment of an estimated $12.0 million of existing indebtedness with the proceeds of the Offerings (estimated to be $136.3 million) and $36.9 million of borrowings under its new credit facility ("New Credit Facility"). Torch and a subsidiary of Torchmark Corporation ("Torchmark"), the parent corporation of a Selling Stockholder, have interests in the Acquired Properties and will receive an estimated $18.0 million and $12.7 million, respectively, of the purchase price paid for the Acquired Properties. Torch and Torchmark will also receive fees payable in cash and Common Stock in connection with the Pending Acquisition aggregating an estimated $3.3 million. See "Risk Factors -- Conflicts of Interest" and "Transactions with Related Persons." The Pending Acquisition will close simultaneously with the Offerings, except that Bellwether has agreed to acquire the interest of one investor which owns less than $2.2 million of properties on April 15, 1997. See "Business and Properties -- Structure of the Pending Acquisition."

The Company has identified for divestiture non-core properties representing approximately 10% of the estimated net proved reserves attributable to the Acquired Properties as of June 30, 1996. These properties are primarily small working interests in geographically diverse locations, with generally low production rates and cash flows, and limited potential for development. The Company expects to sell these properties during fiscal 1997 and fiscal 1998. The net proceeds from these divestitures, which will be used to repay indebtedness, are currently estimated to be $15 million, but will depend on prevailing market conditions at the time of sale.

The Company's address is 1331 Lamar, Suite 1455, Houston, TX 77010, and its phone number is (713) 650-1025.

                               THE NOTES OFFERING

SECURITIES OFFERED...................  $100,000,000 principal amount of 10 7/8%
                                        Senior Subordinated Notes due 2007.

MATURITY DATE........................  April 1, 2007.

INTEREST PAYMENT DATES...............  Interest on the Notes will be payable semi-annually in arrears on April 1 and
                                       October 1 of each year, commencing
                                       October 1, 1997.

OPTIONAL REDEMPTION..................  The Notes will be redeemable at the option of the Company, in whole or in
                                       part, at any time on or after April 1,
                                       2002 at the redemption prices set forth
                                       herein, together with accrued and unpaid interest, if any, to the date of redemption.

RANKING..............................  The Notes will be general unsecured senior subordinated obligations of the
                                       Company which will be subordinated in
                                       right of payment to all existing or
                                       future senior indebtedness of the
                                       Company, pari passu with all existing
                                       and future senior subordinated
                                       indebtedness of the Company, and senior
                                       in right of payment to all future
                                       subordinated indebtedness of the
                                       Company. As of December 31, 1996, on a
                                       pro forma basis after giving effect to
                                       the Transactions, the Company and its
                                       restricted subsidiaries would have had
                                       approximately $35.9 million of
                                       indebtedness that effectively would rank senior to the Notes. Subject to certain limitations set forth in the Indenture, the Company and its subsidiaries may incur additional Indebtedness. See "Capitalization," "Description of the Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

GUARANTEE............................  The Notes will be initially guaranteed
                                       (the "Subsidiary Guarantee") by Odyssey
                                       Petroleum Company (the "Subsidiary
                                       Guarantor"), a subsidiary of the
                                       Company. The Subsidiary Guarantee will
                                       be a general unsecured senior
                                       subordinated obligation of the
                                       Subsidiary Guarantor and will be
                                       subordinated in right of payment to all
                                       existing or future senior indebtedness
                                       of the Subsidiary Guarantor, PARI PASSU
                                       with all existing and future senior
                                       subordinated indebtedness of the
                                       Subsidiary Guarantor, and senior in
                                       right of payment to all future
                                       subordinated indebtedness of the
                                       Subsidiary Guarantor. The Subsidiary
                                       Guarantee may be released under certain
                                       circumstances. See "Description of the
                                       Notes--Senior Subordinated Guarantee of
                                       Notes."

CERTAIN COVENANTS....................  The Indenture pursuant to which the
                                       Notes will be issued (the "Indenture")
                                       will contain certain covenants,
                                       including, without limitation, covenants with respect to the following matters:
                                       (i) limitation on indebtedness; (ii)
                                       limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens;
                                       (v) limitation on guarantees of
                                       indebtedness by subsidiaries; (vi)
                                       limitation on dividends and other
                                       payment restrictions affecting
                                       restricted subsidiaries; (vii)
                                       limitation on issuances and sales of
                                       restricted subsidiary stock; (viii)
                                       limitation on the disposition of
                                       proceeds of asset sales; and (ix)
                                       restrictions on mergers, consolidations
                                       or sales of assets. See "Description of
                                       the Notes--Certain Covenants."

MANDATORY OFFERS TO PURCHASE.........  Upon a Change of Control (as defined herein), each holder of the Notes may
                                       require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes--Certain Definitions." In the event of certain asset dispositions, the Company will be required to make an offer to purchase the Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes--Repurchase at the Option of the Holders--Change of Control" and "--Asset Sales."

COMMON STOCK OFFERING................  Concurrent with the Notes Offering, the
                                       Company and Selling Stockholders are
                                       offering 4,400,000 and 475,000 shares of Common Stock, respectively, for sale to the public. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the Common Stock Offering. The consummation of the Notes Offering and the Common Stock Offering are contingent upon each other and upon the Pending Acquisition.

USE OF PROCEEDS......................  The Company will use the net proceeds from the Notes Offering and the Common
                                       Stock Offering, together with bank
                                       borrowings under the New Credit
                                       Facility, to finance the cash portion of the Pending Acquisition, to repay bank borrowings under the Company's existing credit facility and to pay transaction costs. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain matters that should be considered in evaluating an investment in the Notes.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth summary historical financial data of the Company for the three fiscal years ended June 30, 1996, and the six months ended December 31, 1995 and 1996, as well as summary unaudited pro forma financial data of the Company for the fiscal year ended June 30, 1996 and the six months ended December 31, 1996. Pro forma statement of operations data give effect to the Transactions as if they occurred on June 30, 1995 and pro forma balance sheet data give effect to the Transactions as if they occurred on December 31, 1996. The unaudited financial information as of December 31, 1996, and for the six months ended December 31, 1995 and 1996 has been prepared by the Company in accordance with generally accepted accounting principles and reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair statement, in all material respects, of the results for the interim periods presented. Certain financial statement items in the interim 1995 period have been reclassified to conform to the interim 1996 presentation. The unaudited pro forma financial data are not necessarily indicative of the financial results that would have occurred had the Transactions been effective on and as of the dates indicated and should not be viewed as indicative of operations in future periods. These data should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of
Financial Condition and Results of Operations" and the Consolidated Financial

Statements of the Company included elsewhere in this Prospectus.

                                       --------------------------------------------------------------------------------
                                                                                               SIX MONTHS ENDED
                                                   YEARS ENDED JUNE 30,                          DECEMBER 31,
                                                                 ACTUAL    PRO FORMA                ACTUAL    PRO FORMA
                                            1994       1995        1996         1996       1995       1996         1996
                                       ---------   --------    --------    ---------   ---------   -------    ---------
IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Gas revenues....................  $   2,620   $  4,864    $  9,856    $ 63,765    $   4,186   $ 6,759     $34,418
     Oil revenues....................      1,086      3,643       5,810      48,111        2,956     3,087      24,619
     Gas plant and gas gathering
       revenues(a)...................      6,930     10,705       8,719       8,802        4,923     3,879       3,881
     Interest income and other.......         63         97         116      20,291(b)        57        53         393(b)
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Total revenues.....................     10,699     19,309      24,501     140,969       12,122    13,778      63,311
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Expenses:
     Operating expenses..............      5,307      8,934      10,502      38,644        5,453     4,888      19,394
     General and administrative
       expenses......................      1,234      2,739       3,013       8,328        1,559     1,452       3,430
     Depreciation, depletion and
       amortization..................      2,489      5,269       8,148      42,969        3,866     4,167      18,299
     Interest expense................        721      1,245       1,657      14,535          956       520       7,493
     Other expense...................     --          --            153         153          155     --          --
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Total expenses.....................      9,751     18,187      23,473     104,629       11,989    11,027      48,616
                                       ---------   --------    --------    ---------   ---------   -------    ---------
  Income before income taxes and
     minority interest in gas plant
     ventures........................        948      1,122       1,028      36,340          133     2,751      14,695
  Net income.........................  $     814   $    941    $    982    $ 23,228    $       1   $ 1,733     $ 9,258
                                       =========   ========    ========    =========   =========   =======    =========
Net income per share(c)..............  $    0.27   $   0.12    $   0.11    $   1.71    $    0.00   $  0.19     $  0.68
                                       =========   ========    ========    =========   =========   =======    =========
Weighted average common and common
  equivalent shares outstanding(c)...      3,006      7,713       9,052      13,602        9,045     9,118      13,668
                                       =========   ========    ========    =========   =========   =======    =========
OTHER FINANCIAL DATA:
  Capital expenditures...............  $  22,034   $ 41,901    $  6,999       --       $   1,174   $ 7,475       --
  EBITDA(d)..........................  $   4,158   $  7,636    $ 10,833    $ 74,977 (e) $   4,955  $ 7,438     $40,611(e)
  EBITDA/interest expense............       5.77       6.13        6.54        5.16         5.18     14.30        5.42
  Net cash flows provided by
     operating activities............  $   3,122   $  5,283    $  7,485       --       $   3,496   $ 7,105       --
  Net cash flows (used in) provided
     by investing activities.........  $  (9,423)  $(27,289)   $  3,542       --       $  (1,174)  $(5,810)      --
  Net cash flows provided by (used
     in) by financing activities.....  $   7,334   $ 21,642    $(11,332)      --       $  (1,000)  $(1,628)      --
  Ratio of earnings to fixed
     charges(f)......................       2.31       1.90        1.62        3.50         1.14      6.29        2.96

                                       ------------------------
                                          DECEMBER 31, 1996
                                        ACTUAL        PRO FORMA
                                       ------------------------
BALANCE SHEET DATA:
     Working capital.................  $   4,357      $ 22,394
     Total assets....................     68,982       239,987
     Long term debt, net of current
      maturities.....................     11,000       135,892
     Stockholders' equity............     48,751        84,438
-----------------------------

(a) In March 1996 Bellwether assumed a contract to purchase gas at $4.50 per MMBtu (the "Contract Assumption"), for which Bellwether received $9.9 million. As a result of this transaction, Bellwether ceased to recognize gas gathering revenues and expenses. Historical gas gathering revenues were $2.4 million, $5.0 million and $3.4 million, respectively, for the years ended June 30, 1994, 1995 and 1996, and $2.5 million for the six months ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Six Months Ended December 31, 1995 Compared With December 31, 1996 -- Revenues."

(b) Includes $18.9 million and $(124,000), respectively, of revenues and expenses attributable to non-recurring gas contract settlements for the year ended June 30, 1996 and the six months ended December 31, 1996.

(c) Restated to reflect a 1-for-8 reverse stock split consummated in fiscal
    1994.

(d) EBITDA is defined as income before income taxes, interest, depreciation, depletion and amortization. Management of the Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(e) Pro forma EBITDA for the year ended June 30, 1996 and for the six months ended December 31, 1996 exclude $18.9 million and $(124,000), respectively, of revenues and expenses attributable to non-recurring gas contract settlements.

(f) For purposes of computing the ratio of earnings to fixed charges, "Earnings" are consolidated earnings (loss) from continuing operations before tax, exclusive of the period's undistributed equity earnings of affiliated companies, plus fixed charges. "Fixed charges" are comprised of interest on indebtedness, amortization of debt issuance costs and that portion of capital lease expense which is deemed to be representative of an interest factor.

                             SUMMARY OPERATING DATA

                                       ------------------------------------------------------------------------------
                                                  YEARS ENDED JUNE 30,               SIX MONTHS ENDED DECEMBER 31,
                                            1994       1995  ACTUAL     PRO FORMA       1995    ACTUAL      PRO FORMA
                                                               1996       1996(A)                 1996        1996(B)
                                       ---------  ---------  --------------------  ---------    ---------------------
PRODUCTION DATA:
  Oil (MBbls)........................         71        216     334         3,124        184       143          1,30
  Gas (MMcf).........................      1,206      2,932   5,099        31,080      2,428     2,814         12,962
  Oil equivalent (MBOE)..............        272        705   1,184         8,304        589       612          3,462
AVERAGE SALES PRICE(C):
  Oil (per Bbl)......................  $   15.27  $   16.89  $17.81        $15.40  $   16.04    $21.59         $18.91
  Gas (per Mcf)(d)...................       2.17       1.66    2.02          2.05       1.72      2.40           2.66
COSTS PER BOE:
  Production costs, including ad
     valorem and severance taxes.....  $    4.75  $    4.05  $ 4.49        $ 4.03  $    4.16    $ 5.00         $ 5.07
  Depreciation, depletion and
     amortization                           5.71       5.52    5.86          4.90       5.39      6.09           5.00
  General and administrative.........       4.54       3.89    2.55          1.00       2.65      2.37           0.99
GAS PLANT DATA:
  Net gas processed (MMcf)...........     10,746      8,780   7,548         7,548      3,679     3,172          3,172
  Net NGL sales (MBbls)..............        375        382     321           321        158       173            173
  Average sales price per Bbl........  $   10.50  $   12.18  $13.02        $13.02  $   11.72    $18.10         $18.10

-----------------------------

(a) Gives effect to the Transactions as if they had occurred on June 30, 1995.

(b) Gives effect to the Transactions as if they had occurred on June 30, 1996.

(c) Average sales price does not include the effect of hedge transactions.

(d) Average sales price for natural gas includes revenues received from the sale of natural gas liquids removed from the Company's gas production.

The following table sets forth historical reserve information derived from reserve reports prepared by the Company's independent reserve engineers and pro forma reserve information derived from such reserve reports together with a reserve report regarding the Acquired Properties prepared by the Company and audited by Ryder Scott.

                              SUMMARY RESERVE DATA

                                       ---------------------------------------------
                                                      AS OF JUNE 30,
                                            1994       1995     ACTUAL     PRO FORMA
                                                                  1996       1996(A)
                                       ---------  ---------  -----------------------
ESTIMATED NET PROVED RESERVES:
  Oil (MBbls)........................        393      2,597      1,808        17,858
  Gas (MMcf).........................     10,671     30,159     33,196       172,253
  Oil equivalent (MBOE)..............      2,172      7,623      7,341        46,567
  PV-10 Value (pre-tax) ($000).......     12,044     37,291     48,140       260,132
  Standardized measure of discounted
     future net cash flows
     (after-tax) ($000)..............     12,044     37,291     45,176       223,262

-----------------------------

(a) Gives effect to the Transactions as if they had occurred on June 30, 1995.

                                  RISK FACTORS

THIS PROSPECTUS INCLUDES "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, STATEMENTS UNDER "PROSPECTUS SUMMARY,"
"UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS AND PROPERTIES" REGARDING THE COMPANY'S FINANCIAL POSITION,
ESTIMATED QUANTITIES AND NET PRESENT VALUES OF RESERVES, BUSINESS STRATEGY, PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND COVENANT COMPLIANCE, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UPON WHICH SUCH FORWARD-LOOKING STATEMENTS ARE BASED ARE REASONABLE, IT CAN GIVE NO ASSURANCES THAT SUCH ASSUMPTIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED BELOW AND ELSEWHERE IN
THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED BY THE CAUTIONARY STATEMENTS. PROSPECTIVE PURCHASERS OF SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS THAT AFFECT THE COMPANY.

VOLATILITY OF OIL AND GAS PRICES AND MARKETS

The Company's financial condition, operating results, future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, its borrowing capacity, its ability to obtain additional capital, and its revenues, profitability and cash flows.

Volatile oil and gas prices make it difficult to estimate the value of producing properties in connection with acquisitions and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and exploitation, development and exploration projects.

The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines or trucking and terminal facilities. Wells may temporarily be shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

ABILITY TO REPLACE RESERVES

The Company's future performance depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. The proved reserves of Bellwether will generally decline as reserves are depleted. The Company therefore must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. Because the Company's reserves on a pro forma basis are characterized by relatively rapid decline rates, without successful exploration, development or acquisition activities, the Company's revenues will decline rapidly. No assurances can be given that the Company will be able to find and develop or acquire additional reserves at an acceptable cost.

ACQUISITION RISKS

The Company's rapid growth in recent years has been attributable in significant part to acquisitions of oil and gas properties. The Company expects to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms management considers favorable to the Company. There can be no assurance that suitable acquisition candidates will be identified in the future, or that the Company will be able to finance such acquisitions on favorable terms. In addition, the Company competes against other companies for acquisitions, and there can be no assurances that the Company will be successful in the acquisition of any material property interests. Further, there can be no assurances that any future acquisitions made by the Company will be integrated successfully into the Company's operations or will achieve desired profitability objectives.

The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration and exploitation potential, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. In connection with such an assessment, the Company performs a review of the properties that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit the Company to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. In addition, sellers of properties may be unwilling or financially unable to indemnify the Company for known liabilities at the time of an acquisition.

Additionally, significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than existing properties. While the Company's pro forma operations will be focused in Texas, Louisiana, Alabama, California and the Gulf of Mexico, there is no assurance that the Company will not pursue acquisitions or properties located in other geographic areas.

In connection with the Pending Acquisition, Bellwether will assume or otherwise become liable for all obligations with respect to operations of the Acquired Properties, including environmental and operational liabilities, unknown liabilities, and liabilities arising prior to the closing date.

DRILLING RISKS

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain and cost overruns are common. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

SUBSTANTIAL CAPITAL REQUIREMENTS

The Company makes, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition and production of oil and gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations, proceeds from bank borrowings and sales of its Common Stock. The Company believes that it will have sufficient cash flows provided by operating activities, the proceeds of the Offerings and borrowings under the New Credit Facility to fund such planned capital expenditures. If revenues or the Company's borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity."

SIGNIFICANT LEVERAGE AND DEBT SERVICE

Following the Pending Acquisition and the Offerings, the Company will be highly leveraged with pro forma outstanding indebtedness of $136.9 million. On a pro forma basis, as of December 31, 1996, the Company's ratio of total debt to total capitalization would have been 61.7% compared with 18.4% on a historical basis. The Company intends to sell properties, for estimated proceeds of $15 million, to reduce such indebtedness. The Company has not identified a purchaser for these properties and no assurance can be given of the ability of the Company to sell such properties, the price that will be received or as to whether the sales price of such assets will exceed the book value of such assets.

The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See
" -- Volatility of Oil and Gas Prices and Markets," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity."

ADMINISTRATIVE SERVICES AGREEMENT; RELIANCE ON TORCH

The Company currently has eight employees. The Company is party to an Administrative Services Agreement with Torch, pursuant to which Torch performs certain administrative and technical functions for the Company, including financial, accounting, legal, geological, engineering and technical support. The Company believes that its relationship with Torch provides the Company with access to professional, technical and administrative personnel not otherwise available to a company of its size. Bellwether believes that if the Administrative Services Agreement were terminated Bellwether could, over time, hire experienced personnel and acquire the accounting and reporting systems and other assets necessary to replace Torch. However, the unanticipated termination of the Administrative Services Agreement could have a material adverse effect upon the Company. The Administrative Services Agreement may be terminated by Bellwether upon one year's prior notice and may not be terminated by Torch prior to December 31, 1999. See "Transactions with Related Persons -- Relationship with Torch and Affiliates."

CONFLICTS OF INTEREST

Torch and Bellwether have a common director and certain common officers. Certain members of the Boards of Directors and management of Torch and Bellwether were therefore subject to conflicts of interest in connection with negotiating or approving the terms of the Pending Acquisition and the fees to be received by Torch in connection with the Pending Acquisition. In addition, under the Administrative Services Agreement, Bellwether relies on Torch to perform title, environmental, operational and other due diligence reviews of acquisition prospects, and Bellwether does not have personnel to independently perform all of these functions in connection with the acquisition of the Acquired Properties. Bellwether therefore relied on Torch to perform certain of these functions in connection with the Pending Acquisition.

Torch owns interests in each of the Sellers, and will receive an estimated $18.0 million of the purchase price paid in connection with the Pending Acquisition. Torch will also receive 150,000 shares of Common Stock and warrants to purchase an aggregate of 100,000 shares of Common Stock at 120% of the price to the public in the Common Stock Offering at any time for five years following the closing of the Pending Acquisition as fees for advisory services in connection with the Pending Acquisition.

Torchmark, which prior to the Offerings beneficially owned interests in certain of the Sellers, will receive an estimated $12.7 million of the purchase price paid in connection with the Pending Acquisition. In connection with the Pending Acquisition, Torchmark, Torch and all investors in the Sellers will settle certain disagreements relating to fees and other amounts paid by the Sellers to Torch for oil and gas marketing and sales of non-strategic properties. Pursuant to an existing agreement with Torch, Torchmark will make a cash payment of $9.7 million on behalf of Torch to such investors in order to settle such disagreements. Torchmark, Torch, such investors and their agents and affiliates will release each other from any liability arising out of, or related to, among other things, such matters. In connection with such settlement, Bellwether will pay Torchmark $1.5 million and (as successor to the Sellers as a result of the Pending Acquisition) also will be released by the investors from all such liabilities. See "Transactions with Related Persons -- Pending Acquisition."

Bellwether formed a special committee of its Board of Directors (the "Special Committee") composed of directors who are not employees of the Company and who are not affiliated with Torch to consider and approve the terms of the acquisition of the Acquired Properties and the fees paid to Torch. The Special Committee retained legal counsel to advise it in connection with its duties, and retained Ryder Scott to audit the reserve estimates prepared by Torch on behalf of the Company in connection with the determination of the purchase price for the Acquired Properties. In addition, the Special Committee retained Principal Financial Securities, Inc. ("Principal") to advise it in connection with the terms of the acquisition of the Acquired Properties. Principal is also an underwriter in the Common Stock Offering. Principal issued its opinion that the Pending Acquisition is fair to the Company from a financial point of view and the Special Committee approved the terms of the purchase of the Acquired Properties and fees payable to Torch prior to the execution of the definitive agreement for the Pending Acquisition. No assurances can be made, however, that the terms of the purchase of the Acquired Properties or the fees paid to Torch are as favorable to the Company as the terms that would have been negotiated in a transaction between persons who were not affiliates.

Torch also renders administrative services to Nuevo Energy Company, a publicly traded independent oil and gas company ("Nuevo"), and may manage or render management or administrative services for other energy companies in the future. These services may include the review and recommendation of potential acquisitions. It is possible that conflicts may occur between Nuevo and Bellwether in connection with possible acquisitions or otherwise in connection with the services rendered by Torch. Although the Administrative Services Agreement provides for procedures to reconcile conflicts of interest between Nuevo and the Company, no assurances can be made that such procedures will fully protect the Company from losses which may occur if a conflict between the Company and Nuevo arises. In addition, Nuevo and the Company have two common directors. See "Transactions with Related Persons -- Relationship with Torch and Affiliates."

ESTIMATES OF OIL AND GAS RESERVES

This Prospectus contains estimates of oil and gas reserves owned by the Company on June 30, 1994, 1995 and 1996, and the future net cash flows attributable to those reserves, prepared by independent petroleum engineers. In addition, the Prospectus contains estimates of oil and gas reserves attributable to the Acquired Properties, and the future net cash flows attributable to those reserves, prepared by the Company and audited by Ryder Scott. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows attributable to such reserves, including factors beyond the control of the Company and the reserve engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions based upon production history, development and exploitation activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and estimates set forth herein. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data. In calculating reserves on a MBOE basis, gas was converted to oil equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by the Company on the sale of its oil and gas production.

The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to estimated proved reserves set forth in this Prospectus were prepared or audited by the reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves.

HEDGING OF PRODUCTION

Part of the Company's business strategy is to reduce its exposure to the volatility of oil and gas prices by hedging a portion of its production. In a typical hedge transaction, the Company will have the right to receive from the counterparty to the hedge, the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the Company is required to pay the counterparty this difference multiplied by the quantity hedged. In such case, the Company is required to pay the difference regardless of whether the Company has sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require the Company to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging will also prevent the Company from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

OPERATING HAZARDS, OFFSHORE OPERATIONS AND UNINSURED RISKS

Bellwether's operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and environmental risks. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, a portion of the Company's operations are offshore and therefore are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. The Company could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains insurance coverage for its operations, including limited coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, the Company does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, the Company may be subject to liability or may lose substantial portions of its properties in the event of certain environmental damages.

ENVIRONMENTAL AND OTHER REGULATION

The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations.

The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company. See "Business and Properties -- Competition, Markets and Regulation."

COMPETITION

The Company operates in the highly competitive areas of oil and gas exploration, development and production. The Company's competitors include major integrated oil and gas companies and substantial independent energy companies, many of which possess greater financial and other resources than the Company. See "Business and Properties -- Competition, Markets and Regulation."

MANDATORY OFFER TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL

The Indenture governing the Notes provides that upon the occurrence of a Change of Control the Company is required to offer to repurchase any or all of the outstanding Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. Generally, a "Change of Control" includes (i) the acquisition (including any acquisition by merger or consolidation) by any person or group of more than 50% of the voting stock of the Company, (ii) the sale or transfer of substantially all of the assets of the Company, (iii) certain replacements of a majority of the Board of Directors of the Company over a two-year period or (iv) the liquidation or dissolution of the Company. Should a Change of Control occur, there is no assurance that the Company will have available funds sufficient to pay for the Notes tendered for repurchase. In the event an offer to repurchase is required to be made and the Company does not have available funds sufficient to pay for Notes tendered for repurchase, an event of default would occur under the Indenture.

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO SUBSIDIARY GUARANTEE

The Company's obligations under the Notes will be guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantor. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid the Subsidiary Guarantee issued by the Subsidiary

Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of the Subsidiary Guarantor could be superior to the obligations under the Subsidiary Guarantee.

To the extent that a court were to find that (x) the Subsidiary Guarantee was incurred by the Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that the Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and at the time it issued the Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor of the Subsidiary Guarantor's other creditors. Among other things, a legal challenge of the Subsidiary Guarantee issued by the Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent the Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of the Subsidiary Guarantor and would be creditors solely of the Company.

On the basis of financial information and other information currently available to it, the Company believes that the Notes and the Subsidiary Guarantee issued concurrently with the issuance of the Notes are being incurred for proper purposes and in good faith and that, after giving effect to indebtedness incurred in connection with the issuance of the Notes and the issuance of the Subsidiary Guarantee, the Company and the Subsidiary Guarantor are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective business and will be able to pay their debts as such debts as such debts become absolute and mature. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. Furthermore, there can be no assurance that such standards would be satisfied in the case of any person that becomes a Subsidiary Guarantor after the date the Notes are first issued, because a determination as to whether such standards would be satisfied will depend upon, among other circumstances, the financial condition of any such Subsidiary Guarantor at the time of the incurrence of its obligations in respect of its Subsidiary Guarantee.

SUBORDINATION OF NOTES

The Indenture governing the Notes will limit, but will not prohibit, the incurrence by the Company of additional indebtedness that is senior in right of payment to the Notes (including by reason of structural subordination of the Notes to the indebtedness and other liabilities of the Company's subsidiaries). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Notes offered hereby only after all Senior Indebtedness (as defined) has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Notes if a default exists with respect to any Senior Indebtedness. See "Description of Notes--Subordination."

ABSENCE OF A PUBLIC MARKET OF THE NOTES

There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, such firms currently intend to make a market in the Notes after the consummation of the Notes Offering, although they are not obligated to do so and may discontinue any market-making activities with respect to the Notes at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange. See "Underwriting."

                              COMMON STOCK OFFERING

Concurrently with this Notes Offering, the Company and Selling Stockholders are offering 4,400,000 and 475,000 shares, respectively, of the Company's Common Stock. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Notes Offering and the Common Stock Offering are contingent upon each other and upon the closing of the Pending Acquisitions.

                                 USE OF PROCEEDS

The proceeds to the Company from the Offerings are estimated to be approximately $136.3 million. The Company intends to use such proceeds, together with borrowings under its New Credit Facility, to fund the Pending Acquisition and related fees, estimated to be $173.2 million, including repayment of outstanding indebtedness under its existing credit facility, estimated to be $12.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity." The closing of the Offerings are conditioned upon the simultaneous closing of the Pending Acquisition.

As of December 31, 1996, $11.0 million was outstanding under the Company's existing credit facility. The existing credit facility matures in October 2000. Borrowings under the existing credit facility bear interest, at the election of the Company, at floating rates based upon the bank's prime rate, the London Interbank Offered Rate ("LIBOR") or the federal funds rate. The interest rate on outstanding borrowings at December 31, 1996 was 6.4%.

Following the Offerings and the repayment of amounts outstanding under the existing credit facility, the Company is expected to have approximately $53.1 million of available borrowing capacity under the New Credit Facility. See "Description of New Credit Facility" for a discussion of the terms of the New Credit Facility.

The following table sets forth the sources and uses of the estimated net proceeds of the Offerings and borrowings under the Company's New Credit
Facility:

IN THOUSANDS

SOURCES:
     Common Stock Offering...........  $   36,300
     Notes Offering..................     100,000
     New Credit Facility.............      36,893
                                       ----------
          Total......................  $  173,193
                                       ==========
USES:
     Pending Acquisition.............  $  141,768
     Repay existing credit
      facility.......................      12,000
     Contingent Payment(a)...........       9,011
     Payments to Torchmark...........       1,500
     Fees and expenses(b)............       8,914
                                       ----------
          Total......................  $  173,193
                                       ==========
------------------------------
(a) Represents the maximum amount of the Contingent Payment which will be deposited in escrow at closing. The actual amount of the Contingent Payment will be determined 30 days following the closing based on actual and future gas prices in 1997. If the amount of the Contingent Payment is less than $9 million, the difference will be returned to the Company and used to reduce borrowings under the New Credit Facility.

(b) Includes underwriting expenses associated with the Offerings.

                                 CAPITALIZATION

The following table sets forth, as of December 31, 1996, the historical cash position and capitalization of the Company and such cash position and capitalization giving pro forma effect to the Transactions. See "Use of Proceeds." This table should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the Notes thereto.

                                           ------------------------
                                              DECEMBER 31, 1996
IN THOUSANDS, EXCEPT SHARE DATA            HISTORICAL     PRO FORMA
                                           ----------     ---------
Cash and cash equivalents...............    $    450      $    530
                                           ==========     =========
Current maturities of long-term debt....    $ --          $  --
                                           ==========     =========
Long-term debt (excluding current
  maturities)
     10 7/8% Senior Subordinated
      Notes.............................    $ --          $100,000
     Existing credit facility...........      11,000         --
     New Credit Facility................      --            35,893
Stockholders' equity:
     Preferred Stock, $0.01 par value,
      1,000,000 shares authorized,
       none issued or outstanding.......      --             --
     Common Stock, $0.01 par value,
      15,000,000 shares authorized,
       9,152,979 shares issued and
      outstanding, 13,702,979 shares
       pro forma(a)(b)..................          92           137
Capital in excess of par value..........      42,059        77,701
Retained earnings.......................       6,600         6,600
                                           ----------     ---------
Total stockholders' equity..............      48,751        84,438
                                           ----------     ---------
Total capitalization....................    $ 59,751      $220,331
                                           ==========     =========

------------------------------

(a) Excludes 1,115,325 shares of Common Stock issuable upon exercise of incentive stock options currently outstanding, 187,500 shares of Common Stock issuable upon exercise of warrants held by a subsidiary of Torchmark (the "Torchmark Warrants"), and 60,000 shares of Common Stock issuable upon exercise of warrants held by Howard, Weil, Labouisse, Friedrichs Incorporated and Principal. In connection with the Common Stock Offering, Bellwether and Torchmark have agreed that Torchmark will use 62,500 shares issuable upon exercise of the Torchmark Warrants to pay a portion of the exercise price of the warrants, such stock to be valued at the price to the public in the Common Stock Offering. Accordingly, the maximum number of shares of Common Stock issuable in connection with the Torchmark Warrants is 125,000. The Selling Stockholders have granted the Underwriters an option to purchase 719,264 shares of Common Stock solely to cover over-allotments, if any, including shares issuable upon exercise of the Torchmark Warrants.

(b) Includes 150,000 shares of Common Stock to be issued to Torch for advisory services rendered in connection with the Pending Acquisition. Excludes 100,000 shares of Common Stock issuable upon exercise of warrants to be issued to Torch for such advisory services.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated balance sheet as of December 31, 1996 gives effect to the Transactions as if they occurred on December 31, 1996. The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 1996 and the six months ended December 31, 1996 give effect to the Transactions as if they had occurred at the beginning of the periods presented.

The following unaudited pro forma financial data have been included as required by the rules of the SEC and are provided for comparative purposes only. The unaudited pro forma financial data presented are based upon the historical consolidated financial statements of Bellwether and the historical statement of assets (other than productive oil and gas assets) and liabilities and the related statements of revenues and direct operating expenses of the Acquired Properties and should be read in conjunction with such financial statements and the related notes thereto which are included elsewhere herein.

The pro forma financial data are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements, and the actual recording of the transactions could differ. The unaudited pro forma financial data are not necessarily indicative of the financial results that would have occurred had the Transactions been effective on and as of the dates indicated and should not be viewed as indicative of operations in future periods.

                         BELLWETHER EXPLORATION COMPANY
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET -- UNAUDITED

                                        -------------------------------------------------------------
                                                           AS OF DECEMBER 31, 1996
                                                        ADJUSTMENTS
                                                            FOR THE      ADJUSTMENTS        PRO FORMA
                                                            PENDING          FOR THE          FOR THE
                                         HISTORICAL     ACQUISITION        FINANCING     TRANSACTIONS
                                        -----------     -----------      -----------     ------------
IN THOUSANDS
ASSETS
Current Assets:
     Cash and cash equivalents.......     $   450        $(153,577)(a)    $ 153,657(b)     $    530
     Accounts and other
       receivables...................       7,599           27,382(a)        --              34,981
     Other...........................         586           --               --                 586
                                        -----------     -----------      -----------     ------------
          Total current assets.......       8,635         (126,195)         153,657          36,097
                                        -----------     -----------      -----------     ------------
Oil and gas properties (full cost
  method)............................      83,473          129,372(a)        --             212,845
Gas plant facilities.................      12,843           --               --              12,843
                                        -----------     -----------      -----------     ------------
                                           96,316          129,372           --             225,688
Accumulated depreciation, depletion
  and amortization...................     (36,561)          --               --             (36,561)
                                        -----------     -----------      -----------     ------------
                                           59,755          129,372           --             189,127
Other................................         592            9,011(a)         5,160(b)       14,763
                                        -----------     -----------      -----------     ------------
          Total assets...............     $68,982        $  12,188        $ 158,817        $239,987
                                        ===========     ===========      ===========     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable and accrued
       liabilities...................     $ 4,278        $   9,425(a)     $  --            $ 13,703
     Current maturities of long term
       debt..........................      --               --               --              --
                                        -----------     -----------      -----------     ------------
          Total current
            liabilities..............       4,278            9,425           --              13,703
                                        -----------     -----------      -----------     ------------
Other liabilities....................       1,148           --               --               1,148
Existing credit facility.............      11,000           --              (11,000)(b)      --
New credit facility..................      --               --               35,893(b)       35,893
Senior Subordinated Notes............      --               --              100,000(b)      100,000
Deferred income taxes................       3,805            1,000(a)        --               4,805
Stockholders' Equity.................      48,751            1,763(a)        33,924(b)       84,438
                                        -----------     -----------      -----------     ------------
          Total liabilities and
            Stockholders' equity.....     $68,982        $  12,188        $ 158,817        $239,987
                                        ===========     ===========      ===========     ============

 See accompanying notes to unaudited pro forma condensed financial statements.

                         BELLWETHER EXPLORATION COMPANY
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- UNAUDITED

                                        ------------------------------------------------------------
                                                  FOR THE FISCAL YEAR ENDED JUNE 30, 1996
                                                       ADJUSTMENTS
                                                           FOR THE     ADJUSTMENTS         PRO FORMA
                                                           PENDING         FOR THE           FOR THE
                                        HISTORICAL     ACQUISITION       FINANCING      TRANSACTIONS
                                        ----------     -----------     -----------      ------------
IN THOUSANDS, EXCEPT PER SHARE DATA
Revenues:
     Oil and gas revenues............    $  15,666      $  96,210(c)    $  --             $111,876
     Gas plant and gas gathering
       revenues......................        8,719             83(c)       --                8,802
     Interest and other income.......          116         20,175(c)       --               20,291
                                        ----------     -----------     -----------      ------------
          Total revenues.............       24,501        116,468          --              140,969
                                        ----------     -----------     -----------      ------------
Costs and Expenses:
     Production expenses.............        5,317         28,142(c)       --               33,459
     Gas plant and gas gathering
       expenses......................        5,185         --              --                5,185
     Depreciation, depletion and
       amortization..................        8,148         34,821(e)       --               42,969
     General and administrative
       expenses......................        3,013          5,315(d)       --                8,328
     Interest expense................        1,657         --              12,878(h)        14,535
     Other expenses..................          153         --              --                  153
                                        ----------     -----------     -----------      ------------
          Total costs and expenses...       23,473         68,278          12,878          104,629
                                        ----------     -----------     -----------      ------------
Income before income taxes...........        1,028         48,190         (12,878)          36,340
Provision for income taxes...........           46         17,831(f)       (4,765)(i)       13,112
                                        ----------     -----------     -----------      ------------
                                         $     982      $  30,359       $  (8,113)        $ 23,228
                                        ==========     ===========     ===========      ============
Net income per share.................    $    0.11                                        $   1.71
                                        ==========                                      ============
Weighted average common and common
  equivalent shares outstanding......        9,052            150(g)        4,400(j)        13,602
                                        ==========     ===========     ===========      ============

 See accompanying notes to unaudited pro forma condensed financial statements.

                         BELLWETHER EXPLORATION COMPANY
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- UNAUDITED

                                        ----------------------------------------------------------
                                                FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                                      ADJUSTMENTS
                                                          FOR THE     ADJUSTMENTS        PRO FORMA
                                                          PENDING         FOR THE          FOR THE
                                        HISTORICAL    ACQUISITION       FINANCING     TRANSACTIONS
                                        ----------    -----------     -----------     ------------
IN THOUSANDS, EXCEPT PER SHARE DATA
Revenues:
     Oil and gas revenues............    $  9,846       $49,191(k)      $--             $ 59,037
     Gas plant revenues..............       3,879             2(k)       --                3,881
     Interest and other income.......          53           340(k)       --                  393
                                        ----------    -----------     -----------     ------------
          Total revenues.............      13,778        49,533          --               63,311
                                        ----------    -----------     -----------     ------------
Costs and Expenses:
     Production expenses.............       3,061        14,506(k)       --               17,567
     Gas plant expenses..............       1,827        --              --                1,827
     Depreciation, depletion and
       amortization..................       4,167        14,132(l)       --               18,299
     General and administrative
       expenses......................       1,452         1,978(d)       --                3,430
     Interest expense................         520        --               6,973(h)         7,493
                                        ----------    -----------     -----------     ------------
          Total costs and expenses...      11,027        30,616           6,973           48,616
                                        ----------    -----------     -----------     ------------
Income before income taxes...........       2,751        18,917          (6,973)          14,695
Provision for income taxes...........       1,018         6,999(f)       (2,580)(i)        5,437
                                        ----------    -----------     -----------     ------------
                                         $  1,733       $11,918         $(4,393)        $  9,258
                                        ==========    ===========     ===========     ============
Net income per share.................    $   0.19                                       $   0.68
                                        ==========                                    ============
Weighted average common and common
  equivalent shares outstanding......       9,118           150(g)        4,400(j)        13,668
                                        ==========    ===========     ===========     ============

 See accompanying notes to unaudited pro forma condensed financial statements.

                         BELLWETHER EXPLORATION COMPANY
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the purchase of the Acquired Properties and working capital pursuant to the transaction. The allocation of the pro forma purchase price under the purchase method of accounting is presented in the tables below.

      The pro forma purchase price entries are as follows:

Purchase price.......................  $  188,348
Estimated purchase price adjustments,
  including distributions of cash
  flows from the Acquired Properties
  from the effective date to the
  assumed closing date of April 9,
  1997...............................     (46,580)
                                       ----------
                                          141,768
Estimated acquisition fees:
     Common stock issued to Torch
      (150,000 shares @ $9.75).......       1,463
     Warrants issued to Torch
      (100,000 shares exercisable
      within five years @ $9.90).....         300
     Payment to Torchmark............       1,500
                                       ----------
                                            3,263

Escrow of funds reserved for pricing
  adjustments........................       9,011

Legal and other acquisition costs....       1,377
                                       ----------
Total purchase price.................  $  155,419
                                       ==========
Purchase allocation:
     Acquisition costs allocated to
      oil and gas properties.........  $  129,372
     Working capital.................      18,036
     Escrow account..................       9,011
     Deferred income taxes...........      (1,000)
                                       ----------
     Total purchase allocation.......  $  155,419
                                       ==========

(b) To record the effect of the financing transactions required to purchase the Acquired Properties.

Senior credit facility...............  $   35,893
Senior subordinated notes............     100,000
Common stock.........................          44
Additional paid in capital...........      33,880
Deferred financing costs.............      (5,160)
Existing credit facilities...........     (11,000)
                                       ----------
Cash received from the financing
  transactions.......................  $  153,657
                                       ==========

(c) To reflect the historical consolidated operations of the Acquired Properties for the fiscal year ended June 30, 1996. Certain additions and deductions to revenues and expenses have been made to convert such operations from a calendar year to the fiscal year ended June 30, 1996. See "Statements of Assets Acquired (Other than Productive Oil and Gas Properties) and Liabilities" and related "Statements of Revenues and Direct Operating Expenses" included elsewhere in this Prospectus.

(d) To adjust general and administrative expenses including management fees to give effect to the increase in the Torch fee pursuant to the Administrative Services Agreement due to the acquisition of the Acquired Properties. Annual general and administrative, production overhead and direct general and administrative expenses will increase $750,000 and $375,000 for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively. Annual management fees will increase $4.6 million and $1.6 million for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively, pursuant to the Administrative Services Agreement.

      General and administrative services are provided to Bellwether by Torch for an annual fee based on (i) 1/12 of 2% per month of total assets excluding cash, and (ii) 2.0% of operating cash flows (net income plus depletion, depreciation and amortization and deferred income taxes). Additionally, 20% of operator's overhead on wells operated by Torch are credited to management fees.

                         BELLWETHER EXPLORATION COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS -- (CONTINUED)

(e) To adjust depreciation, depletion and amortization to give effect to the acquisition of the Acquired Properties under the full cost method of accounting to the amount which would have been recorded had the acquisition of the Acquired Properties occurred at July 1, 1995. The pro forma adjustment assumes a depreciation, depletion and amortization rate per BOE of $4.90 for the year ended June 30, 1996 based upon depletable costs of $268.8 million, including $51.9 million of future development costs and plugging and abandonment costs, and proved reserves of 54.9 MMBOE at June 30, 1995.

(f) To adjust federal and state income taxes for the acquisition of the Acquired Properties at Bellwether's effective rate of 37%.

(g) To increase the weighted average common shares outstanding for 150,000 shares of Common Stock to be issued to Torch for the acquisition of the Acquired Properties.

(h) To adjust interest expense to give effect to the portion of the Acquired Properties financed under the New Credit Facility and through issuance of the Notes.

      The pro forma interest expense related to the New Credit Facility was $3.3 million for the year ended June 30, 1996, including the amortization of $1.0 million of deferred and other financing costs. The pro forma interest expense related to the New Credit Facility was $1.9 million for the six months ended December 31, 1996, including the amortization of $727,000 of deferred and other financing costs. The New Credit Facility has an annual interest rate of London Interbank Offered Rate ("LIBOR") plus 1.00%.

      The pro forma interest related to the Notes was $11.2 million for the year ended June 30, 1996, at an assumed interest rate of 10 7/8% and including the amortization of $325,000 of deferred financing costs. The pro forma interest expense related to the Notes was $5.6 million for the six months ended December 31, 1996, at an interest rate of 10 7/8% and including amortization of $163,000 of deferred financing costs. The Notes mature in 2007. No principal payments are required prior to 2007.

(i) To reflect the decrease in income taxes resulting from additional interest incurred as a result of the Offerings.

(j) To increase the weighted average common shares outstanding for issuance of 4,400,000 shares of Common Stock in the Common Stock Offering.

(k) To reflect the historical consolidated operations of the Acquired Properties for the six months ended December 31, 1996. See "Statement of Assets Acquired (Other than Productive Oil and Gas Properties) and Liabilities" and the related "Statements of Revenues and Direct Operating Expenses" included elsewhere in this Prospectus.

(l) To adjust depreciation, depletion and amortization to give effect to the acquisition of the Acquired Properties under the full cost method of accounting to the amount which would have been recorded had the acquisition of the Acquired Properties occurred at July 1, 1996. The pro forma adjustment assumes a depreciation, depletion and amortization rate per BOE of $5.00 for the six months ended December 31, 1996 based upon depletable costs of $232.9 million, including $48.3 million of future development costs and plugging and abandonment costs, and proved reserves of 46.6 MMBOE at June 30, 1996.

                         BELLWETHER EXPLORATION COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS -- (CONTINUED)

UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURE

The following tables set forth certain unaudited pro forma information concerning Bellwether's proved oil and gas reserves at June 30, 1996, giving effect to the acquisition of the Acquired Properties as if they had occurred on June 30, 1995. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as being exact. The proved oil and gas reserve information is as of June 30, 1996 and reflects prices and costs in effect as of such date.

RESERVES:

                                          ----------------------------------------------------------------------------------------
                                                    OIL AND CONDENSATE (MBBLS)            NATURAL GAS (MMCF)               MBOE
                                          ------------------------------------   ------------------------------------   ----------
                                                          ACQUIRED                               ACQUIRED
                                          BELLWETHER    PROPERTIES   PRO FORMA   BELLWETHER    PROPERTIES   PRO FORMA   BELLWETHER
                                          ----------   -----------   ---------   ----------   -----------   ---------   ----------
Balance, July 1, 1995...................       2,597        18,840      21,437       30,159       165,038     195,197        7,624
Extensions and discoveries..............          89                        89        7,128                     7,128        1,277
Purchase of minerals in-place...........           4                         4          176                       176           33
Revision of previous estimates..........        (534)                     (534)       2,855                     2,855          (58)
Production(a)...........................        (334)       (2,790)     (3,124)      (5,099)      (25,981)    (31,080)      (1,184)
Sales of minerals in-place..............         (14)                      (14)      (2,023)                   (2,023)        (351)
                                          ----------   -----------   ---------   ----------   -----------   ---------   ----------
Balance, June 30, 1996..................       1,808        16,050      17,858       33,196       139,057     172,253        7,341
                                          ==========   ===========   =========   ==========   ===========   =========   ==========
Proved developed reserves...............       1,494        13,536      15,030       22,698       128,242     150,940        5,277
                                          ==========   ===========   =========   ==========   ===========   =========   ==========


                                             ACQUIRED
                                           PROPERTIES   PRO FORMA
                                          -----------   ---------
Balance, July 1, 1995...................       46,346      53,970
Extensions and discoveries..............      --            1,277
Purchase of minerals in-place...........      --               33
Revision of previous estimates..........      --              (58)
Production(a)...........................       (7,120)     (8,304)
Sales of minerals in-place..............      --             (351)
                                          -----------   ---------
Balance, June 30, 1996..................       39,226      46,567
                                          ===========   =========
Proved developed reserves...............       34,910      40,187
                                          ===========   =========

-----------------------------
(a) Excludes 253 MBbls of natural gas liquids which were produced in fiscal
    1996.

STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL & GAS RESERVES:

                                         -------------------------------------
                                                        ACQUIRED
                                         BELLWETHER   PROPERTIES    PRO FORMA
                                         ----------   ----------    ---------
IN THOUSANDS
Future cash inflows.....................  $113,554    $  562,930    $676,484
Future production costs.................   (33,131)     (210,084)   (243,215)
Future development costs................    (8,961)      (42,921)    (51,882)
                                         ----------   ----------    ---------
Future net inflows before income
  taxes.................................    71,462       309,925     381,387
Income taxes............................   (11,095)      (49,570)    (60,665)
                                         ----------   ----------    ---------
Future net cash flows...................    60,367       260,355     320,722
10% discount factor.....................   (15,191)      (82,269)    (97,460)
                                         ----------   ----------    ---------
Standardized measure of discounted
  future net cash flows.................  $ 45,176    $  178,086    $223,262
                                         ==========   ==========    =========

                         BELLWETHER EXPLORATION COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS -- (CONTINUED)

CHANGES TO STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED
OIL AND GAS RESERVES:

                                        ----------------------------------------
                                                          ACQUIRED
                                         BELLWETHER     PROPERTIES     PRO FORMA
                                        -----------    -----------    ----------
IN THOUSANDS
Standardized measure, June 30,
  1995...............................     $37,291       $ 207,418      $244,709
     Sales, net of production
      costs..........................     (10,349)        (68,068)      (78,417)
     Purchases of reserves in
      place..........................         246          --               246
     Net changes in prices and
      production costs...............      11,458          --            11,458
     Net changes in income taxes.....      (2,958)         --            (2,958)
     Extensions, discoveries and
      improved recovery, net of
      future production and
      development costs..............       7,709          --             7,709
     Changes in estimated future
      development costs..............         497          --               497
     Development costs incurred
      during the period..............         883          --               883
     Revisions of quantity
      estimates......................        (438)         --              (438)
     Accretion of discount...........       3,729          20,742        24,471
     Sales of reserves in place......      (1,614)         --            (1,614)
     Changes in production rates and
      other..........................      (1,278)         17,994        16,716
                                        -----------    -----------    ----------
Standardized measure, June 30,
  1996...............................     $45,176       $ 178,086      $223,262
                                        ===========    ===========    ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data with respect to the Company for the periods and as of the dates indicated. The consolidated financial data and notes thereto for the two years ended June 30, 1993 were derived from the historical consolidated financial statements and notes thereto of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants and such information for the three years ended June 30, 1996 were derived from such statements and notes thereto which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial data for the six months ended December 31, 1995 and 1996 have been derived from unaudited condensed consolidated financial statements, which management believes includes all adjustments necessary to make a fair presentation of the results for such unaudited interim periods. The Consolidated Financial Statements of the Company and notes thereto for June 30, 1994, 1995 and 1996, and the six months ended December 31, 1995 and 1996 are included elsewhere in this Prospectus.

                                       ---------------------------------------------------------------------------
                                                                                                SIX MONTHS ENDED
                                                       YEARS ENDED JUNE 30,                       DECEMBER 31,
                                            1992       1993       1994       1995       1996       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
IN THOUSANDS, EXCEPT PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Revenues:
    Gas revenues.....................  $   1,528  $   1,807  $   2,620  $   4,864  $   9,856  $   4,186  $   6,759
    Oil revenues.....................      1,246      1,708      1,086      3,643      5,810      2,956      3,087
    Gas plant and gas gathering
      revenues(a)....................         51         23      6,930     10,705      8,719      4,923      3,879
    Interest income and other........         82        116         63         97        116         57         53
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total revenues..............      2,907      3,654     10,699     19,309     24,501     12,122     13,778
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
    Production expenses..............        904      1,273      1,294      2,856      5,317      2,447      3,061
    Gas plant and gas gathering
      expenses(a)....................     --         --          4,013      6,078      5,185      3,006      1,827
    General and administrative
      expenses.......................        676        787      1,234      2,739      3,013      1,559      1,452
    Depreciation, depletion and
      amortization...................      1,113      1,455      2,489      5,269      8,148      3,866      4,167
    Interest expense.................         21         77        721      1,245      1,657        956        520
    Other expenses...................     --         --         --         --            153        155     --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total cost and expenses.....      2,714      3,592      9,751     18,187     23,473     11,989     11,027
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  minority interest..................        193         62        948      1,122      1,028        133      2,751
Provision for income taxes...........         65         21     --              9         46        132      1,018
Minority interest in gas plant
ventures.............................     --         --            134        172     --         --         --
Extraordinary income(b)..............         65     --         --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $     193  $      41  $     814  $     941  $     982  $       1  $   1,733
                                       =========  =========  =========  =========  =========  =========  =========
Net income per share(c)..............  $    0.08  $    0.02  $    0.27  $    0.12  $    0.11  $    0.00  $    0.19
                                       =========  =========  =========  =========  =========  =========  =========
Weighted average common and common
  equivalent shares outstanding(c)...      2,289      2,289      3,006      7,713      9,052      9,045      9,118
                                       =========  =========  =========  =========  =========  =========  =========

                                                   (CONTINUED ON FOLLOWING PAGE)

                                       ---------------------------------------------------------------------------
                                                                                                SIX MONTHS ENDED
                                                       YEARS ENDED JUNE 30,                       DECEMBER 31,
                                            1992       1993       1994       1995       1996       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
IN THOUSANDS, EXCEPT RATIOS

OTHER FINANCIAL DATA:
    Capital expenditures.............  $   4,315  $   2,289  $  22,034  $  41,901  $   6,999  $   1,174  $   7,475
    EBITDA(d)........................  $   1,327  $   1,594  $   4,158  $   7,636  $  10,833  $   4,955  $   7,438
    EBITDA/Interest expense..........      63.19      20.70       5.77       6.13       6.54       5.18      14.30
    Net cash flows provided by
      operating activities...........  $   2,401  $   1,555  $   3,122  $   5,283  $   7,485  $   3,496  $   7,105
    Net cash flows (used in) provided
      by investing activities........  $  (1,204) $  (1,390) $  (9,423) $ (27,289) $   3,542  $  (1,174) $  (5,810)
    Net cash flows provided by (used
      in) financing activities.......  $   1,000  $  (2,146) $   7,334  $  21,642  $ (11,332) $  (1,000) $  (1,628)
    Ratio of earnings to fixed
      charges(e).....................      10.19       1.81       2.31       1.90       1.62       1.14       6.29
BALANCE SHEET DATA (END OF PERIOD):
    Working capital..................  $     406  $     414  $    (249) $  (1,246) $   5,168             $   4,357
    Total assets.....................     14,140     12,480     35,870     74,650     67,225                68,982
    Total debt (net of current
      maturities)....................      1,000      1,000     12,796     18,525     13,048                11,000
    Stockholders' equity.............     10,729     10,770     18,372     45,447     46,597                48,751

-----------------------------

(a) In March 1996 Bellwether assumed a contract to purchase gas at $4.50 per MMBtu, for which Bellwether received $9.9 million. As a result of this transaction, Bellwether ceased to recognize gas gathering revenues and expenses. Historical gas gathering revenues were $2.4 million, $5.0 million and $3.4 million, respectively, for the years ended June 30, 1994, 1995 and 1996, and $2.5 million for the six months ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Six Months Ended December 31, 1995 Compared With December 31, 1996 -- Revenues."

(b) Extraordinary income in 1992 represents reductions of income taxes resulting from utilization of loss carryforwards.

(c) Restated to reflect a 1-for-8 reverse stock split consummated in fiscal
    1994.

(d) EBITDA is defined as income before income taxes, interest, depreciation, depletion and amortization. Management of the Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(e) For purposes of computing the ratio of earnings to fixed charges, "Earnings" are consolidated earnings (loss) from continuing operations before tax, exclusive of the period's undistributed equity earnings of affiliated companies, plus fixed charges. "Fixed charges" are comprised of interest on indebtedness, amortization of debt issuance costs and that portion of capital lease expense which is deemed to be representative of an interest factor.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

Bellwether is an independent energy company primarily engaged in the acquisition, exploitation, development and exploration of oil and gas properties. The Company has grown and diversified its operations through the acquisition of oil and gas properties and the subsequent development of these properties. The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation activities. Fluctuations in oil and gas prices have also significantly affected the Company's results.

The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized in a "full cost pool" as incurred. Oil and gas properties in the pool, plus estimated future expenditures to develop proved reserves and future abandonment, site reclamation and dismantlement costs, are depleted and charged to operations using the unit of production method based on the ratio of current production to total proved recoverable oil and gas reserves. To the extent that such capitalized costs (net of depreciation, depletion and amortization) exceed the discounted future net revenues on an after-tax basis of estimated proved oil and gas reserves, such excess costs are charged to operations. Once incurred, the writedown of oil and gas properties is not reversible at a later date even if oil and gas prices increase. Sharp declines in oil and gas prices may cause companies who report on the full cost method, such as Bellwether, to write down their oil and gas properties, thereby decreasing earnings during such period.

The Company periodically uses derivative financial instruments to manage oil and gas price risk. Settlements of gains and losses on price swap contracts are generally based upon the difference between the contract price and the average closing NYMEX or other floating index price and are reported as a component of oil and gas revenue. Gains or losses attributable to the termination of swap contracts are deferred and recognized in revenue when the hedged oil and gas is sold. The Company has hedged 300 Bbls of oil per day at a NYMEX price of $22.17 per Bbl for the calendar months of April through October 1997. For March 1997, the Company has hedged 6 million MMBtu of gas per day at $2.94 per MMBtu and for April through October 1997 has hedged 6 million MMBtu of gas per day at $2.21 per MMBtu, based upon the Houston Ship Channel Index.

RESULTS OF OPERATIONS

SIX MONTHS ENDED DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1996

The following table sets forth certain operating information of the Company for the periods presented:

                                       -------------------------------------
                                           SIX MONTHS ENDED DECEMBER 31,
                                                                   INCREASE/
                                            1995       1996       (DECREASE)
                                       ---------  ---------    -------------
PRODUCTION DATA:
     Oil (MBbls).....................        184        143        (22.3)%
     Gas (MMcf)......................      2,428      2,814         15.9%
AVERAGE SALES PRICE:
     Oil (per Bbl)...................  $   16.04  $   21.59(a)      34.6%
     Gas (per Mcf)(b)................       1.72       2.40         39.5%
Average unit production cost per
  BOE(c).............................       4.16       5.00         20.2%
Average unit depreciation, depletion
  and amortization rate per BOE......       5.39       6.09         13.0%

------------

(a) Average sales price does not include the effects of hedge transactions.

(b) Average sales price for natural gas includes revenues received from the sale of natural gas liquids removed from the Company's gas production.

(c) Includes ad valorem and severance taxes.

REVENUES. Oil and gas revenues for the six months ended December 31, 1996 were $9.8 million or 38.0% higher than oil and gas revenues of $7.1 million for the same period in 1995. The increase in oil and gas revenues was attributable primarily to additional production from natural gas well workovers in the Company's Cove field and increases in oil and gas prices. The effect of hedge transactions was immaterial.

Gas plant and gas gathering revenues in the six months ended December 31, 1996 were $3.9 million compared with $4.9 million in the same period of 1995. This decrease is primarily a result of decreased gas gathering revenues of $2.5 million. In March 1996, Bellwether assumed a contract to purchase gas at $4.50 per MMBtu (the "Contract Assumption"), for which Bellwether received $9.9 million. As a result of this transaction, Bellwether ceased to recognize gas gathering revenues and expenses. In addition, Bellwether wrote off the remaining book value of the gas gathering system and has recorded a liability to cover the estimated future losses under the contract, which are charged to the liability as incurred. See Note 5 of the Notes to the Condensed Consolidated Financial Statements. Gas plant revenues in the six months ended December 31, 1996 increased by $1.5 million compared to the same period in 1995 due to increased prices and sales volumes.

EXPENSES. Lease operating expenses for the six months ended December 31, 1996 totaled $3.1 million or 29.2% in excess of the $2.4 million for the six months ended December 31, 1995. Lease operating expenses per BOE were 20.2% higher in the six months ended December 31, 1996 when compared to the same period in 1995, due primarily to higher severance taxes from increases in oil and gas prices of 34.6% and 39.5%, respectively.

Gas plant and gas gathering expenses were $1.8 million in the six months ended December 31, 1996 compared with $3.0 million for the prior period, reflecting the reduction in gas gathering activity relating to the Contract Assumption somewhat offset by higher payments from gas plant operations to producers under the Company's percent of proceeds contracts. The higher payments to producers resulted primarily from higher liquids prices received by the Company.

Depreciation, depletion and amortization of $4.2 million for the six months ended December 31, 1996 reflects a 7.7% increase from $3.9 million in the same period in 1995, primarily because of an increase in oil and gas production and an increase in the depreciation, depletion and amortization rate per BOE, both of which were caused by increases in reserves due to the mergers, new drilling and workovers.

General and administrative expenses were $1.5 million in the six months ended December 31, 1996 compared with $1.6 million in the 1995 period.

Interest expense decreased to $520,000 for the six months ended December 31, 1996 from $956,000 in the same period of 1995. The Company used the proceeds from the Contract Assumption (described below) to reduce its outstanding indebtedness by $9.5 million.

INCOME TAXES. Provision for federal and state income taxes for the six months ended December 31, 1996 is 37% of income.

NET INCOME. Net income for the six months ended December 31, 1996 was approximately $1.7 million as compared to net income of $1,000 in the same period of 1995.

COMPARISONS OF FISCAL YEARS ENDED JUNE 30, 1994, 1995 AND 1996

The following table sets forth certain oil and gas production information of the Company for the periods presented:

                                       -------------------------------
                                            YEARS ENDED JUNE 30,
                                            1994       1995       1996
                                       ---------  ---------  ---------
PRODUCTION DATA:
     Oil (MBbls).....................         71        216        334
     Gas (MMcf)......................      1,206      2,932      5,099
AVERAGE SALES PRICE:
     Oil (per Bbl)...................  $   15.27  $   16.89  $   17.81(a)
     Gas (per Mcf)(b)................       2.17       1.66       2.02(a)
Average unit production cost per
  BOE(c).............................       4.75       4.05       4.49
Average unit depreciation, depletion
  and amortization rate per BOE......       5.71       5.52       5.86

-----------------------------
(a) Average sales price does not include the effects of hedge transactions.

(b) Average sales price for natural gas includes revenues received from the sale of natural gas liquids removed from the Company's gas production.

(c) Includes ad valorem and severance taxes.

REVENUES. Oil and gas revenues for fiscal 1996 were $15.7 million, or 84.7% higher than fiscal 1995 oil and gas revenues of $8.5 million. In 1995, oil and gas revenues were 129.7% higher than the fiscal 1994 oil and gas revenues of $3.7 million. The Company's acquisition of properties in two transactions are responsible for the increased revenues during fiscal 1995 and 1996. During the three year period, the volatility of oil and gas prices directly impacted revenues. Most significantly, average natural gas sales prices increased in fiscal 1996 to $2.02 per Mcf from $1.66 per Mcf in fiscal 1995. During fiscal 1996, the Company utilized various hedging transactions to manage a portion of the risks associated with oil and gas price volatility. As a result of these hedges, oil and gas revenues were $560,000 lower than what they otherwise would have been in fiscal 1996.

Gas plant and gas gathering revenues were $8.7 million in fiscal 1996 compared to $10.7 million in fiscal 1995. Gas gathering revenues decreased to $3.4 million in fiscal 1996 from $5.0 million in fiscal 1995 due to the Contract Assumption in March 1996. Gas plant revenues were $5.3 million in fiscal 1996, or 7.0% lower than fiscal 1995 revenues of $5.7 million due primarily to decreased throughput, partially offset by a 6.9% increase in natural gas liquids prices. Fiscal 1995 gas plant revenues of $5.7 million were 26.7% higher than the $4.5 million in fiscal 1994. Such increase was due to the purchase of interests in the gas plant in July and December 1993 and a 16.0% increase in prices.

EXPENSES. Production expenses for fiscal 1996 totaled $5.3 million, compared with $2.9 million in fiscal 1995 and $1.3 million in fiscal 1994. The 82.8% increase in fiscal 1996 over fiscal 1995 and the 123.1% increase between fiscal 1995 and 1994 were attributable primarily to acquisitions of producing properties.

Gas plant and gas gathering expenses were $5.2 million in fiscal 1996 compared to $6.1 million in fiscal 1995. Gas gathering expenses decreased to $2.4 million in fiscal 1996 from $3.1 million in fiscal 1995 due to the Contract Assumption in March 1996. Gas plant expenses were $2.8 million or 6.7% lower in fiscal 1996 than in fiscal 1995 as a result of decreased throughput, offset partially by higher prices. In fiscal 1995, expenses were 24.6% higher than fiscal 1994 due to a full year of operations being reflected in fiscal 1995.

Depreciation, depletion and amortization of $8.1 million reflects an increase of 52.8% for fiscal 1996 over $5.3 million in fiscal 1995. Such increase reflects a full year of production volumes from acquisitions and a 6.2% increase in the depreciation, depletion and amortization rate per net equivalent barrel due to additional costs associated with dry holes drilled in Fausse Pointe and Cove fields. In fiscal 1995, depreciation, depletion and amortization was 111.7% higher than the fiscal 1994 amount. This reflects additional production volumes from acquisitions and a full year of depreciation included for the Gas Plant and gas gathering facilities.

General and administrative expenses totaled $3.0 million, $2.7 million and $1.2 million for the fiscal years ended June 30, 1996, 1995 and 1994, respectively. The fee under the Administrative Service Agreement with Torch accounted for

$337,000 and $578,000 of the increase in general and administrative expenses in fiscal 1996 and fiscal 1995, respectively, and is due to the significant growth of assets and cash flows experienced by the Company. Additionally, acquisitions added to increases in salaries and other administrative overhead in fiscal 1995 compared with fiscal 1994.

Interest expense increased to $1.6 million in fiscal 1996 from $1.2 million in fiscal 1995 and $721,000 in fiscal 1994. Such increase is due to the increase in bank debt which financed a portion of the acquisitions of properties. Interest rates were 7.3%, 7.9% and 6.2% at June 30, 1996, 1995 and 1994, respectively.

The Company recorded a provision for income taxes of $46,000 in fiscal 1996. Actual payments of $126,000 in fiscal 1996 and $9,000 in fiscal 1995 relate to alternative minimum tax and state taxes. Prior to the merger with Hampton Resources Corporation ("Hampton") in 1995, the Company's net operating loss was sufficient to eliminate any deferred tax liability. Upon merging with Hampton, the Company was required to record a deferred tax liability of $2.4 million.

NET INCOME. Net income of $982,000 was generated in fiscal 1996, as compared to $941,000 and $814,000 in fiscal 1995 and fiscal 1994, respectively.

CAPITAL RESOURCES AND LIQUIDITY

The Company's principal sources of capital for the last three years have been borrowings under credit facilities with banks, cash flows from operations and public and private sales of equity securities. Borrowings from banks were $8.5 million, $25.9 million and $0.0 during the years ended June 30, 1994, 1995 and 1996 and cash flow from operations was $3.1 million, $5.3 million and $7.5 million during each of such periods. Increases in cash flows from operations are primarily attributable to the acquisitions made since 1993. The Company also issued 3.4 million shares of stock in a public offering in 1994 for total net proceeds of $17.2 million and issued an aggregate of 3.3 million shares of common stock in private transactions since July 1, 1993 in exchange for assets. In addition, during March 1996, the Company agreed to assume the purchase obligation under a gas purchase contract in the West Monroe field in Louisiana in exchange for a cash payment of $9.9 million. Under the terms of the contract, Bellwether and other producers were entitled to sell a specified quantity of gas for $4.50 per MMBtu. Bellwether supplied a substantial portion of the gas subject to purchase under the contract. Proceeds from the gas contract assumption were used to repay indebtedness.

The Company's primary uses of capital have been to fund acquisitions and to fund its exploration and development operations. Since 1993, the Company has made two significant acquisitions: (i) the purchase of Odyssey Partners, Ltd.
("Odyssey") in 1994 for $5.6 million and 917,000 shares of Common Stock and
(ii) the purchase of Hampton in 1995 for $21.1 million and 1.0 million shares of Common Stock. The Company's expenditures for exploration and development were $1.0 million, $3.4 million and $6.9 million in 1994, 1995 and 1996, respectively.

The Company's capital budget for the third and fourth quarters of fiscal 1997 is $8.1 million for its existing properties and $17.5 million for the Acquired Properties. The Company has identified $42.8 million of projects for all of such properties for fiscal 1998.

Concurrently with the completion of the Offerings, the Company will enter into the $90 million New Credit Facility and will use borrowings under the New Credit Facility, together with the net proceeds from the Offerings, to repay in full outstanding indebtedness under the existing bank indebtedness. Outstanding indebtedness under the New Credit Facility upon consummation of the Transactions is anticipated to be $36.9 million.

The Company believes that the net proceeds of the Offerings, together with borrowings under the New Credit Facility and internally generated cash flows, will be sufficient to fund the Transactions and the Company's capital budget through fiscal 1998.

GAS BALANCING POSITIONS

It is customary in the industry for various working interest partners to sell more or less than their entitled share of natural gas. The settlement or disposition of gas balancing positions as of June 30, 1996 is not anticipated to adversely impact the financial condition of the Company.

FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 121

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS 121 establishes guidance for determining and measuring asset impairment and the required timing of asset impairment evaluations. The Company adopted SFAS 121 on July 1, 1996, and it did not have a material effect on the financial condition and results of operations of the Company based upon current economic conditions.

FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123

In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" which is effective for the Company beginning July 1, 1996. SFAS No. 123 permits, but does not require, a fair-value-based method of accounting for employee stock option plans which results in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue to use the current intrinsic-value-based method of accounting for such plans where no compensation expense is recognized. However, as required by SFAS 123, the Company will provide pro forma disclosure of net income and earnings per share in the notes to the consolidated financial statements as if the fair-value-based method of accounting had been applied.

INFLATION

Inflation has not had a material impact on the Company and is not expected to have a material effect on the Company in the future.

                             BUSINESS AND PROPERTIES

GENERAL

Bellwether is an independent energy company primarily engaged in the acquisition, exploitation, development and exploration of oil and gas properties. The Company has grown and diversified its reserve base through the acquisition of oil and gas properties and the subsequent development of these properties. Bellwether's estimated net proved reserves have increased at a compounded annual growth rate of 65.9% from 1.6 MMBOE as of June 30, 1993 to 7.3 MMBOE as of June 30, 1996. During this period, average net daily production increased at a compounded annual growth rate of 63.1% from 745.0 BOE/d in fiscal 1993 to 3,235.0 BOE/d in fiscal 1996, and EBITDA increased at a compounded annual growth rate of 89.0% from $1.6 million in fiscal 1993 to $10.8 million in fiscal 1996. The Company's net cash flows from operations have increased at a compounded annual growth rate of 67.4%, from $1.6 million in fiscal 1993 to $7.5 million in fiscal 1996. The Company believes its primary strengths are a demonstrated ability to identify and acquire properties which have significant potential for further exploitation, development and exploration, an inventory of development and exploration projects, expertise in the use of advanced technologies such as 3-D seismic and horizontal drilling and a conservative capital structure supportive of continued investment in its core properties as well as additional acquisitions.

The Company has recently agreed to acquire the oil and gas properties and associated working capital owned by partnerships and other entities managed or sponsored by Torch. Bellwether believes that the Pending Acquisition provides the opportunity to significantly increase reserves and cash flow at an attractive price while providing opportunities for future reserve growth through exploitation and exploration activities. On a pro forma basis, Bellwether's estimated net proved reserves as of June 30, 1996 were 46.6 MMBOE (86% developed and 62% natural gas), with a PV-10 Value (pre-tax) of $260.1 million. Pro forma average daily net production was 22.7 MBOE/d for fiscal 1996 and pro forma EBITDA for fiscal 1996 was $75.0 million, excluding non-recurring gas contract settlements payable to the Company aggregating $18.9 million. Following the Pending Acquisition, the Company's properties will be concentrated in Texas, Louisiana, Alabama, California and the Gulf of Mexico.

In fiscal 1994, the Company reincorporated from Colorado to Delaware. The Company's address is 1331 Lamar, Suite 1455, Houston, Texas 77010, and its phone number is (713) 650-1025.

BUSINESS STRATEGY

Bellwether's strategy is to maximize long-term shareholder value through aggressive growth in reserves and cash flow, using advanced technologies, implementation of a low cost structure and maintenance of a capital structure supportive of growth. Bellwether expects the additional cash flows from the Acquired Properties will finance a significant portion of its growth strategy. Key elements of this strategy are:

OPPORTUNISTIC ACQUISITIONS. Bellwether seeks to acquire properties that have produced significant quantities of oil and gas and have upside potential which can be exploited using 3-D seismic, CAEX, horizontal drilling, workovers and other enhanced recovery techniques. Such acquisitions have included the Fausse Pointe field in south Louisiana, the Cove field offshore Texas and the Fort Trinidad field in east Texas.

EXPLOITATION AND DEVELOPMENT OF PROPERTIES. The Company actively pursues the exploitation of its properties through recompletions, waterfloods and development wells, including horizontal drilling. Examples of recent exploitation successes include a five well workover program and two development wells in the Cove field, which increased Bellwether's average net production in this field from 1.0 MMcf/d in January 1996 to 11.1 MMcf/d in February 1997. In addition, the Company recently drilled a successful horizontal development well into the Buda formation in the Fort Trinidad field which tested in January 1997 at 420 Bbls/d of oil. Bellwether also initiated a waterflood project in the Fort Trinidad field during fiscal 1996. Future planned exploitation projects include in excess of 20 horizontal drilling locations in the Buda and Glen Rose B formations in the Fort Trinidad field and up to three horizontal drilling locations to exploit the Company's exploratory success in the Giddings field in the Austin Chalk formation. In addition, because the Sellers were formed to distribute net cash flows rather than reinvest in the exploitation of the Acquired Properties, the Company believes that such properties will provide significant exploitation and development opportunities. The Company's exploitation budget for fiscal 1997 is $8.6 million, of which approximately $4.8 million had been spent as of December 31, 1996. During fiscal 1997, the capital expenditures on the Acquired Properties are estimated to be $23.2 million of which $5.7 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploitation projects totaling $25.2 million (including amounts to be spent on the Acquired Properties).

EXPLORATION ACTIVITIES. The Company's exploration activities focus on projects with potential for substantial reserve increases. In January 1997, the Company completed a successful exploration well in the Austin Chalk formation in the Giddings field in central Texas. Exploration projects in the remainder of fiscal 1997 and in fiscal 1998 include multiple wells in the Fausse Pointe field and an exploration well west of the Cove field, both of which are operated by the Company. In addition, the Company also expects the Acquired Properties to present exploration opportunities. For example, in the Ship Shoal complex in the Gulf of Mexico, the Sellers declined to acquire available 3-D seismic surveys and to participate in six offshore exploration or exploitation wells in 1996, all of which were successful. The Company plans to acquire this and other 3-D seismic surveys of the Acquired Properties and to participate in future wells based on its interpretation of the data. During fiscal 1997, the Company has budgeted $4.8 million for exploration, of which $2.1 million had been spent as of December 31, 1996. For fiscal 1998, the Company has identified exploration projects totaling $17.6 million (including amounts to be spent on the Acquired Properties).

ADVANCED TECHNOLOGY. The Company seeks to improve the efficiency and reduce the risks associated with its exploration and exploitation activities using advanced technologies. These advanced technologies include 3-D seismic, CAEX techniques and horizontal drilling. The Company acquired a 3-D survey on the Cove field, conducted a 3-D survey on the Fausse Pointe field and plans to acquire three 3-D surveys on certain of the Acquired Properties. The Company believes its existing properties and the Acquired Properties will benefit from the application of advanced technologies.

TORCH RELATIONSHIP. The Company operates under an Administrative Services Agreement with Torch. Torch has a staff of 39 geologists, geophysicists, reserve engineers and landmen and 59 financial personnel and professionals. The Company believes that its relationship with Torch provides it with access to acquisition opportunities and financial and technical expertise that are generally only available to significantly larger companies. In addition, the fees payable to Torch reduce significantly on a BOE basis as the Company's asset base and production grow.

LOW COST STRUCTURE. The Company's cost structure will benefit from the Pending Acquisition and the Company believes that its larger asset and production base will allow it to maintain a low cost structure prospectively. Because general and administrative costs are spread over higher production, pro forma general and administrative costs per BOE in fiscal 1996 and the six months ended December 31, 1996 were $1.00 and $0.99, respectively, compared with $2.55 and $2.37, respectively, on a historical basis.

PENDING ACQUISITION

In March 1997, the Company agreed to purchase the Acquired Properties and an estimated $18.0 million of working capital for $188.3 million, plus the Contingent Payment. The effective date of the Pending Acquisition is July 1, 1996 and the estimated net adjusted purchase price assuming an April 9, 1997 closing date is $141.8 million plus the Contingent Payment. As of June 30, 1996, estimated net proved reserves attributable to the Acquired Properties were 39.2 MMBOE (89% developed and 59% gas) with a PV-10 Value (pre-tax) of $212.0 million.

The Company will finance the cash portion of the Pending Acquisition and related fees, estimated to aggregate $173.2 million, including the repayment of an estimated $12.0 million of existing indebtedness, with the proceeds of the Offerings (estimated to be $136.3 million) and $36.9 million of borrowings under its New Credit Facility. Torch and a subsidiary of Torchmark, the parent corporation of a Selling Stockholder, have interests in the Acquired Properties and will receive an estimated $18.0 million and $12.7 million, respectively, of the purchase price paid for the Acquired Properties. Torch and Torchmark will also receive fees payable in cash and Common Stock in connection with the Pending Acquisition aggregating an estimated $3.3 million. See "Risk
Factors -- Conflicts of Interest" and "Transactions with Related Persons." In addition, certain of the Sellers own properties the production from which qualifies for tax credits under Section 29 of the Internal Revenue Code of 1986. Torch will pay such Sellers $250,000 and will enter into agreements with Bellwether which will transfer the Section 29 tax credits to Torch.

The Company has identified for divestiture non-core properties representing approximately 10% of the estimated net proved reserves attributable to the Acquired Properties as of June 30, 1996. These properties are primarily small working interests in geographically diverse locations, with generally low production rates and cash flows, and limited potential for development. The Company expects to sell these properties during fiscal 1997 and fiscal 1998. The net proceeds from these divestitures, which will be used to repay indebtedness, is currently estimated to be $15 million, but will depend on prevailing market conditions at the time of sale.

Because Torch has an equity interest in the Sellers and Torch will receive fees and other consideration in connection with the Pending Acquisition, Bellwether's Board of Directors formed the Special Committee composed of four directors not affiliated with Torch or the Sellers to review and approve the terms of the purchase of the Acquired Properties. Bellwether retained Principal to render its opinion to the Special Committee and the Board of Directors that the Pending Acquisition was fair to Bellwether from a financial point of view. The Special Committee also retained legal counsel to represent it, and retained Ryder Scott to audit the report of estimated reserves attributable to the Acquired Properties prepared by Torch and upon which Bellwether based its offer for the Acquired Properties. On March 19, 1996, Principal gave its opinion to the Special Committee that the Pending Acquisition was fair to Bellwether from a financial point of view, and on that date the Special Committee approved the Pending Acquisition and all fees and other consideration to be paid to Torch in connection therewith.

THE CONTINGENT PAYMENT

In addition to the cash portion of the purchase price, Bellwether has agreed to pay the Sellers the Contingent Payment up to a maximum of $9.0 million, based on the prices of gas in 1997. The Contingent Payment will equal the average monthly NYMEX price for gas during 1997 minus $2.10 per MMBtu, multiplied by 13.6 million (representing 75% of the Company's estimated 1997 gas production from the Acquired Properties). For months prior to the closing date, the actual NYMEX prices will be used, and for months after closing, the NYMEX futures price will be used.

STRUCTURE OF THE PENDING ACQUISITION

The interests of the Sellers in the Acquired Properties were structured differently to satisfy the investment goals of the investors. Certain Sellers are limited partnerships which own either working interests or net profits interests that burden working interests. Several investors made loans secured by mortgages of working interests or net profits interests owned by the Sellers. In addition, certain Sellers directly acquired net profits interests burdening working interests. In general, a subsidiary of Torch owns the working interests burdened by net profits interests owned by the Sellers.

The acquisition of the Acquired Properties is structured as a merger of certain of the Sellers which are limited partnerships into a subsidiary of Bellwether and the acquisition of general and limited partnership interests in other partnerships. Each Seller (other than such partnerships) which owns net profits interests will convey such net profits interests to Bellwether's subsidiary, and the stock of each subsidiary of Torch which owns working interests burdened by the net profits interests will be sold by Torch to Bellwether. Bellwether will merge the subsidiary into Bellwether simultaneously with the closing of the Offerings and the Pending Acquisition so that a substantial portion of the Acquired Properties will be held directly by Bellwether. One of the Sellers has notified Bellwether that, because of public notice requirements applicable to such Seller, it is unable to execute the Acquisition Agreement before April 15, 1997. Bellwether will not acquire the interest of such Seller in the Acquired Properties, or the related interests in such properties owned by Torch and its affiliates at the closing. Bellwether has agreed to acquire the interests of such Seller and the related interests of Torch and its affiliates on April 15, 1997, if such Seller executes the Acquisition Agreement on or before such date. No assurances can be made that such Seller will execute the Acquisition Agreement. The net purchase price of the properties owned by such Seller and the related interests of Torch and its affiliates is less than $2.2 million, and the failure to acquire such interests is not expected to have a material effect on Bellwether.

In the purchase agreement covering the Pending Acquisition, the Sellers will make a special warranty of their title to the properties, and customary warranties as to power and authority to effect the transactions. Neither the Sellers nor Torch will make any representation or warranty with respect to environmental or operational matters with respect to the properties. Bellwether will assume all such liabilities, including those which are unknown or contingent, and including those which arise prior to the closing of the Pending Acquisitions. See "Risk Factors -- Acquisition Risks."

ACQUISITION HISTORY

Bellwether has increased its reserves, production and cash flows through a series of acquisitions since July 1, 1993. In July 1993, the Company acquired through a joint venture, for $8.5 million, an interest in the Snyder Gas Plant and the Diamond M-Sharon Ridge Gas Plant (collectively, the "Gas Plant"), the operations of which were subsequently consolidated.

In December 1993, the Company acquired by merger Associated Gas Resources, Inc. ("AGRI"), a corporation owned by an institutional investor and managed by Torch for a total cost of $7.0 million principally consisting of Common Stock. AGRI's assets included additional interests in the Gas Plant and a 300 mile gas gathering system in Union Parish, Louisiana ("Monroe Gathering System"), that serves the Monroe Gas field.

In August 1994, the Company acquired Odyssey for $9.6 million consisting of cash and Common Stock. Included among the assets of Odyssey was the Fausse Pointe field in south Louisiana. The Company has conducted a 54 square mile 3-D seismic survey and is conducting exploitation and development activities in the Fausse Pointe field. See "Principal Properties."

In February 1995, the Company completed the acquisition of Hampton for $25.9 million consisting of cash and Common Stock. Included among the assets of Hampton were the Cove field and the Fort Trinidad field.

In February 1997, the Company acquired a 25% interest in the Mud Lake field from Nuevo for a net purchase price of $2.0 million in cash. The Company plans to commence a 45 square mile 3-D seismic survey in the Mud Lake field in March 1997.

PRINCIPAL PROPERTIES

The following table sets forth certain information, as of June 30, 1996, which relates to the oil and gas properties owned by Bellwether and to the Acquired
Properties:

                                           -----------------------------------------------------------------------------
                                                                                                                   PV-10
                                           ESTIMATED NET PROVED RESERVES                                           VALUE
                                                                                 1996 NET PRODUCTION           (PRE TAX)
                                           ------------------------------   ------------------------------   -----------
                                               OIL         GAS                  OIL         GAS                      (IN
                                           (MBBLS)      (MMCF)       MBOE   (MBBLS)      (MMCF)       MBOE    THOUSANDS)
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
CURRENTLY OWNED PROPERTIES:
     Cove field, TX.....................        7       10,401      1,741        2        1,002        169    $  12,876
     Fort Trinidad field, TX............      454        3,007        955       24          152         49        5,684
     Fausse Pointe field, LA............      127        3,736        750     --         --         --            4,068
     Other..............................    1,220       16,052      3,895      308        3,945        966       25,512
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
          Total currently owned.........    1,808       33,196      7,341      334        5,099      1,184    $  48,140
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
ACQUIRED PROPERTIES:
     Waddell Ranch complex, TX..........    4,086        6,004      5,086      245          849        386    $  23,338
     Blue Creek field, AL...............     --          8,938      1,490     --          1,075        179       12,946
     High Island A-334 field,
       Gulf of Mexico...................      290        7,521      1,544       80        3,330        635       11,634
     Ship Shoal complex, Gulf of
       Mexico...........................    1,042        4,617      1,811      175          527        263       11,095
     Pt. Pedernales field, CA...........    4,846        3,236      5,385      802       --            802        9,453
     West Chalkley field, LA............       31        5,232        903       10          753        135        7,758
     Other..............................    5,755      103,509     23,007    1,478       19,477      4,725      135,768
                                           -------   ---------  ---------   -------   ---------  ---------   -----------
          Total Acquired Properties.....   16,050      139,057     39,226    2,790       26,011      7,125    $ 211,992
                                           =======   =========  =========   =======   =========  =========   ===========
               Total pro forma..........   17,858      172,253     46,567    3,124       31,110      8,309    $ 260,132
                                           =======   =========  =========   =======   =========  =========   ===========

The following is a description of the principal properties currently owned by Bellwether and the Acquired Properties:

CURRENTLY OWNED PROPERTIES

COVE FIELD. The Cove field is located in state waters nine miles offshore Texas. Bellwether operates the field and controls 2,880 acres with a 90.0% working (73.0% net revenue) interest in 5 wells (4.5 net) and a 42.1% working (34.2% net revenue) interest in a sixth well (0.4 net). The Company acquired the field in February 1995 and subsequently gained access to a 25 square mile 3-D seismic survey covering the field. Bellwether's exploitation activities have included a five well workover program and two development wells. These activities increased net production from 1.0 MMcf/d in January

1996 to 11.1 MMcf/d in February 1997. The Company has budgeted $3.3 million for development of the Cove field in fiscal 1997 and has identified projects totaling $3.8 million for 1998.

The Company expects to drill an exploration well in July 1997 on acreage which it owns to the west of the currently producing wells. The targets include gas production from formations at approximately 14,000 feet and 15,000 feet.

FORT TRINIDAD FIELD. The Fort Trinidad field is located in east Texas. Bellwether owns a 47.9% working (41.0% net revenue) interest in the Dexter Unit waterflood and a 38.7% working (32.3% net revenue) interest in the Upper Glen Rose Unit. The waterflood was initiated in December 1995 in the Dexter reservoir which had cumulative production of 6.4 MMBbls. In December 1996, net production from 13 wells (5.5 net) averaged 125 BOE/d. The operator of both units is Parten Operating Company.

The Company is currently evaluating horizontal drilling development opportunities for the Buda, Georgetown, Edwards and Glen Rose reservoirs on 19,000 acres that are held by production. Additionally, Bellwether has entered into a joint venture with Moran Resources Company to develop 2,700 acres with the drilling of three horizontal wells in the Buda reservoir. The first well was completed in January 1997 and is currently being tested at 420 Bbls/d. Bellwether owns a 30.0% working (22.5% net revenue) interest in the drilling program. The Company has budgeted $1.5 million in development capital for the Fort Trinidad field in fiscal 1997 and has identified projects totaling $5.6 million in fiscal 1998.

FAUSSE POINTE FIELD. The Fausse Pointe field is located in south Louisiana. Since its discovery in the mid 1930's, over 50 MMBbls of oil and 200 Bcf of gas have been produced from 19 producing formations ranging in depth from 1,000 feet to 14,000 feet. Bellwether acquired its undeveloped interest in the field in fiscal 1995 and operates the seismic and drilling program in the field with a 19.5% working (14.2% net revenue) interest in the 8,250-acre State Lease No. 293 and a 26.0% working interest (19.9% net revenue interest) in 5,198 acres of private leases and lease options. In 1995, the Company initiated and completed a 54 square mile 3-D seismic survey. In 1996, Bellwether drilled a south flank exploration well which was plugged due to mechanical difficulties and drilled an unsuccessful east flank exploration well and a south flank development well which was spudded in December 1996. Bellwether expects to drill a third south flank well in April 1997. The Company has budgeted $4.4 million for additional development and exploration of the field in fiscal 1997 and has identified projects totaling $2.5 million for fiscal 1998. Additional drilling prospects on the north and south flanks are also being evaluated.

ACQUIRED PROPERTIES

WADDELL RANCH COMPLEX. The Waddell Ranch complex, comprising fields located in west Texas, was discovered in the 1930s. The Acquired Properties include fee interests, net profits interests and working interests that approximate a composite 10.2% working (10.0% net revenue) interest in 76,921 gross (7,876 net) acres and 1,350 gross (138 net) wells. Production is from a number of formations from depths between 2,000 and 6,000 feet, including the upper Permian Grayburg (3,200 feet), San Andres (3,400 feet) and lower Clearfork Tubb (4,200 feet) formations. Over 400 MMBbls of oil and 1,000 Bcf of gas have been produced from over 3,000 wells since the initial discovery. Peak production rates occurred in the early 1960's but the field has experienced a resurgence of activity in the 1990's with renewed drilling, waterflood expansion and completion of a 79 square mile 3-D seismic survey. The resulting net production has increased from 1.4 MBOE/d in 1990 to 1.7 MBOE/d in December 1996. The Waddell Ranch complex is operated by Burlington Resources Oil & Gas Company, with Coastal Management Corporation acting as contract operator. The Company's estimated capital expenditures for identified exploitation and exploration projects in this complex for fiscal 1997 is $2.9 million, with identified projects totaling $2.4 million for fiscal 1998.

BLUE CREEK FIELD. The Blue Creek field is located in the Black Warrior Basin in Alabama. The Acquired Properties include a weighted average 15.2% royalty interest in 9,918 acres with 168 wells. The field was developed from 1988 through 1991 and produces coalbed methane gas from Pennsylvanian coal seams at depths of 700 feet to 2,500 feet. Average coal seam thickness is between 10 feet and 35 feet. Average net production during December 1996 was 4.5 MMcf/d. The field is operated by River Gas Corporation.

HIGH ISLAND BLOCK A-334 FIELD. The High Island Block A-334 field is located in federal waters 110 miles southeast of Galveston, Texas in 230 feet of water. The Acquired Properties include an average 25.0% working (20.8% net revenue) interest in 10,000 gross (2,500 net) acres with 16 gross (4.0 net) wells. This field is operated by Union Oil Company of California ("Unocal"). Production is from two gas reservoirs and one oil reservoir at depths ranging from 3,500 feet to

6,000 feet. Average net production during December 1996 was 1,194 BOE/d. A 3-D seismic survey has been conducted on a portion of this acreage, and the Company plans to review the survey as part of its due diligence investigation of the Pending Acquisition.

SHIP SHOAL COMPLEX. The Ship Shoal properties are located in federal waters 120 miles southwest of New Orleans in 125 feet of water. The complex comprises working interests in eight blocks which include the Ship Shoal Block 208, Block 230 and Block 239 fields. The Acquired Properties consist of working interests in the three fields ranging from 9.7% to 29.3% with a 1/6 royalty burden. The 31 wells (5.8 net) in the complex are operated by Kerr-McGee Corporation. Production is from a variety of formations ranging from 2,000 feet to 12,000 feet. The fields have produced over 128 MMBbls of oil and 649 Bcf of gas since their discovery in 1963. Average net production during December 1996 was 1.4 MBOE/d. Since 1990, Kerr-McGee has been actively redeveloping the field and has drilled 11 successful wells including four exploratory wells. A 3-D seismic survey has been conducted on this acreage, and the Company plans to purchase the survey as part of its due diligence investigation of the Pending Acquisition. The Company's estimated capital expenditures for identified exploitation and exploration projects in this complex for fiscal 1997 is $4.6 million, with identified projects totaling $6.9 million for fiscal 1998.

POINT PEDERNALES FIELD. The Acquired Properties include a 19.7% working (16.4% net revenue) interest in 9,500 gross (1,871 net) acres in federal waters offshore California. The field is located approximately 4.5 miles offshore in 242 feet of water. Production is from the Monterey Shale formation at depths of between 3,800 feet and 5,300 feet. Average net production from 14 gross (2.8 net) wells during December 1996 was 1.5 MBOE/d. The Point Pedernales field is operated by Nuevo, which owns the other 80.3% working interest. Torch acts as contract operator of this field for Nuevo. This property was purchased from Unocal and six other major oil companies in 1993 and has seen significant activity with production optimization, de-bottlenecking of facilities and the drilling of three new wells. The Company has identified capital expenditures of $3.9 million for two additional wells and a gas processing plant for this field in fiscal 1997. Pursuant to the 1993 purchase agreement, Bellwether's maximum realized oil price is capped at $9.00/Bbl for the projected life of this field.

WEST CHALKLEY FIELD. The West Chalkley field is located in south Louisiana. The Acquired Properties include a 2.3% working (1.9% net revenue) interest in 5 gross (0.1 net) wells producing from the Miogyp "B" reservoir at an average depth of 14,400 feet and operated by Exxon Company USA. A sixth well (0.1 net) is completed in the lower Miogyp at 15,400 feet and operated by Torch. The Sellers own a 9.3% working (7.1% net revenue) interest in the Torch-operated well. Average net production for the field during December 1996 was 0.3 MBOE/d. Future plans include the recompletion of the Torch-operated well to the main field pay interval.

RESERVES

The following table sets forth certain information regarding the estimated net proved oil and gas reserves of the Company, the estimated net proved reserves attributable to the Acquired Properties and the pro forma estimated net proved reserves of the Company as of June 30, 1996:

                                           ----------------------------------
                                                        ACQUIRED      COMPANY
                                           COMPANY    PROPERTIES    PRO FORMA
                                           -------    ----------    ---------
Proved developed:
     Oil (MBbls)........................    1,494         13,536      15,030
     Gas (MMcf).........................   22,698        128,242     150,940
     MBOE...............................    5,277         34,910      40,187
Proved undeveloped:
     Oil (MBbls)........................      314          2,514       2,828
     Gas (MMcf).........................   10,498         10,815      21,313
     MBOE...............................    2,064          4,316       6,380
Total Proved:
     Oil (MBbls)........................    1,808         16,050      17,858
     Gas (MMcf).........................   33,196        139,057     172,253
     MBOE...............................    7,341         39,226      46,567
PV-10 Value (pre-tax) ($000)............  $48,140      $ 211,992    $260,132

The Company's historical proved reserves were estimated by Williamson, independent petroleum reserve engineers, whose report is attached as Exhibit A, and the proved reserves attributable to the Acquired Properties were estimated by the Company and audited by Ryder Scott, whose report is attached hereto as Exhibit B. Ryder Scott reviewed properties representing 84% of the PV-10 Value (pre-tax) of the Acquired Properties.

All of the Company's oil and gas reserves are located onshore in the United States or in state or federal waters.

In general, estimates of economically recoverable oil and natural gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, assumptions concerning future oil and natural gas prices and future operating costs and the assumed effects of regulation by governmental agencies, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. Estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The Company's actual production, revenues, severance and excise taxes and development and operating expenditures with respect to its reserves will vary from such estimates, and such variances could be material. See "Risk Factors -- Estimates of Oil and Gas Reserves."

Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. See "Risk Factors -- Volatility of Oil and Gas Prices and Markets."

ACREAGE

The following table sets forth the acres of developed and undeveloped oil and gas properties in which the Company held an interest as of June 30, 1996. Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

                                           -------------------
                                             GROSS       NET
                                           -------   ---------
Developed Acreage.......................   481,446     110,513
Undeveloped Acreage.....................    63,549      56,713
                                           -------   ---------
     Total..............................   544,995     167,226
                                           =======   =========

PRODUCTIVE WELLS

The following table sets forth Bellwether's gross and net interests in productive oil and gas wells as of June 30, 1996. Productive wells are producing wells and wells capable of production.

                                           -----------------
                                           GROSS       NET
                                           -----   ---------
Oil Wells...............................    359       60.82
Gas Wells...............................    483       72.98
                                           -----   ---------
     Total..............................    842      133.80
                                           =====   =========

DRILLING ACTIVITY

The following table sets forth the results of drilling activity by the Company for the last three fiscal years.

           -------------------------------------------------------
                              EXPLORATORY WELLS
                     GROSS                         NET
           --------------------------   --------------------------
                          DRY                          DRY
           PRODUCTIVE   HOLES   TOTAL   PRODUCTIVE   HOLES   TOTAL
           ----------   -----   -----   ----------   -----   -----
1994.......     1         1        2       0.10      0.20    0.30
1995.......     3         4        7       0.27      0.65    0.92
1996.......     2         3        5       0.34      0.39    0.73

           -------------------------------------------------------
                              DEVELOPMENT WELLS
                     GROSS                         NET
           --------------------------   --------------------------
                          DRY                          DRY
           PRODUCTIVE   HOLES   TOTAL   PRODUCTIVE   HOLES   TOTAL
           ----------   -----   -----   ----------   -----   -----
1994.......     1         2        3       0.08      0.27    0.35
1995.......     1         2        3       0.30      0.18    0.48
1996.......    17         1       18       0.93      0.04    0.97

During the three years ended June 30, 1996, the Company's principal drilling activities occurred in the continental United States and offshore in Texas state waters. The Company had three gross (0.66 net) wells drilling at June 30, 1996.

GAS PLANT

The Company acquired interests in the Snyder Gas Plant and the Diamond M-Sharon Ridge Gas Plant in 1993. These plants are located in the Horseshoe Atoll reef area in the Permian Basin of West Texas. The Diamond M-Sharon Ridge Plant was subsequently dismantled and gas previously processed at the plant is currently processed at the Snyder Gas Plant. The Gas Plant is a cryogenic gas plant with
60.0 MMcf/d capacity and a carbon dioxide removal facility. The Company owns a 11.9% interest in the Gas Plant and a 35.8% interest in gas processed under contracts with the Diamond M-Sharon Ridge Gas Plant, which results in an approximate 15% interest in all gas processed by the Gas Plant. The Company also owns an interest in the 650 mile gathering system connected to the Gas Plant. The Gas Plant is operated by a subsidiary of Torch.

The Gas Plant operated at 34% of capacity in fiscal 1996. The operator of the Sacroc Unit, which currently supplies over 70% of the plant's inlet volume, has identified several areas within the Unit that have not been effectively flooded and is evaluating a large capital project to initiate carbon dioxide flooding in these areas. Two other operators in the area have disclosed plans to commence two additional carbon dioxide flood development programs. No assurance can be made, however, that any additional deposits of gas will be dedicated to the Gas Plant.

The Gas Plant generally processes gas under percent of proceeds contracts, in which the plant is entitled to a percent of the liquids extracted from the processed gas stream. In these cases the Gas Plant typically retains 60.0% to 66.7% of the extracted liquids. In some cases, the Gas Plant processes gas for a fixed fee per Mcf. In these instances the Gas Plant does not retain any of the extracted liquids.

TITLE TO PROPERTIES

Bellwether believes that the title to its oil and gas properties is good and defensible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions which, in the opinion of the Company, are not so material as to detract substantially from the use or value of such properties. The Company's properties are typically subject, in one degree or another, to one or more of the following: royalties and other burdens and obligations, express or implied, under oil and gas leases; overriding royalties and other burdens created by the Company or its predecessors in title; a variety of contractual obligations (including, in some cases, development obligations) arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles; back-ins and reversionary interests arising under purchase agreements and leasehold assignments; liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing obligations to unpaid suppliers and contractors and contractual liens under operating agreements; pooling, unitization and communitization agreements, declarations and orders; and easements, restrictions, rights-of-way and other matters that commonly affect oil and gas producing property. To the extent that such burdens and obligations affect the Company's rights to production revenues, they have been taken into account in calculating the Company's net revenue interests and in estimating the size and value of the Company's reserves. Bellwether believes that the burdens and obligations affecting the Company's properties are conventional in the industry for properties of the kind owned by the Company.

OTHER PROPERTIES

The Company's headquarters are located in Houston, Texas, in approximately 1,200 square feet of leased space.

EMPLOYEES

The Company had eight employees on January 1, 1997.

LITIGATION

The Company is a defendant in various legal proceedings and claims which arise in the ordinary course of Bellwether's business. Bellwether does not believe the ultimate resolution of such actions will have a material effect on the Company's financial position or results of operations.

COMPETITION, MARKETS AND REGULATION

COMPETITION

The oil and gas industry is highly competitive in all of its phases. Bellwether encounters competition from other oil and gas companies in all areas of the Company's operations, including the acquisition of reserves and producing properties and the marketing of oil and gas. Many of these companies possess greater financial and other resources than the Company. Competition for producing properties is affected by the amount of funds available to the Company, information about a producing property available to the Company and any standards established by the Company for the minimum projected return on investment. Because gathering systems and related facilities are the only practical method for the intermediate transportation of gas, competition for gas delivery is presented by other pipelines and gas gathering systems. Competition may also be presented by alternate fuel sources.

MARKETS

Bellwether's ability to market oil and gas from the Company's wells depends upon numerous factors beyond the Company's control, including the extent of domestic production and imports of oil and gas, the proximity of the gas production to gas pipelines, the availability of capacity in such pipelines, the demand for oil and gas by utilities and other end users, the availability of alternate fuel sources, the effects of inclement weather, state and federal regulation of oil and gas production and federal regulation of gas sold or transported in interstate commerce. No assurances can be given that Bellwether will be able to market all of the oil or gas produced by the Company or that favorable prices can be obtained for the oil and gas Bellwether produces.

In view of the many uncertainties affecting the supply of and demand for oil, gas and refined petroleum products, the Company is unable to predict future oil and gas prices and demand or the overall effect such prices and demand will have on the Company. The marketing of oil and gas by Bellwether can be affected by a number of factors which are beyond the Company's control, the exact effects of which cannot be accurately predicted. See "Risk Factors -- Volatility of Oil and Gas Prices and Markets."

During fiscal 1996, no single customer accounted for more than 10% of the Company's revenues. Bellwether does not believe that the loss of any of the Company's oil purchasers would have a material adverse effect on the Company's operations. Additionally, since substantially all of the Company's gas sales are on the spot market, the loss of one or more gas purchasers should not materially and adversely affect the Company's financial condition.

FEDERAL REGULATION

SALES OF GAS

Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated prices for all "first sales" of gas. Thus, all sales of gas by the Company may be made at market prices, subject to applicable contract provisions.

TRANSPORTATION OF GAS

The rates, terms and conditions applicable to the interstate transportation of natural gas by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act ("NGA"), as well as under section 311 of the Natural Gas Policy Act ("NGPA"). Since 1985, the FERC has implemented regulations intended to make gas transportation more accessible to gas buyers and sellers on an open-access, nondiscriminatory basis.

Most recently, in Order No. 636, ET SEQ., the FERC promulgated an extensive set of new regulations requiring all interstate pipelines to "restructure" their services. The most significant provisions of Order No. 636 (i) require that interstate pipelines provide firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service, and convert each pipeline's bundled firm city-gate sales service into unbundled firm transportation service; (ii) issue blanket certificates to pipelines to provide unbundled sales service; (iii) require that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all gas supplies, whether purchased from the pipeline or elsewhere; (iv) require that pipelines provide a new, non-discriminatory "no-notice" transportation service; (v) establish two new, generic programs for the reallocation of firm pipeline capacity; (vi) require that all pipelines offer access to their storage facilities on a firm and interruptible, open access, contract basis; (vii) provide pregranted abandonment of unbundled sales and interruptible and short-term firm transportation service and conditional pregranted abandonment of long-term transportation service; (viii) modify transportation rate design by requiring all fixed costs related to transportation to be recovered through the reservation charge under the straight fixed variable ("SFV") method. The order also recognized that the elimination of city-gate sales service and the implementation of unbundled transportation service would result in considerable costs being incurred by the pipelines. Therefore, Order No. 636 provided mechanisms for the recovery by pipelines from present, former and future customers of certain types of "transition" costs likely to occur due to these new regulations.

In subsequent orders, the FERC substantially upheld the requirements imposed by Order No. 636. Pursuant to Order No. 636, pipelines and their customers engaged in extensive negotiations in order to develop and implement new service relationships under Order No. 636. Tariffs instituting these new restructured services were placed into effect on all pipelines on or before November 1, 1993. The final form of the FERC's open-access rules, the tariff and related provisions by which Order No. 636 ET SEQ. have been implemented by the interstate pipelines and the flow-through of transition costs are subject to final administrative and judicial action. In this regard, numerous parties filed for judicial review of Order No. 636, ET SEQ., and the United States Court of Appeals for the District of Columbia Circuit recently issued its decision largely upholding the basic elements of the order. Further review of and revisions to the FERC's orders is still possible, and related appeals remain pending. The Company cannot predict the final outcome of the FERC's open-access series of orders, but the outcome of these proceedings and future action by the FERC respecting open access transportation could have an effect on the Company's operations and the costs of transporting and selling natural gas.

The FERC is currently considering several other rules intended to streamline its regulation of the industry and promote competition. One deals with pipeline rates. For decades, the principal methodology used to set interstate pipeline rates has been based on the actual cost to provide that service. In recent years regulators have concluded that sufficient competition may exist in certain markets to allow a relaxation of this historic approach. In January 1996, the FERC issued a statement of policy and request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology and set forth the criteria that the FERC will use to evaluate proposals to charge market-based rates for the transportation of natural gas. The FERC also requested comments on whether it should allow gas pipelines the flexibility to negotiate the terms and conditions of transportation service with prospective shippers. In another rulemaking, the FERC is considering how to alter its regulations to promote the fair and effective release and recontracting of pipeline capacity from one shipper to another, and whether and to what extent such transactions should be regulated where the market is demonstrably competitive. In this regard, an experimental pilot program implementing certain new procedures will be implemented in the 1996-97 winter heating season. Lastly, the FERC has issued a policy statement on how interstate pipelines can recover in rates the costs of new facilities. While the policy may affect the Company and other producer-shippers only indirectly, the policy should enhance competition in new markets and encourage the construction of gas supply laterals. As to all of these matters, the Company cannot predict what further action the FERC will take; however, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers, gatherers and marketers with which it competes.

SALES AND TRANSPORTATION OF OIL

Sales of oil and condensate can be made by the Company at market prices not subject at this time to price controls. The price that the Company receives from the sale of these products will be affected by the cost of transporting the products to market. As required by the Energy Policy Act of 1992, the FERC revised its regulations governing the transportation rates that may be charged by oil pipelines. The new rules, which were effective January 1, 1995, provide a simplified, generally applicable method of regulating such rates by use of an index for setting rate ceilings. In certain circumstances, the new rules permit oil pipelines to establish rates using traditional cost of service and other methods of ratemaking. The FERC's orders were recently affirmed on appeal. The effect that these new rules may have on moving the Company's products to market cannot yet be determined. In addition, at the same time as it issued the new rules, the FERC also issued notices of inquiry regarding market-based pricing for oil pipeline rates and the information required to be filed for ratemaking and reporting purposes. It is not possible to predict what rules, if any, the FERC will ultimately adopt as a result of these inquiry proceedings whether the pipelines used by the Company will apply for market based or other rates or the effect that any rules that are adopted or authorizations sought might have on the cost of moving the Company's products to market.

LEGISLATIVE PROPOSALS

In the past, Congress has been very active in the area of gas regulation. There are legislative proposals pending in the state legislatures of various states, which, if enacted, could significantly affect the petroleum industry. At the present time it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on the Company's operations.

FEDERAL, STATE OR INDIAN LEASES

In the event the Company conducts operations on federal, state or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management ("BLM") or Minerals Management Service or other appropriate federal or state agencies.

The Mineral Leasing Act of 1920 (the "Mineral Act") prohibits direct or indirect ownership of any interest in federal onshore oil and gas leases by a foreign citizen of a country that denies "similar or like privileges" to citizens of the United States. Such restrictions on citizens of a "non-reciprocal" country include ownership or holding or controlling stock in a corporation that holds a federal onshore oil and gas lease. If this restriction is violated, the corporation's lease can be canceled in a proceeding instituted by the United States Attorney General. Although the regulations of the BLM (which administers the Mineral Act) provide for agency designations of nonreciprocal countries, there are presently no such designations in effect. The Company owns interests in numerous federal onshore oil and gas leases. It is possible that the Common Stock will be acquired by citizens of foreign countries, which at some time in the future might be determined to be non-reciprocal under the Mineral Act.

STATE REGULATION

Most states regulate the production and sale of oil and gas, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. The rate of production may be regulated and the maximum daily production allowable from both oil and gas wells may be established on a market demand or conservation basis or both.

The Company may enter into agreements relating to the construction or operation of a pipeline system for the transportation of gas. To the extent that such gas is produced, transported and consumed wholly within one state, such operations may, in certain instances, be subject to the jurisdiction of such state's administrative authority charged with the responsibility of regulating intrastate pipelines. In such event, the rates which the Company could charge for gas, the transportation of gas, and the construction and operation of such pipeline would be subject to the rules and regulations governing such matters, if any, of such administrative authority. In addition, the administrative authority in certain states have regulatory authority over the gathering of natural gas, either as public utilities, common carriers and/or common purchasers of production. As a result of FERC Order No. 636, federal agency oversight of gathering performed by interstate pipelines has diminished in favor of increased state oversight of such facilities. Given these recent events, it is possible that state regulation over the Company's gathering activities, and respecting gatherers which provide services to the Company, may increase.

ENVIRONMENTAL REGULATION

GENERAL

The Company's activities are subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. Although no assurances can be made, the Company anticipates that, absent the occurrence of an extraordinary event such as those noted under "Risk Factors," compliance with existing federal, state and local laws, rules and regulations regulating the release of materials into the environment or otherwise relating to the protection of the environment will not have a material effect upon the capital expenditures, earnings or the competitive position of Bellwether with respect to the Company's operations. The Company cannot predict what effect additional regulation or legislation, enforcement policies issued thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations could have on its activities.

Activities of the Company with respect to gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing gas and other products, are subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of planning, designing, installing and operating such facilities. In most instances, the regulatory requirements impose water and air pollution control measures. Although Bellwether believes that compliance with environmental regulations will not have a material adverse effect on the Company, risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas production operations, and no assurance can be given that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, would result in substantial costs and liabilities to the Company.

SOLID AND HAZARDOUS WASTE

The Company currently owns or leases, and has in the past owned or leased, numerous properties that have been used for production of oil and gas for many years. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the properties owned or leased by the Company. In addition, many of these properties have been operated by third parties. The Company had no control over such parties' treatment of hydrocarbons or other solid wastes and the manner in which such substances may have been disposed or released. State and federal laws applicable to oil and gas wastes and properties have gradually become stricter over time. Under these new laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed or released by prior owners or operators) or property contamination (including groundwater contamination by prior owners or operators) or to perform remedial plugging operations to prevent future contamination.

The Company generates wastes, including hazardous wastes, that are subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has limited the disposal options for certain hazardous wastes and is considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, it is possible that certain wastes currently exempt from treatment as "hazardous wastes" generated by the Company's oil and gas operations may in the future be designated as "hazardous wastes" under RCRA or other applicable statutes, and therefore be subject to more rigorous and costly disposal requirements.

SUPERFUND

The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and any party that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of such action. In the course of the Company's operations, Bellwether has generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." The Company may also be an owner of sites on which "hazardous substances" have been released. The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. At this time, neither the Company nor its predecessors has been designated as a potentially responsible party under CERCLA with respect to any such site.

OIL POLLUTION ACT

The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in "waters of the United States." The term "waters of the United States" has been broadly defined to include inland waterbodies, including wetlands, playa lakes and intermittent streams. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits also do not apply. Few defenses exist to the liability imposed by the OPA.

The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. OPA originally required owners and operators of offshore oil and gas facilities to establish $150.0 million in financial responsibility. Congress passed legislation in September 1996 that was subsequently signed by the President and that would make two significant changes to the original OPA. First, the amount of financial responsibility that must be demonstrated for an offshore facility was reduced to $35.0 million if the facility is located seaward of the seaward boundary of a state, or $10.0 million if the facility is located landward of such boundary. A higher amount, up to a maximum of $150.0 million, may still be required if justified by the risks of a particular facility. Second, certain offshore facilities with a worst-case oil spill risk of 1,000 barrels or less are exempted altogether from the financial responsibility requirement, unless the President demonstrates a need for it with respect to a particular facilty.

The requirements under OPA may have the potential to result in the imposition of substantial additional annual costs on the Company or otherwise materially adversely affect the Company. However, the impact of the statute is not expected to be any more burdensome to the Company than it will be to other similarly or less capitalized owners or operators in the Gulf of Mexico.

AIR EMISSIONS

The operations of the Company are subject to local, state and federal laws and regulations for the control of emissions from sources of air pollution. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require the Company to cease construction or operation of certain air emission sources, although the Company believes that in the such case it would have enough permitted or permittable capacity to continue its operations without a material adverse effect on any particular producing field.

OSHA

The Company is subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA Community Right-to-Know regulations under Title III of CERCLA and similar state statutes require Bellwether to organize and/or disclose information about hazardous materials used or produced in the Company's operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table provides information with respect to the directors and executive officers of the Company.

NAME                              AGE   POSITION
-------------------------------   ---   ---------------------------------------
J.P. Bryan.....................   57    Chairman of the Board
J. Darby Sere..................   49    Director, President and Chief Executive
                                        Officer
Charles C. Green III...........   50    Director, Executive Vice President and
                                        Chief Financial Officer
Roland E. Sledge...............   51    Vice President and Secretary
Michael B. Smith...............   34    Vice President and Treasurer
C. Barton Groves...............   59    Director of the Company; President of
                                        Odyssey
Kenneth W. Welch...............   39    Vice President -- Land of Odyssey
Dr. Jack Birks.................   77    Director
Vincent H. Buckley.............   74    Director
Habib Kairouz..................   30    Director
A.K. McLanahan.................   70    Director
Michael D. Watford.............   43    Director

MR. BRYAN has been Chairman of the Board of the Company since August 31, 1987, and was Chief Executive Officer of the Company from June 30, 1994 to January 25, 1995 and from August 1987 to March 6, 1988. Since January 25, 1995, Mr. Bryan has been Chief Executive Officer of Gulf Canada Resources Limited. He has been Chairman of the Board of Nuevo since March 1990 and was Chief Executive Officer of Nuevo from March 1990 to January 1995. Mr. Bryan has also been Chairman of the Board and Chief Executive Officer of Bellwether and its predecessor since January 1, 1985. Mr. Bryan is a member of the Board of Directors of Gulf Canada Resources Limited, Nuevo and Republic Waste Industries.

MR. SERE has been Chief Executive Officer of the Company since January 25, 1995, President since March 7, 1988, and a director since March 25, 1988. Mr. Sere was Chief Executive Officer of the Company from March 7, 1988 to June 29, 1994. He was a consultant with Patrick Petroleum Company, an independent oil and gas company, from September 1987 to February 1988 and was a co-founder, President, Chief Executive Officer and a director of Bayou Resources, Inc., an independent oil and gas exploration and development company, from January 1982 until its acquisition by Patrick Petroleum Company in August 1987. Mr. Sere served in various positions with Howell Corporation and Howell Petroleum Corporation, an independent oil and gas company, from 1977 to 1981, the last of which was Executive Vice President.

MR. GREEN has been Executive Vice President and Chief Financial Officer of the Company since January 1, 1997, a director since February 24, 1997 and an officer of the Company since December 31, 1992. He was an officer of Torch from December 1992 through December 1996, serving as Vice Chairman and Chief Investment Officer of Torch from May 1995 to December 1996, and as President and Chief Operating Officer for 18 months prior thereto. For over ten years prior to joining Torch, Mr. Green was President and Chief Operating Officer of Treptow Development Company, a real estate development company. Previously, at J. P. Morgan Investment Management, he was Vice President and Senior Portfolio Manager and Head of International Fixed Income in London (1974-1982) and, in New York, was Assistant Vice President in the Investment Department (1973-1974) and Investment Research Officer and Energy Analyst (1969-1973). He has been a director of Teletouch Communications, Inc. since May 1995. Mr. Green is a Chartered Financial Analyst.

MR. SLEDGE, Vice President and Secretary of the Company since September 1, 1987, is Managing Director, Secretary and General Counsel of Torch and has been an officer with Torch and its predecessor since July 1983. He was an attorney with the law firm of Watt, White & Craig, Houston, Texas from 1980 to 1983.

MR. SMITH has been Vice President and Treasurer of the Company since January 1, 1997 and was Vice President and Chief Financial Officer of the Company from September 1995 through December 1996. Mr. Smith joined Torch in April 1995 as Vice President of Acquisitions and Financial Analysis and in September 1995 became Torch's Chief Financial Officer. Prior to joining Torch, Mr. Smith held various positions in finance with ARCO beginning August 1989, the last of which was Financial Advisor in the Corporate Treasury department.

MR. GROVES has been President of Odyssey and a director of the Company since August 26, 1994. He was President of the managing general partner of Odyssey Partners, the predecessor in interest of Odyssey, from 1986 to August 1994. Between 1973 and 1986, Mr. Groves held various positions with Diamond Shamrock Corporation, including President of its Diamond Shamrock Exploration Company subsidiary.

MR. WELCH has been Vice President -- Land of Odyssey since August 26, 1994. From 1987 to August 1994, Mr. Welch was Land Manager of the Odyssey Partnership. Between 1979 and 1987, Mr. Welch held Area Landman and Senior Landman positions with Enserch Exploration, Inc., Penn Resources, Inc., and Moore McCormack Energy, Inc.

DR. BIRKS has been a Director of the Company since 1988. He is Chairman of the Board of Midland & Scottish Resources Plc. He is life president of British Maritime Technology Limited. Dr. Birks served as Chairman of the Board of North American Gas Investment Trust Plc. from 1989 until his retirement in 1995; as Chairman of the Board of British Maritime Technology Limited from 1985 to 1995; as Chairman of the Board of Charterhouse Petroleum Plc from 1982 to 1986; as Chairman of the Board of London American Energy Inc. from 1982 to 1988; as Vice Chairman of the Board of Petrofina (UK) Limited from 1986 to 1989; and as a director of George Wimpey Plc, a construction company, from 1982 to May 1990.

MR. BUCKLEY has been a Director of the Company since 1987. He has been Of Counsel to the law firm of Liddell, Sapp, Zivley, Hill & LaBoon since January 1989. He serves as a Director of Enron Cactus III Corporation, Houston, Texas, an oil and gas company, and as a Director on the Houston Medical Area Advisory Board of Texas Commerce Bank National Association. Mr. Buckley was President and Chief Executive Officer of Cockburn Oil Corporation from August 1984 until September 1, 1988, and was Vice President of Apache Corporation, an oil and gas company, Denver, Colorado, from October 1982 to August 1984.

MR. KAIROUZ has been a director of the Company since August 26, 1994. Since December 1993 he has been employed by Rho Management Company, Inc., an investment advisory firm which serves as advisor to the principal investor of Alpine Investment Partners. Prior to that, Mr. Kairouz was employed for five years in investment banking at the firms of Jesup & Lamont Securities, Inc. and more recently, Reich & Co., Inc. Under the agreement pursuant to which the Company acquired Odyssey, certain former owners ("Owners") of the Odyssey Partnership acquired the right to designate one representative to the Company's board of directors. Pursuant to such agreement, until the earlier to occur of the five-year anniversary of the closing of such acquisition or the date such Owners no longer own at least 5% of the outstanding Common Stock, the Company is obligated to nominate and recommend to the Company's Stockholders one representative of the Owners. Mr. Kairouz is the person so designated by the Owners.

MR. MCLANAHAN has been a director of the Company since November 6, 1987. He has been a First Vice President of PaineWebber Incorporated since January, 1995. He was a Vice President of Kidder Peabody & Co., Inc., an investment banking firm from April 1985 until its sale to PaineWebber Incorporated in 1995. From April 1982 to April 1985 he served as a Senior Vice President and Branch Office Manager of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm.

MR. WATFORD has been a Director of the Company since March 1994. He has been Chief Executive Officer of Nuevo since January 1995 and President, Chief Operating Officer, and a member of the Board of Directors of Nuevo since February 1994. He was President of Torch Energy Marketing, Inc., a subsidiary of Torch, from 1990 until April 1995 and was Director of Natural Gas Marketing for Meridian Oil, Inc. from 1985 until 1990. Mr. Watford was employed by Superior Oil Company from 1981 until 1985 and Shell Oil Company from 1975 until 1981.

COMPENSATION OF DIRECTORS

Directors of the Company who are neither officers nor employees of the Company or Torch received $2,000 for the first quarter meeting of the Board of Directors and $3,000 per meeting thereafter during the fiscal year ended June 30, 1996, and were reimbursed for reasonable expenses incurred in attending such meetings. Directors who are officers or employees of the Company or Torch did not receive any additional compensation for services as members of the Board of Directors. The Company paid a total of $39,000 in director fees for the fiscal year ended June 30, 1996. Each non-employee board member also received an annual grant of 2,000 options under the 1994 Stock Incentive Plan and receives an annual grant of 4,000 options under the 1996 Stock Incentive Plan ("1996 Plan") following each annual meeting commencing in 1997.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the past three years cash compensation and certain other components of the compensation of J. Darby Sere, the Company's President and Chief Executive Officer, C. Barton Groves, President of Odyssey and Kenneth W. Welch, Vice President -- Land of Odyssey, who were the only officers of the Company in fiscal 1996 whose total salary and bonus exceeded $100,000. All other executive officers of the Company were also officers or employees of Torch during fiscal 1996 and provided services to the Company (including holding executive officer positions with Company) pursuant to the Administrative Services Agreement between the Company and Torch. Executive officers who perform services for the Company under the Administrative Services Agreement received no compensation from the Company other than the grant of stock options under the 1994 Stock Incentive Plan ("1994 Plan") and were all compensated primarily by Torch.

                                       -------------------------------------------------------------------------------------------
                                                                                                LONG TERM COMPENSATION
                                                     ANNUAL COMPENSATION            ----------------------------------------------
                                              ---------------------------------
                                                                          OTHER            AWARDS                              ALL
                                                                         ANNUAL     RESTRICTED     NUMBER     PAYOUTS        OTHER
                                                                      COMPENSA-          STOCK         OF        LTIP    COMPENSA-
NAME AND PRINCIPAL POSITION            YEAR      SALARY      BONUS      TION(1)       AWARD(S)    OPTIONS     PAYOUTS      TION(2)
-------------------------------------  ----   ---------  ---------    ---------     ----------    -------     -------    ---------
J. Darby Sere .......................  1996   $ 171,000  $  50,000(3)   $  --           --             --(4)   $  --     $   8,752
  President and Chief                  1995     158,000         --         --           --         25,000         --         8,450
  Executive Officer                    1994     147,000     16,500         --           --        234,450         --         7,561
C. Barton Groves ....................  1996     154,000     30,000(3)      --           --             --(4)      --        30,500
  President of Odyssey                 1995     125,000         --         --           --        165,000         --        21,013
                                       1994          --         --         --           --             --         --            --
Kenneth W. Welch ....................  1996      98,000     15,000(3)      --           --             --(4)      --        10,750
  Vice President --                    1995      80,486         --         --           --         82,500         --         7,899
  Land of Odyssey                      1994          --         --         --           --             --         --            --

-----------------------------
(1) These amounts do not include the value of the benefit to Mr. Sere of the use of a Company-owned automobile used primarily for commuting to the Company; the expense of a $7,110 per month disability insurance policy under which Mr. Sere is the insured, the premiums of which are paid by the Company; and the expenses of Mr. Sere's membership in certain professional and athletic clubs. While some personal benefit may be derived from the foregoing, the expenses are considered by the Company to be ordinary, necessary and reasonable to its business and such expenses did not exceed 10% of Mr. Sere's salary in fiscal 1996.

(2) Represents premiums paid on a $500,000 term life insurance policy for Mr. Sere and an annual payment pursuant to a Simplified Employee Pension Plan for Mr. Sere, Mr. Groves and Mr. Welch. Also includes $17,000 per year for personal benefit plans paid to Mr. Groves in lieu of certain Company benefits and amounts paid for a car allowance for Mr. Groves and Mr. Welch.

(3) Represents the bonuses paid during fiscal 1996 based upon performance in fiscal 1995. On October 1, 1996, Messrs. Sere, Groves and Welch were granted bonuses of $70,000, $32,500 and $17,500, respectively, in recognition of their performance during fiscal 1996.

(4) Represents the number of options granted during fiscal 1996 based upon performance in fiscal 1995. On September 16, 1996, Messrs. Sere, Groves and Welch were granted, subject to stockholder approval of the 1996 Plan, options to purchase 55,000, 15,000 and 7,500 shares of Common Stock, respectively, in recognition of their performance during fiscal 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

No option or stock appreciation rights grants were made in fiscal year 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information concerning the exercise in fiscal 1996 of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at June 30, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the June 30, 1996 price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised, "in-the-money" stock options reflected in this table will be realized.

                                        ------------------------------------------------------------------------------------------
                                             NUMBER OF                                                    VALUE OF UNEXERCISED
                                                SHARES                   NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                              ACQUIRED        VALUE     OPTIONS AT JUNE 30, 1996            JUNE 30, 1996(1)
NAME                                       ON EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   --------------   ----------   -----------    -------------    -----------    -------------
J. Darby Sere........................         --             --          236,560         22,890        $ 154,255        $25,751
C. Barton Groves.....................         --             --          165,000         --            $  60,000         --
Kenneth W. Welch.....................         --             --           82,500         --            $  30,000         --

-----------------------------
(1) Based upon $6.00, the closing price of Common Stock on June 30, 1996.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

At this time, the Company does not have a long-term incentive plan for its employees, other than the 1988 Non-Qualified Stock Option Plan, the 1994 Stock Incentive Plan and the 1996 Stock Incentive Plan.

1988 PLAN

In 1988, the Board of Directors adopted and the stockholders approved the 1988 Non-Qualified Stock Option Plan ("1988 Plan"). The Company has reserved
131,325 shares of common stock under the 1988 Plan and no further options will be granted under the plan. Options under the 1988 Plan may be granted by the Compensation Committee to any director, executive officer or key employee of the Company. The exercise price of an option is 100% of the fair market value on the date of the grant. Options granted under the 1988 Plan may be exercised at any time for up to 10 years from the date of grant but prior to termination of the 1988 Plan on March 25, 1998, or such shorter time as the Compensation Committee determines.

1994 PLAN

In 1994, the Board of Directors adopted and the stockholders approved the 1994 Plan. The Company has reserved 825,000 shares of Common Stock under the 1994 Plan. The Company has issued options to purchase an aggregate of 825,000 shares under the 1994 Plan.

The 1994 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards are granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan. The option price per share of Common Stock deliverable upon the exercise of a Stock Option shall be 100% of the fair market value of a share of Common Stock on the date the Stock Option is granted.

Directors, officers and key employees of the Company and officers and key employees of Torch who render services for the Company under the Administrative Services Agreement are eligible to receive stock options or performance shares under the 1994 Plan.

1996 PLAN

In 1996, the Board of Directors adopted and the stockholders approved the 1996 Plan. Individual awards under the 1996 Plan may take the form of one or more of
(i) incentive stock options; (ii) non-qualified stock options; or (iii) performance shares.

The 1996 Plan is administered by a plan administrator which may be any of (i) the Board of Directors of the Company; (ii) any duly constituted committee of the Board of Directors consisting of at least two non-employee directors; or
(iii) any
other duly constituted committee of the Board of Directors. The plan administrator will select the officers, key employees and consultants who will receive awards and the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards may not exceed 500,000 shares of Common Stock tendered as payment for shares issued upon exercise of an option or which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

The option price of any incentive stock option shall be 100% of the fair market value of a share of Common Stock on the date the incentive option is granted. Any incentive option must be exercised within ten years of the date of grant. Unless otherwise determined by the plan administrator, the option price of any non-qualified stock option shall be 100% of the fair market value of a share of Common Stock on the date the option is granted. Vesting of stock options and performance shares, and the term of any non-qualified stock option or performance share award is determined by the plan administrator.

The 1996 Plan provides that each director that is not an employee of the Company shall, on the date on which he or she is initially elected or appointed a director of the Company, be granted a stock option to purchase 4,000 shares of Common Stock for the fair market price on the date of grant and for a term of ten years. After each subsequent annual meeting of stockholders at which such person continues to serve as a director, he or she will automatically be granted a stock option to purchase 4,000 additional shares of Common Stock for the fair market price on the date of such grant and for a term of ten years.

In the event of a termination of employment, outstanding options and performance shares may be subject to forfeiture and/or time limitations. Stock options and performance shares are evidenced by written agreements, the terms and provisions of which may differ. No stock option is transferable other than by will or by the laws of descent or distribution.

The 1996 Plan may be amended by the Board of Directors without the consent of the stockholders except that any amendment, though effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. In addition, no amendment can impair the rights of a holder of an outstanding award under the Plan without such holder's consent.

                        TRANSACTIONS WITH RELATED PERSONS

RELATIONSHIP WITH TORCH AND AFFILIATES

ADMINISTRATIVE SERVICES AGREEMENT

The Company has been party to an Administrative Services Agreement with Torch since 1987. Torch, headquartered in Houston, Texas, is primarily engaged in the business of providing outsourcing services for clients in the energy industry with respect to the acquisition and divestiture, exploration, development, exploitation and operation of oil and gas properties, including management advisory services, legal, financial and accounting services, and the marketing of oil and gas. In addition, Torch provides energy industry investment management and advisory services for public companies and private investors. The Administrative Services Agreement is subject to termination by Bellwether upon one-year prior notice. This agreement has an initial term expiring on December 31, 1999, and may not be terminated by Torch prior to such date.

The Administrative Services Agreement requires Torch to administer certain activities of the Company for a monthly fee. These administrative services include providing the Company with office space, equipment and supplies, accounting, legal, financial, geological, engineering, technical and insurance professionals retained by the Company, maintaining the books and records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and advice to the Company's business. The Company presently intends to continue to operate under the Administrative Services Agreement.

The monthly fee payable to Torch is equal to (i) one-twelfth of 2% of the book value of the Company's assets, excluding cash and cash equivalents, plus (ii) 2% of operating cash flows during such month less 20% of overhead on Torch operated properties. The fees paid for fiscal 1994, 1995 and 1996 were $600,000, $1.2 million and $1.5 million, respectively. On a pro forma basis, the amount payable under the Administrative Services Agreement for administrative services would have been $6.1 million and $2.4 million in fiscal 1996 and the six months ending December 31, 1996, respectively. The Company believes that the terms and fees under the Administrative Services Agreement are comparable with those that could be negotiated with a third party in an arm's length transaction and are fair to the Company.

Under the Administrative Services Agreement, the monthly fee for administrative services does not apply to extraordinary investing and financing services that Torch may agree to provide to the Company upon the Company's request. For such investing and financing services the Company pays Torch a fee based on the Torch employees providing such services on an hourly basis, certain overhead expenses with respect to such employees and any related expenses. The Company has not paid any fees for these services in the last three fiscal years.

The Company has agreed to indemnify Torch and its affiliates for liabilities incurred by Torch or its affiliates for actions taken under the Administrative Services Agreement, other than acts of fraud, willful misconduct or gross negligence of Torch or its affiliates or any of their employees.

In the course of its business, Torch generates potential investments in oil and gas properties, processing plants, gathering systems and pipelines, and other oil and gas assets (collectively "Investments"). Torch also provides services to Nuevo. Under the Administrative Services Agreement and the agreement with Nuevo, Torch is required to offer to the Company and Nuevo all Investments that are within the scope of the Company's or Nuevo's business.

The business and acquisition strategy of the Company and Nuevo may overlap regarding certain Investments. The Company, Nuevo and Torch have adopted a policy regarding the rights as between Nuevo and the Company to Investments generated by Torch that Torch is required to offer to the Company and Nuevo. If an Investment is located in the Company's Area of Exclusive Interest (as hereinafter defined), the Investment will be offered first to the Company. If an Investment is located in Nuevo's Area of Exclusive Interest, the Investment will be offered first to Nuevo. Investments located outside of or in both the Areas of Exclusive Interest will be offered by Torch to both the Company and Nuevo. Unless the Company and Nuevo agree otherwise, the Company will be entitled to acquire a 20% interest in the assets representing the Investment, and Nuevo will be entitled to acquire the remaining 80%. With respect to assets that form part of an Investment which is not capable of division, Torch will allocate such assets between Nuevo and the Company in a manner deemed fair and reasonable by Torch, whose decision shall be final and binding.

The Company's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which the Company owns proved reserves with a discounted present value of future net cash flows of $500,000 or more, and (ii) for Investments that are not an oil and gas property, any area in which the Company owns a non-oil and gas property investment with a book value of over $100,000. Nuevo's Area of Exclusive Interest is defined as (i) for Investments in an oil and gas property, any geographic area which produces from the same formation as the proposed Investment and in which Nuevo owns proved reserves with a discounted present value of future net cash flows of $5 million or more, and (ii) for Investments that are not an oil and gas property, any area in which Nuevo owns a non-oil and gas property investment with a book value of over $1 million.

The Company will continue to generate its own Investments in the future, and neither Torch nor Nuevo will have any right to participate in such Investments. Decisions to accept an Investment generated by Torch are made by the Company's management and Board of Directors, some of whom are members of Torch's executive management. The Compensation Committee of the Board of Directors, which is composed of persons who are not employees of Torch or the Company, meets quarterly to review Torch's performance under the Administrative Services Agreement.

Torch also invests in oil and gas assets for its own account and may do so in the future. In accordance with the Administrative Services Agreement, Torch may not acquire an Investment within the scope of the Company's business and acquisition strategy without first offering such Investment to the Company pursuant to the criteria set forth above.

The organizational agreements of the Sellers also contained provisions which required Torch to offer to the Sellers Investments meeting the criteria set forth in such agreements. Although these requirements will terminate as a result of the Pending Acquisitions, it is possible that Torch will form similar investment vehicles in the future. In such event, all Investments meeting the criteria of such investment vehicles would be offered first to any such Sellers formed in the future. Bellwether has reviewed the investment criteria for the Sellers and does not believe that such criteria would be competitive with the Company's business and acquisition strategy in the future. No assurances can be made, however, that the investment criteria of future investment vehicles formed by Torch will not compete with the Company's acquisition strategy or that such investment vehicles will not acquire Investments that the Company would otherwise propose to acquire.

OTHER RELATIONSHIPS WITH TORCH

Torch markets a portion of the oil and natural gas production for certain properties in which the Company owns an interest. For fiscal 1994, 1995, and 1996, marketing fees paid by the Company to Torch amounted to $3,000, $12,000, and $114,000, respectively.

Torch began operating the Gas Plant in December 1993 pursuant to an operating agreement with the Company and other interest owners in the Gas Plant. The amount paid to Torch in connection with such operations during the seven months ended June 30, 1994 and fiscal 1995 and 1996, were $38,000, $71,000 and $83,000, respectively.

Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's overhead charged for these activities for the years ended June 30, 1994, 1995 and 1996 was $45,000, $164,000 and $367,000, respectively.

Costs of the evaluation of potential property acquisitions and due diligence conducted in conjunction with acquisitions are incurred by Torch at the Company's request. The Company was charged $193,000 and $74,000 for such costs in 1995 and 1996, respectively.

Certain officers and directors of the Company are also officers or employees of Torch. On September 30, 1996, Torch Acquisition Company ("TAC"), a company formed by executive management of Torch, acquired all of the outstanding shares of capital stock of Torch from United Investors Management Company ("United"), a subsidiary of Torchmark Corporation. J.P. Bryan, Chairman of the Board of the Company, is also Chairman of the Board of TAC and owns options to purchase approximately 24% of the outstanding shares of common stock of TAC on a fully diluted basis for a nominal price. Roland E. Sledge and Michael B. Smith, who are officers of Torch and the Company, own 5.5% and 4.5% of the common stock of Torch on a fully diluted basis, and Charles C. Green III, Executive Vice President and Chief Financial Officer, holds options to purchase 2.1% of the common stock of Torch on a fully diluted basis.

CERTAIN ACQUISITIONS

A joint venture 90% owned by the Company (the "Company Venture") acquired 7.6% and 23.3% interests in the Snyder Plant and the Diamond M-Sharon Ridge Gas Plant, respectively, in July 1993. The interests were acquired for $8.5 million. In a simultaneous transaction, a joint venture 90% owned by Torch (the "Torch Venture") acquired 4.1% and 12.5% interests in the Snyder Plant and Diamond M-Sharon Ridge Gas Plant, respectively, for $4.6 million. The other partner in the Company Venture is not affiliated with the Company or Torch.

In December 1993, Torch sold its interests in the Torch Venture to AGRI for a promissory note in the amount of $4.6 million, which bore interest at 7.0% per annum. In December 1993, the Company acquired AGRI by merger. In March 1994, the Company repaid the $4.6 million note to Torch with borrowings under an existing credit facility.

Under the terms of the Administrative Services Agreement in effect at that time, Torch became entitled to consideration equal to 2.5% of the consideration paid by the Company to the shareholders of AGRI in such acquisition. In lieu of this fee, the Company issued Torch a warrant to purchase 187,500 shares of Common Stock for $6.40 per share. The warrant is exercisable at any time prior to December 31, 1998. In connection with the sale of the capital stock of Torch to TAC, Torch transferred the warrant to United. See "Principal and Selling Stockholders."

Prior to its acquisition by the Company, AGRI was managed by Torch. During the fiscal 1994, AGRI paid Torch management fees of $300,000.

In connection with the merger of AGRI into the Company, AGRI issued 650,000, 150,000, 150,000 and 50,000 shares of its common stock to Torch, J. P. Bryan, Michael D. Watford and an employee of Torch, respectively. In connection with the Company's acquisition of AGRI, the shares owned by Torch, Mr. Bryan, Mr. Watford and the employee were converted into 54,151, 12,497 and 12,497 shares of Common Stock, and $25,000, respectively.

PURCHASES FROM NUEVO

During the year ended June 30, 1994, the Company acquired interests in certain exploratory prospects from Nuevo for an aggregate cost of $143,000. In February 1997, the Company acquired a 25.0% working interest in the Mud Lake field from Nuevo for a net purchase price of $2.0 million.

MINING VENTURES

During fiscal year 1992, the Company acquired an average 24.4% interest in three mining ventures (the "Mining Ventures") from an unaffiliated person for $128,500. At the time of such acquisition, Mr. Bryan, his brother and Robert L. Gerry, a director and executive officer of Nuevo (the "Affiliated Group"), owned an average 21.5% interest in the Mining Ventures. The Company's interest in the Mining Ventures increased as it paid costs of the venture. As of June 30, 1996, the Company had invested $324,000 in the Mining Ventures.

3DX

3DX Technologies, Inc. ("3DX") is a participant in the 3-D seismic projects in the Fausse Pointe and Cove fields. Nuevo owns a 27% interest in a partnership that owns a 4.9% interest in 3DX.

HAMPTON ACQUISITION

In connection with the purchase of 7,500 shares of Hampton Preferred Stock from
R. Chaney & Partners - 1993, L.P. (the "Chaney Partnership"), the Company agreed to indemnify and hold harmless the Chaney Partnership and its affiliates from any expenses to which they may become subject, to the extent arising out of the Company's purchase of such shares of Hampton Preferred Stock. One of the limited partners in the Chaney Partnership is Nuevo. In addition, the Company agreed to reimburse the Chaney Partnership for legal fees (not to exceed $2,000) incurred by it in connection with the sale of such shares of Hampton Preferred Stock.

ODYSSEY MERGER

In connection with the acquisition of Odyssey, the former owners of Odyssey assigned approximately 5.0% of the consideration to the then current management of Odyssey, all of whom became employees of the Company following the acquisition. Pursuant to this agreement, a corporation owned by C. Barton Groves received 20,625 shares of Common Stock and $123,750 and Kenneth W. Welch received 10,312 shares of Common Stock and $61,875. The former owners of

Odyssey also formed a new partnership ("New Odyssey") and transferred to it interests in certain prospects formerly owned by Odyssey. Messrs. Groves and Welch received a 2.2% and 1.1% interest, respectively, in New Odyssey. Certain subsidiaries of Torchmark which own Common Stock have agreed with Odyssey's former owners that if the Torchmark subsidiaries sell Common Stock in certain transactions, such subsidiaries will arrange for the sale of the Common Stock held by the former owners of Odyssey on the same basis as the Torchmark subsidiaries'shares are sold. Additionally, former owners of Odyssey have been granted registration rights with respect to such shares.

PENDING ACQUISITION

The Sellers were formed by Torch between 1987 and 1994. The investors in the Sellers are insurance companies, pension plans, charitable foundations and other institutional investors. Although the Sellers were structured differently to satisfy the regulatory constraints and investment objectives of each investor, such programs generally provided that Torch would invest 1% of all capital and would receive 2% of revenues until "payout" (generally defined as the return of the investors' capital contributions). After payout, Torch would receive a larger interest, generally approximately 11%. In addition, Torch's interest in the distributions made by the Sellers would increase if the investors received a return of their capital plus a specified rate of return. Some of the agreements forming the Sellers also required Torch to invest 10% of the amount invested by the investors. As a result of the Pending Acquisition, substantially all of the Sellers will achieve payout. In exchange for its interests in the Sellers, Torch will receive an estimated $18.0 million in connection with the Pending Acquisition.

Prior to September 30, 1996, Torch was an indirect wholly owned subsidiary of Torchmark. Torchmark continues to own a $25.5 million subordinated note issued by Torch and warrants to purchase approximately 10% of the common stock of Torch on a fully diluted basis. Torchmark also has a representative on Torch's board of directors and certain other ongoing relationships with Torch. Wholly owned subsidiaries of Torchmark invested on the same basis as other investors in certain of the Sellers. In exchange for their interests in these Sellers, these wholly owned subsidiaries of Torchmark will receive approximately $12.7 million in connection with the Pending Acquisitions.

Torch will receive 150,000 shares of Common Stock and warrants to purchase 100,000 shares of Common Stock at a per share exercise price of 120% above the price to the public in the Common Stock Offering as a fee for advising Bellwether in connection with the Pending Acquisition. The warrants expire five years following the closing of the Offerings.

Torchmark owns the working interests in certain of the Acquired Properties which are net profits interests. Production from these properties is eligible for tax credits under Section 29 of the Internal Revenue Code. Following the Pending Acquisition, Torchmark will be obligated to pay to Bellwether $0.50 per each $1.00 of tax credits received by Torchmark with respect to these properties. During fiscal 1995 and 1996, total payments by Torchmark with respect to these properties were $439,000 and $1.1 million, respectively.

In 1994, pursuant to the organizational agreements of the Sellers, certain investors in the Sellers instituted an audit relating principally to fees and other amounts previously paid to Torch for oil and gas marketing activities and sales of non-strategic properties. Based on its own internal audit, Torch determined that it had not fully complied with certain provisions of the organizational agreements relating to oil and gas marketing activities. In July 1996, Torch and Torchmark offered to settle the matters addressed in the audits, including the marketing issues, but final settlement was deferred until the proposed sale of the Sellers' properties could be pursued further. In connection with the acquisition of Torch by certain of its executive officers in September 1996, Torchmark agreed to pay all amounts incurred in settlement of the audit issues. In connection with the Pending Acquisition, Torchmark and Torch will settle all such matters with the investors in the Sellers on the terms proposed in July 1996. Pursuant to its agreement with Torch, Torchmark will make a cash payment of $9.7 million on behalf of Torch to such investors in order to settle such matters. Torchmark, Torch, such investors and their agents and affiliates will release each other from any liability arising out of or related to, among other things, such matters. In connection with such settlement, Bellwether will pay Torchmark $1.5 million and (as successor to the Sellers as a result of the Pending Acquisition) also will be released by the investors in the Sellers from any liabilities relating to such matters. TORCH HAS ADVISED BELLWETHER THAT AN INVESTOR IN ONE OF THE SELLERS ADVISED TORCH THAT THE SEC'S STAFF REQUESTED INFORMATION (INCLUDING THE AUDIT) REGARDING THE INVESTOR'S INVESTMENTS WITH TORCH, AND THAT THE INVESTOR SUPPLIED SUCH INFORMATION. TORCH HAS FURTHER ADVISED BELLWETHER THAT THE SEC'S STAFF HAS NOT CONTACTED TORCH REGARDING SUCH MATTERS.

NEGOTIATION OF THE PENDING ACQUISITION; CONFLICTS OF INTEREST

Bellwether is entering into the Pending Acquisition because it believes that the Pending Acquisition provides the opportunity to significantly increase reserves and cash flow at an attractive price while providing opportunities for future reserve growth through exploitation and exploration activities. Torch and Bellwether have a common director and certain common officers. Certain members of the Board of Directors and management of Bellwether were therefore subject to conflicts of interest in connection with negotiating and approving the terms of the Pending Acquisition and the fees to be received by Torch in connection with the Pending Acquisition. In addition, under the Administrative Services Agreement, Bellwether relies on Torch to perform title, operational and other due diligence reviews of acquisition prospects, and Bellwether does not have personnel to independently perform all of these functions in connection with the acquisition of the Acquired Properties. Bellwether therefore relied on Torch to perform certain of these functions in connection with the Pending Acquisition.

In order to resolve the conflicts of interest, Bellwether formed the Special Committee of its Board of Directors, which is composed of directors who are not affiliated with Torch, to consider and approve the terms of the Pending Acquisition and the fees paid to Torch. The Special Committee retained legal counsel to advise it in connection with its duties, and retained Ryder Scott to audit the reserve estimates prepared by Torch on behalf of the Company in connection with the determination of the purchase price for the Acquired Properties. In addition, the Special Committee retained Principal to advise it in connection with the terms of the acquisition of the Acquired Properties. Principal is also an underwriter in the Common Stock Offering. Principal issued its opinion to the Special Committee as to the fairness of the Pending Acquisition from a financial point of view. The Special Committee approved the terms of the agreement for the Pending Acquisition and the terms and amount of all consideration paid to Torch in connection with the Pending Acquisition. See "Risk Factors -- Conflicts of Interest."

In addition, the Sellers retained independent legal counsel and an independent investment advisor to review the terms of the Pending Acquisition. The Sellers also formed a committee ("Steering Committee") composed of employees of five of the institutional investors in the Sellers to coordinate the negotiation and execution of the agreements for the Pending Acquisition.

The terms of the Pending Acquisition were negotiated among Bellwether (including the Special Committee of its Board of Directors), the Sellers (primarily through the Steering Committee), and Torch. Although Bellwether believes that the terms of the Pending Acquisition represent the results of arm's length bargaining, no assurances can be given that the terms of the Pending Acquisition are the same as those that would have been negotiated among unrelated parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of February 28, 1997, the name, address, and number of shares of Common Stock owned beneficially by (i) all persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group. The information set forth in the following table is based on public filings made with the SEC as of January 31, 1997 and certain information supplied to the Company by the persons listed below. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

                                                              ----------------------------------------------------------------------


                                                              SHARES OWNED                  SHARES SOLD         SHARES OWNED
                                                              BEFORE OFFERINGS              IN COMMON           AFTER OFFERINGS
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER                %      STOCK OFFERING      NUMBER           %
------------------------------------------------------        ----------          -------   ------------       ----------       ---
Allstate Insurance Company ...........................        1,340,584             14.6         --             1,340,584       9.8
  3075 Sanders Road, Suite G5B
  Northbrook, Illinois 60062
Torchmark Corporation ................................          750,196(a)           8.2      285,000(b)          402,696       2.9
United Investors Management Company
  2001 Third Avenue South
  Birmingham, Alabama 35233
Rho Management Partners L. P. c/o Rho
  Management Company, Inc. ...........................          729,832(c)           8.0         --               729,832       5.3
  767 Fifth Avenue
  New York, New York 10153
Weiss, Peck & Greer ..................................          515,200              5.6         --               515,200       3.8
  1 New York Plaza
  New York, New York 10004
PPM America Inc. .....................................          506,568              5.5      190,000(b)          316,568       2.3
  No. 1 Waterhouse Square
  Holborn Bars
  London EC1N2ST U.K .................................
J.P. Bryan ...........................................          147,372(d)           1.6         --               147,372       1.1
J. Darby Sere ........................................          317,950(e)           3.4         --               317,950       2.3
Charles C. Green III .................................          150,000(f)           1.6         --               150,000       1.1
A.K. McLanahan .......................................           17,750(g)            *          --                17,750        *
Vincent H. Buckley ...................................           13,000(g)            *          --                13,000        *
Dr. Jack Birks .......................................           13,000(g)            *          --                13,000        *
Michael D. Watford ...................................           66,497(h)            *          --                66,497        *
C. Barton Groves .....................................          191,625(i)           2.1         --               191,625       1.4
Kenneth W. Welch .....................................          100,312(j)           1.1         --               100,312        *
Habib Kairouz ........................................           10,000(k)            *          --                10,000        *
All officers and directors
  as a group (12 persons) ............................        1,047,506(l)          10.4         --             1,047,506       7.1

-----------------------------
 *   Under 1%

(a) All of the 750,196 shares indicated as beneficially owned by Torchmark are owned by United, a wholly owned subsidiary of Torchmark. Of those shares, 187,500 shares are issuable pursuant to a warrant owned by United. In connection with the Common Stock Offering, Bellwether and Torchmark have agreed that Torchmark will use 62,500 shares issuable upon exercise of the warrant to pay a portion of the exercise price of the warrant, such shares to be valued at the price to the public in the Common Stock Offering. Accordingly, the maximum number of shares issuable pursuant to the warrant in connection with the Common Stock Offering is 125,000.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(b) Assumes the Underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, Torchmark and PPM America Inc. will sell an additional 402,696 and 316,568, respectively, reducing their ownership to zero.

(c) Rho Management Partners L. P. ("Rho") as beneficial owner of shares registered in the name of Alpine Investment Partners, pursuant to an investment advisory agreement between Rho and such entity, which agreement confers sole voting and investment control over such shares in Rho. Joshua Ruch, chief executive officer and controlling stockholder of the general partner of Rho, shares voting and investment control with Rho over such shares, and may therefore be considered a beneficial owner of such shares. Amount shown includes 1,242 shares beneficially owned by Mr. Ruch held in the name of XBF Inc.

(d) Includes 134,875 shares which Mr. Bryan has the right to acquire, within 60 days, pursuant to options. Excludes 6,250 shares owned by Mr. Bryan's wife as to which he has no voting or dispositive power.

(e) Includes 291,560 shares that Mr. Sere has the right to acquire within 60 days pursuant to vested stock options. Does not include 6,000 shares owned by Mr. Sere's wife as to which he has no voting or dispositive power.

(f) Includes 150,000 shares that Mr. Green has the right to acquire within 60 days pursuant to options.

(g) Includes 13,000 shares which the director has the right to acquire within 60 days pursuant to options.

(h) Includes 54,000 shares that Mr. Watford has the right to acquire within 60 days pursuant to options.

(i) Includes 180,000 shares that Mr. Groves has the right to acquire within 60 days pursuant to options.

(j) Includes 90,000 shares that Mr. Welch has the right to acquire within 60 days pursuant to options.

(k) Includes 10,000 shares which Mr. Kairouz has the right to acquire within 60 days pursuant to options. Mr. Kairouz is a Managing Director of Rho Management Company, Inc., an affiliate of Rho. Mr. Kairouz does not have voting or investment control over shares of the Company beneficially owned by Rho.

(l) Includes the following: the shares beneficially owned by Messrs. Bryan as described in note (d); shares which officers and directors of the Company have the right to acquire pursuant to options, as described in note (e)
      (f), (g), (h), (i), (j) and (k) and 10,000 shares and 5,000 shares that Michael B. Smith and Roland E. Sledge, respectively, have the right to acquire within 60 days pursuant to options.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

The Company is authorized by its Certificate of Incorporation to issue up to 15,000,000 shares of Common Stock, $0.01 par value. As of February 28, 1997, 9,157,979 shares of Common Stock were issued and outstanding, 131,325, 825,000 and 500,000 shares of Common Stock were reserved for issuance under the 1988 Plan, the 1994 Plan and the 1996 Plan, pursuant to which options for the purchase of 131,325, 707,500 and 276,500 shares of Common Stock were outstanding, respectively. Also reserved for issuance were 187,500 shares of Common Stock issuable upon exercise of a warrant held by United, a subsidiary of Torchmark Corporation, and 60,000 shares of Common Stock issuable upon exercise of warrants issued to Howard, Weil, Labouisse, Friedrichs Incorporated and Principal Financial Securities, Inc.

Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and of the preferential rights of any series of preferred stock then outstanding. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. American Stock Transfer & Trust Company is transfer agent and registrar for the Common Stock.

PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock, $0.01 par value per share. The Board of directors has the authority to divide the preferred stock into one or more series and to fix and determine the relative rights and preferences of the shares of each such series, including dividend rates, terms of redemption, sinking funds, the

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amount payable in the event of voluntary liquidation, dissolution or winding up of the affairs of the Company, conversions rights and voting powers. As of March 31, 1997 no shares of preferred stock were outstanding.

                       DESCRIPTION OF NEW CREDIT FACILITY

The Company has received a commitment from a bank group led by Morgan Guaranty Trust Company of New York to extend to the Company a New Credit Facility which matures on March 31, 2002 in order to fund part of the purchase price of the Acquired Properties, to repay the existing indebtedness and for general corporate purposes. The New Credit Facility will have a combined total commitment of $90.0 million following the Offerings until June 30, 1997, when the total commitment will be automatically reduced to the Borrowing Base (as hereinafter defined) as then in effect (the "Reference Borrowing Base"), and will thereafter be automatically reduced quarterly by an amount equal to 1/12th of the Reference Borrowing Base, commencing March 31, 1999. Amounts outstanding under the New Credit Facility will bear interest at a rate equal to LIBOR or a base rate plus a number of basis points which increases as the total outstanding senior indebtedness of the Company as a percent of the Borrowing Base increases.

The maximum borrowings that may be outstanding under the New Credit Facility may not exceed a borrowing base ("Borrowing Base") which will be equal to the present value of the Company's U.S. oil and gas reserves based on assumptions regarding prices, production and costs approved by the bank group. Sales of Borrowing Base assets in excess of $5.0 million will trigger a requirement to re-calculate the Borrowing Base.

Borrowings under the New Credit Facility will be unsecured and will be guaranteed by certain of the Company's subsidiaries. The New Credit Facility will have customary covenants including, but not limited to, covenants with respect to the following matters: (i) information, (ii) maintenance of property and insurance, (iii) conduct of business and maintenance of existence, (iv) compliance with laws, (v) limitation on liens, (vi) limitation on consolidations, mergers and sales of assets, (vii) limitation on debt (including subsidiary debt), (viii) use of proceeds, (ix) restrictions on investments, (x) limitation on restricted payments and (xi) limitation on transactions with affiliates. The Company will also be required to maintain certain financial ratios, including, without limitation, a minimum ratio of EBITDA to the sum of cash interest plus deferred dividends and a minimum tangible net worth.

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                              DESCRIPTION OF NOTES

GENERAL

The Notes will be issued pursuant to an Indenture (the "Indenture") between the Company, as issuer, a subsidiary of the Company named in the Indenture, as the initial Subsidiary Guarantor, and Bank of Montreal Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture in substantially the form in which it is to be executed will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. For purposes of this section of this Prospectus, references to the "Company" mean Bellwether Exploration
Company excluding its subsidiaries. The definitions of certain terms used in the following summary are set forth below under " -- Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

The Notes will be general unsecured senior subordinated obligations of the Company, limited in aggregate principal amount to $100,000,000 and will mature on April 1, 2007. Interest on the Notes will accrue at the rate of 10 7/8% per annum and will be payable semiannually in arrears on April 1 and October 1 , commencing on October 1, 1997 to the Persons in whose names the Notes are registered in the Note Register at the close of business on the March 15 or September 15 next preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Company maintained for such purpose within the City and State of New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as set forth on the Note Register. No service charge will be made for any transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

The payment of the principal of, and premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of Senior Indebtedness, which will include borrowings under the New Credit Facility, whether outstanding on the date of the Indenture or thereafter incurred. In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its creditors, as such, or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not including insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company (provided that the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer, lease or other disposition of all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis upon the terms and conditions described under " -- Merger, Consolidation or Sale of Assets" below shall not be deemed an insolvency or liquidation proceeding (requiring the repayment of all of the Senior Indebtedness in full in cash or cash equivalents as a prerequisite to any payments being made to Holders of Notes) for the purposes of the Subordination provisions), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, before the Holders of Notes will be entitled to receive any direct or indirect payment or distribution of any kind or character (other than any payment or distribution in the form of Permitted Junior Securities or from the trust described below under " -- Legal Defeasance and Covenant Defeasance") on account of principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of the Notes (including pursuant to an optional redemption, a Change of Control Offer or a Net Proceeds Offer). In the event

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that, notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of principal of (or premium, if any, on) or interest on the Notes before all Senior Indebtedness is paid or provided for in full, then the Trustee or the Holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

The Company also may not make any payment or distribution of any properties or assets of the Company of any kind or character (other than Permitted Junior Securities or from the trust described below under " -- Legal Defeasance and Covenant Defeasance") on account of principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes upon the occurrence of a Payment Event of Default and receipt by the Trustee of written notice thereof until such Payment Event of Default shall have been cured or waived or shall have ceased to exist or such Senior Indebtedness shall have been paid in full or otherwise discharged, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

The Company also may not make any payment or distribution of any properties or assets of the Company of any kind or character (other than Permitted Junior Securities or from the trust described below under " -- Legal Defeasance and Covenant Defeasance") on account of any principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes for the period specified below ("Payment Blockage
Period") upon the occurrence of a Non-payment Event of Default and receipt by the Trustee and the Company of written notice thereof from one or more of the holders of Specified Senior Indebtedness (or their representative). The Payment Blockage Period will commence upon the earlier of the dates of receipt by the Trustee or the Company of such notice from one of more of the holders of Specified Senior Indebtedness (or their representative) and shall end on the earliest of (i) 179 days thereafter, (ii) the date, as set forth in a written notice from the holders of the Specified Senior Indebtedness, (or their representative) to the Company or the Trustee, on which such Non-payment Event of Default is cured, waived in writing or ceases to exist or such Specified Senior Indebtedness is discharged or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from one or more of such holders (or their representative) initiating such Payment Blockage Period, after which the Company will resume (unless otherwise prohibited pursuant to the immediately preceding paragraph) making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No Non-payment Event of Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee can be made the basis for a subsequent Payment Blockage Notice. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the Holder of any Note prohibited by the subordination provision of the Indenture, then such payment will be required to be paid over and delivered forthwith to the Company.

If the Company fails to make any payment on the Notes when due or within any applicable grace period whether or not on account of the payment blockage provision described above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the Notes to accelerate the maturity thereof. See "-- Events of Default and Remedies."

As a result of such subordination provisions described above, in the event of a distribution of assets upon the liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

The Notes will be structurally subordinated to all existing and future liabilities of Subsidiaries of the Company other than the Subsidiary Guarantor. See " -- Senior Subordinated Guarantees of Notes."

At December 31, l996, after giving PRO FORMA effect to the Transactions and the application of the estimated net proceeds therefrom as described in "Use of Proceeds", the amount of Senior Indebtedness outstanding would have been approximately $35.9 million. See "Use of Proceeds" and "Capitalization." Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur, the amounts of such

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Indebtedness could be substantial and, in any case, such Indebtedness may be
Senior Indebtedness or Guarantor Senior Indebtedness. See " -- Certain Covenants -- Incurrence of Indebtedness."

SENIOR SUBORDINATED GUARANTEES OF NOTES

Initially, Odyssey Petroleum Company will be the only Subsidiary Guarantor; however, other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described herein. Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Trustee the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (and premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation or Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor), PROVIDED that (i) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume the Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (ii) such transaction does not (a) violate any of the covenants described under the heading
" -- Certain Covenants" or (b) result in a Default or Event of Default immediately thereafter that is continuing.

Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any other Restricted Subsidiary shall also terminate upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor (including its guarantee of Indebtedness of the Company under the New Credit Facility) to substantially the same extent as the Notes are subordinated to Senior Indebtedness. The Subsidiary Guarantees will be structurally subordinated to all existing and future liabilities of Subsidiaries of Subsidiary Guarantors that are not also Subsidiary Guarantors. At December 31, 1996, after giving PRO FORMA effect to the Transactions and the application of the net proceeds therefrom as described in "Use of Proceeds", the aggregate principal amount of Guarantor Senior Indebtedness outstanding would have been approximately $35.9 million.

Although the Indenture does not contain any requirement that any Subsidiary (other than Odyssey Petroleum Company) execute and deliver a Subsidiary Guarantee, certain covenants described below require a future Restricted Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See "Certain Covenants -- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

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OPTIONAL REDEMPTION

The Notes will not be redeemable at the Company's option prior to April 1, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 or more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

                                        -----------
                YEAR                     PERCENTAGE
-------------------------------------   -----------
2002.................................     105.4375%
2003.................................     103.6250%
2004.................................     101.8125%
2005 and thereafter..................     100.0000%

If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral part thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (the "Change of Control Purchase Price") to the date of purchase (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a Business Day not less than 30 days nor more than 60 days after such notice is mailed. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described herein by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent lawful,
(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding

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Senior Indebtedness to permit the repurchase of Notes required by this covenant.
The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by the Holders of Notes seeking to accept the Change of Control Offer. The New Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. The definition of Change of Control includes an event by which the Company sells, assigns, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

ASSET SALES

The Indenture will provide that the Company will not and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or properties used in the Oil and Gas Business of the Company or its Restricted Subsidiaries and (iii) the Company delivers to the Trustee an Officers' Certificate which Officers' Certificate shall be conclusive certifying that such Asset Sale complies with clauses (i) and (ii). The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness shall be deemed to be cash or Cash Equivalents for purposes of clause (ii) and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph.

If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary may either, no later than 365 days after such Asset Sale, (i) apply all or any of the Net Cash Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of the Company or any Restricted Subsidiary, provided in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or (ii) invest all or any part of the Net Cash Proceeds thereof in properties and assets that will be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, as the case may be. The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph (after the period specified in the paragraph) will constitute "Excess Proceeds."

When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, the Company shall make an offer to purchase, from all Holders of the Notes and holders of any then outstanding Pari Passu Indebtedness required to be

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repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds as follows:

     (i) The Company will make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and any such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu
Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

     (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the aggregate principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Restricted Payments" covenant.

     (iii) Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not and will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the right of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Net Proceeds Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

CERTAIN COVENANTS

INCURRENCE OF INDEBTEDNESS

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless (i) at the time of such event and after giving effect thereto on a PRO FORMA basis the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to 2.5 to 1.0 and
(ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness.

RESTRICTED PAYMENTS

     (i) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

     (a) declare or pay any dividend or make any distribution on account of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

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     (b)  purchase, redeem or otherwise acquire or retire for value any Capital
Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such Capital Stock;

     (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Pari Passu Indebtedness or Subordinated Indebtedness, except (1) pursuant to a Pari Passu Offer or out of a Net Proceeds Deficiency in compliance with the "Asset Sales" covenant described above, or (2) upon a Change of Control to the extent (and only to the extent) required by the indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness or Subordinated Indebtedness was issued, PROVIDED the Company is then in compliance with the "Change of Control" covenant described above;

     (d) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary (other than payments made pro rata to all holders of such Capital Stock) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company); or

     (e)  make any Investment (other than any Permitted Investment);

     (such payments or other actions described in (but not excluded from) clauses (a) through (e) are collectively referred to as "Restricted
Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution),
(1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the covenant described under "Incurrence of Indebtedness," and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

     (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the month in which the Indenture is signed and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

     (B) the aggregate net cash proceeds received after the date of the Indenture by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

     (C) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any option, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

     (D) the aggregate net cash proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

     (E) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

     (F) to the extent not otherwise included in the Company's Consolidated Net Income, an amount equal to the net reduction in any investment made by the Company and its Restricted Subsidiaries subsequent to the date of the Indenture in any Person resulting from (i) payments of interest on debt, dividends, repayments of loans or advances, or other transfers or distributions of property, in each case to the Company or any Restricted Subsidiary from any Person, and in an amount not to exceed the book value of such investment previously made in such Person that was treated as Restricted Payments, or (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in an amount not to exceed the lesser of (x) the book value of such investment previously made in such Unrestricted Subsidiary that was treated as Restricted Payments, and (y) the fair market value of such Unrestricted Subsidiary, plus

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     (G)  $10,000,000.

     (ii) Notwithstanding paragraph (i) above, the Company and its Restricted Subsidiaries may take the following actions (so long as in the case of clauses
(b), (c), and (d) below no Default or Event of Default shall have occurred and be continuing):

     (a) the payment of any dividend on any Capital Stock of the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (i) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (i) above);

     (b) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

     (c) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness or Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company; and

     (d) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Pari Passu Indebtedness or Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Pari Passu Indebtedness or Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Indebtedness is PARI PASSU with or subordinated to the Notes at least to the same extent as such Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (C) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes.

The actions described in clauses (a) and (c) of this paragraph (ii) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (ii) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (i) (provided that any dividend paid pursuant to clause (a) of this paragraph (ii) shall reduce the amount that would otherwise be available under clause (3) of paragraph (i) when declared, but not also when subsequently paid pursuant to such clause (a)), and the actions described in clauses (b) and (d) of this paragraph (ii) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (i). Further, the Company or any Restricted Subsidiary may make a Restricted Payment, if at the time the Company or any Restricted Subsidiary first incurred a commitment for such Restricted Payment such Restricted Payment could have been made in accordance with the Indenture; PROVIDED THAT all commitments incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by the Company or a Restricted Subsidiary at the time the commitments were incurred, except that commitments incurred and outstanding which are treated as a Restricted Payment expended by the Company or a Restricted Subsidiary and which are terminated shall no longer be treated as a Restricted Payment expended by the Company or a Restricted Subsidiary upon the termination of such commitment for such purposes; and PROVIDED FURTHER, that at the time such Restricted Payment is made no Default or Event of Default shall have occurred and be continuing and the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Incurrence of Indebtedness" covenant.

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TRANSACTIONS WITH AFFILIATES

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's length dealings with an unrelated third party,
(ii) with respect to a transaction or series of related transactions involving payments in excess of $1,000,000 in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction complies with clause (i) above, (iii) with respect to a transaction or series of transactions involving payments in excess of $5,000,000 but less than $15,000,000 in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (a) such transaction or series of related transactions complies with clause (i) above and (b) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company and (iv) with respect to a transaction or series of transactions involving payments of $15,000,000 or more in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (a) such transaction or series of related transactions complies with clause (i) above, (b) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company and (c) the Company shall have received the written opinion of a firm of investment bankers nationally recognized in the United States that such transaction or series of transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to (1) the provision of services and payments under the Administrative Services Agreement so long as such agreement (including any modifications thereof or amendments thereto entered into on or after the date of the Indenture) has been approved by a majority of the independent directors of the Board of Directors of the Company, (2) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $3,000,000 outstanding at any one time, (3) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate, (4) the Company's employee compensation and other benefit arrangements, or (5) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's bylaws and applicable statutory provisions.

LIENS

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, upon any of their respective assets or properties, whether now owned or acquired after the date of the Indenture, or any income or profits therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless prior to or contemporaneously therewith the Notes are directly secured equally and ratably, provided that (i) if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall be subordinate and junior to, or PARI PASSUwith, the Lien securing the Notes and (ii) if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes.

LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

The Indenture will provide that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless (a)(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee will be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Notes are subordinated to Senior Indebtedness and (2) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes;
(b) such Restricted Subsidiary waives and agrees not in any manner whatsoever to claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its

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Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and (c) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, involvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; PROVIDED that this paragraph (i) shall not be applicable to any guarantee by any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company. Any Subsidiary Guarantee incurred by a Restricted Subsidiary shall be deemed released upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make an Investment in the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except in each instance for such encumbrances or restrictions pursuant to (a) the Indenture or the New Credit Facility, (b) any other agreement in effect as of the date of the Indenture, (c) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets or any other Person, other than the Person, or the property or assets of the Person, so acquired, (d) customary restrictions in leases and licenses relating to the property covered thereby and entered into in the ordinary course of business or (e) any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (a) through (d), PROVIDED THAT in the case of such agreements in clauses (b) through (d), the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing such Indebtedness so extended, renewed, refinanced or replaced, and except with respect to clause (iv) only, (1) restrictions in the form of Liens which are not prohibited as described in the "Liens" covenant and which contain customary limitations on the transfer of collateral and (2) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

OWNERSHIP OF CAPITAL STOCK

The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary, except, in each case, for (a) directors' qualifying shares, (b) Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required to be issued to, or owned by, the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, (c) a sale of Capital Stock of a Restricted Subsidiary effected in accordance with the "Asset Sales" and "Restricted Payments" covenants, (d) the issuance of Capital Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary which issuance was made in accordance with the "Asset Sales" and "Restricted Payments" covenants and (e) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary; PROVIDED, HOWEVER, that any Capital Stock retained by the Company or a Restricted Subsidiary in the case of clauses
(c), (d) or (e) shall be treated as an Investment for purposes of the "Restricted Payments" covenant, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary.

LIMITATION ON LAYERING DEBT

The Indenture will provide that (i) the Company will not incur, or permit to remain outstanding, any Indebtedness (including Acquired Indebtedness and Permitted Indebtedness) other than the Notes, that is subordinated in right of

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payment to any Senior Indebtedness, unless such Indebtedness is also PARI PASSU with, or subordinated in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture and (ii) the Company will not permit any Subsidiary Guarantor to incur, or to permit to remain outstanding, any Indebtedness (including Acquired Indebtedness and Permitted Indebtedness) other than such Subsidiary Guarantor's Subsidiary Guaranty, that is subordinated in right of payment to any Guarantor Senior Indebtedness unless such Indebtedness is also PARI PASSU with, or subordinated in right of payment to, such Subsidiary Guarantee pursuant to subordination provisions substantially similar to those contained in the Indenture.

REPORTS

The Indenture will require that the Company file on a timely basis with the Securities and Exchange Commission ("Commission"), to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 30 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes, securities analyst or prospective investor promptly upon written request.

MERGER, CONSOLIDATION OR SALE OF ASSETS

The Indenture will provide that the Company will not, in any single transaction or series of related transactions, consolidate or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transaction, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (a) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving
Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted

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Indebtedness) pursuant to the covenant described under "-- Incurrence of
Indebtedness"; (v) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Liens" covenant; (vi) if the Company is not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity's obligations under the Indenture and the Notes; and (vii) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the trustee, (a) an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture, if any, in respect thereto comply with the requirements under the Indenture and (b) an Opinion of Counsel stating that the requirements of clause
(i) of this paragraph have been satisfied.

Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Notes and may be dissolved and liquidated.

EVENTS OF DEFAULT AND REMEDIES

The Indenture will provide that each of the following constitutes an "Event of Default":

     (i)  default for 30 days in the payment when due of interest on the Notes;
or

     (ii) default in the Payment when due of the principal of or premium, if any, on the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

     (iii) default in the performance or breach of the provisions described under the "Merger, Consolidation or Sale of Assets" covenant, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Asset Sales" covenant; or

     (iv) failure by the Company or any Subsidiary Guarantor to comply with any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure stating that it is a "notice of default" under the Indenture and requiring the Company or such Subsidiary Guarantor, as the case may be, to remedy the same shall have been given (a) to the Company by the Trustee or (b) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

     (v) the occurrence and continuation beyond any applicable grace period of any default in the payment when due on final maturity of the principal of or premium, if any, on or interest on any Indebtedness of the Company (other than the Notes) or any Restricted Subsidiary for money borrowed (other than Non-Recourse Indebtedness) or any other default resulting in acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed (other than Non-Recourse Indebtedness) PROVIDED that the aggregate principal amount of such Indebtedness shall exceed $10,000,000, and PROVIDED FURTHER, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

     (vi) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with the Indenture); or

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     (vii)  final judgments or orders rendered against the Company or any
Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

     (viii) the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging the Company or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Material Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     (ix) the commencement by the Company or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Material Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Material Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Material Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Material Subsidiary in furtherance of any such action.

If any Event of Default (other than as specified in clause (viii) or (ix) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on all of the Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable; PROVIDED, HOWEVER, that if any Senior Indebtedness is outstanding pursuant to the New Credit Facility on the date of any such declaration, such acceleration shall not be effective and such amounts shall not be payable until the earlier of (i) the day which is five business days after notice of acceleration is given to the Company and the Credit Facility Agent (unless such Event of Default is cured or waived prior to such date) and (ii) the date of acceleration of the Senior Indebtedness under the New Credit Facility. If an Event of Default specified in clause (viii) or (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the Notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind such declaration if (i) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all Notes, (c) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c) ); (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction as

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certified to the Trustee by the Company; and (iii) all Events of Default, other than the nonpayment of principal of (and premium, if any, on) or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No Holder of any of the Notes will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of (or premium, if any, on) or interest on such Note on or after the respective due dates expressed in such Note.

During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder of Notes notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (or premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders of Notes if the Trustee determines in good faith that withholding the notice is in the interest of such Holders.

The Company is required to deliver to the Trustee annual and quarterly statements regarding compliance with the Indenture, and the Company will also be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all their other obligations with respect to such Notes and the Subsidiary Guarantees, except for (i) the rights of Holders of outstanding Notes to receive payment in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture, some of which are described under "-- Certain Covenants" above, and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("Covenant Defeasance"). In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and

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premium, if any, on) and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred (in the case of Legal Defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph under "Events of Default and Remedies" are concerned, at any time during the period ending an the 91st day after the date of deposit; (iv) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound, and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture to either Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums then due and payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of (or the premium, if any, on) or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in

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money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) reduce the relative ranking of any Notes or Subsidiary Guarantees or (ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to add or release any Subsidiary Guarantor pursuant to the terms of the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the interests of any such Holder in any material respect, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

BANK OF MONTREAL TRUST COMPANY will serve as trustee under the Indenture. The Trustee maintains normal banking relationships with the Company and its Subsidiaries and may perform certain services for and transact other business with the Company or its Subsidiaries from time to time in the ordinary course of business.

The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) will contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture will permit the Trustee to engage in other transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

The Indenture, the Notes and the Subsidiary Guarantees will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

BOOK-ENTRY, DELIVERY AND FORM

The Notes will be issued in the form of a fully registered Global Certificate. The Global Certificate will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee.

Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised the Company and the Underwriters as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect Participants.

The Depositary has also advised that pursuant to procedures established by it
(i) upon the issuance by the Company of the Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Notes purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificate is limited to such extent.

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So long as a nominee of the Depositary is the registered owner of the Global
Certificate, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Certificate will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither the Company, the Trustee, the paying agent, nor the Notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal and interest payments on the Global Certificate registered in the name of the Depositary's nominee will be made by the Company, either directly or through a paying agent, to the Depositary's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Certificate. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and Indirect Participants to owners of beneficial interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or Indirect Participants.

As long as the Notes are represented by a Global Certificate, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See " -- Repurchase at the Option of Holders -- Change of Control" and " -- Asset
Sales." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Certificate held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Certificate must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a night to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

The Company will issue Notes in definitive form in exchange for the Global Certificate if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (2) an Event of Default has occurred and is continuing and the Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Certificate. In either instance, an owner of a beneficial interest in the Global Certificate will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

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CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an acquisition of properties or assets from such Person or (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of properties or assets from any Person or the date the acquired Person becomes a Subsidiary.

"ADJUSTED NET ASSETS" of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

"ADMINISTRATIVE SERVICES AGREEMENT" means the Administrative Services Agreement, effective as of January 1, 1994, between the Company and Torch and any other agreements with Torch or its subsidiaries relating to oil and gas marketing services or contract operations.

"AFFILIATE" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i) For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

"ASSET SALE" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary,
(ii) all or substantially all of the properties and assets of the Company or any of its Restricted Subsidiaries or (iii) any other properties or assets of the Company or any of its Restricted Subsidiaries (including Production Payments) other than (a) a disposition of hydrocarbons or other mineral products (other than Production Payments), inventory, accounts receivable, cash, Cash Equivalents or other property in the ordinary course of business, (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas property in the ordinary course of business, (c) the liquidation of property or assets received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary, (d) any transfer of properties or assets that are governed by, and made in accordance with, the provisions described under "-- Merger, Consolidation or Sale of Assets," (e) any transfer of properties or assets to an Unrestricted Subsidiary or other Person, if permitted under the "Restricted Payments" covenant, (f) any Production Payment created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after, the acquisition of the Property that is subject thereto, where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interest to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, or (g) any transfer, in one or a series of related Transactions, of properties or assets having a fair market value of less than $2,000,000.

"AVERAGE LIFE" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

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"CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

"CAPITALIZED LEASE OBLIGATION" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

"CASH EQUIVALENTS" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, PROVIDED that (a) all such deposits are required to be made in such accounts in the ordinary course of business, (b) such deposits do not at any one time exceed $5,000,000 in the aggregate and (c) no funds so deposited remain on deposit in such bank for more than 30 days; (vii) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lending bank under any of the Company's or any Restricted Subsidiary's credit facilities, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v).

"CHANGE OF CONTROL" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of the Company; (ii) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) any "person" or "group" (as defined in Section 13(d) (3) or 14(d) (2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (iii) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or one or more Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the liquidation or dissolution of the Company.

"COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

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"CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of
(i) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (ii) the sum of such Consolidated Interest Expense for such period; PROVIDED, HOWEVER, that (a) the Consolidated Fixed Charge Coverage Ratio shall be calculated on the assumption that (1) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under " -- Certain Covenants -- Incurrence of Indebtedness" through and including the date of determination) and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (2) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (b) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under " -- Certain Covenants -- Incurrence of Indebtedness" and (1) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (2) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (c) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under " -- Certain Covenants -- Incurrence of Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, PROVIDED THAT such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (d) notwithstanding clauses (b) and (c) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (e) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (f) if after the first day of the period referred to in clause (i) of this definition the Company has retired any Indebtedness out of the net cash proceeds of the issue and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

"CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the provision for federal, state, local and foreign income taxes (including any state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

"CONSOLIDATED INTEREST EXPENSE" means, for any period, without duplication,
(i) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (1) any amortization of debt discount,
(2) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (3) the interest portion of any deferred payment obligation constituting Indebtedness, (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (5) all accrued interest, in each case to the extent attributable to such period, (b) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent

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attributable to that period, (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (d) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Redeemable Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, and to the extent such dividends are not paid in Common Stock, less (ii) to the extent included in (i) above, amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

"CONSOLIDATED NET INCOME" means, for any period, the consolidated net income
(or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (i) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),
(ii) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (iii) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (iv) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination and (v) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

"CONSOLIDATED NET WORTH" means, at any date, the consolidated stockholders' equity of the Company and its Restricted Subsidiaries less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

"CONSOLIDATED NON-CASH CHARGES" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

"CREDIT FACILITY AGENT" means the "Agent" under the New Credit Facility, initially Morgan Guaranty Trust Company of New York, and thereafter any Person succeeding to substantially such function and notified to the Company as the new Credit Facility Agent by the Person then acting in such capacity.

"DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

"DOLLAR-DENOMINATED PRODUCTION PAYMENTS" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"EVENT OF DEFAULT" has the meaning set forth above under the caption "Events of Default and Remedies."

"GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are effective on the date of the Indenture.

The term "GUARANTEE" means, as applied to any obligation, (i) a guarantee
(other than by endorsement of negotiable instruments or documents for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit; PROVIDED, HOWEVER, that a guarantee by any Person shall not include a contractual commitment by one Person to invest in

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another Person PROVIDED that such Investment is otherwise permitted by the
Indenture. When used as a verb, "guarantee" shall have a corresponding meaning.

"GUARANTOR SENIOR INDEBTEDNESS" means the principal of (and premium, if any, on) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law) and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of a Subsidiary Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be PARI PASSU with or subordinated in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly PARI PASSU with its Subsidiary Guarantee or is expressly subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee, (iii) Indebtedness of such Subsidiary Guarantor to the extent incurred in violation of the "Incurrence of Indebtedness" covenant of the Indenture, (iv) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or to any Affiliate of the Company or any Subsidiary of such Affiliate and (v) any Indebtedness which when incurred and without regard to any election under
Section 1111 (b) of the Federal Bankruptcy Code is without recourse to such Subsidiary Guarantor.

"HOLDER" means a Person in whose name a Note is registered in the Note
Register.

"INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (iii) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,
(iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (vi) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment), (vii) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends and (viii) all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable
Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; PROVIDED, HOWEVER, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (vi) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

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"INTEREST RATE PROTECTION OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

"INVESTMENT" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, (i) the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted
Subsidiary at such time and (ii) the fair market value of Capital Stock retained by the Company or a Restricted Subsidiary in connection with the sale or issuance of Capital Stock of a Restricted Subsidiary in accordance with the "Ownership of Capital Stock" covenant that, as a result of such transaction, is no longer a Restricted Subsidiary shall be deemed to be an "Investment" made at the time of such transaction. "Investments" shall exclude (a) extensions of trade credit under a joint operating agreement or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business, (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any other Indebtedness incurred in compliance with the "Incurrence of Indebtedness" covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate,
(c) bonds, notes, debentures or other securities received in compliance with the "Asset Sales" covenant, and (d) endorsements of negotiable instruments and documents for collection in the ordinary course of business.

"LIEN" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"MATERIAL SUBSIDIARY" means, at any particular time, any Restricted Subsidiary that, together with its Subsidiaries, (a) accounted for more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recently completed fiscal year of the Company, or (b) was the owner of more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries at the end of such fiscal year, all as shown in the case of (a) and
(b) on the consolidated financial statements of the Company and its Restricted Subsidiaries for such fiscal year.

"MATURITY" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

"MOODY'S" means Moody's Investors Service, Inc. and its successors.

"NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities,

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liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; PROVIDED, HOWEVER, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

"NEW CREDIT FACILITY" means that certain Credit Agreement, to be dated as of April 9, 1997, among the Company, certain Subsidiaries of the Company, the Credit Facility Agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

"NON-PAYMENT EVENT OF DEFAULT" means any event (other than a Payment Event of Default), the occurrence of which (with or without notice or the passage of time) entitles one or more Persons to accelerate the maturity of any Specified Senior Indebtedness.

"NON-RECOURSE INDEBTEDNESS" means indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property with respect to which (i) the holders of such indebtedness agree that they will look solely to the property so acquired and securing such indebtedness, and neither the Company nor any Restricted Subsidiary (a) provides direct or indirect credit support, including any undertaking, agreement or instrument that would constitute indebtedness (other than the grant of a Lien on such acquired property) or (b) is directly or indirectly liable for such indebtedness, and (ii) no default with respect to such indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other indebtedness of the Company or a Restricted Subsidiary to declare a default on such other indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

"NOTE REGISTER" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and of transfer of the Notes.

"OIL AND GAS BUSINESS" means (i) the acquisition, exploration development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties,
(iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas, hydrocarbons and other minerals and products produced in association therewith and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

"PARI PASSU INDEBTEDNESS" means any Indebtedness of the Company that is PARI PASSU in right of payment to the Notes.

"PAYMENT EVENT OF DEFAULT" means any default in the payment or required prepayment of principal of (or premium, if any, on) or interest on any Specified Senior Indebtedness when due (whether at final maturity, upon scheduled installment, upon acceleration or otherwise).

"PERMITTED INDEBTEDNESS" means any of the following:

     (i) Indebtedness under the New Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $90,000,000 (less any amounts applied to repay or prepay permanently any such Indebtedness in accordance with the "Asset Sales" covenant), and any guarantee of any such Indebtedness (including by any Subsidiary) and any fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness;

     (ii)  Indebtedness under the Notes and the Subsidiary Guarantees;

     (iii) Indebtedness outstanding on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Notes);

     (iv) obligations of the Company or a Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company or a Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

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     (v)  Indebtedness of the Company to a Wholly Owned Restricted Subsidiary
and Indebtedness of a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Incurrence of Indebtedness" covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary;

     (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

     (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

     (viii) any guarantee of Senior Indebtedness or Guarantor Senior Indebtedness, incurred in compliance with the "Limitation on Indebtedness" covenant, by a Restricted Subsidiary or the Company;

     (ix) any renewals, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause (ii) or (iii) of this definition, including any successive refinancings by the Company or such Restricted Subsidiary, so long as (a) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, and (b) in the case of any refinancing of Indebtedness of the Company that is not Senior Indebtedness, such new Indebtedness is either PARI PASSU with the Notes or subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (c) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced; and

     (x) any additional Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any one time outstanding.

"PERMITTED INVESTMENTS" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and Assets to, the Company or a Restricted Subsidiary; (iv) Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries); (v) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices; (vi) entry into any currency exchange contract in the ordinary course of business; and (vii) Investments in stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or a Restricted Subsidiary, in each case as to debt owing to the Company or a Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary.

"PERMITTED JUNIOR SECURITIES" means any equity securities or subordinated debt securities of the Company or any successor obligor with respect to the Senior Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same degree as, or to a greater extent than, the Notes are so subordinated as provided in the Indenture.

"PERMITTED LIENS" means any and all of the following: (i) Liens existing as of the date the Notes are first issued; (ii) Liens securing the Notes, the Subsidiary Guaranties and other obligations arising under the Indenture; (iii) any lien existing on any property of a Person at the time such Person is merged or consolidated with or into the Company or a Subsidiary Guarantor or becomes a Restricted Subsidiary that is a Subsidiary Guarantor (and not incurred in anticipation of such transaction), PROVIDED that such Liens are not extended to other property of the Company or the Subsidiary Guarantors; (iv) any Lien existing on any property or assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), PROVIDED that such Liens are not extended to other property or assets of the Company or the Subsidiary Guarantors; (v) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by Liens referred to in clauses (i), (ii), (iii) and (iv) above; PROVIDED, HOWEVER, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount of the indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and (vi) Liens in favor of the Company.

"PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

"PRODUCTION PAYMENTS" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

"QUALIFIED CAPITAL STOCK" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

"REDEEMABLE CAPITAL STOCK" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

"RESTRICTED SUBSIDIARY" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

"S&P" means Standard and Poor's Ratings Service, a division of McGraw-Hill, Inc., and its successors.

"SENIOR INDEBTEDNESS" means the principal of (and premium, if any, on) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not payable or allowable in such proceeding) and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be PARI PASSU with or subordinated in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness of the Company that is Pari Passu Indebtedness or is expressly subordinated in right of payment to any other Indebtedness of the Company, (iii) Indebtedness that is represented by Redeemable Capital Stock, (iv) Indebtedness of the Company to the extent incurred in violation of the covenant described under "-- Covenants -- Incurrence of Indebtedness, (v) Indebtedness of the Company to any Subsidiary of the Company or any other Affiliate of the Company or any subsidiary of such Affiliate and (vi) Indebtedness which when incurred and without regard to any election under Section 1111(b) of the Federal Bankruptcy Code is without recourse to the Company.

"SPECIFIED SENIOR INDEBTEDNESS" means (i) for so long as any Senior
Indebtedness is outstanding under the New Credit Facility, all Senior Indebtedness of the Company in respect of the New Credit Facility and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings, or replacements (each, for purposes of this definition, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company and (ii) any other Senior Indebtedness and any refinancings thereof by the Company having a principal amount of at least $10,000,000 as of the date of determination and PROVIDED that the agreements, indentures or other instruments evidencing such Senior Indebtedness or pursuant to which such Senior Indebtedness was issued specifically designates such Senior Indebtedness as "Specified Senior Indebtedness" for purposes of the Indenture. For purposes of this definition, a refinancing of any Specified Senior Indebtedness shall be treated as Specified Senior Indebtedness only if the Indebtedness issued in such refinancing ranks or would rank PARI PASSU with the Specified Senior Indebtedness refinanced and only if Indebtedness issued in such refinancing is permitted by the covenant described under "-- Covenants -- Incurrence of Indebtedness."

"STATED MATURITY" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

"SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

"SUBSIDIARY" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation, including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

"SUBSIDIARY GUARANTEE" means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions set forth in "-- Senior Subordinated Guarantee of Notes."

"SUBSIDIARY GUARANTOR" means (i) initially the several Restricted Subsidiaries named in the Indenture as a party thereto, (ii) each of the other Restricted Subsidiaries, if any, executing a supplemental indenture in compliance with the provisions described under "-- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" and (iii) any Person that becomes a successor guarantor of the Notes in compliance with the provisions described under "Senior Subordinated Guarantee of Notes."

"UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Restricted Payments" covenant (other than Investments of the type described in clause (iv) of the definition of Permitted Investments); and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of the

Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Liens" covenant); PROVIDED, HOWEVER, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Incurrence of Indebtedness" covenant and (iii) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant.

"VOLUMETRIC PRODUCTION PAYMENTS" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

"WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, PROVIDED that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in the Underwriting Agreement dated April 3, 1997 (the "Underwriting Agreement"), J.P. Morgan Securities Inc. and Chase Securities Inc. (collectively, the "Underwriters") have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes, if any Notes are purchased.

                                        ----------------
                                        PRINCIPAL AMOUNT
                                        ----------------
J.P. Morgan Securities Inc...........       70,000,000
Chase Securities Inc.................       30,000,000
                                        ----------------
               Total.................     $100,000,000
                                        ================

The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of 1.50% of the principal amount of the Notes. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the initial public offering price and such concession may be changed.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

J.P. Morgan Securities Inc. ("JPMSI") and certain of its affiliates have provided and may in the future provide investment banking and commercial banking services to the Company. Morgan Guaranty Trust Company of New York ("Morgan"), an affiliate of JPMSI, is the agent bank and lender under the New Credit Facility. See "Description of New Credit Facility." Chase Securities Inc. and certain of its affiliates, including The Chase Manhattan Bank ("Chase"), have provided and may in the future provide investment banking and commercial banking services to the Company. Both Morgan and Chase have committed to provide the Company with financing in the event the Offerings are not completed to fund the Pending Acquisition and will receive customary fees in connection with such commitment.

In connection with the Notes Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the Notes Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing in the Notes Offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

There is currently no trading market for the Notes, and the Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market-making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

                                  LEGAL MATTERS

The validity of the Common Stock and the Notes will be passed upon by Butler & Binion, L.L.P., Houston, Texas. Certain legal matters with respect to such securities will be passed upon for the Underwriters by Baker & Botts, L.L.P., Dallas, Texas.

                                     EXPERTS

The financial statements of the Company included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The statements of assets acquired (other than oil and gas properties) and liabilities as of December 31, 1995 and 1996 and the related statements of revenues and direct operating expenses of the Acquired Properties for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The information appearing in this Prospectus regarding historical quantities of reserves of oil and gas and the future net cash flows and the present values thereof of the Company as of June 30, 1996 is based on estimates of such reserves and present values prepared by Williamson Petroleum Consultants Inc., independent petroleum engineers, and are included herein in reliance upon the authority of said firm as experts in estimating such reserves and cash flows. The report of Williamson is included herein as Exhibit A. The information appearing in this Prospectus regarding quantities of reserves of oil and gas and the future net cash flows and present value thereof attributable to the Acquired Properties as of June 30, 1996 were prepared by Bellwether and audited by Ryder Scott. The audit reports of Ryder Scott is attached as Exhibit B to this Prospectus and is included herein in reliance upon the authority of such firm as experts in estimating reserves and cash flows.

                                    GLOSSARY

The following definitions shall apply to the technical terms used in this Prospectus.

"Bbls" means barrels of oil or other liquids, approximately 42 U.S. gallons.

"Bbls/d" means barrels per day.

"Bcf" means billion cubic feet.

"BOE" means barrel of oil equivalent, comparing an Mcf of gas to a Bbl of oil at a rate of 6 to 1.

"BOE/d" means barrel of oil equivalent per day.

"Btu" means British thermal unit. A Btu is the heat required to raise the temperature of a one-pound mass of water from 59.5 to 60.5 degrees Fahrenheit under specified conditions.

"Gross" means the number of wells or acres in which the Company has an interest.

"MBbls" means thousands of barrels.

"Mcf" means thousands of cubic feet. Gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit.

"Mcf/d" means thousand cubic feet per day.

"MBOE/d" means thousand Bbls of oil equivalent per day.

"MBOE" means thousand barrels of oil equivalent, determined using the ratio of six Mcf of gas to one barrel of oil, condensate or natural gas liquids.

"MMBbls" means millions of barrels.

"MMBtu" means million British thermal units.

"MMcf" means millions of cubic feet.

"MMcf/d" means million cubic feet of gas per day.

"MMBOE" means millions of barrels of oil equivalent, determined using the ratio of six Mcf of gas to one barrel of oil, condensate or natural gas liquids.

"Net" is determined by multiplying gross wells or acres by the Company's working interest in such wells or acres.

"PV-10 Value" means the pre-tax, present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).

                                       92
                          INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----
Bellwether Exploration Company
  Historical Consolidated Financial
  Statements:
     Independent Auditors' Report....   F-2
     Consolidated Balance Sheets as
      of June 30, 1995 and 1996......   F-3
     Consolidated Statements of
      Operations for the Years Ended
       June 30, 1994, 1995 and
      1996...........................   F-5
     Consolidated Statements of
      Changes in Stockholders' Equity
      for the Years Ended
       June 30, 1994, 1995, and
      1996...........................   F-6
     Consolidated Statements of Cash
      Flows for the Years Ended
       June 30, 1994, 1995 and
      1996...........................   F-7
     Notes to Consolidated Financial
      Statements.....................   F-8
     Condensed Consolidated Balance
      Sheets as of June 30, 1996 and
       December 31, 1996
      (unaudited)....................   F-23
     Condensed Consolidated
      Statements of Operations for
      the Six Months Ended
       December 31, 1995 (unaudited)
      and December 31, 1996
      (unaudited)....................   F-24
     Condensed Consolidated
      Statements of Changes in
      Stockholders' Equity for the
      Six Months Ended December 31,
      1996 (unaudited)...............   F-25
     Condensed Consolidated
      Statements of Cash Flows for
      the Six Months Ended
       December 31, 1995 (unaudited)
      and December 31, 1996
      (unaudited)....................   F-26
     Notes to Condensed Consolidated
      Financial Statements...........   F-27
Acquired Properties -- Statements of
  Assets Acquired (Other than
  Productive Oil and Gas Properties)
  and Liabilities and related
  Statements of Revenues and Direct
  Operating Expenses:
     Independent Auditors' Report....   F-30
     Statements of Assets Acquired
      (Other than Productive Oil and
      Gas Properties) and Liabilities
      as of December 31, 1994, 1995
      and 1996.......................   F-31
     Statements of Revenues and
      Direct Operating Expenses for
      the
       Years Ended December 31, 1994,
      1995 and 1996..................   F-32
     Notes to Statements of Assets
      Acquired (Other than Productive
      Oil and Gas Properties) and
      Liabilities and related
      Statements of Revenues and
      Direct Operating Expenses......   F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Bellwether Exploration Company and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Bellwether Exploration Company and subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bellwether Exploration Company and subsidiaries as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
March 11, 1997

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                        JUNE 30,       JUNE 30,
                                          1995           1996
                                        ---------      ---------
                                             (IN THOUSANDS)
               ASSETS
Current Assets:
Cash and cash equivalents............   $   1,088      $     783
Accounts receivable and accrued
revenues.............................       5,322          5,990
Accounts receivable -- related
parties..............................      --              1,417
Prepaid expenses.....................         217            314
                                        ---------      ---------
     Total current assets............       6,627          8,504
                                        ---------      ---------
Property, Plant and Equipment, at
cost:
Oil and gas properties (full cost
  method) including $13,453 and
  $15,125 of unproved properties
  which are excluded from
  amortization in 1996 and 1995,
  respectively.......................      71,426         76,043
Gas gathering system and gas plant
facilities...........................      19,060         12,840
                                        ---------      ---------
                                           90,486         88,883
Less accumulated depreciation,
depletion and amortization...........     (23,291)       (30,748)
                                        ---------      ---------
                                           67,195         58,135
                                        ---------      ---------
Other Assets.........................         828            586
                                        ---------      ---------
                                        $  74,650      $  67,225
                                        =========      =========

                See Notes to Consolidated Financial Statements.

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                        JUNE 30,          JUNE 30,
                                          1995              1996
                                        ---------         ---------
                                       (IN THOUSANDS, EXCEPT SHARES)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued
  liabilities........................   $  1,774          $  2,634
Accounts payable -- related
  parties............................         76               702
Current maturities of long-term
  debt...............................      6,023             --
                                        ---------         ---------
     Total current liabilities.......      7,873             3,336
                                        ---------         ---------
Long-term debt, excluding current
  maturities.........................     18,525            13,048
Deferred income taxes................      2,400             2,861
Other liabilities....................        151             1,383
Minority interest in gas plant
  ventures...........................        254             --
Contingencies........................      --                --
Stockholders' Equity:
Preferred stock, $0.01 par value,
  1,000,000 shares authorized, none
  issued
  or outstanding.....................      --                --
Common stock, $0.01 par value,
  15,000,000 shares authorized,
  9,045,479 and 9,075,479 shares
  issued and outstanding at June 30,
  1995 and 1996, respectively........         90                91
Additional paid-in capital...........     41,472            41,639
Retained earnings....................      3,885             4,867
                                        ---------         ---------
     Total stockholders' equity......     45,447            46,597
                                        ---------         ---------
                                        $ 74,650          $ 67,225
                                        =========         =========

                See Notes to Consolidated Financial Statements.

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEARS ENDED JUNE 30,
                                          ----------------------------------
                                             1994        1995        1996
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Gas revenues.......................  $    2,620  $    4,864  $    9,856
     Oil revenues.......................       1,086       3,643       5,810
     Gas plant and gas gathering
      revenues..........................       6,930      10,705       8,719
     Interest and other income..........          63          97         116
                                          ----------  ----------  ----------
                                              10,699      19,309      24,501
                                          ----------  ----------  ----------
Costs And Expenses:
     Production expenses................       1,294       2,856       5,317
     Gas plant and gas gathering
      expenses..........................       4,013       6,078       5,185
     General and administrative
      expenses..........................       1,234       2,739       3,013
     Depreciation, depletion and
      amortization......................       2,489       5,269       8,148
     Interest expense...................         721       1,245       1,657
     Other expenses.....................      --          --             153
                                          ----------  ----------  ----------
                                               9,751      18,187      23,473
                                          ----------  ----------  ----------
Income before income taxes and minority
  interest..............................         948       1,122       1,028
Provision for income taxes..............      --               9          46
Minority interest in gas plant
  ventures..............................         134         172      --
     Net income.........................  $      814  $      941  $      982
                                          ==========  ==========  ==========
Net income per share....................  $     0.27  $     0.12  $     0.11
                                          ==========  ==========  ==========
Weighted average common and common
  equivalent shares
  outstanding...........................       3,006       7,713       9,052
                                          ==========  ==========  ==========

                 See Notes to Consolidated Financial Statements.

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              COMMON STOCK        PREFERRED STOCK      ADDITIONAL                 TREASURY STOCK
                                           ------------------    ------------------     PAID-IN      RETAINED    ----------------
                                           SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      EARNINGS    SHARES    AMOUNT
                                                                                      (IN THOUSANDS)
Balance, June 30, 1993..................   2,318     $  1,156     --          --        $  7,598     $ 2,130        29     $(115)
Shares issued in merger with Associated
  Gas Resources, Inc....................   1,419          708     --          --           6,066       --         --        --
To change par value per share...........    --         (1,827)    --          --           1,827       --         --        --
Other...................................    --          --        --          --              (1)      --          (14)       16
Net earnings............................    --          --        --          --          --             814      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, June 30, 1994..................   3,737           37     --          --          15,490       2,944        15       (99)
Shares issued in public stock
  offering..............................   3,400           34     --          --          17,204       --         --        --
Cancellation of treasury stock..........     (15)       --        --          --          --           --          (15)       99
Shares issued in merger with Odyssey
  Partners, Ltd.........................     917            9     --          --           3,944       --         --        --
Shares issued in merger with Hampton
  Resources
  Corporation...........................   1,006           10     --          --           4,834       --         --        --
Net earnings............................    --          --        --          --          --             941      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, June 30, 1995..................   9,045           90     --          --          41,472       3,885      --        --
Stock options exercised.................      30            1     --          --             167       --         --        --
Net earnings............................    --          --        --          --          --             982      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, June 30, 1996..................   9,075     $     91     --          --        $ 41,639     $ 4,867      --       $--
                                           ======    ========    ======    ========    ==========    ========    ======    ======

                                           TOTAL

Balance, June 30, 1993..................  $ 10,769
Shares issued in merger with Associated
  Gas Resources, Inc....................     6,774
To change par value per share...........     --
Other...................................        15
Net earnings............................       814
                                          --------
Balance, June 30, 1994..................    18,372
Shares issued in public stock
  offering..............................    17,238
Cancellation of treasury stock..........        99
Shares issued in merger with Odyssey
  Partners, Ltd.........................     3,953
Shares issued in merger with Hampton
  Resources
  Corporation...........................     4,844
Net earnings............................       941
                                          --------
Balance, June 30, 1995..................    45,447
Stock options exercised.................       168
Net earnings............................       982
                                          --------
Balance, June 30, 1996..................  $ 46,597
                                          ========

                See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED JUNE 30,
                                          ------------------------------------
                                             1994        1995         1996
                                                     (IN THOUSANDS)
Cash Flows From Operating Activities:
Net Income..............................  $      814  $       941  $       982
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
     Depreciation, depletion and
      amortization......................       2,530        5,382        8,273
     Minority interest in gas plant
      ventures..........................         120          120      --
     Deferred taxes.....................      --          --               183
Change in assets and liabilities, net of
  acquisition effects:
     Accounts receivable and accrued
      revenues..........................         (73)       1,548         (668)
     Prepaid expenses...................      --              117           25
     Accounts payable and accrued
      expenses..........................        (464)      (2,047)          84
     Due (to) from affiliates...........         750         (633)        (791)
     Other..............................        (555)        (145)        (603)
                                          ----------  -----------  -----------
Net Cash Flows Provided by Operating
  Activities............................       3,122        5,283        7,485
                                          ----------  -----------  -----------
Cash Flows From Investing Activities:
Additions to oil and gas properties.....        (782)     (27,039)      (6,934)
Proceeds from sales of properties.......          36          265          644
Additions to gas plant facilities and
  gas gathering system..................      (8,649)        (225)         (65)
Proceeds from gas contract assignment...      --          --             9,875
Other...................................         (28)        (290)          22
                                          ----------  -----------  -----------
Net Cash Flows (Used In) Provided by
  Investing Activities..................      (9,423)     (27,289)       3,542
                                          ----------  -----------  -----------
Cash Flows From Financing Activities:
Proceeds from borrowings................       8,471       25,860      --
Net proceeds from issuance of common
  stock.................................      --           17,238          168
Payments of long-term debt..............      (1,151)     (21,456)     (11,500)
Other...................................          14      --           --
                                          ----------  -----------  -----------
Net Cash Flows Provided By (Used In)
  Financing Activities..................       7,334       21,642      (11,332)
                                          ----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents...........................       1,033         (364)        (305)
Cash and cash equivalents at beginning
  of year...............................         419        1,452        1,088
                                          ----------  -----------  -----------
Cash and cash equivalents at end of
  year..................................  $    1,452  $     1,088  $       783
                                          ==========  ===========  ===========

                 See Notes to Consolidated Financial Statements.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

Bellwether Exploration Company ("the Company") was formed as a Delaware corporation in 1994 to succeed to the business and properties of its predecessor company pursuant to a merger, the primary purpose of which was to change the predecessor company's state of incorporation from Colorado to Delaware. The predecessor company was formed in 1980 from the consolidation of the business and properties of related oil and gas limited partnerships. References to Bellwether or the Company include the predecessor company, unless the context requires otherwise.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Bellwether Exploration Company and its wholly-owned subsidiaries. Snyder Gas Plant Venture and NGL/Torch Gas Plant Venture and their 11.98% and 35.78% investments in the Snyder and Diamond M-Sharon Ridge Gas Plants have been pro rata consolidated. Minority interests have been deducted from results of operations and stockholders' equity in the appropriate period. All significant intercompany accounts and transactions have been eliminated in consolidation.

OIL AND GAS PROPERTIES

The Company utilizes the full cost method to account for its investment in oil and gas properties. Under this method, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs and tangible and intangible development costs) are capitalized as incurred. Oil and gas properties, the estimated future expenditures to develop proved reserves, and estimated future abandonment, site remediation and dismantlement costs are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by independent engineering consultants. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties or whether impairment has occurred. Depletion expense per equivalent barrel of production was approximately $5.86 in 1996, $5.52 in 1995 and $5.71 in 1994. Dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization, exceed the discounted future net revenues of proved oil and gas reserves net of deferred taxes, such excess capitalized costs would be charged to operations. No such write-down in book value was required in 1996, 1995 and 1994.

Any reference to oil and gas reserve information in the Notes to Consolidated Financial Statements is unaudited.

GAS PLANTS AND GAS GATHERING SYSTEM

Gas plant facilities include the costs to acquire certain gas plants and to secure rights-of-way. Capitalized costs associated with gas plants facilities are amortized primarily over the estimated useful lives of the various components of the facilities utilizing the straight-line method. The estimated useful lives of such assets range from four to fifteen years.

The Company's gas gathering subsidiary and certain third parties were the beneficiaries of an agreement whereby another party had an obligation to purchase, until May 31, 1999, the gas produced by the Company and such third parties from the West Monroe field in Union Parish, Louisiana at a price of $4.50 per MMBTU. Bellwether owned a large majority of the gas produced and sold pursuant to the Purchase Agreement. In March 1996, in exchange for Bellwether's agreement to assume the purchase obligations under the gas purchase contract, Bellwether was paid $9.9 million. As a result of this transaction, the Company has written off the remaining book value of the gas gathering system and has recorded a liability to cover the estimated future

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

losses under the contract. Gas gathering operations of the subsidiary and payments to third parties are charged to the liability as incurred. From the proceeds, $9.5 million was paid on the Company's credit facility.

GAS IMBALANCES

The Company uses the sales method of accounting for gas imbalances. Under this method, gas sales are recorded when revenue checks are received or are receivable on the accrual basis. The Company's imbalance was immaterial at June 30, 1996 and 1995.

FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 121

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS 121 is effective beginning July 1, 1996 and establishes guidelines for determining and measuring asset impairment and the required timing of asset impairment evaluations. Management has addressed the requirements of this statement and believes that it will not have a significant effect on the financial condition and results of operations of the Company based upon current economic conditions.

FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123

In October 1995, the FASB issued Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for the Company beginning
July 1, 1996. SFAS 123 permits, but does not require, a fair-value-based method of accounting for employee stock option plans which results in compensation expense being recognized in the results of operations when stock options are granted. The Company plans to continue to use the current intrinsic-value-based method of accounting for such plans where no compensation expense is recognized. However, as required by SFAS 123, the Company will provide pro forma disclosure of net income and earnings per share in the notes to the consolidated financial statements as if the fair-value-based method of accounting had been applied.

NATURAL GAS AND CRUDE OIL HEDGING

The Company participated in certain crude oil and natural gas price swaps to reduce its exposure to price fluctuations on sales during fiscal 1996. Settlement of gains and losses on price swap contracts are realized monthly, generally based upon the difference between the contract price and the average closing New York Mercantile Exchange ("NYMEX") price and are reported as a component of oil and gas revenues.

EARNINGS PER SHARE

Earnings per share calculations are based on the weighted average number of common shares and common share equivalents and earnings attributable to common stockholders. Common share equivalents include dilutive common stock options. Such options do not have a material effect in the calculations of earnings per share.

INCOME TAXES

Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STATEMENTS OF CASH FLOWS

For cash flow presentation purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Interest paid in cash for 1996, 1995 and 1994 was $1.6 million, $1.2 million and $0.7 million, respectively. Income taxes paid in cash for 1996 and 1995 were $162,000 and $9,000, respectively. During 1995 and 1994, a portion of the mergers with Associated Gas Resources Inc. ("AGRI"), Odyssey Partners, Ltd. ("Odyssey") and Hampton Resources Corporation ("Hampton"), collectively the ("Mergers") was financed by assumption of debt of $6.1 million for AGRI, $1.4 million for Odyssey and $4.1 million for Hampton. Common stock with a value of $4.0 million and $4.8 million was issued as part of the costs of the Odyssey and Hampton mergers in 1995, respectively. In 1994, common stock with a value of $6.8 million was issued in the AGRI merger.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as well as reserve information which affects the depletion calculation and the computation of the full cost ceiling limitation to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

RECLASSIFICATIONS

Certain reclassifications of prior period statements have been made to conform with current reporting practices.

3.  AGING OF UNEVALUATED PROPERTIES

Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, production responses to secondary recovery activities and available funds for exploration and development. The following table summarizes the cost of properties not subject to amortization for the year the cost was incurred (000s):

                                              JUNE 30,
                                       ----------------------
                                          1995        1996
Year cost incurred:
     Remainder
          1994.......................  $      360  $      360
          1995.......................      14,765      12,139
          1996.......................      --             954
                                       ----------  ----------
                                       $   15,125  $   13,453
                                       ==========  ==========

The principal acquisitions of undeveloped acreage were received in the Odyssey acquisition of the Fausse Pointe field and the Hampton acquisition which included the Cove field and the Ft. Trinidad waterflood project. In 1996, $2.5 million was included in oil and gas properties subject to amortization from drilling in the Cove and Fausse Pointe fields.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  ACQUISITIONS AND MERGERS

During the last three years, the Company has completed the following mergers and acquisitions:

On February 28, 1995, the Company acquired Hampton in exchange for $17.0 million in cash and 1,006,458 shares of the Company's common stock. The Company had paid previous to the merger $2.7 million to acquire common and preferred stock of Hampton and incurred $1.4 million in expenses in arranging the merger. The total cost of the Hampton acquisition was $25.9 million, consisting of $21.1 million in cash and $4.8 million in common stock. Hampton was an energy company engaged in the exploration, acquisition and production of oil and natural gas, primarily in the onshore Gulf Coast region and offshore in Texas state waters.

On August 26, 1994, the Company acquired Odyssey in exchange for $5.6 million in cash (funded from a common stock offering which closed on the same date) and 916,665 shares of the Company's common stock, for a total cost of $9.6 million. Odyssey is an exploration company which assembles, exploits and operates oil and gas properties using state-of-the-art 3-D seismic and computer-aided exploration technology. Odyssey's primary areas of operation have been the onshore Gulf Coast region and the Permian Basin area of West Texas and Southeast New Mexico.

On December 31, 1993, AGRI merged into the Company in consideration of the issuance of 1,419,726 shares of the Company's common stock and cash payments of $232,000, for a total cost of $7.0 million. AGRI's principal assets are a gas gathering system located in Union Parish, Louisiana (the "Gathering System");
a 4.12% interest in the Snyder Gas Plant; a 12.52% interest in the Diamond M-Sharon Ridge Gas Plant (the "Gas Plants"); working interests in approximately 828 wells in Union, Morehouse and Ouachita Parishes, Louisiana; and small non-operated working interests in approximately 137 gas wells in Oklahoma.

On July 30, 1993 the Company acquired certain interests in the Gas Plants, both in Scurry County, Texas, for a purchase price of $8.5 million.

5.  RELATED PARTY TRANSACTIONS

The Company is a party to a management agreement with Torch Energy Advisors Incorporated ("Torch") which was renewed for one year on September 1, 1993 and amended effective January 1, 1994. Torch is currently an affiliate of Torchmark Corporation ("Torchmark"), an insurance and diversified financial services holding company and the parent corporation of Torch. The management agreement requires Torch to administer the business activities of the Company for a monthly fee equal to the sum of one-twelfth of 2% of the average of the book value of the Company's total assets, excluding cash, plus reimbursement of certain costs incurred on behalf of the Company for the management of its oil and gas properties, plus 2% of annual operating cash flows (as defined) during the period in which the services are rendered. The initial term of this agreement (as amended) is six years. Thereafter, the agreement renews automatically for successive one-year periods until terminated by either party in accordance with the applicable provisions of the agreement. For the years ended June 30, 1996, 1995 and 1994, management fees paid to Torch amounted to $1.5 million, $1.2 million and $0.6 million, respectively. Additionally, in the ordinary course of business, the Company incurs intercompany balances resulting from the payment of costs and expenses by affiliated entities on behalf of the Company. Torch may charge interest on any unpaid balances not paid within 30 days, however, no such interest has been charged by Torch since the inception of the agreement. In December 1993, Torch was issued a warrant to purchase 187,500 shares of the Company's common stock at a price of $6.40 per share for its services in identifying and negotiating the AGRI merger.

A subsidiary of Torch markets oil and natural gas production from certain oil and gas properties in which the Company owns an interest. The Company pays fees of 2% of revenues for such marketing services. Such charges were $114,000, $12,000 and $3,000 in 1996, 1995 and 1994, respectively.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Costs of the evaluation of potential property acquisitions and due diligence conducted in conjunction with acquisitions closed are incurred by Torch at the Company's request. The Company was charged $74,000 and $193,000 for these costs in 1996 and 1995, respectively.

Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's overhead charged for these activities for the years ended June 30, 1996, 1995 and 1994 was $367,000, $164,000 and $45,000, respectively.

Torch became the operator of the Gas Plants on December 1, 1993. In fiscal 1996, 1995 and 1994, the fees paid by the Company to Torch were $83,000, $71,000 and $38,000, respectively.

6.  STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

The Certificate of Incorporation of the Company authorizes the issuance of up to 15,000,000 shares of common stock and 1,000,000 shares of preferred stock, the terms, preferences, rights and restrictions of which are established by the Board of Directors of the Company. Certain restrictions contained in the Company's loan agreements limit the amount of dividends which may be declared. There is no present plan to pay dividends on common stock as the Company intends to reinvest its cash flows for continued growth of the Company.

On April 4, 1994, shareholders approved the merger of Bellwether Exploration Company, a Delaware corporation, into the Company. The common stock of the Company was converted into one-eighth share of the newly formed Company's common stock.

During the first quarter of fiscal 1995, the Company consummated the sale of 3,650,000 shares of common stock. The net proceeds to the Company were $17.3 million which were used for the Odyssey and Hampton mergers and general corporate purposes. Of the shares sold, 3,400,000 were newly-issued by the Company and 250,000 were sold by certain stockholders.

STOCK INCENTIVE PLANS

The Company has stock option plans that provide for granting of options for the purchase of common stock to directors, officers and key employees of the Company and Torch. These stock options may be granted subject to terms ranging from 6 to 10 years at a price equal to the fair market value of the stock at the date of grant. At June 30, 1996, options under the plans available for future grants were 18,000.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

A summary of activity in the stock option plans is set forth below:

                                         NUMBER             OPTION
                                        OF SHARES         PRICE RANGE
Balance at June 30, 1993.............     151,715       $3.00  - $5.25
     Granted.........................     456,950       $4.88  - $7.00
     Surrendered.....................    (114,450)      $4.50
     Exercised.......................     (22,890)      $3.25
                                        ---------      -----------------
Balance at June 30, 1994.............     471,325       $3.00  - $7.00
     Granted.........................     450,000       $5.56  - $5.94
                                        ---------      -----------------
Balance at June 30, 1995.............     921,325       $3.00  - $7.00
     Granted.........................      27,000       $4.375 - $6.375
     Surrendered.....................     (10,000)      $5.75
     Exercised.......................     (30,000)      $5.625
                                        ---------      -----------------
Balance at June 30, 1996.............     908,325       $3.00  - $7.00
                                        =========      =================
Exercisable at June 30, 1996.........     830,917       $3.00  - $7.00
                                        =========      =================

7.  DERIVATIVE FINANCIAL INSTRUMENTS

The Company periodically uses derivative financial instruments to manage oil and gas price risk. As of June 30, 1996, the Company was a party to an oil swap price agreement for the month of July for 9,300 barrels of crude oil with a price of $18.25 per barrel. This contract is accounted for as a hedge for financial reporting purposes and, accordingly, is deferred until the related sales are made.

8.  LONG-TERM DEBT

Long-term debt is comprised of the following at June 30, 1996 and 1995 (in thousands):

                                           1995       1996
Bank credit facility.................  $   24,548  $   13,048
Less current maturities..............      (6,023)     --
                                       ----------  ----------
Long-term debt.......................  $   18,525  $   13,048
                                       ==========  ==========

On February 28, 1995, the Company entered into a credit facility ("Credit Facility") with a commercial bank providing for an initial borrowing base of $29.8 million. The borrowing base is reviewed semiannually. Borrowings under the Credit Facility are secured by the Company's interests in oil and gas properties and in the Gathering System and the Gas Plant. The maturity date for the credit facility as modified in the second quarter, fiscal 1996 is March 31, 2001. A principal payment of $9.5 million made in the third quarter, fiscal 1996 extinguished all current maturities. The interest rate is either the agent bank's prime rate or the adjusted Eurodollar Rate plus 1 1/4% at the Company's option. A commitment fee of three-eighths of one percent (0.375%) per annum is charged on the unused portion of the Credit Facility. The interest rate on the Company's borrowings at June 30, 1996 was approximately 7.275%.

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Debt maturities by fiscal year are as follows (in thousands):

Year ending June 30, 1997...............  $   --
Year ending June 30, 1998...............       1,929
Year ending June 30, 1999...............       4,766
Year ending June 30, 2000...............       4,170
Year ending June 30, 2001...............       2,183
                                          ----------
                                          $   13,048
                                          ==========

The Credit Facility has various covenants including certain required financial measurements for a current ratio, consolidated tangible net worth and a ratio of consolidated liabilities to consolidated tangible net worth. In addition, the Company may not pay dividends of greater than 20% of its consolidated after-tax net income in any fiscal year or make any other payment on account of its capital stock or redeem or repurchase any of its capital stock.

Currently, the Company is negotiating a syndicated credit facility in an amount up to $50 million, with the original borrowing base of $27 million, to be redetermined semi-annually. The interest rate, at the Company's option will vary, based upon borrowing base usage, from LIBOR plus 7/8% to LIBOR plus
1 1/4%, or the greater of the prime rate or Fed Funds plus 1/2%. The debt facility will have a termination date four years from closing.

9.  GUARANTOR FINANCIAL STATEMENTS

The guarantor consolidating financial statements for the years ended June 30, 1995 and 1996 are as follows:

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               AS OF JUNE 30, 1995
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY      ELIMINATIONS    CONSOLIDATED
Total current assets.................    $  6,001      $    626       $ --            $  6,627
Net property, plant and equipment....      56,273        10,922         --              67,195
Total other assets...................      10,518            47         (9,737)            828
                                        ----------     --------     ------------    ------------
     Total assets....................    $ 72,792      $ 11,595       $ (9,737)       $ 74,650
                                        ==========     ========     ============    ============
Total current liabilities............    $  6,393      $  1,480       $ --            $  7,873
Long-term debt.......................      18,525         --            --              18,525
Deferred taxes.......................       2,260           140         --               2,400
Other long-term liabilities..........         405         --            --                 405
Total stockholders' equity...........      45,209         9,975         (9,737)         45,447
                                        ----------     --------     ------------    ------------
     Total liabilities and
       stockholders' equity..........    $ 72,792      $ 11,595       $ (9,737)       $ 74,650
                                        ==========     ========     ============    ============

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                    CONDENSED CONSOLIDATING INCOME STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1995
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
Revenues.............................    $ 16,582      $ 2,727       $ 19,309
Expenses.............................      16,010        2,349         18,359
                                        ----------     -------     ------------
Net earnings before income taxes.....         572          378            950
                                        ----------     -------     ------------
Income taxes.........................        (131)         140              9
                                        ----------     -------     ------------
Net earnings.........................    $    703      $   238       $    941
                                        ==========     =======     ============

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1995
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY      CONSOLIDATED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................   $      703     $    238      $      941
     Non-cash adjustments............        4,393        1,109           5,502
     Change in assets and
      liabilities....................       (3,725)       2,565          (1,160)
                                        ----------     --------     ------------
     Net cash provided by operating
      activities.....................        1,371        3,912           5,283
                                        ----------     --------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to oil & gas
      properties.....................      (24,786)      (2,478)        (27,264)
     Proceeds from sale of
      properties.....................          265        --                265
     Additions to other properties
      and other......................         (292)           2            (290)
                                        ----------     --------     ------------
     Net cash used in investing
      activities.....................      (24,813)      (2,476)        (27,289)
                                        ----------     --------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from borrowings........       25,860        --             25,860
     Payments of long-term debt......      (20,031)      (1,425)        (21,456)
     Net proceeds from issuance of
      common stock...................       17,238        --             17,238
                                        ----------     --------     ------------
     Net cash provided by (used in)
      financing activities...........       23,067       (1,425)         21,642
                                        ----------     --------     ------------
     Net increase (decrease) in cash
      and cash equivalents...........         (375)          11            (364)
     Cash and cash equivalents at
      beginning of period............        1,452        --              1,452
                                        ----------     --------     ------------
     Cash and cash equivalents at end
      of period......................   $    1,077     $     11      $    1,088
                                        ==========     ========     ============

                 BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY      ELIMINATIONS    CONSOLIDATED
Total current assets.................    $  7,617      $    887       $ --            $  8,504
Net property, plant and equipment....      47,130        11,005         --              58,135
Total other assets...................      10,298            25         (9,737)            586
                                        ----------     --------     ------------    ------------
     Total assets....................    $ 65,045      $ 11,917       $ (9,737)       $ 67,225
                                        ==========     ========     ============    ============
Total current liabilities............    $  2,291      $  1,045       $ --            $  3,336
Long-term debt.......................      13,048         --            --              13,048
Deferred taxes.......................       2,449           412         --               2,861
Other long-term liabilities..........       1,383         --            --               1,383
Total stockholders' equity...........      45,874        10,460         (9,737)         46,597
                                        ----------     --------     ------------    ------------
     Total liabilities and
       stockholders' equity..........    $ 65,045      $ 11,917       $ (9,737)       $ 67,225
                                        ==========     ========     ============    ============

                   CONDENSED CONSOLIDATING INCOME STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
Revenues.............................    $ 20,902      $ 3,599       $ 24,501
Expenses.............................      20,644        2,829         23,473
                                        ----------     -------     ------------
Net earnings before income taxes.....         258          770          1,028
                                        ----------     -------     ------------
Income taxes.........................        (239)         285             46
                                        ----------     -------     ------------
Net earnings.........................    $    497      $   485       $    982
                                        ==========     =======     ============

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY      CONSOLIDATED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................   $      497     $    485      $      982
     Non-cash adjustments............        6,950        1,506           8,456
     Change in assets and
      liabilities....................       (1,709)        (244)         (1,953)
                                        ----------     --------     ------------
     Net cash provided by operating
      activities.....................        5,738        1,747           7,485
                                        ----------     --------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to oil & gas
      properties.....................       (5,432)      (1,567)         (6,999)
     Proceeds from sale of
      properties.....................          644        --                644
     Proceeds from gas contract
      assumption.....................        9,875        --              9,875
     Additions to other properties
      and other......................           22        --                 22
                                        ----------     --------     ------------
     Net cash provided by (used in)
      investing activities...........        5,109       (1,567)          3,542
                                        ----------     --------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of long-term debt......      (11,500)       --            (11,500)
     Net proceeds from issuance of
      common stock...................          168        --                168
                                        ----------     --------     ------------
     Net cash used in financing
      activities.....................      (11,332)       --            (11,332)
                                        ----------     --------     ------------
     Net increase (decrease) in cash
      and cash equivalents...........         (485)         180            (305)
     Cash and cash equivalents at
      beginning of period............        1,077           11           1,088
                                        ----------     --------     ------------
     Cash and cash equivalents at end
      of period......................   $      592     $    191      $      783
                                        ==========     ========     ============

10.  INCOME TAXES

Income tax expense is summarized as follows (in thousands):

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1994       1995       1996
Current
     Federal............................  $      --  $       9  $     126
     State..............................         --         --        103
Deferred -- Federal and State...........         --         --       (183)
                                          ---------  ---------  ---------
Total income tax expense................  $      --  $       9  $      46
                                          =========  =========  =========

The balances for deferred tax assets and liabilities were modified as of the effective date of the Hampton merger based on the allocation of the purchase price.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1996 and 1995 are as follows:

                                                AT JUNE 30,
                                          -----------------------
                                              1995         1996
Net operating loss carryforwards........  $     8,858  $    8,922
Percentage depletion carryforwards......          271         271
Alternative minimum tax credit
  carryforwards.........................      --              126
                                          -----------  ----------
Total deferred income tax assets........        9,129       9,319
                                          -----------  ----------
Plant, property and equipment...........      (11,529)     (8,841)
State income taxes......................      --             (446)
                                          -----------  ----------
Total deferred income tax liabilities...      (11,529)     (9,287)
Valuation allowances....................      --           (2,893)
                                          -----------  ----------
Net deferred income tax liability.......  $    (2,400) $   (2,861)
                                          ===========  ==========

The Company files a consolidated federal income tax return. Deferred income taxes are provided for transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction for tax purposes of certain oil and gas development costs which are capitalized for financial statement purposes. In the years ended June 30, 1995 and 1994, the Company did not provide a provision for deferred income taxes due to the availability of sufficient net operating losses
("NOLs") to offset net income.

Total income tax differs from the amount computed by applying the Federal income tax rate to income before income taxes and minority interest. The reasons for the differences are as follows:

                                               AT JUNE 30,
                                           --------------------
                                             1995       1996
Statutory Federal income tax rate.......       34.0%      34.0%
Increase (Decrease) in tax rate
  resulting from:
     State income taxes, net of federal
      benefit...........................        0.0        7.0
Nondeductable travel and
  entertainment.........................        1.2         .3
Reduction of valuation allowance due to
  utilization
  of net operating loss carryforwards...      (34.2)     (36.5)
                                          ---------  ---------
                                                1.0%       4.8%
                                          =========  =========

The Company issued 3,400,000 shares of its common stock on July 20, 1994. As a result of the common stock issuance, the Company has undergone an ownership change. Therefore, the Company's ability to use its NOL for federal income tax purposes is subject to significant restrictions.

Section 382 of the Internal Revenue Code significantly limits the amount of NOL and investment tax credit carryforwards that are available to offset future taxable income and related tax liability when a change in ownership occurs after December 31, 1986.

At June 30, 1996, the Company had NOLs of approximately $26.2 million which will expire in future years beginning in 1997. Due to provisions of Section 382, the Company is limited to approximately $4.6 million utilization of NOL per year.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  SEGMENT INFORMATION

The Company's operations are concentrated in two segments. The results of operations of these business segments are as follows (in thousands):

                                              YEARS ENDED JUNE 30,
                                       ----------------------------------
                                          1994        1995        1996
Revenues:
     Oil.............................  $    2,620  $    4,864  $    5,810
     Gas.............................       1,086       3,643       9,856
     Gas plants and gas gathering....       6,930      10,705       8,719
     Other revenues..................          63          97         116
                                       ----------  ----------  ----------
          Total revenues.............  $   10,699  $   19,309  $   24,501
                                       ==========  ==========  ==========
Operating profit before income tax:
     Oil and gas.....................  $      859  $    1,758  $    3,416
     Gas plants and gas gathering....       1,847       3,251       2,319
                                       ----------  ----------  ----------
                                            2,706       5,009       5,735
Unallocated corporate expenses.......       1,172       2,823       2,943
Other expenses.......................      --          --             153
Interest expense.....................         721       1,245       1,657
                                       ----------  ----------  ----------
Income before taxes..................  $      813  $      941  $      982
                                       ==========  ==========  ==========
Identifiable assets:
     Oil and gas.....................  $   13,763  $   53,218  $   47,727
     Gas plants and gas gathering....      19,285      18,289      10,408
                                       ----------  ----------  ----------
                                           33,048      71,507      58,135
Corporate assets.....................       2,822       3,143       9,090
                                       ----------  ----------  ----------
          Total assets...............  $   35,870  $   74,650  $   67,225
                                       ==========  ==========  ==========
Capital expenditures:
     Oil and gas.....................  $    3,199  $   41,676  $    6,934
     Gas plants and gas gathering....      18,835         225          65
                                       ----------  ----------  ----------
                                       $   22,034  $   41,901  $    6,999
                                       ==========  ==========  ==========
Depreciation, depletion and
amortization:
     Oil and gas.....................  $    1,553  $    3,893  $    6,933
Gas plants and gas gathering.........         936       1,376       1,215
                                       ----------  ----------  ----------
                                       $    2,489  $    5,269  $    8,148
                                       ==========  ==========  ==========

In 1996, 1995 and 1994, the Company had 3 customers which accounted for 33% of its revenues, two customers which accounted for 42% of its revenues and three customers which accounted for 58% of its revenues, respectively.

12.  CONTINGENCIES

The Company has been named as a defendant in certain lawsuits incidental to its business. Management does not believe that the outcome of such litigation will have a material adverse impact on the Company.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  SELECTED QUARTERLY FINANCIAL DATA (AMOUNTS IN THOUSANDS,
     EXCEPT PER SHARE DATA) (UNAUDITED):

                                                            QUARTER ENDED
                                        ------------------------------------------------------
                                        SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                           1994(1)           1994         1995(2)       1995
Revenues.............................      $ 3,997         $  4,186       $ 4,783     $ 6,343
Operating Income.....................      $   424         $    272       $   238     $   188
Net income...........................      $   378         $    224       $   199     $   140
Earnings per common equivalent
share................................      $  0.07         $   0.03       $  0.02     $  0.02

                                                            QUARTER ENDED
                                        ------------------------------------------------------
                                        SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                            1995             1995          1996         1996
Revenues.............................      $ 5,678         $  6,444       $ 6,338     $ 6,041
Operating Income.....................      $    38         $     95       $   542     $   353
Net income (loss)....................      $    13         $    (12)      $   557     $   424
Earnings per common equivalent
share................................      $  0.00         $   0.00       $  0.06     $  0.05

------------
(1) Includes the acquisition of Odyssey on August 26, 1994.

(2) Includes the acquisition of Hampton on February 28, 1995.

14.  SUPPLEMENTAL INFORMATION -- (UNAUDITED)

OIL AND GAS PRODUCING ACTIVITIES

Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production are based primarily upon reserve reports prepared by the Company's independent petroleum engineering firms. These estimates are inherently imprecise and subject to substantial revision.

Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids were made in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." The estimates are based on prices at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

COSTS INCURRED

The following table sets forth the costs incurred in property acquisition and development activities (in thousands):

                                             YEARS ENDED JUNE 30,
                                       --------------------------------
                                         1994        1995       1996
Property acquisition:
     Proved properties...............  $   1,896  $   25,072  $     128
     Unproved properties.............        295      13,233        424
Exploration..........................        364         530        824
Development..........................        644       2,841      5,558
                                       ---------  ----------  ---------
                                       $   3,199  $   41,676  $   6,934
                                       =========  ==========  =========

CAPITALIZED COSTS

The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization (in thousands):

                                                  YEARS ENDED JUNE 30,
                                          -------------------------------------
                                             1994         1995         1996
Proved properties.......................  $    28,917  $    56,300  $    62,590
Unproved properties.....................          832       15,125       13,453
                                          -----------  -----------  -----------
Total capitalized costs.................       29,749       71,425       76,043
Accumulated depreciation, depletion and
  amortization..........................      (17,043)     (20,983)     (28,316)
                                          -----------  -----------  -----------
Net capitalized costs...................  $    12,706  $    50,442  $    47,727
                                          ===========  ===========  ===========

RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES (IN THOUSANDS):

                                                YEARS ENDED JUNE 30,
                                          --------------------------------
                                            1994       1995        1996
Revenues from oil and gas producing
  activities............................  $   3,706  $   8,507  $   15,666
Production costs........................      1,294      2,856       5,317
Depreciation, depletion and
  amortization..........................      1,553      3,893       6,933
                                          ---------  ---------  ----------
Results of operations from producing
  activities (excluding corporate
  overhead and interest costs)..........  $     859  $   1,758  $    3,416
                                          =========  =========  ==========

PER UNIT SALES PRICES AND COSTS:

                                               YEARS ENDED JUNE 30,
                                          -------------------------------
                                            1994       1995       1996
Average sales price:(1)
     Oil (per barrel)...................  $   15.27  $   16.89  $   17.81
     Gas (per MCF)......................       2.17       1.66       2.02
Average production cost per equivalent
  barrel................................       4.75       4.05       4.49
Average unit depletion rate per
  equivalent barrel.....................       5.71       5.52       5.86

------------

(1) Average sales price is exclusive of the effect of natural gas and crude oil price swaps.

                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RESERVES:

The Company's estimated total proved and proved developed reserves of oil and gas are as follows:

                                                              YEARS ENDED JUNE 30,
                                           -----------------------------------------------------------
                                                 1994                 1995                 1996
                                           -----------------    -----------------    -----------------
                                            OIL        GAS       OIL        GAS       OIL        GAS
              DESCRIPTION                  (MBBL)    (MMCF)     (MBBL)    (MMCF)     (MBBL)    (MMCF)
Proved reserves at beginning of year....     438       7,202      393      10,671    2,597      30,159
Revisions of previous estimates.........     (44)         58      (61 )      (988)    (534 )     2,855
Extensions and discoveries..............    --         --         724       1,179       89       7,128
Production..............................     (71)     (1,206)    (216 )    (2,932)    (334 )    (5,099)
Sales of reserves in-place..............    --         --          (1 )        (3)     (14 )    (2,023)
Purchases of reserves in-place..........      67         287     --           163        4         176
Reserves added in Mergers...............       3       4,330    1,758      22,069     --         --
                                           ------    -------    ------    -------    ------    -------
Proved reserves at end of year..........     393      10,671    2,597      30,159    1,808      33,196
                                           ======    =======    ======    =======    ======    =======
Proved developed reserves --
     Beginning of year..................     410       7,151      361       9,154    1,891      23,795
                                           ======    =======    ======    =======    ======    =======
     End of year........................     361       9,154    1,891      23,795    1,494      22,698
                                           ======    =======    ======    =======    ======    =======

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below:

                                               YEARS ENDED JUNE 30,
                                       -------------------------------------
                                          1994         1995         1996
                                                  (IN THOUSANDS)
Future cash inflows..................  $    31,180  $    96,738  $   113,554
Future production costs..............      (11,462)     (34,093)     (33,131)
Future income taxes..................      --           --           (11,095)
Future development costs.............         (402)      (7,738)      (8,961)
                                       -----------  -----------  -----------
Future net cash flows................       19,316       54,907       60,367
10% discount factor..................       (7,272)     (17,616)     (15,191)
                                       -----------  -----------  -----------
Standardized measure of discounted
  future net cash
  flows..............................  $    12,044  $    37,291  $    45,176
                                       ===========  ===========  ===========

The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                               YEARS ENDED JUNE 30,
                                       -------------------------------------
                                          1994         1995         1996
                                                  (IN THOUSANDS)
Standardized measure -- beginning of
year.................................  $    10,519  $    12,044  $    37,291
Sales, net of production costs.......       (2,412)      (5,651)     (10,349)
Purchases of reserves in-place.......          566          162          246
Reserves received in Mergers.........        3,598       34,039      --
Net change in prices and production
  costs..............................       (1,500)      (8,326)      11,458
Net change in income taxes...........      --           --            (2,958)
Extensions, discoveries and improved
  recovery, net of future production
  and development costs..............      --             5,085        7,709
Changes in estimated future
  development costs..................         (163)      (3,148)         497
Development costs incurred during the
  period.............................          644          629          883
Revisions of quantity estimates......         (194)          (4)        (438)
Accretion of discount................        1,052        1,204        3,729
Sales of reserves in-place...........      --                (5)      (1,614)
Changes in production rates and
  other..............................          (66)       1,262       (1,278)
                                       -----------  -----------  -----------
Standardized measure -- end of
  year...............................  $    12,044  $    37,291  $    45,176
                                       ===========  ===========  ===========

                         BELLWETHER EXPLORATION COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                           JUNE 30,     DECEMBER 31,
                                             1996           1996
                                           ---------    ------------
                                                        (UNAUDITED)

                                                (IN THOUSANDS)
                 ASSETS
Current Assets:
Cash and cash equivalents...............   $     783     $      450
Accounts receivable and accrued
  revenues..............................       5,990          7,296
Accounts receivable -- related
  parties...............................       1,417            303
Prepaid expenses and other..............         314            586
                                           ---------    ------------
     Total current assets...............       8,504          8,635
                                           ---------    ------------
Property, Plant and Equipment, at cost:
Oil and gas properties (full cost
  method)...............................      76,043         83,473
Gas plant facilities and gas gathering
  system................................      12,840         12,843
                                           ---------    ------------
                                              88,883         96,316
Accumulated depreciation, depletion and
  amortization..........................     (30,748)       (36,561)
                                           ---------    ------------
                                              58,135         59,755
                                           ---------    ------------
Other Assets............................         586            592
                                           ---------    ------------
                                           $  67,225     $   68,982
                                           =========    ============
Current Liabilities:
Accounts payable and accrued
  liabilities...........................   $   2,634     $    3,867
Due to affiliates.......................         702            411
Current maturities of long-term debt....      --            --
                                           ---------    ------------
     Total current liabilities..........       3,336          4,278
                                           ---------    ------------
Long-term debt, excluding current
  maturities............................      13,048         11,000
Deferred income taxes...................       2,861          3,805
Other liabilities.......................       1,383          1,148
Stockholders' Equity:
Preferred stock, $0.01 par value,
  1,000,000 shares authorized, none
  issued or outstanding at June 30, 1996
  and December 31, 1996.................      --            --
Common stock, $0.01 par value,
  15,000,000 shares authorized,
  9,075,479
  and 9,152,979 shares issued and
  outstanding at June 30, 1996 and
  December 31, 1996, respectively.......          91             92
Additional paid-in capital..............      41,639         42,059
Retained earnings.......................       4,867          6,600
                                           ---------    ------------
     Total stockholders' equity.........      46,597         48,751
                                           ---------    ------------
                                           $  67,225     $   68,982
                                           =========    ============

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED

                                           THREE MONTHS ENDED      SIX MONTHS ENDED
                                              DECEMBER 31,           DECEMBER 31,
                                          --------------------  ----------------------
                                            1995       1996        1995        1996
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Oil and gas revenues...............  $   3,853  $   5,383  $    7,142  $    9,846
     Gas plant and gas gathering
       revenues.........................      2,555      2,158       4,923       3,879
     Interest and other income..........         36         26          57          53
                                          ---------  ---------  ----------  ----------
                                              6,444      7,567      12,122      13,778
                                          ---------  ---------  ----------  ----------
Costs and Expenses:
     Lease operating expenses...........      1,347      1,696       2,447       3,061
     Gas plant and gas gathering
       expenses.........................      1,549        934       3,006       1,827
     Depreciation, depletion and
       amortization.....................      1,979      2,173       3,866       4,167
     General and administrative
       expenses.........................        859        761       1,559       1,452
     Interest expense...................        472        232         956         520
     Other expense......................        143     --             155      --
                                          ---------  ---------  ----------  ----------
                                              6,349      5,796      11,989      11,027
                                          ---------  ---------  ----------  ----------
Income before income taxes..............         95      1,771         133       2,751
Provision for income taxes..............        107        655         132       1,018
                                          ---------  ---------  ----------  ----------
     Net income.........................  $     (12) $   1,116  $        1  $    1,733
                                          =========  =========  ==========  ==========
Net income per share....................  $  --      $    0.12  $     0.00  $     0.19
                                          =========  =========  ==========  ==========
Weighted average common and common
  equivalent shares outstanding.........      9,045      9,145       9,045       9,118
                                          =========  =========  ==========  ==========

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                              COMMON STOCK        PREFERRED STOCK      ADDITIONAL                 TREASURY STOCK
                                           ------------------    ------------------     PAID-IN      RETAINED    ----------------
                                           SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      EARNINGS    SHARES    AMOUNT
                                                                               (IN THOUSANDS)
Balance, June 30, 1993..................   2,318     $  1,156     --          --        $  7,598     $ 2,130        29     $(115)
Shares issued in merger with Associated
  Gas Resources, Inc....................   1,419          708     --          --           6,066       --         --        --
To change par value per share...........    --         (1,827)    --          --           1,827       --         --        --
Other...................................    --          --        --          --              (1)      --          (14)       16
Net earnings............................    --          --        --          --          --             814      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, June 30, 1994..................   3,737           37     --          --          15,490       2,944        15       (99)
Shares issued in public stock
  offering..............................   3,400           34     --          --          17,204       --         --        --
Cancellation of treasury stock..........     (15 )      --        --          --          --           --          (15)       99
Shares issued in merger with Odyssey
  Partners, Ltd.........................     917            9     --          --           3,944       --         --        --
Shares issued in merger with Hampton
  Resources Corporation.................   1,006           10     --          --           4,834       --         --        --
Net earnings............................    --          --        --          --          --             941      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, June 30, 1995..................   9,045           90     --          --          41,472       3,885      --        --
Stock options exercised.................      30            1     --          --             167       --         --        --
Net earnings............................    --          --        --          --          --             982      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, June 30, 1996..................   9,075           91     --          --          41,639       4,867      --        --
Stock options exercised.................      70            1                                420
Net earnings............................    --          --        --          --          --           1,733      --        --
                                           ------    --------    ------    --------    ----------    --------    ------    ------
Balance, December 31, 1996
  (unaudited)...........................   9,145     $     92     --          --        $ 42,059     $ 6,600      --       $--
                                           ======    ========    ======    ========    ==========    ========    ======    ======

                                           TOTAL

Balance, June 30, 1993..................  $ 10,769
Shares issued in merger with Associated
  Gas Resources, Inc....................     6,774
To change par value per share...........     --
Other...................................        15
Net earnings............................       814
                                          --------
Balance, June 30, 1994..................    18,372
Shares issued in public stock
  offering..............................    17,238
Cancellation of treasury stock..........        99
Shares issued in merger with Odyssey
  Partners, Ltd.........................     3,953
Shares issued in merger with Hampton
  Resources Corporation.................     4,844
Net earnings............................       941
                                          --------
Balance, June 30, 1995..................    45,447
Stock options exercised.................       168
Net earnings............................       982
                                          --------
Balance, June 30, 1996..................    46,597
Stock options exercised.................       421
Net earnings............................     1,733
                                          --------
Balance, December 31, 1996
  (unaudited)...........................  $ 48,751
                                          ========

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS -- UNAUDITED

                                             SIX MONTHS
                                                ENDED
                                            DECEMBER 31,
                                       -----------------------
                                          1995        1996
                                           (IN THOUSANDS)
Net Income...........................  $        1  $     1,733
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Depreciation, depletion and
      amortization...................       3,897        4,308
     Deferred taxes and other........      --              951
Change in assets and liabilities:
     Accounts receivable and accrued
     revenues........................        (439)      (1,306)
     Accounts payable and other
     liabilities.....................         405          999
     Due (to) from affiliates........        (158)         823
     Other...........................        (210)        (403)
                                       ----------  -----------
Net Cash Flows Provided by Operating
  Activities.........................       3,496        7,105
                                       ----------  -----------
Cash Flows From Investing Activities:
     Additions to oil and gas
     properties......................      (1,133)      (7,430)
     Proceeds from sales of
     properties......................      --            1,665
     Other...........................         (41)         (45)
                                       ----------  -----------
Net Cash Flows Used In Investing
  Activities.........................      (1,174)      (5,810)
                                       ----------  -----------
Cash Flows From Financing Activities:
     Proceeds from borrowings........      --           13,000
     Payments of long-term debt......      (1,000)     (15,048)
     Net proceeds from issuance of
     common stock....................      --              420
                                       ----------  -----------
Net Cash Flows (Used In) Provided by
  Financing Activities...............      (1,000)      (1,628)
                                       ----------  -----------
     Net increase (decrease) in cash
     and cash equivalents............       1,322         (333)
     Cash and cash equivalents at
      beginning of period............       1,088          783
                                       ----------  -----------
Cash And Cash Equivalents At End of
  Period.............................  $    2,410  $       450
                                       ==========  ===========
Supplemental Disclosures Of Cash Flow
  Information:
  Cash paid during the period for:
     Interest........................  $      480  $       348
     Income taxes (net of refund)....         127           63

           See Notes to Condensed Consolidated Financial Statements.

                         BELLWETHER EXPLORATION COMPANY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all disclosures required by generally accepted accounting principles. However, in the opinion of management, these statements include all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position at December 31, 1996, and June 30, 1996, and the results of operations and changes in cash flows for the periods ended December 31, 1996, and 1995. These financial statements should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements in the 1996 Form 10-K of Bellwether Exploration Company ("the Company") that was filed with the Securities and Exchange Commission.

2.  INDUSTRY SEGMENT INFORMATION

The Company's operations are concentrated primarily in two segments; the exploration and production of oil and natural gas and gas plants and gas gathering operations.

                                         FOR THE SIX MONTHS
                                               ENDED
                                            DECEMBER 31,
                                       ----------------------
                                          1995        1996
                                           (IN THOUSANDS)
Sales to unaffiliated customers:
     Oil and gas.....................  $    7,142  $    9,846
     Gas plants and gas gathering....       4,923       3,879
     Other revenues..................          57          53
                                       ----------  ----------
          Total revenues.............      12,122      13,778
                                       ==========  ==========
Operating profit before income tax:
     Oil and gas.....................       1,520       3,059
     Gas plants and gas gathering....       1,226       1,611
                                       ----------  ----------
                                            2,746       4,670
                                       ----------  ----------
Unallocated corporate expenses.......       1,657       1,399
Interest expense.....................         956         520
                                       ----------  ----------
          Income before taxes........         133       2,751
                                       ==========  ==========
Depreciation, depletion and
amortization:
     Oil and gas.....................       3,175       3,726
     Gas plants and gas gathering....         691         441
                                       ----------  ----------
                                       $    3,866  $    4,167
                                       ==========  ==========

3.  LONG TERM DEBT

On February 28, 1995, the Company entered into a credit facility ("Credit Facility") with a commercial bank providing an initial borrowing base of $29.8 million. The borrowing base is reviewed semi-annually. The borrowings under the Credit Facility are secured by the Company's interest in oil and gas properties and in the Gathering System and the Gas Plant. The maturity date, as modified in the second quarter, fiscal 1996 is March 31, 2001, and the borrowing base is $20.1 million. The Credit Facility was retired in October 1996.

In October 1996 the Company entered into a syndicated credit facility ("New Credit Facility") in an amount up to $50 million with an initial borrowing base of $27 million, to be determined semi-annually. The interest rate, at the Company's option, will vary, based upon borrowing base usage, from LIBOR plus 7/8% to LIBOR plus 1 1/4%, or the greater of the prime rate or Fed Funds plus 1/2%. The New Credit Facility is unsecured with respect to oil and gas assets and has a termination date of October 15, 2000.

                         BELLWETHER EXPLORATION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED -- (CONTINUED)

The New Credit Facility contains various covenants including certain required financial measurements for a current ratio, consolidated tangible net worth, and interest coverage ratio. In addition, the New Credit Facility includes certain limitations on restricted payments and dividends, incurrence of additional funded indebtedness/guarantees and asset sales.

4.  GAS CONTRACT LIABILITY

The Company and certain third parties were the beneficiaries of an agreement ("Purchase Agreement") whereby another party had an obligation to purchase, until May 1999, the gas produced by the Company and such third parties from the West Monroe field in Union Parish, Louisiana, at a price of $4.50 per MMBTU. Bellwether owned a large majority of the gas produced and sold pursuant to the Purchase Agreement. In March 1996, in exchange for Bellwether's agreement to assume this obligation to purchase gas under the Purchase Agreement, Bellwether was paid $9.9 million. As a result of this transaction, the Company has written off the book value of the gas gathering system and has recorded a liability of $2.0 million to cover estimated liabilities under the contract. Gas gathering operations of the subsidiary and payments to third parties are charged to the liability as incurred. From the proceeds, $9.5 million was paid on the Company's credit facility.

5.  GUARANTOR FINANCIAL STATEMENTS

              CONDENSED CONSOLIDATING BALANCE SHEETS -- UNAUDITED
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY      ELIMINATIONS    CONSOLIDATED
Total current assets.................    $  7,595      $  1,040       $ --            $  8,635
Net property, plant and equipment....      47,385        12,370         --              59,755
Total other assets...................      10,314            15         (9,737)            592
                                        ----------     --------     ------------    ------------
     Total assets....................    $ 65,294      $ 13,425       $ (9,737)       $ 68,982
                                        ==========     ========     ============    ============
Total current liabilities............    $  2,254      $  2,024       $ --            $  4,278
Long-term debt.......................      11,000         --            --              11,000
Deferred taxes.......................       3,202           603         --               3,805
Other long-term liabilities..........       1,148         --            --               1,148
Total stockholders' equity...........      47,690        10,798         (9,737)         48,751
                                        ----------     --------     ------------    ------------
     Total liabilities and
       stockholders' equity..........    $ 65,294      $ 13,425       $ (9,737)       $ 68,982
                                        ==========     ========     ============    ============

             CONDENSED CONSOLIDATING INCOME STATEMENTS-- UNAUDITED
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY     CONSOLIDATED
Revenues.............................    $ 11,970      $ 1,808       $ 13,778
Expenses.............................       9,736        1,291         11,027
                                        ----------     -------     ------------
Net earnings before income taxes.....       2,234          517          2,751
                                        ----------     -------     ------------
Income taxes.........................         839          179          1,018
                                        ----------     -------     ------------
Net earnings.........................    $  1,395      $   338       $  1,733
                                        ==========     =======     ============

                         BELLWETHER EXPLORATION COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        BELLWETHER     ODYSSEY      CONSOLIDATED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................   $    1,395     $    338      $    1,733
     Non-cash adjustments............        4,670          589           5,259
     Change in assets and
      liabilities....................         (804)         917             113
                                        ----------     --------     ------------
     Net cash provided by operating
      activities.....................        5,261        1,844           7,105
                                        ----------     --------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to oil & gas
      properties.....................       (5,487)      (1,943)         (7,430)
     Proceeds from sale of
      properties.....................        1,665        --              1,665
     Additions to other properties
      and other......................          (45)       --                (45)
                                        ----------     --------     ------------
     Net cash used in investing
      activities.....................       (3,867)      (1,943)         (5,810)
                                        ----------     --------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from borrowings........       13,000        --             13,000
     Payments of long-term debt......      (15,048)       --            (15,048)
     Net proceeds from issuance of
      common stock...................          420        --                420
                                        ----------     --------     ------------
     Net cash provided by in
      financing activities...........       (1,628)       --             (1,628)
                                        ----------     --------     ------------
     Net increase (decrease) in cash
      and cash equivalents...........         (234)         (99)           (333)
     Cash and cash equivalents at
      beginning of period............          592          191             783
                                        ----------     --------     ------------
     Cash and cash equivalents at end
      of period......................   $      358     $     92      $      450
                                        ==========     ========     ============

6.  OTHER MATTERS -- (UNAUDITED)

In February 1997, the Company filed a registration statement with the SEC with regard to an offering by the Company of 4,400,000 shares of common stock ("Common Stock Offering") and $100.0 million in Senior Subordinated Notes ("Notes Offering"), the proceeds of which are to be used to purchase oil and gas properties and an estimated $18.0 million of working capital for $188.3 million, plus a contingent payment of up to $9.0 million, the actual amount of which will be based on 1997 gas prices (the "Contingent Payment"). The effective date of the pending acquisition is July 1, 1996 and the estimated net adjusted purchase price assuming an April 9, 1997 closing date is $141.8 million plus the Contingent Payment. As of June 30, 1996, estimated net proved reserves attributable to the properties were 39.2 MMBOE (89% developed and 59% gas) with a PV-10 Value (pre-tax) of $212.0 million. The Company is also negotiating a new $90 million credit facility ("New Credit Facility") with a group of banks. The Company will finance the cash portion of the acquisition and related fees, estimated to aggregate $173.2 million, including repayment of an estimated $12.0 million of existing indebtedness with advances under the New Credit Facility and the proceeds of the Common Stock Offering and the Notes Offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Torch Energy Advisors Incorporated:

We have audited the accompanying statements of assets (other than productive oil and gas properties) and liabilities as of December 31, 1995 and 1996 to be acquired by Bellwether Exploration Company (Acquired Properties) as described in
Note 1 and the related statements of revenues and direct operating expenses for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of Torch Energy Advisors Incorporated's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared as described in Note 1 for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in certain SEC regulatory reports and filings and are not intended to be a complete financial presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets (other than productive oil and gas properties) and liabilities of the Acquired Properties as of December 31, 1995 and 1996 and the related revenues and direct operating expenses for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                      KPMG PEAT MARWICK LLP

Houston, Texas
March 11, 1997

                            THE ACQUIRED PROPERTIES
            STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL
                  AND GAS PROPERTIES) AND LIABILITIES (NOTE 1)
                                 (IN THOUSANDS)

                                               DECEMBER 31,
                                          ----------------------
                                             1995        1996
Assets acquired (other than productive
  oil and gas properties)
     Cash and cash equivalents..........  $      603  $       79
     Accounts receivable and other......      19,291      23,428
     Due from affiliates................       5,798       3,954
Liabilities
     Accounts payable and accrued
      liabilities.......................      (8,968)     (9,050)
     Due to affiliates..................         (30)       (375)
                                          ----------  ----------
     Excess of assets acquired (other
      than productive oil and gas
      properties) over liabilities
      assumed...........................  $   16,694  $   18,036
                                          ==========  ==========

                            See accompanying notes.

                            THE ACQUIRED PROPERTIES
              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1994         1995         1996
REVENUES:
     Oil revenues.......................  $    42,215  $    43,424  $    42,842
     Gas revenues.......................       60,129       49,354       58,132
     Natural gas processing income......          114          126           49
     Other oil and gas income...........          655       19,363        1,338
                                          -----------  -----------  -----------
                                              103,113      112,267      102,361
                                          -----------  -----------  -----------
DIRECT OPERATING EXPENSES:
     Lease operating expenses...........  $    26,890  $    28,894  $    24,733
     Production taxes...................        3,511        2,238        3,081
                                          -----------  -----------  -----------
     Direct operating expenses..........       30,401       31,132       27,814
                                          -----------  -----------  -----------
REVENUES IN EXCESS OF DIRECT OPERATING
  EXPENSES..............................  $    72,712  $    81,135  $    74,547
                                          ===========  ===========  ===========

                            See accompanying notes.

                            THE ACQUIRED PROPERTIES
   NOTES TO STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES) AND LIABILITIES AND STATEMENTS OF REVENUES AND DIRECT OPERATING
                                    EXPENSES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying statements present the assets (other than productive oil and gas properties) and liabilities to be acquired and the related revenues and direct operating expenses of oil and gas properties (the "Acquired
Properties") to be acquired by Bellwether Exploration Company from Torch Energy Advisors Incorporated ("Torch") and certain partnerships and other entities managed or sponsored by Torch (collectively, the "Partnerships"). The Acquired Properties are primarily located in Texas, Louisiana, California and the Gulf of Mexico.

The accompanying financial statements were derived from the historical accounting records from the Partnerships. Direct operating expenses include payroll, lease and well repairs, maintenance and other direct operating expenses.

OMITTED HISTORICAL FINANCIAL INFORMATION

Full historical financial statements, including general and administrative expense, income tax expense and interest expense have not been presented historically because the above properties were not accounted for or operated as a separate division by the Partnerships. Historical depletion expense, including abandonment provision, also has not been included as the basis in the properties will be adjusted in the purchase price allocation when they are sold; therefore, historical depletion no longer will be relevant.

ACCRUAL BASIS STATEMENTS

Memorandum adjustments have been made to the financial information in order to present the accompanying financial statements in accordance with generally accepted accounting principles.

CASH AND CASH EQUIVALENTS

The Partnerships consider all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

GAS BALANCING

Certain Partnerships use the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Partnerships' net revenue interest in production. Deliveries of natural gas in excess of the Partnerships' revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. At December 31, 1995 and 1996 the Partnerships' aggregate net receivable was $781,705 and $1,174,950, respectively. Such amounts have been included in accounts receivable and accounts payable and accrued liabilities as it is expected that a substantial portion of the production imbalances will be settled with production in the upcoming year.

Certain other Partnerships use the sales method for recording sales of natural gas. Under the sales method of accounting, revenue is recorded based on the Partnerships' sales of production. Substantially all such gas imbalances are anticipated to be settled with production in future periods. If such Partnerships had used the entitlement method of recording sales of natural gas, there would have been no significant impact on the financial statements.

USE OF ESTIMATES

A number of estimates and assumptions relating to the reporting of assets and liabilities and to the disclosure of contingent assets and liabilities have been made by Torch to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                            THE ACQUIRED PROPERTIES
   NOTES TO STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES) AND LIABILITIES AND STATEMENTS OF REVENUES AND DIRECT OPERATING
                            EXPENSES -- (CONTINUED)

DETERMINATION OF FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value for cash, receivables, and payables approximates carrying value.

2.  OTHER OIL AND GAS REVENUES

Included in revenues are $0.6 million, $18.2 million and $0.4 million during 1994, 1995 and 1996, respectively, which were received from various bankruptcy and contract pricing settlements. Also included in revenues are payments in lieu of tax credits of $66,000, $0.8 million and $1.0 million, during 1994, 1995 and 1996, respectively.

3.  RELATED PARTY TRANSACTIONS

An affiliate of Torch operates certain oil and gas wells included in the Acquired Properties. Fees under joint operating agreements related to such wells in the amount of $1.8 million, $1.8 million and $1.7 million were incurred the years ended December 31, 1994, 1995 and 1996, and are included in direct operating expenses. In addition, an affiliate of Torch marketed a portion of the production of the Acquired Properites, for which service it charged the Partnerships marketing fees on the same basis as other third parties. The amount of such fees charged to the Partnerships during 1994, 1995 and 1996 was $1.4 million, $1.5 million and $1.6 million, respectively. Such amounts are included as a reduction to oil and gas revenues.

4.  CAPITAL EXPENDITURES

Direct operating expenses do not include exploration and development expenditures related to the properties which totaled approximately $14.9 million, $14.0 million and $7.5 million in 1994, 1995 and 1996, respectively.

5.  COMMITMENTS AND CONTINGENCIES

Management is unaware of any legal, environmental or other contingencies that would be materially important in relation to these financial statements.

6.  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Total proved and proved developed oil and gas reserves of the Acquired Properties at December 31, 1996 have been estimated based on reserve estimates prepared by the Company and audited by Ryder Scott Company Petroleum Engineers as of June 30, 1996, adjusted for production from June 30, 1996 to December 31, 1996. No comparable estimates were available for subsequent or prior periods. Therefore, reserves for December 31, 1994, 1995 and 1996 have been calculated by adjusting the June 30, 1996 amounts for the respective period's activities and, consequently, no revisions of previous estimates have been reflected. All reserve estimates are based on economic and operating conditions existing at June 30, 1996. The future net cash flows from production of these proved reserve quantities were computed by applying current prices of oil and gas, averaging $16.17 per barrel of oil and $2.22 per thousand cubic foot of gas (with consideration of price changes only to the extent provided by contractual arrangements) as of June 30, 1996 to estimated future production of proved oil and gas reserves less the estimated future expenditures (based on current costs) as of June 30, 1996, to be

                            THE ACQUIRED PROPERTIES
   NOTES TO STATEMENTS OF ASSETS ACQUIRED (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES) AND LIABILITIES AND STATEMENTS OF REVENUES AND DIRECT OPERATING
                            EXPENSES -- (CONTINUED)
incurred in developing and producing the proved reserves. The Acquired Properties are located primarily in Texas, Louisiana, Alabama, California and the Gulf of Mexico.

                                                              YEARS ENDED DECEMBER 31,
                                       ----------------------------------------------------------------------
                                                1994                    1995                    1996
                                       ----------------------  ----------------------  ----------------------
                                          OIL         GAS         OIL         GAS         OIL         GAS
                                         (MBBL)      (MMCF)      (MBBL)      (MMCF)      (MBBL)      (MMCF)
Proved reserves:
     Beginning of year...............      23,341     215,441      20,422     181,139      17,351     151,297
     Production......................      (2,919)    (34,302)     (3,071)    (29,842)     (2,460)    (22,387)
                                       ----------  ----------  ----------  ----------  ----------  ----------
     End of Year.....................      20,422     181,139      17,351     151,297      14,891     128,910
                                       ==========  ==========  ==========  ==========  ==========  ==========
Proved developed reserves:
     Beginning of year...............      20,827     204,626      17,908     170,324      14,837     140,482
                                       ----------  ----------  ----------  ----------  ----------  ----------
     End of year.....................      17,908     170,324      14,837     140,482      12,377     118,095
                                       ==========  ==========  ==========  ==========  ==========  ==========

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil & Gas Reserves (in thousands):

                                              AS OF
                                           DECEMBER 31,
                                               1996
                                           ------------
Future cash inflows.....................    $  513,741
Future production costs.................      (195,576)
Future development costs................       (40,450)
                                           ------------
Future net inflows before income
  taxes.................................       277,715
Income taxes............................       (54,913)
                                           ------------
Future net cash flows...................       222,802
10% discount factor.....................       (70,403)
                                           ------------
Standardized measure of discounted
  future net cash flows.................    $  152,399
                                           ============

Changes to Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (in thousands):

Standardized measure, beginning of
  year..................................    $  182,057
     Sales, net of production costs.....       (73,160)
     Net change in income taxes.........        17,418
     Net change in future development
      costs.............................         4,336
     Accretion of discount..............        18,206
     Net change in timing and other.....         3,542
                                           ------------
Standardized measure, end of year.......    $  152,399
                                           ============

                                      F-35
                                                                     EXHIBIT A

Williamson Petroleum Consultants, Inc.

March 12, 1997

Bellwether Exploration Company
1221 Lamar, Suite 1600
Houston, Texas 77010

Attention Mr. J. Darby Sere'

Gentlemen:

Subject: Revision to the Williamson Petroleum Consultants, Inc. Report Entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369"

At your request, Williamson Petroleum Consultants, Inc. (Williamson) has prepared a revision to the Williamson report entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369" dated August 20, 1996 (the August 20, 1996 report). Revisions were made for three properties in the South Bullocks Church field, Victoria County, Texas and four properties in the Fort Trinidad field, Houston and Madison Counties, Texas. These revisions were small increases in ownership interests which resulted in a minor increase in net reserves and associated future net revenues. All other data, definitions, and assumptions are as stated in the August 20, 1996 report. The following is a revised summary of the evaluation effective June 30, 1996:

                                                            PROVED                PROVED
                                                           DEVELOPED             DEVELOPED            PROVED                TOTAL
                                                           PRODUCING            NONPRODUCING        UNDEVELOPED             PROVED
                                                           ----------            ---------           ----------           ----------
Net Reserves to the
Evaluated Interests:

Oil/Condensate, BBL ............................            1,380,372              113,323              314,658            1,808,353
Gas, MCF .......................................           17,436,973            5,260,717           10,497,974           33,195,664

Future Net Revenue, $:

Undiscounted ...................................           43,372,307           10,276,435           17,813,708           71,462,450
Discounted Per Annum
at 10.00 Percent ...............................           30,650,666            6,224,432           11,264,518           48,139,616

The total company, state, and field reserves category summaries and individual lease reserves and economics that were revised are attached.

If you have any questions, please call me at 713-750-7215.

Yours very truly,

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
    WILLIAMSON PETROLEUM CONSULTANTS, INC.

JDS/jek

Attachments

                                                                      EXHIBIT B

RYDER SCOTT COMPANY
PETROLEUM ENGINEERS                                          FAX (403) 262-2790

1610, 855-2ND STREET S.W.   CALGARY, ALBERTA T2P 2P2   TELEPHONE (403) 262-2799

                                February 7, 1997

Mr. Darby Sere
Bellwether Exploration Company
1221 Lamar, Suite 1600
Houston, TX 77010

Gentlemen:

At your request, we have reviewed the estimates of the remaining proved reserves and future net income attributable to certain properties being considered for purchase by Bellwether Exploration Company (Bellwether), as of July 1, 1996, as prepared by the engineering and geological consultants to Bellwether and based on Securities and Exchange Commission (SEC) guidelines for future cost and price parameters.

The properties that we reviewed represent 84 percent of the total proved discounted future net income based on constant pricing and costs as taken from reserve and income projections prepared by Bellwether as of July 1, 1996.

The estimated reserves presented in this report are related to hydrocarbon prices. June 1996 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines. However, actual future prices may vary significantly from those used. Therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The estimated net reserves and future net income attributable to the properties being considered for purchase are summarized as follows:

                                 SEC PARAMETERS
                Estimated Net Remaining Reserves and Income Data
         Attributable to Certain Properties Considered for Purchase by
                         BELLWETHER EXPLORATION COMPANY
                               As of July 1, 1996

                                                                                           Proved
                                                   ---------------------------------------------------------------------------------
                                                                     Developed
                                                   ---------------------------------------------        Proved              Total
                                                    Producing      Non-Producing     Undeveloped         Costs              Proved
                                                   -----------     -------------     -----------        -------         ------------
NET RESERVES OF PROPERTIES
REVIEWED BY RYDER SCOTT
Oil/Condensate - Barrels ..................         11,635,800         623,900         2,100,600               0          14,360,400
Gas - MMcf ................................            103,109          25,134            10,815               0             139,057
Plant Products - Bbls .....................          1,082,500         193,800           413,100               0           1,689,400
PV(10) Future Net Income ($M) .............        $   181,897        $ 26,171        $   19,609        ($15,686)        $   211,992

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The proved developed non-producing reserves attributable to the reviewed properties are comprised of shut-in and behind pipe reserves.

The proved reserves, which are attributable to the properties that we reviewed, conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10(a) as clarified by subsequent Commission Staff Accounting Bulletins. The proved reserves are defined as follows:

    PROVED RESERVES of crude oil, condensate, natural gas and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of liquids, for lease and plant fuel, and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, condensate, natural gas or natural gas liquids being held in underground storage. Depending on the status of development, these proved reserves are further subdivided into:

        1) "developed reserves" which are those proved reserves reasonably expected to be recovered through existing wells with existing equipment and operating methods, including (a) "developed producing reserves" which are those proved developed reserves reasonably expected to be produced from existing completion intervals now open for production in existing wells, and (b) "developed non-producing reserves" which are those proved developed reserves which exist behind the casing of existing wells which are reasonably expected to be produced through these wells in the predictable future where the cost of making such hydrocarbons available for production should be relatively small compared to the cost of a new well; and

        2) "undeveloped reserves" which are those proved reserves reasonably expected to be recovered from new wells on undrilled acreage, from existing wells where a relatively large expenditure is required and from acreage for which an application of fluid injection or other improved recovery technique is contemplated where the technique has been proved effective by actual tests in the area in the same reservoir or one with similar rock and fluid properties. Reserves from undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are included only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing formation.

REVIEWED PROCEDURE AND OPINION

In performing our review, we have relied upon data furnished by Bellwether with respect to property interests owned, production and well tests from examined wells, geological structural and isopach maps, well logs, core analyses, and pressure measurements. These data were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. Our review included such tests and procedures as we considered necessary under the circumstances to render the conclusions set forth herein.

In our opinion, estimates of future reserves for the reviewed properties were prepared in accordance with generally accepted procedures for the estimation of future reserves, and we found no bias in the utilization and analysis of data in estimates for these properties. In general, we were in reasonable agreement with Bellwether's estimates of remaining proved reserves for the properties which were reviewed; however, in certain cases there was more than an acceptable variance in Bellwether's estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to Bellwether when its reserve estimates were prepared. In these cases, Bellwether revised its estimates to conform to our estimates. As a consequence, it is our opinion that the data presented herein for the properties that we reviewed fairly reflect the estimated net reserves owned by Bellwether.

Certain technical consultants to Bellwether are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and work papers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our review.

RESERVES ESTIMATES

The reserves for the properties that we reviewed were estimated by performance methods or the volumetric method. The reserve estimates by performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical data to establish a definitive trend or where the use of production performance data as a basis for the reserves estimates was considered to be inappropriate and the volumetric data were adequate for a reasonable estimate.

The reserves presented herein, as estimated by Bellwether and reviewed by us, are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase or decrease as a result of future operations.

ECONOMIC EVALUATIONS

Bellwether provided the economic evaluations associated with their reserve estimates and projections. They also provided the operating and development costs used in these evaluations. We reviewed these costs for reasonableness, but did not compare them against actual detailed lease operating expense statements. We found these provided costs to be within acceptable ranges generally experienced in their respective areas.

Bellwether provided the initial hydrocarbon prices used in this evaluation. We have not compared the initial prices provided by Bellwether with actual prices being received at the effective date of their evaluation.

The cashflow evaluations provided by Belllwether were produced by economic software not internally authored by Ryder Scott Company. We therefore, cannot comment as to the accuracy of the internal calculations associated with this software. It is, however, a widely used and accepted commercial software package. These economic evaluations, as provided by Bellwether, have not been reviewed in detail by Ryder Scott.

GENERAL

In general, the reserve estimates for the properties that we reviewed are based on data generally available through June 1996. Gas imbalances, if any, were not taken into account in the gas reserves estimates reviewed.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

This report was prepared for the exclusive use of Bellwether. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                             Yours very truly,

                                             RYDER SCOTT COMPANY
                                             PETROLEUM ENGINEERS

                                         /s/ DOUGLAS G. MANNER
                                             Douglas G. Manner, P.E.
                                             Senior Vice President,
DGM/jkl
                                             [SEAL]